As filed with the Securities and Exchange Commission on April 7, 2006

Registration No. 333-129902

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT

NO. 1 TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

TABERNA REALTY FINANCE TRUST

(Exact Name of Registrant as Specified in its Governing Instruments)

2929 Arch Street, Suite 1703

Philadelphia, Pennsylvania 19104

(215) 701-9566

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Daniel G. Cohen Chief Executive Officer

2929 Arch Street, Suite 1703

Philadelphia, Pennsylvania 19104

(215) 701-9566

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kathleen L. Werner, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000	Howard B. Adler, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, NW Washington, DC 20036 (202) 955-8500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 7, 2006

PRELIMINARY PROSPECTUS

TABERNA REALTY FINANCE TRUST

                        Common Shares

Taberna Realty Finance Trust is a recently formed, self-managed and self-advised Maryland real estate investment trust that intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2005. We provide financing for REITs and other real estate operating companies and invest in real estate-related assets.

This is our initial public offering of common shares of beneficial interest, or common shares. We are offering              common shares and              common shares are being offered by the selling shareholders described in this prospectus. We will not receive any of the proceeds from the sale of common shares by the selling shareholders.

To assist us in maintaining our qualification as a REIT, our declaration of trust prohibits, with certain exceptions, direct or constructive ownership by any person of more than 8.1% by number or value, whichever is more restrictive, of our outstanding common shares or more than 8.1% by number or value, whichever is more restrictive, of our outstanding shares of beneficial interest.

We currently expect the initial public offering price of our common shares to be between $         and $         per share. Prior to this offering, there has been no public market for our common shares. We intend to apply to have our common shares listed on the New York Stock Exchange Inc., or the NYSE, under the symbol “TBR.”

Investing in our common shares involves risks. See “ Risk Factors” beginning on page 23 of this prospectus for some risks regarding investment in our common shares.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to selling shareholders	$	$

We have granted the underwriters an option to purchase up to an additional              common shares at the initial public offering price less the underwriting discounts and commissions, within 30 days after the date of this prospectus solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect our common shares to be delivered in book-entry form through the facilities of The Depository Trust Company on or about                         , 2006.

FRIEDMAN BILLINGS RAMSEY

PIPER JAFFRAY

RBC CAPITAL MARKETS

FLAGSTONE SECURITIES

The date of this prospectus is                         , 2006

i

SUMMARY

This summary highlights the material aspects of this offering. It may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “we,” “us” and “our” refer to Taberna Realty Finance Trust and its direct and indirect subsidiaries. Unless indicated otherwise, the information included in this prospectus assumes (i) the common shares to be sold in this offering are to be sold at $         per share, which is the mid-point of the price range set forth on the front cover of this prospectus and (ii) no exercise by the underwriters of their option to purchase up to an additional              common shares to cover over-allotments.

Overview

We are a recently formed, self-managed and self-advised Maryland real estate investment trust that intends to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2005. We provide financing for REITs and other real estate operating companies and invest in real estate-related assets with the objective of generating attractive risk-adjusted returns and cash distributions for our shareholders. Future distributions and capital appreciation are not guaranteed, however, and we have only a limited operating history and limited experience operating as a REIT upon which you can base an assessment of our ability to achieve our objective.

We focus our activities in the following areas:

•	originating financing for REITs and other real estate operating companies, primarily in the form of trust preferred securities, or TruPS, subordinated debt and, possibly, other securities;

•	investing in mortgage loans, residential mortgage-backed securities, or RMBS, commercial mortgage-backed securities, or CMBS, and other real estate-related senior and subordinated debt securities; and

•	structuring, managing and investing in collateralized debt obligation, or CDO, transactions and other asset securitizations that will enable us to match-fund certain of our assets with liabilities through our established financing strategy. Our investments in the equity securities of CDO entities are junior in right of payment and in liquidation to the collateralized debt securities issued by the CDO entities.

We may invest opportunistically from time to time in other types of investments such as mezzanine real estate loans, participations in mortgage loans, corporate tenant leases and equity interests in real estate. Our investment guidelines do not impose any limitations on the types of assets in which we may invest.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal corporate income tax on our net taxable income to the extent we annually distribute that income to our shareholders; however, our domestic taxable REIT subsidiaries, or TRSs, are generally subject to U.S. federal, state and local income taxes on their earnings. We expect to supplement earnings from our investments with fees received by our subsidiaries, including management fees received by Taberna Capital Management, LLC, or Taberna Capital, which is one of our TRSs, for structuring and managing CDOs, and origination fees received by Taberna Securities, LLC, or Taberna Securities, another domestic TRS and a registered broker-dealer, in connection with the origination of financing transactions. Structuring and management fees paid to Taberna Capital by CDOs that we consolidate for financial reporting purposes will be eliminated in consolidation; however, Taberna Capital will be subject to income taxes on such fees in the year in which the fees are received.

We were organized in March 2005 and completed private placements of our common shares in April and August 2005. The principal sources of our consolidated operating revenue through December 31, 2005 were the net interest and dividend income we earned from our investment portfolio, meaning the interest and dividend income we earned on our investment portfolio less the cost of financing our portfolio, and the management fee revenue earned by Taberna Capital for structuring and managing CDOs. From inception through December 31, 2005, we derived a majority of our consolidated net income from investments in TruPS and unrealized gains on interest rate hedges.

Our investments in TruPS or in corporate entities, such as CDOs, that hold TruPS are subject to limitations because we conduct our business so as to qualify as a REIT and not be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Neither TruPS nor equity in corporate entities, such as CDO entities, created to hold TruPS qualify as real estate assets for purposes of the REIT asset tests. The income received from these investments will not generally qualify as real estate-related income for purposes of the REIT gross income tests. Accordingly, we must also invest in qualifying real estate assets, such as mortgage loans and debt securities secured by real estate, to maintain our REIT qualification, and these types of assets typically have less attractive returns than investments in TruPS or corporate entities holding TruPS. As of December 31, 2005, we held interests in approximately $4.5 billion of mortgage loans.

Principal Operating Activities

Our principal operating activities include the following:

Originating Financing for REITs and Real Estate Operating Companies. As of December 31, 2005, our management team had directed the funding of approximately $3.1 billion of subordinated financing arrangements in the form of TruPS issued by REITs and real estate operating companies. We believe we are currently the largest provider in the United States of subordinated financing arrangements to REITs and real estate operating companies in the form of TruPS that are financed through CDOs. The TruPS funded through December 31, 2005 were financed through four CDO transactions, which we refer to as the Taberna I, Taberna II, Taberna III and Taberna IV CDOs, and through warehouse facilities. In the four CDO transactions completed in 2005, special purpose vehicles named Taberna Preferred Funding I, Ltd., Taberna Preferred Funding II, Ltd., Taberna Preferred Funding III, Ltd. and Taberna Preferred Funding IV, Ltd. issued $728.8 million, $1,043 million, $779.6 million and $673.2 million, respectively, of debt and equity securities collateralized primarily by TruPS. In March 2006, we structured and completed an additional CDO, Taberna Preferred Funding V, Ltd., which issued $718.7 million of debt and equity securities and which we refer to as Taberna V. We own a majority of the preference shares and common shares issued by the CDO entities in each of the Taberna II, Taberna III, Taberna IV and Taberna V CDO transactions. The equity securities that we own are junior in right of payment and in liquidation to the collateralized debt securities issued by the CDO issuers. We have also purchased some of the collateralized debt securities issued in these transactions, as discussed below. We own no interests in the Taberna I CDO, which was completed prior to our formation. Taberna Capital is the collateral manager of each of our consolidated CDO entities and is the collateral manager of Taberna I.

As of December 31, 2005, we had two warehouse facilities in place under which our warehouse providers could acquire up to an aggregate of $700 million of TruPS. Subsequent to December 31, 2005, we entered into additional warehouse facilities. As of March 29, 2006, our warehouse facilities had an aggregate availability of up to $950 million. We use warehouse facilities to fund the issuance of TruPS and to acquire other securities that may be included in future CDOs or other securitizations.

The table below describes certain characteristics of the TruPS collateralizing Taberna I, Taberna II, Taberna III and Taberna IV, as well as the TruPS held by our warehouse providers, as of December 31, 2005, some of which were subsequently acquired by the Taberna V CDO entity.

Classifications of TruPS Issuers(1)	Aggregate Carrying Amount	Interest Rate Range		Average S&P Credit Rating(2)	Issuer Statistics(3)
					Total Capitalization		Ratio of Debt to Total Capitalization		Interest Coverage
		Low	High		Low	High	Low	High	Low	High
	(dollars in thousands)
Equity REITs or real estate operating companies	$1,422,280	5.5%	9.6%	BB-	$72,000	$5,758,000	13.3%	80.8%	1.2	11.5
Hybrid REITs or real estate operating companies	505,000	5.7%	8.2%	B+	$236,000	$10,871,000	32.7%	91.9%	1.1	4.8
Mortgage or specialty finance REITs	1,213,750	6.7%	8.5%	B+	$284,000	$39,830,000	47.8%	93.2%	1.0	4.4

Total	$3,141,030

(1)	“Classifications of TruPS Issuers” includes classifications established by the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines an “equity REIT” as a REIT that has 75% or greater of its gross invested book assets in income-producing real estate and a “mortgage REIT” as a REIT that has 75% or greater of its gross invested book assets in mortgages. A REIT that does not fall into one of these two categories is considered a “hybrid REIT.”
(2)	“Average S&P Credit Rating” refers to the average, unpublished corporate credit rating assigned at our request by Standard & Poor’s for the TruPS issuers based upon due diligence information compiled by us and provided to Standard & Poor’s.
(3)	All figures provided reflect amounts prior to the issuance of TruPS by the issuers.

TruPS are fixed income securities that have characteristics of both debt and equity securities. TruPS are typically issued by a special purpose trust that lends the proceeds from the issuance of the TruPS to its parent company. The loan to the parent company is represented by a subordinated debenture with terms mirroring the terms of the TruPS. The special purpose trust uses the payments of interest and principal it receives on the debenture to pay interest, dividends and redemption amounts to the holders of the TruPS. The TruPS that were included in the Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V CDOs mature between 10 to 30 years from the date of issuance. TruPS generally are not callable by the issuer within the first five years of their issuance. If the parent company of an issuer of TruPS defaults on payments due on the debenture that correspond to the TruPS, the trustee under the indenture governing the debenture has the right to accelerate the entire principal amount of the debenture. If the trustee fails to do so, holders of the TruPS may accelerate the indebtedness. In certain circumstances where a subsidiary company issues the debenture that corresponds to the applicable TruPS, the obligations of such subsidiary under the debenture are guaranteed by its parent company. TruPS are not secured by any collateral and generally rank junior to an issuer’s existing senior debt securities in right of payment and in liquidation.

We filed a membership application in June 2005 to register Taberna Securities as a broker-dealer with the National Association of Securities Dealers, or NASD. This application was granted in December 2005. Taberna Securities began to originate TruPS during the first quarter of 2006. Taberna Securities will receive origination fees paid by TruPS issuers and will pay referral fees to third-party investment banks or brokers that introduce TruPS issuers to us. We intend to monitor continually the value of our interest in Taberna Securities in order to ensure that the value of our holdings in Taberna Securities, together with the value of our holdings in all other TRSs, does not exceed 20% of our gross assets in violation of the REIT rules.

Prior to Taberna Securities’ becoming licensed as a broker-dealer, a substantial majority of the TruPS funded through our warehouse facilities and the Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V CDOs were originated by our affiliate Cohen Bros. & Company, LLC, or CB&C. CB&C is a wholly-owned subsidiary of Cohen Brothers, LLC, or Cohen Bros., a diversified financial services company which is indirectly controlled by our chairman of the board and chief executive officer, Daniel G. Cohen. Under a broker-dealer services agreement we entered into with CB&C in connection with our formation, CB&C is entitled to retain any origination fees paid by the issuers of TruPS which CB&C originates; provided, however, that CB&C agrees that it will not retain origination fees from an issuer of TruPS exceeding 1.5% of the gross proceeds to such issuer per transaction. CB&C typically pays a portion of the gross origination fees paid by the TruPS issuers to third-party investment banks or brokers that introduced the TruPS issuer to CB&C. Through December 31, 2005, CB&C had retained $31.0 million in origination fees in respect of TruPS that were funded through our warehouse facilities and the Taberna I, Taberna II, Taberna III and Taberna IV CDOs. In addition, third-party investment banks and brokers unrelated to CB&C received $48.6 million in origination fees. Because Taberna Securities is now licensed to act as a broker-dealer, we anticipate that CB&C will provide significantly fewer services under this agreement. However, if the value of our investment in Taberna Securities or our other TRSs becomes too high, we may be precluded by the REIT rules from expanding or maintaining the business of Taberna Securities, and we may re-engage CB&C, or engage a third-party broker-dealer, to act as an originator. We have and we may from time to time continue to utilize the services of CB&C to sell securities issued by our CDO entities, and CB&C will earn customary market commissions for such services. From our inception through December 31, 2005, CB&C earned $2.0 million in connection with the placement of debt and equity securities issued by Taberna I, Taberna II, Taberna III and Taberna IV.

We and Cohen Bros. have entered into a three-year non-competition agreement under which Cohen Bros. has agreed not to, directly or through controlled entities, compete with us in the business of purchasing TruPS or other preferred equity securities from, or acting as placement agent for, REIT and real estate operating company issuers of TruPS or other preferred equity securities and acting as collateral manager for securitizations of such securities. This agreement runs from April 28, 2005, the closing date of our initial private placement, and is subject to termination in certain circumstances, including upon the occurrence of a change of control of our company.

Investing in Real Estate Debt, Real Estate Debt Securities and Real Estate-Related Debt Securities. We have invested, and will continue to invest, in mortgage loans secured by income producing properties, RMBS and CMBS. In the future we may invest in other real estate debt interests. We believe that investing in these types of assets is complementary to our business of originating financing to REITs and real estate operating companies because these assets rely on common real estate fundamentals and enable us to use our financing expertise to enhance returns. Members of our management team have significant experience in real estate structured finance and real estate debt investments. In addition, we have access to the expertise of Cohen Bros. personnel to assist us with structuring and managing our portfolio of mortgage loans, RMBS and CMBS under a shared facilities and services agreement, as described below.

As of December 31, 2005, we owned, through our wholly-owned subsidiaries, Taberna Realty Holdings Trust and Taberna Loan Holdings I, LLC, residential mortgage loans with an aggregate carrying amount of approximately $4.5 billion. We acquire mortgage loans with the intention of holding them for investment, rather than for sale. Set forth below is certain information with respect to the loans owned as of December 31, 2005.

	Aggregate Carrying Amount	Number of Loans	Weighted- Average Interest Rate (%)(1)	Weighted- Average FICO Score(2)
	(dollars in thousands)
3/1 Adjustable rate mortgages and mortgage-related receivables	$177,567	438	5.7%	731
5/1 Adjustable rate mortgages and mortgage-related receivables	3,521,096	7,584	5.5%	736
7/1 Adjustable rate mortgages and mortgage-related receivables	684,460	1,485	5.7%	736
10/1 Adjustable rate mortgages and mortgage-related receivables	80,612	89	5.7%	747

Total residential mortgages and mortgage-related receivables(3)	$4,463,735	9,596	5.6%	737

(1)	Does not include servicing fees.
(2)	FICO score refers to the credit score developed by Fair Isaac & Co.
(3)	Our investments in residential mortgages and mortgage-related receivables at December 31, 2005 consisted of investments in 3/1, 5/1, 7/1 and 10/1 adjustable rate mortgages. These mortgages bear interest rates that are fixed for three, five, seven and ten year periods, respectively, and reset periodically thereafter at fixed intervals. We financed our investment in these assets through short-term repurchase agreements and long-term securitizations.

Structuring, Managing and Investing in CDOs and Other Asset Securitizations. We apply our expertise in structured finance to our investments by financing them on a long-term basis principally through CDOs collateralized by TruPS and asset securitizations collateralized by mortgage loans.

A CDO is a securitization structure that issues multiple classes of debt and equity to finance a portfolio of assets. As of December 31, 2005, our management team had structured the Taberna I, Taberna II, Taberna III and Taberna IV CDOs, all of which we manage. In March 2006, we structured the Taberna V CDO, which we also manage. Set forth below is certain information about each CDO as of December 31, 2005 or March 31, 2006 in the case of Taberna V.(1)

CDO Issuer	Principal Amount of TruPS Held by CDO	Number of Issuers of TruPS	CDO Equity and Debt Securities Held by Us
		(dollars in thousands)
Taberna I	$609,000	26	None

Taberna II	$880,000	30	Majority of common and preference shares; approximately $15,500 of debt securities rated “BB”

Taberna III	$639,405	25	Majority of common and preference shares; approximately $40,000 of debt securities rated “BB” and “BBB”

Taberna IV	$358,125	17	Majority of common and preference shares; approximately $26,375 of debt securities rated “BB” and “BBB”

Taberna V(1)	$508,750	21	Majority of common and preference shares; and have committed to purchase approximately $14,500 of debt securities rated “BB”

(1)	Information is given as of March 31, 2006 for Taberna V because that CDO was completed on March 29, 2006.

The equity securities that we own in the CDOs shown in the table are subordinate in right of payment and in liquidation to the collateralized debt securities issued by the CDOs. The debt securities shown in the table above are subordinate in right of payment to the higher rated classes of debt securities issued by the CDOs.

As of December 31, 2005, our consolidated indebtedness included approximately $2.0 billion of debt securities issued by Taberna II, Taberna III and Taberna IV. Since December 31, 2005, our consolidated indebtedness has increased by approximately $578.5 million due to the issuance of debt securities by Taberna V.

Through December 31, 2005, we completed five securitizations of residential mortgage loans, which had aggregate unpaid principal balances of approximately $595.0 million, $1.1 billion, $1.1 billion, $927.4 million and $760.1 million, respectively, at the date of each securitization. The loans are owned by trusts that are wholly-owned by Taberna Loan Holdings I, LLC, one of our wholly-owned subsidiaries. Each trust issued debt securities rated “AAA” by Standard & Poor’s in the public capital markets. Each trust also issued classes of debt securities rated below “AAA,” all of which we acquired and continue to hold. The securities that we hold include all of the ownership certificates in the trusts and all of the securities rated from “AA” through “B,” together with non-rated and interest-only securities issued by the securitization vehicles. Our securities represent the first-dollar loss position in these securitizations, meaning that we would suffer losses on our investment before the holders of the “AAA”-rated securities. We will treat these securitizations and similar securitizations that we expect to complete in the future as consolidated, secured borrowings for financial reporting and U.S. federal income tax purposes. We recorded no gain on our transfer of the loans to the trusts.

We intend to structure future CDOs and other securitizations collateralized by TruPS, mortgage loans, CMBS, RMBS and other securities. We may acquire all or a portion of the equity or debt securities issued by CDOs and other securitizations that we structure. We are subject to funding risks (risks associated with higher funding costs or lack of availability of funding), interest rate risks (risks arising from the movement of interest rates that adversely affects our investments and liabilities that are sensitive to interest rates) and credit risks (risks associated with our counterparties defaulting on their payment obligations to us). By financing our investments through CDOs and other securitizations, we seek to match the payment terms of our investment assets with the payment terms of our liabilities. We believe this match funding both reduces our funding risks because, as our assets prepay, our debt is repaid proportionately, and mitigates our interest rate risks since the interest rates of our assets correspond to the liabilities in the securitization structure.

The table below summarizes our consolidated investment portfolio as of December 31, 2005.

	Amortized Cost (2)	Estimated Fair Value(3)	Percentage of Total Portfolio	Weighted- Average Coupon
	(dollars in thousands)
Investment in Securities:
Investments in available-for-sale securities
TruPS and subordinated debentures(1)	$2,171,751	$2,154,197	29.9%	7.4%
Other securities, at fair value	63,747	63,719	0.9%	4.5%

	2,235,498	2,217,916	30.8%	7.3%
Investment in security-related receivables
TruPS and subordinated debentures(1)	308,791	302,781	4.2%	7.8%
Unsecured REIT note receivables	188,819	182,606	2.5%	5.3%
CMBS receivables	70,512	69,470	1.0%	5.3%

	568,122	554,857	7.7%	6.7%

Total investment in securities	2,803,620	2,772,773	38.5%	7.1%
Residential mortgages and mortgage-related receivables	4,463,735	4,421,616	61.5%	5.6%

Total Portfolio/Weighted Average	$7,267,355	$7,194,389	100.0%	6.2%

(1)

Subordinated debentures represent the loans made by special purpose trust subsidiaries to their parent REITs and real estate operating companies of the proceeds of TruPS issuances. In a typical TruPS transaction, a parent REIT or real estate operating company forms a special purpose trust subsidiary to issue TruPS. The special purpose trust loans the proceeds from its sale of TruPS to its parent company, and the loan is represented by a subordinated debenture. The terms of the subordinated debenture mirror the terms of the TruPS issued by the trust. The assets of the trust consist of subordinated debentures and deferred financing costs. We have determined that, for purposes of U.S. generally accepted accounting principles, or GAAP, we are the primary beneficiary of the trust, and therefore consolidate the assets and liabilities of the trust in our financial statements, if we or our warehouse providers acquire a majority of the TruPS issued by the particular trust. We do not consider ourselves to be the primary beneficiary in cases where we or our warehouse providers do not acquire a majority of the TruPS issued by the trust. If we do not consider ourselves to be the primary beneficiary of the issuer of the TruPS, we record the TruPS as “TruPS and subordinated debentures” in our consolidated financial statements.
(2)	Amortized cost reflects the cost incurred by us to acquire or originate the asset, net of discount.
(3)	The fair value of our investments represents our management’s estimate of the price that a willing buyer would pay a willing seller for such assets. Our management bases this estimate on the underlying interest rates and credit spreads for fixed-rate securities and, to the extent available, quoted market prices.

Market Opportunity

We believe that TruPS offer the REITs and real estate operating companies that issue them the ability to raise subordinated debt capital on terms that may be more attractive than alternative sources of long-term capital. We believe that our TruPS product is attractive to REITs and other real estate operating companies as a source of financing because TruPS are long-term instruments, with maturities ranging from 10 to 30 years, which are priced based on short-term variable rates, such as the three-month London Inter-Bank Offered Rate, or LIBOR. TruPS are also unsecured and contain minimal financial and operating covenants. We provide borrowers with rapid funding through our warehouse facilities and attractive pricing based upon our ability to finance the securities as part of a diversified pool of assets in CDOs. In addition, TruPS are non-dilutive to an issuer’s common shareholders, and the size of a particular TruPS issuance can be customized to accommodate an issuer’s desired capital requirement. Because of these characteristics, we believe that TruPS compare favorably, from the perspective of the REITs and real estate operating companies that issue TruPS, with other types of financing, such as repurchase agreements, which typically have significantly shorter terms; secured or unsecured credit lines and unsecured notes or debentures, which typically contain restrictive covenants and may require pledges of collateral; and perpetual preferred stock, which is typically priced based on fixed, long-term interest rate benchmarks.

We believe that REITs and real estate operating companies in general have favorable credit profiles. According to Standard & Poor’s, during the period from 1981 through 2003, of the 65 REITs whose debt securities were rated by Standard & Poor’s, only one issuer defaulted on its outstanding debt securities and only two issuers defaulted on their outstanding series of preferred stock. In addition, based upon our review of publicly available Securities and Exchange Commission, or the SEC, filings, many publicly traded equity REITs maintain policies limiting their ratio of debt to total market capitalization to 50%. The issuers of TruPS and senior debt securities held by the Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V CDOs were primarily mid-size REITs and real estate operating companies which we define as entities with market capitalizations between $100.0 million and $2.0 billion.

As of December 31, 2005, according to the National Association of Real Estate Investment Trusts, or NAREIT, there were 197 publicly traded REITs with an equity market capitalization of approximately $330.7 billion. The aggregate equity market capitalization of publicly traded equity REITs has grown more than 54 times from approximately $5.6 billion in 1990 to approximately $301.5 billion as of December 31, 2005, according to NAREIT. The equity market capitalization of publicly traded mortgage and hybrid REITs (i.e., REITs that invest in real estate and debt), according to NAREIT, has grown more than 9 times from approximately $3.2 billion in 1990 to approximately $29.2 billion as of December 31, 2005. Based on market capitalization, our management team believes that mid-size REITs comprise approximately 67% of these publicly traded REITs and an equal or greater percentage of private REITs and other privately owned and operated real estate companies.

Our Financing Strategy

We use leverage to increase potential returns to our shareholders and to finance our portfolio, primarily through the following:

•

Warehouse Facilities. As of December 31, 2005, we had two warehouse facilities available in an aggregate amount of $700 million under which we direct our warehouse providers to acquire TruPS and other fixed income securities that we identify of REITs and real estate operating companies.

Subsequent to December 31, 2005, we entered into additional warehouse facilities. As of March 29, 2006, our warehouse facilities had an aggregate availability of up to $950 million. We use warehouse facilities to fund the issuance of TruPS and to acquire other securities that may be included in a future CDO or other securitization. We are generally required to maintain cash collateral on deposit with our warehouse providers. We are paid the difference between the interest earned on the securities acquired by the warehouse facilities and the interest charged by the warehouse providers from the respective dates on which the securities are acquired.

•	Repurchase Agreements. We have financed a portion of our assets through the use of short-term repurchase agreements and other short-term financing arrangements, and we expect to continue to do so in the future. As of December 31, 2005, we had outstanding borrowings of approximately $303.8 million under outstanding repurchase agreements to finance our holdings of interests in mortgage loans, and these borrowings remain outstanding. Our lenders under such arrangements are well-capitalized commercial and investment banks. Our repurchase agreements have margin requirements, and Taberna Realty Finance Trust guarantees the obligations of the subsidiary borrowers under each agreement.

•	CDOs and Other Securitizations. When a sufficient amount of suitable investments has been identified and acquired, we seek to finance these investments with long-term capital primarily through CDOs and other types of securitizations. We expect to provide collateral management services to the CDO entities we establish for this purpose and to be paid a collateral management fee for those services. Our management team has significant experience with creating and managing CDOs, including Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V.

We do not have a policy limiting the amount of leverage we may incur to finance our investments; however, we generally expect the multiple of leverage compared to the amount of equity we invest in particular assets to be between 9 to 15 times for investments in TruPS, 10 to 25 times for residential mortgage loans, 15 to 25 times for RMBS and 4 to 8 times for CMBS.

Management

Management Team. Our management team includes our chairman of the board and chief executive officer, Daniel G. Cohen; our executive vice president, Mitchell Kahn; our executive vice president, chief administrative officer, chief legal officer and secretary, Raphael Licht; and our executive vice president, chief financial officer and treasurer, Jack E. Salmon, each of whom has experience originating and executing financing arrangements for real estate companies and non-real estate companies. On April 4, 2006, Plamen Mitrikov joined us as executive vice president—asset management.

Our chairman of the board and chief executive officer beneficially owns 2,963,205 of our common shares, representing approximately 6.8% of our outstanding common shares before giving effect to the completion of this offering, including 700,000 common shares purchased for an aggregate of $7.4 million in our private placements; 500,000 shares issued to Cohen Bros., a company Mr. Cohen controls, in respect of $5.0 million contributed by Cohen Bros. to Taberna Capital, which was an asset of Taberna Capital when we acquired the company in connection with our initial private placement; 1,189,351 additional common shares issued to Cohen Bros. as consideration for our acquisition of Taberna Capital and Taberna Securities in April 2005; and 573,854 restricted shares awarded to Mr. Cohen under our 2005 equity incentive plan that are subject to vesting over three years. Our executive officers, other than Mr. Cohen, beneficially own an aggregate of approximately 538,886 of our common shares, representing approximately 1.2% of our common shares as of the date of this prospectus. Following completion of this offering, Mr. Cohen and our other executive officers will beneficially own          of our common shares, representing approximately     % of our outstanding common shares.

Shared Facilities and Services Agreement. We maintain a shared facilities and services agreement with Cohen Bros. under which Cohen Bros. provides us with office space in Philadelphia and certain services, including assistance with structuring and managing our investments in mortgage loans and other mortgage-backed securities. We and Cohen Bros. settle accounts under this agreement monthly.

Credit Analysis and Risk Management

The cornerstone of our investment process is our ability to select what we believe to be quality investments through a rigorous credit analysis and a disciplined underwriting process. Our underwriting and credit assessment processes are overseen by two investment committees at our subsidiaries, Taberna Capital and Taberna Funding LLC, or Taberna Funding. Taberna Funding’s investment committee is responsible for evaluating assets that will be acquired by our warehouse providers. Taberna Capital’s investment committee is responsible for evaluating assets that will be acquired by CDOs that we structure. The investment committees meet regularly to review allocations of capital to specific investments and to establish and review guidelines for specific investment decisions. The review process consists of various types of due diligence and quantitative analysis, depending upon the asset class.

Before we make an investment in a company, we do the following:

•	require the company to complete a comprehensive due diligence questionnaire;

•	review general market conditions and cyclical real estate trends;

•	review company-prepared and third-party valuations of the underlying collateral;

•	review the company’s historical performance and the level and stability of the company’s anticipated cash flow; and

•	review the company’s liquidity position and credit statistics.

Our credit assessment team summarizes the results of its credit analysis in a credit report and submits the report to the relevant investment committee for review. The investment committees evaluate potential investments by following guidelines we have developed based upon our management team’s experience. Taberna Funding’s investment committee meets at least monthly, or more frequently as necessary, so that we are able to respond to attractive and time-sensitive opportunities. Taberna Capital’s investment committee meets more frequently as we approach the time to structure and complete a CDO. Members of each investment committee review prospective investments and provide input into the investment decision. Approvals of investments by each investment committee are by unanimous vote of the investment committee members entitled to vote.

Our credit analysts continually monitor our assets for potential credit impairment. The monitoring process includes a daily review of market conditions and credit risk, a monthly review of collateral statistics and performance, investment committee meetings to discuss credit performance and a watch list. If we identify a particular asset exhibiting deterioration in credit, the relevant investment committee will meet to discuss the creditworthiness of the underlying asset and assess our management team’s outlook and valuation estimates.

We rely on the services of Cohen Bros. and its affiliates under our shared facilities and services agreement to assist us in performing due diligence and credit review of potential investments in mortgage loans and mortgage-backed securities.

Summary Risk Factors

An investment in our common shares involves significant risks. The “Risk Factors” section of this prospectus, which you should read in its entirety, contains a detailed discussion of some of the more important risks, including the risks summarized below:

•	We are a recently formed company with a limited operating history and limited experience operating as a REIT. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain distributions to shareholders.

•	We have the power to change our investment strategy without shareholder consent, and such a change may result in riskier or lower yielding investments.

•	We are subject to potential conflicts of interest in our relationship with Cohen Bros. and its affiliates and with our management team, including the following potential conflicts:

•	Some members of our senior management are not exclusively dedicated to our affairs. Our chairman of the board and chief executive officer also serves as the chairman of the board of Cohen Bros. and of Alesco Financial Trust, or Alesco, a recently-formed private REIT that invests in highly rated RMBS and CMBS, residential mortgage loans, TruPS issued by banks and insurance companies and collateralized loans issued by companies in a variety of industries. Our chairman of the board and chief executive officer has entered into an employment agreement with us under which he has agreed to devote only such time to our affairs as is reasonably necessary to perform his duties. Our vice chairman of the board serves as the chief operating officer of Cohen Bros. and as the chief executive officer of Alesco.

•	We may compete with Alesco for certain investment opportunities. A wholly-owned subsidiary of Cohen Bros. is the manager of Alesco, and members of our management team beneficially own, in the aggregate, approximately 5.0% of Alesco’s outstanding common shares of beneficial interest. While Alesco is prohibited, as an affiliate of Cohen Bros., from engaging in the businesses related to TruPS issued by REITs and real estate operating companies covered by our non-competition agreement with Cohen Bros., we and Alesco both intend to invest in residential mortgage loans, RMBS and CMBS in the foreseeable future, and we may have other overlapping investment categories in the future. The interests of members of our management in Alesco may create potential conflicts of interest to the extent that we compete with Alesco for investment opportunities in assets other than TruPS issued by REITs and real estate operating companies. Our conflict of interest policies may not successfully eliminate the influence of such conflicts.

•	Daniel G. Cohen, our chairman of the board and chief executive officer, beneficially owns approximately 6.8% of our outstanding common shares, before giving effect to the completion of this offering. At the time of the approval of the formation transactions, Cohen Bros. was our sole shareholder. Mr. Cohen is the controlling shareholder of Cohen Bros. Therefore, matters relating to our organization, such as the valuation ascribed to Taberna Capital and Taberna Securities and the terms of the shared facilities and services agreement and our broker-dealer services agreement under which Cohen Bros. and its affiliates received substantial fees, were not negotiated at arm’s length, and their terms may not have been as favorable to us as they would have been if we had negotiated these matters with an unaffiliated third party.

•	Concurrently with the closing of our initial private placement, we acquired Taberna Capital from a wholly-owned subsidiary of Cohen Bros.’ parent company and Taberna Securities from Cohen Bros. in consideration of the issuance of 2.0 million common shares. We did not receive independent third-party appraisals in connection with these acquisitions. Therefore, the terms of these acquisitions may have been more favorable to us if we had acquired these entities from unaffiliated third parties because the consideration paid for Taberna Capital and Taberna Securities may have exceeded their respective fair market values.

•

Neither TruPS nor equity in corporate entities, such as CDO entities, that hold TruPS will qualify as real estate assets for purposes of the REIT asset tests. The income received from these investments generally will not qualify as real estate-related income for purposes of the REIT gross income tests. In addition, whether such income from CDOs will qualify for the REIT 95% gross income test is uncertain. While we may seek in the future to create alternative investment products that qualify as real estate assets and fit our financing criteria, we will continue to originate and invest in TruPS for the foreseeable future. We must therefore make substantial investments in qualifying real estate assets, including mortgage loans, RMBS and CMBS. If we fail to make sufficient investments in qualifying real estate assets, we will likely fail to maintain our REIT qualification. In addition, such REIT qualifying investments typically have less attractive returns than TruPS.

•	There can be no assurance that either (1) we will successfully complete any future securitization transactions, or (2) the assets acquired by our warehouse providers at our direction or financed by us using repurchase agreements will be suitable for a future securitization, as determined by Taberna Capital’s investment committee. Our lenders have the right to liquidate assets acquired under our warehouse facilities upon the occurrence of certain events, such as a default or a decline in credit quality that may lead to a default. We will share in losses suffered by our lenders in the event of a liquidation, and our ability to replace short-term debt financing of our assets with more permanent long-term financing may be impaired.

•	Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. Accordingly, our ability to own investments in CDOs that are structured as TRSs and to grow or expand the fee-generating businesses of Taberna Capital and Taberna Securities, as well as the business of Taberna Funding and future TRSs we may form, will be limited by this rule. As of December 31, 2005, the aggregate estimated fair value of our investments in TRSs represented approximately 7.0% of the value of our gross assets.

•	We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Maintenance of our Investment Company Act exemption imposes limits on our operations and may limit our ability to invest in higher yielding assets that would otherwise be attractive.

•	If we fail to conduct our operations so that we are not an investment company under the Investment Company Act, we could be required either to substantially change the manner in which we conduct our operations or register as an investment company, either of which could have an adverse effect on us and the market price of our common shares.

•	Failure to qualify as a REIT would subject us to U.S. federal income tax, which would significantly reduce the cash available for distribution to our shareholders. Even if we maintain our qualification as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, we could be subject, in certain circumstances, to a penalty tax. As an example, in the event income earned by us in connection with our equity investments in CDOs is determined not to qualify for the 95% gross income test, but we maintain our REIT qualification because other requirements are met, we would be subject to a penalty tax equal to the amount by which such income, together with our other non-qualifying income, exceeds 5% of our gross income, multiplied by a fraction intended to reflect our profitability.

•	In November 2005, we determined, following consultation with our independent registered public accounting firm, to correct our accounting policy with respect to the treatment of fees paid to us for services rendered in structuring CDOs that we consolidate as part of our financial statements and, in connection with this correction, to restate our unaudited financial statements for the period from April 28, 2005 through June 30, 2005. We may become subject to liability and incur increased expenditures as a result of this restatement of our financial statements.

•	We depend upon Cohen Bros. to provide us with various services under the shared facilities and services agreement. If Cohen Bros. terminates this arrangement, we may not be able to timely replace these services on terms favorable to us.

•	We leverage our investments, which may adversely affect our return on our investments and may reduce cash available for distribution. There is no limitation on the amount of leverage we may incur. Most of our financing arrangements are and will continue to be secured by our investments. A decrease in the value of our assets may lead to margin calls, which we will have to satisfy or risk losing our assets.

•	We structure and manage CDOs and other types of securitizations as part of our operating activities. A disruption in the securitization markets or a change in the market’s demand for our CDOs and other securitizations would have a material adverse effect on us.

•	We utilize various hedging strategies in our operations. Hedging against interest rate exposure may adversely affect our earnings, may not completely insulate us from interest rate risk and may cause volatility in reported earnings if we do not qualify for hedge accounting.

•	An active public market for our common shares may never develop, which could result in purchasers in this offering being unable to monetize their investment.

•	Our real estate-related investments are subject to risks particular to real property and the real estate industry.

•	Our declaration of trust generally prohibits any shareholder from owning more than 8.1%, in value or number, of our outstanding common shares, which may limit your ability to transfer shares to a substantial shareholder and may restrict change of control or business combination opportunities that could be beneficial to shareholders.

Formation Transactions

In connection with the formation of our company and the consummation of our initial private placement in April 2005, we consummated a series of transactions which we refer to in this prospectus as the formation transactions.

At the time of the approval of the formation transactions, each of our chairman of the board and chief executive officer, our vice chairman of the board and our chief legal officer also served in a similar capacity at Cohen Bros. Our other executive officers, other than our chief accounting officer, were employees of Cohen Bros. until the consummation of our initial private placement, at which time they ceased to serve in such capacity. At the time of the approval of the formation transactions, Cohen Bros. was our sole shareholder. As a result of these relationships, the formation transactions were not negotiated at arm’s length, and their terms may not have been as favorable to us as they would have been if we had negotiated these matters with an unaffiliated third party.

A summary of the formation transactions is set forth below.

Acquisition of Taberna Capital and Taberna Securities. In April 2005, we acquired from Cohen Bros. or a wholly-owned subsidiary of Cohen Bros.’ parent company 100% of the ownership interests in each of Taberna Capital and Taberna Securities. We consummated the acquisitions through mergers in which Cohen Bros. received an aggregate of 2.0 million of our common shares with a value of $20.0 million, based upon a per share price equal to the initial offering price of our common shares in our initial private placement. At the time of the mergers, Taberna Capital’s and Taberna Securities’ assets consisted primarily of $5.0 million of cash which was pledged as collateral under our initial TruPS warehouse facility, a collateral management agreement for Taberna I, and other intangible assets. Taberna Capital acts as the collateral manager for Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V under the terms of five separate collateral management agreements and receives an annual fee of approximately $2.8 million, $4.0 million, $3.0 million, $2.6 million and $2.8 million, respectively, for its services in these capacities for so long as the relevant collateral management agreement remains in effect. The fees payable under these agreements are based upon the amount of collateral held by the CDOs. Accordingly, these fees will decline if underlying collateral assets are prepaid.

No single factor was given greater weight than any other in valuing Taberna Capital and Taberna Securities. We did not obtain independent appraisals, valuations or fairness opinions in connection with the acquisition of Taberna Capital and Taberna Securities. As a result, the consideration we gave in exchange for the acquisition of Taberna Capital and Taberna Securities may have exceeded their respective fair market values. However, our management believes that the consideration we paid for Taberna Capital and Taberna Securities was equal to their fair market value. The value of the consideration we delivered in exchange for Taberna Capital and Taberna Securities was ultimately based on the initial offering price of our common shares in our initial private placement.

Shared Facilities and Services Agreement. We entered into the shared facilities and services agreement with Cohen Bros. pursuant to which Cohen Bros. agreed to provide us, directly or through its subsidiaries, with certain facilities and services, including office space and assistance with structuring and managing our investments in mortgage loans and other mortgage-backed securities. The initial term of the shared facilities and services agreement is one year. We have an option to renew the agreement for additional one-year periods with the approval of the majority of our independent trustees. The shared facilities and services agreement provides that, in respect of services relating to structuring and managing our investments in mortgage loans and other mortgage-backed securities, we will pay Cohen Bros. an annual fee of 10 basis points on the amount of the investments, subject to a minimum fee of $250,000 per year and a maximum fee of $750,000 per year. In respect of other services, we pay Cohen Bros. for the cost of providing those services plus 10% of such cost, including a monthly rental fee of $17,500 for office space and facilities. Through December 31, 2005, we incurred $891,000 of expenses under the shared facilities and services agreement. We and Cohen Bros. expect to renew this agreement through December 31, 2006.

Broker-Dealer Services Agreement. We entered into the broker-dealer services agreement with CB&C, a registered broker-dealer, under which CB&C agreed to perform, at our request, any activities related to our investment activities that could be performed only by a registered broker-dealer. Under this agreement, CB&C is entitled to retain any origination fees paid by third parties in respect of investments we make; provided, however, that CB&C will not charge origination fees exceeding 1.5% of the gross proceeds to such issuer per transaction. In addition, CB&C may engage third-party investment banks to originate collateral, and these banks will also receive a portion of the origination fees. CB&C may not originate any investment on our behalf except pursuant to the request and approval of a majority of our independent trustees. Through December 31, 2005, CB&C had retained $31.0 million of origination fees pursuant to this agreement. In addition, as of December 31, 2005, CB&C had earned $2.0 million in connection with the placement of debt and equity securities issued by Taberna I, Taberna II, Taberna III and Taberna IV. Because Taberna Securities is now licensed to act as a broker-dealer, we anticipate that CB&C will provide significantly fewer services under this agreement.

Non-Competition Agreement. We entered into a non-competition agreement with Cohen Bros. pursuant to which Cohen Bros. agreed not to engage in purchasing from, or acting as placement agent for, issuers of TruPS or other preferred equity securities issued by REITs and other real estate operating companies. Cohen Bros. also agreed not to act as collateral manager for CDOs or securitizations involving such securities. In addition, Cohen Bros. agreed not to solicit our executive officers to do anything that would violate Cohen Bros.’ non-competition covenant or to terminate their employment with us or become employed by Cohen Bros., if not already so employed, during the term of the agreement. The non-competition agreement contains exceptions for passive investments and acquisitions that Cohen Bros. may make.

The non-competition agreement may be terminated under several sets of circumstances, including a change of control of our company and the termination of Daniel G. Cohen’s employment as our chief executive officer by us without cause. The consummation of this offering will not constitute a change of control under this agreement.

Unless otherwise terminated, the non-competition agreement is for a period of three years following the initial closing date of our initial private placement.

Purchase of Shares. Daniel G. Cohen, our chairman of the board and chief executive officer, purchased for $7.4 million in cash an aggregate of 700,000 of our common shares at the offering prices of our common shares in our prior private placements, without payment of any placement fee to the placement agent. Our other executive officers and trustees, and other affiliated parties, purchased for cash an aggregate of 171,885 of our common shares, at the respective offering prices less the placement fee, in our prior private placements. In the aggregate, the shares purchased by Mr. Cohen, our other executive officers and trustees and other affiliated parties have a value of $             based upon the midpoint of the price range set forth on the cover page of this prospectus.

Relationships With Underwriters

We have had prior business dealings with certain of our underwriters. Friedman, Billings, Ramsey & Co., Inc., or FBR, one of our underwriters, acted as the initial purchaser and placement agent for our prior private placements, in connection with which FBR received approximately $29.8 million in fees. FBR also has issued $202.5 million of TruPS that were acquired by Taberna I, Taberna II, Taberna III, Taberna IV or our warehouse providers under our existing warehouse facilities or were acquired by CDOs managed by affiliates of Cohen Bros. Since January 1, 2004, FBR and/or its affiliates have received approximately $5.7 million of origination fees for introducing issuers of TruPS to CB&C.

Since January 1, 2004, Piper Jaffray & Co., or Piper Jaffray, and RBC Capital Markets Corporation, or RBC Capital Markets, other underwriters of this offering, have also received approximately $900,000 and $10.2 million, respectively, of fees from CB&C and us in respect of the origination of TruPS for CDOs managed by us or affiliates of CB&C.

FBR, Piper Jaffray, and/or their respective affiliates have performed other investment banking services from time to time on behalf of companies affiliated with Cohen Bros., our chairman of the board and chief executive officer, Daniel Cohen, and/or his immediate family members. Since January 1, 2004, FBR and its affiliates have received approximately $20.6 million of fees in exchange for these services. Piper Jaffray and its affiliates also have received approximately $1.5 million of fees in exchange for their services.

In addition, FBR and its affiliates own 990,070 of our common shares, or 2.3% of our outstanding common shares prior to this offering.

These circumstances create potential conflicts of interest because these underwriters have interests in the successful completion of this offering in addition to the underwriting discounts and commissions they will receive.

Benefits to Related Parties

Members of our senior management, our trustees and affiliated parties received material benefits as a result of the formation transactions, as discussed below.

Benefits to Cohen Bros.

Cohen Bros. received the following material benefits in connection with the formation transactions:

•	We issued an aggregate of 2.0 million common shares to Cohen Bros. in the formation transactions through which we acquired 100% ownership interests in Taberna Capital and Taberna Securities. These shares have a value of $ based upon the midpoint of the price range set forth on the cover page of this prospectus.

•	Through December 31, 2005, CB&C retained $31.0 million of origination fees under the broker-dealer services agreement, and $2.0 million of other fees in connection with the placement of debt and equity securities issued by Taberna I, Taberna II, Taberna III and Taberna IV.

•	Through December 31, 2005, we paid Cohen Bros. $891,000 under the shared facilities and services agreement.

Daniel G. Cohen, our chairman of the board and chief executive officer, indirectly owns approximately 60% of the ownership interests in Cohen Bros., James J. McEntee, III, our vice chairman of the board, owns approximately 7.7% of the ownership interests in Cohen Bros. and Raphael Licht, our executive vice president, chief administrative officer, chief legal officer and secretary, owns approximately 0.75% of the ownership interests in Cohen Bros.

Transactions with Trustees and Officers

Grant of Restricted Shares to Trustees and Officers.    Of the              shares available under our 2005 equity incentive plan, we have granted, prior to the consummation of this offering, an aggregate of 1,091,232 restricted common shares to our trustees, officers and employees, including certain members of each of our investment committees. These shares have a value of $             based upon the midpoint of the price range set forth on the cover page of this prospectus.

Employment Agreements.    On April 28, 2005, we entered into a three-year employment agreement with each of Daniel G. Cohen, Mitchell Kahn, Raphael Licht and Jack E. Salmon. In January 2006, we entered into a three-year employment agreement with James J. Sebra, and in April 2006, we entered into a three-year employment agreement with Plamen Mitrikov. These agreements are described in detail under the heading “Management—Employment Agreements” in this prospectus.

Indemnification Agreements.    We have entered into an indemnification agreement with each of our trustees, executive officers and members of each of our investment committees which requires us to indemnify such persons to the maximum extent permitted by Maryland law and pay such persons’ expenses in defending any civil or criminal proceedings in advance of final disposition of such proceedings.

The Bancorp, Inc.    We maintain cash balances in The Bancorp, Inc. Daniel G. Cohen is the chairman of the board of directors of The Bancorp, Inc. As of December 31, 2005, we had $15.0 million of our cash and cash equivalents in accounts with The Bancorp, Inc. Most of our cash and cash equivalents are held in savings accounts bearing interest at 2.4%, which earned $144,000 of interest during 2005, and the remaining amount is held in non-interest bearing checking accounts. In addition, we have paid an officer of The Bancorp, Inc. $69,500 for due diligence services associated with our purchase of certain pools of residential mortgages during 2005.

Conflicts of Interest Policies

We are subject to potential conflicts of interest in our ongoing relationships with Cohen Bros. and its affiliates and with our management team, including relationships under our shared facilities and services agreement. Our chairman of the board and chief executive officer serves as the chairman of the board of Cohen Bros. and Alesco. Our vice chairman of the board also serves as the chief operating officer of Cohen Bros. and the chief executive officer of Alesco. Daniel G. Cohen, our chairman of the board and chief executive officer, beneficially owns approximately 6.8% of our outstanding common shares, before giving effect to the completion of this offering. Members of our senior management own approximately 68.9% of the ownership interests in Cohen Bros. and approximately 5.0% of the outstanding common shares of beneficial interest of Alesco.

Any investments and borrowings (including co-investments) with Cohen Bros. and its affiliates must be approved by a majority of our independent trustees. In addition, our board of trustees is subject to policies, in accordance with provisions of Maryland law, which are designed to eliminate or minimize conflicts, including the requirement that all transactions in which trustees or executive officers have a material conflicting interest to our interests be approved by a majority of our disinterested trustees. We have also adopted a policy providing that, unless it is approved by a majority of disinterested trustees, we will not acquire from or sell to any of our trustees, officers or employees, or any entity in which one of our trustees, officers or employees has an economic interest of more than five percent or a controlling interest, or acquire from or sell to any affiliate of any of the foregoing, any of our assets or other property, or make any loan to or borrow from any of the foregoing persons. There can be no assurance that these policies or provisions of law will be successful in eliminating the influence of such conflicts and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

Corporate Structure

We were formed as a Maryland real estate investment trust on March 3, 2005 and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2005. We commenced operations on April 28, 2005, the date on which our initial private placement closed. The following chart illustrates the ownership and organizational structure of our company and our primary subsidiaries as of the date of this prospectus, before giving effect to the completion of this offering:

(1)	CB&C is a wholly-owned subsidiary of Cohen Bros. Daniel G. Cohen, our chairman of the board and chief executive officer, indirectly owns approximately 60% of the ownership interests in Cohen Bros., James J. McEntee, III, our vice chairman of the board, owns approximately 7.7% of the ownership interests in Cohen Bros. and Raphael Licht, our executive vice president, chief administrative officer, chief legal officer and secretary, owns approximately 0.75% of the ownership interests in Cohen Bros. Mr. Cohen directly owns approximately 4.4% of our common shares and Cohen Bros. owns approximately 2.4% of our common shares.
(2)	This is a subsidiary that holds real estate-related assets.
(3)	This is a TRS that acts as placement agent for securities.
(4)	This is a TRS that serves as the collateral manager for CDOs that we manage.
(5)	This is a TRS that holds our equity and debt interests in certain CDOs.
(6)	This is a TRS that is a CDO collateralized by TruPS and other real estate-related securities. We also own a majority of the common shares of this entity and $15.5 million principal amount of the debt securities rated “BB” by Standard & Poor’s issued by this entity. Our equity interests are subordinate in right of payment and in liquidation to all of the collateralized debt securities issued by this entity.
(7)	This is a TRS that is party to our warehouse facilities.
(8)	This is a TRS that is a CDO collateralized by TruPS and other real estate-related securities. We also own a majority of the common shares of this entity and $40.0 million principal amount of the debt securities rated “BB” and “BBB” by Standard & Poor’s issued by this entity. Our equity interests are subordinate in right of payment and in liquidation to all of the collateralized debt securities issued by this entity.

(9)	This is a TRS that is a CDO collateralized by TruPS and other real estate-related securities. We also own a majority of the common shares of this entity and $26.4 million principal amount of the debt securities rated “BB” and “BBB” by Standard & Poor’s issued by this entity. Our equity interests are subordinate in right of payment and in liquidation to all of the collateralized debt securities issued by this entity.
(10)	This is a TRS that is a CDO collateralized by TruPS and other real estate-related securities. We also own a majority of the common shares of this entity and have committed to purchase $14.5 million principal amount of the debt securities rated “BB” by Standard & Poor’s issued by this entity. Our equity interests are subordinate in right of payment and in liquidation to all of the collateralized debt securities issued by this entity.
(11)	This is a subsidiary that owns the equity and certain debt securities issued by our wholly-owned residential mortgage loan securitization trust subsidiaries.

We have formed, and expect to form in the future, additional subsidiaries from time to time as we deem appropriate for the execution of our strategy.

Tax Status

We believe that we are organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that our proposed manner of operation will enable us to continue to meet the requirements for qualification as a REIT for U.S. federal income tax purposes.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates. Even if we qualify for U.S. federal taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income. We generally make and hold our investments and conduct our other operations through our direct and indirect subsidiaries, including Taberna Capital, Taberna Funding and Taberna Securities. We have jointly elected with Taberna Capital, Taberna Funding, Taberna Securities and certain other non-U.S. corporate subsidiaries, including Taberna Equity Funding, Ltd., Taberna II, Taberna III and Taberna IV, and we intend to elect with Taberna V, to treat such subsidiaries as TRSs. Taberna Capital, Taberna Funding and Taberna Securities, as domestic TRSs, are regular taxable corporations that are subject to U.S. federal, state and local tax.

Application of the REIT Rules to Our Business and Structure

We conduct our business primarily through majority- and wholly-owned subsidiaries. For U.S. federal income tax purposes, if a REIT owns 100% of a corporate subsidiary, other than a TRS, or is the sole member of a single member limited liability company, those entities are generally disregarded as separate entities, including for purposes of the REIT gross income and asset tests. Our subsidiaries Taberna Realty Holdings Trust and Taberna Loan Holdings I, LLC are disregarded subsidiaries of Taberna Realty Finance Trust; accordingly, all of their assets, liabilities and items of income, deduction and credit will be treated as assets, liabilities, income, deduction and credit of Taberna Realty Finance Trust, including for purposes of the REIT gross asset and income tests. Taberna Realty Holdings Trust and Taberna Loan Holdings I, LLC primarily invest in whole residential mortgage loans and mortgage-backed securities that are qualifying real estate assets and generate qualifying income for purposes of the REIT gross asset and income tests.

In addition to owning interests in disregarded subsidiaries, we also own interests in entities treated as TRSs for U.S. federal income tax purposes. The separate existence of a TRS, unlike a disregarded subsidiary, is not ignored for U.S. federal income tax purposes. A domestic TRS generally is subject to corporate income tax on its earnings. In addition, a REIT is not considered the owner of the assets of a TRS or (until dividends are paid by the domestic TRS to the REIT) the recipient of any income that a domestic TRS earns. Rather, the stock issued by the domestic TRS is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from a domestic TRS. Because a REIT does not include the assets and, in the case of a domestic TRS, the income of such TRS in determining the parent’s compliance with the REIT requirements, the REIT may use TRSs to undertake activities that the REIT rules might otherwise preclude it from doing directly or through its disregarded subsidiaries.

We have made TRS elections with respect to Taberna Capital, Taberna Securities, Taberna Funding, Taberna Equity Funding, Ltd., Taberna II, Taberna III and Taberna IV, and we intend to make a TRS election with respect to Taberna V, because each of those subsidiaries is engaged, or proposes to engage, in activities that involve holding non-qualifying assets, such as TruPS, and/or generate non-qualifying income for purposes of the REIT rules, including providing fee-based collateral management services, originating TruPS and acquiring and maintaining investments in TruPS. We anticipate that we will likely continue to make TRS elections with respect to non-U.S. entities through which we complete CDO securitizations of TruPS or other assets that do not qualify as real estate assets for purposes of the REIT rules.

We must invest in a sufficient amount of qualifying real estate assets directly or through disregarded subsidiaries so that the value of those assets and the amount of gross income they generate, when compared to the value of the securities we hold in TRSs and the dividends paid and other income includable by us in our gross income as a result of our TRS investments, together with any other non-qualifying REIT income we earn or non-qualifying assets that we own, enable us to continue to satisfy the REIT requirements. In addition, the REIT rules provide that the value of securities we hold in our TRSs cannot exceed 20% of the value of Taberna Realty Finance Trust’s gross assets. As of December 31, 2005, the aggregate estimated fair value of our investments in TRSs was approximately 7.0% of the value of Taberna Realty Finance Trust’s gross assets. Our ability to operate and grow the businesses of, and investments made by, our TRSs while continuing to qualify as a REIT will depend on our ability to continue to make sufficient investments in qualifying real estate assets. Qualifying real estate investments typically are lower yielding than our TruPS-related activities. If we are unable to identify and make sufficient investments in qualifying real estate assets, we may be forced to slow the growth of the businesses conducted by our TRSs or, in the case of Taberna Securities, to re-engage CB&C or a third-party broker-dealer to perform broker-dealer related activities, such as originating TruPS, and to permit CB&C or a third-party broker-dealer to retain fees for these activities as CB&C has previously done under our broker-dealer services agreement. In addition, we may be forced to dispose of a portion of our investments in TRSs, including investments in CDOs.

Our Distribution Policy

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. A domestic TRS, such as Taberna Capital, Taberna Funding and Taberna Securities, may retain its net income, and its earnings are subject to the 90% distribution requirement only to the extent that the TRS actually distributes its earnings to the REIT. However, certain foreign TRSs, such as Taberna Equity Funding, Ltd., Taberna II, Taberna III, Taberna IV and, upon making the necessary TRS election, Taberna V, generally will be deemed to distribute their earnings to the REIT on an annual basis for U.S. federal income tax purposes, regardless of whether they actually distribute their earnings.

In connection with the REIT requirements and to avoid paying income or excise taxes with respect to our net income, we generally expect to pay regular quarterly distributions of our net income to holders of our shares of beneficial interest. Any future distributions we make will be at the discretion of our board of trustees and will depend upon, among other things, our actual results of operations. Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures or planned activities.

On July 11, 2005, our board of trustees declared an initial distribution of $0.24 per common share that was paid on July 29, 2005 to shareholders of record as of July 21, 2005. On October 21, 2005, our board of trustees declared a quarterly distribution of $0.30 per common share that was paid on November 8, 2005 to shareholders of record as of October 31, 2005. On January 20, 2006, our board of trustees declared a quarterly distribution of $0.30 per common share that was paid on February 9, 2006 to shareholders of record as of January 30, 2006. Through December 31, 2005, we distributed a total of $0.54 per common share to our shareholders, of which $0.09 was treated as a return of capital for U.S. federal income tax purposes. We cannot assure you that we will have sufficient cash available for future quarterly distributions at these levels, or at all.

Restrictions on Ownership of Our Common Shares of Beneficial Interest

To assist us in maintaining our qualification as a REIT, our declaration of trust generally prohibits any shareholder from beneficially or constructively, applying certain attribution provisions of the Internal Revenue Code, owning more than 8.1% in value or in number of shares, whichever is more restrictive, of our outstanding common shares or our outstanding shares of beneficial interest. Pursuant to provisions of our declaration of trust, our board of trustees has exempted from the ownership limits Daniel G. Cohen and his affiliates who are permitted to own up to 17.5%, in value or in number of shares, whichever is more restrictive, of our common shares, Eton Park Capital Management, L.P., which is permitted to own up to 7,540,000 common shares, representing approximately 17.27% of our common shares before giving effect to this offering, Mercury Real Estate Advisors LLC, which is permitted to own up to 4,082,500 common shares, representing approximately 9.35% of our common shares before giving effect to this offering, and Omega Advisors, Inc., which is permitted to own up to 3,250,000 common shares, representing approximately 7.45% of our common shares before giving effect to this offering. Our declaration of trust provides that any ownership or transfer of our shares in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If the transfer is ineffective for any reason, to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

Investment Company Act Exemption

We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines as an investment company any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Because we organized our company as a holding company that conducts its businesses primarily through majority-owned subsidiaries, the securities issued to us by our subsidiaries that are excepted from the definition of “investment company” in Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. None of our subsidiaries is an investment company or is currently relying on the exemptions provided under Section 3(c)(1) or 3(c)(7), and therefore our ownership interests in our subsidiaries will not be deemed investment securities for purposes of the 40% test. We will monitor our holdings to ensure continuing and on-going compliance with this test. In addition, we believe our company will not be considered an investment company under Section 3(a)(1)(A) because it will not engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, our company, through its majority-owned subsidiaries, is primarily engaged in the non-investment company businesses of those subsidiaries.

If the combined value of our investments in subsidiaries that are excepted by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, exceeds 40% of our total assets on an unconsolidated basis, or if one or more of our subsidiaries fail to maintain their exceptions or exemptions from the Investment Company Act, we may have to register under the Investment Company Act and could become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

Qualification for exemption from the Investment Company Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries to invest directly in TruPS, mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, unsecured debt and preferred securities issued by REITs and real estate companies or in assets not related to real estate.

Selling Shareholders

Pursuant to, and subject to the terms and conditions of, a registration rights agreement that we entered into in connection with our private placements with FBR, members of our management and certain other parties, persons who purchased our common shares in our private placements and their transferees have the right to sell their common shares in this offering. The selling shareholders are including              of our common shares in this offering.

Lock-Up Agreements

Subject to certain exceptions, we, our trustees and executive officers and Cohen Bros. have agreed with the underwriters to be bound by lock-up agreements that prohibit us and them from selling, pledging, transferring or otherwise disposing of any of our common shares, or any securities convertible into or exercisable for any of our common shares, for a period commencing 30 days prior to the effective date of the registration statement of which this prospectus is a part until 180 days after the closing of this offering.

The underwriters of this offering will require that all of our shareholders, other than our trustees and executive officers and Cohen Bros., agree pursuant to the registration rights agreement not to sell or otherwise dispose of any of our common shares that they are not selling in this offering for a period commencing 30 days prior to the effective date of the registration statement of which this prospectus is a part until 60 days following the effective date.

Our Corporate Information

Our headquarters are located at 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104 and our telephone number is (215) 701-9566. We also have an office located at 450 Park Avenue, New York, New York. We maintain a website at www.tabernacapital.com; however, the information found on our website is not a part of this prospectus.

SUMMARY SELECTED FINANCIAL DATA

The following summary selected financial data for the period from April 28, 2005 through December 31, 2005 (relating to our operations) and for the period from March 3, 2005 (inception) through April 27, 2005 (relating to the operations of our predecessor entities, Taberna Capital and Taberna Securities) are derived from audited financial statements contained elsewhere in this prospectus, except other operating data which are derived from unaudited data. In the opinion of management, such information reflects all adjustments necessary for a fair statement of the results of operations for such period. Financial data as of and for the periods shown below are not necessarily indicative of results of operations or financial condition to be expected as of any future date or for any future period. The summary selected financial data should be read in conjunction with the more detailed information contained in the financial statements and notes thereto and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

	Taberna Realty Finance Trust	Predecessor Entities
	For the period from April 28, 2005 through December 31, 2005	For the period from March 3, 2005 (inception) through April 27, 2005 (As Restated)
	(dollars in thousands, except share and per share data)
Income statement data:
Revenue:
Net investment income (loss)	$22,207	$(2,102)
Asset management fees	1,792	367
Structuring fees	—	4,263

Total revenue	23,999	2,528
Expenses:
Compensation expense	7,465	310
Shared services expenses	891	—
General and administrative	2,511	241

Total expenses	10,867	551

Income before interest and other income, minority interest and taxes	13,132	1,977
Interest and other income	5,308	7
Unrealized gain on interest rate hedges	19,608	—

Income before minority interest and taxes	38,048	1,984
Minority interest	(11,392)	—

Income before taxes	26,656	1,984
Provision for income taxes	(9,803)	(986)

Net income	$16,853	$998

Earnings per share—basic	$0.50

Weighted-average common shares—basic	33,835,490

Earnings per share—diluted	$0.50

Weighted-average common shares—diluted	34,003,545

Distributions paid per common share	$0.54

Cash flow data:
Cash flow from operating activities	$53,761	$4,653
Cash flow from investing activities	(7,482,372)	(5,000)
Cash flow from financing activities	7,524,489	347

Other operating data:
Principal amount of TruPS funded through December 31, 2005(1)	$3,141,030

	As of December 31, 2005
Balance sheet data:
Investments in securities	$2,786,038
Investment in residential mortgages and mortgage-related receivables	4,464,703
Total assets	7,721,335
Total indebtedness	7,101,944
Minority interest	139,001
Beneficiaries’ equity	412,495
Common shares outstanding at period-end	43,653,272

(1)	Includes $609,000 of TruPS acquired by Taberna I, an unconsolidated CDO. We do not own any debt or equity interests in Taberna I. The balance of these TruPS is held by our consolidated CDO entities or by warehouse providers.

THE OFFERING

Common shares offered by us	shares.

Common shares offered by selling shareholders	shares.

Common shares to be outstanding after this offering	shares.(1)(2)

Use of proceeds	We plan to use approximately $ million of the net proceeds of this offering to repay indebtedness we expect to be outstanding under our existing repurchase agreements and additional repurchase agreements that we expect to enter into and to use the remaining portion (if any) for general corporate purposes, including for additional investments in mortgage loans and other real estate-related assets. We will not receive any proceeds from the sale of our common shares by the selling shareholders.

New York Stock Exchange symbol	We intend to apply to have our common shares listed on the NYSE under the symbol “TBR.”

Transfer restrictions	To assist us in maintaining our qualification as a REIT, our declaration of trust generally prohibits any shareholder from beneficially or constructively, applying certain attribution provisions of the Internal Revenue Code, owning more than 8.1%, in value or in number of shares, whichever is more restrictive, of our outstanding common shares or our outstanding shares of beneficial interest subject to exceptions, including exceptions for Daniel G. Cohen and his affiliates, Eton Park Capital Management, L.P., Mercury Real Estate Advisors LLC and Omega Advisors, Inc.

Risk factors	Investing in our common shares involves a high degree of risk.

(1)	Assumes the underwriters’ option to purchase up to an additional common shares to cover over-allotments is not exercised.
(2)	Includes 40,562,040 shares issued in our private placements, 2,000,000 shares issued in connection with our formation transactions and 1,091,232 restricted common shares awarded under our 2005 equity incentive plan.

RISK FACTORS

An investment in our common shares involves a number of risks. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common shares could decline significantly and you could lose all or a part of your investment.

Risks Related to Our Business

We have a limited operating history and limited experience operating as a REIT, and we may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to shareholders.

We were formed in March 2005 and have a limited operating history and limited experience operating as a REIT. We have no experience operating as a public company. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective and that the value of your investment could decline substantially. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain distributions to shareholders. We intend to elect and qualify to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2005 and will be subject to various rules relating to REITs. The REIT rules and regulations are highly technical and complex and the failure to comply with these rules and regulations could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. Because we have limited experience operating within the complex rules and regulations required for REIT qualification, we cannot assure you that we will be able to comply with these rules and regulations. Our failure to comply with these rules and regulations could have a material adverse effect on our business, financial condition, liquidity and results of operations.

We have the power to change our investment strategy without shareholder consent, and such a change may result in riskier or lower yielding investments.

We may change our investment strategy at any time without the consent of our shareholders, which could result in investments that are different from, and possibly riskier or lower yielding than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations.

Neither TruPS nor equity in corporate entities, such as CDOs, that hold TruPS will qualify as real estate assets for purposes of the REIT asset tests and the income generated by such investments generally will not qualify as real estate-related income for the REIT gross income tests. We must invest in qualifying real estate assets, such as mortgage loans and debt securities secured by real estate, to maintain our REIT qualification, and these assets typically have less attractive returns than TruPS.

Neither TruPS nor equity in corporate entities, such as CDOs, that hold TruPS will qualify as real estate assets for purposes of the REIT asset tests that we must meet on a quarterly basis going forward to maintain our qualification as a REIT. The income received from our investments in TruPS or in corporate entities holding TruPS generally will not qualify as real estate-related income for purposes of the REIT gross income tests. Accordingly, we will be limited in our ability to originate TruPS or maintain our investments in TruPS or entities created to hold TruPS if we do not invest in sufficient qualifying real estate assets. While we may seek in the future to create other products that will appeal to REITs and real estate operating companies, qualify as REIT-eligible assets and fit our financing parameters, there can be no assurance that we will be able to do so. In particular, we expect the rating agencies to review the characteristics of any securities proposed to be acquired by a CDO, and the rating agencies may not view alternatives to TruPS as appropriate collateral for a securitized product. We will continue to originate and invest in TruPS and in REIT-eligible assets, such as mortgage loans, RMBS and CMBS, for the foreseeable future. If we fail to make sufficient investments in qualifying real estate assets, such as mortgage loans and debt securities secured by real estate, we will likely fail to maintain our REIT qualification. In addition, such qualifying investments typically are lower yielding than our expected returns on TruPS. This could result in reduced returns for our shareholders.

Furthermore, if income inclusions from our foreign TRSs are determined not to qualify for the REIT 95% gross income test, we would need to invest in sufficient qualifying assets, or sell some of our interests in our foreign TRSs or other corporations that are not REITs or qualified REIT subsidiaries to ensure that the income recognized by us from our foreign TRSs or such other corporations does not exceed 5% of our gross income. See “Material U.S. Federal Income Tax Considerations—Gross Income Tests—Dividend Income” and “Material U.S. Federal Income Tax Considerations—Effect of Subsidiary Entities—Taxable REIT Subsidiaries.”

Our use of substantially all of the net proceeds from this offering to repay existing indebtedness will reduce the cash proceeds from this offering available to us.

We intend to use substantially all of the net proceeds from this offering to repay approximately $         million of indebtedness owed under certain repurchase agreements. See “Use of Proceeds.” Because we will use a substantial portion of the proceeds of this offering to repay existing debt, less of the cash proceeds from this offering will be available to us. As a result, we will need to seek additional debt or equity financing to fund future growth. If financing is not available on acceptable terms, we may be unable to expand our business and operations as anticipated. If we are unable to expand, our business, financial condition, liquidity and results of operations, and the price of our common shares, could be adversely affected.

Failure to procure adequate capital and funding would adversely affect our results and may, in turn, negatively affect the market price of our common shares and our ability to pay distributions.

We depend upon the availability of adequate funding and capital for our operations. To qualify as a REIT, we are required to distribute at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our shareholders and are therefore not able to retain our earnings for new investments. However, Taberna Capital, Taberna Securities and Taberna Funding are able to retain a significant portion of their earnings for investment, subject to maintaining our qualification as a REIT.

The failure to secure acceptable financing could reduce our taxable income because our investments would no longer generate the same level of net interest income with an insufficient amount of funding or an increase in funding costs. A reduction in our net income would have an adverse effect on our liquidity and our ability to pay distributions to our shareholders. We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. In addition, if the minimum distribution required to maintain our REIT qualification becomes large relative to our cash flow due to our taxable income exceeding our cash flow from operations, then we could be forced to borrow funds, sell assets or raise capital on unfavorable terms, if we are able to at all, in order to maintain our REIT qualification. In the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the market price of our common shares and our ability to pay distributions.

Our business requires a significant amount of cash, and if it is not available, our business and financial performance will be significantly harmed.

We require a substantial amount of cash to fund our investments, to pay expenses and to hold assets. We also need cash to meet our working capital, minimum REIT distribution requirements, debt obligations and other needs. Most of our borrowing arrangements allow the lenders to make margin calls, which means that we could be required to make cash payments to our lenders in the event that there is a decline in the market value of the assets that collateralize our debt, the terms of our short-term debt become less attractive or for other reasons.

We expect that our primary sources of working capital and cash will consist of:

•	our warehouse and repurchase facilities and, possibly, secured lines of credit;

•	income we receive from our investment portfolio;

•	our operating profits and the proceeds from financing our investments; and

•	net proceeds from any offerings of our equity or other debt securities.

We cannot assure you that we will be able to generate a sufficient amount of cash from operations and financing activities to execute successfully our business strategy.

We rely on a limited number of financing arrangements to finance our investments, and our business and financial performance will be significantly harmed if those resources are no longer available to us.

Pending the structuring of a CDO or other securitization, we will finance assets that we originate and acquire through borrowings under our warehouse and repurchase facilities and, possibly, secured lines of credit. As of December 31, 2005, we had two warehouse facilities in place with aggregate availability of $700 million. Subsequent to December 31, 2005, we entered into additional warehouse facilities. As of March 29, 2006, our warehouse facilities had an aggregate availability of up to $950 million. Our lenders’ obligations to purchase assets or provide financing during a warehouse accumulation period are subject to certain conditions, independent of our performance or the performance of the underlying assets. For example, prior to any acquisition by our warehouse providers, the securities to be acquired must be approved by both the warehouse provider and us and these securities must meet certain eligibility criteria as required by each warehouse provider. In addition, our warehouse facilities are short-term facilities. Likewise, our repurchase facilities are short-term and are dependent on our counterparties’ ability to refinance our obligations with a third party. As of December 31, 2005, we had outstanding borrowings of approximately $303.8 million under outstanding repurchase agreements. If there is a disruption of the repurchase market generally, or if one of our counterparties is itself unable to access the repurchase market, our access to this source of liquidity could be adversely affected. In addition, if the regulatory capital requirements imposed on our lenders change, our lenders may be required to increase significantly the cost of the lines of credit that they provide to us or reduce our borrowing limits. There can be no assurance that we will be able to review or replace our financing arrangements when they expire on terms that are acceptable to us, or at all.

We expect to incur a significant amount of secured debt to finance our portfolio, which may subject us to an increased risk of loss, adversely affecting the return on our investments, reducing cash available for distribution and possibly resulting in the foreclosure of our assets.

We expect to incur a significant amount of debt to finance our operations, which could compound losses and reduce the cash available for distributions to our shareholders. As of December 31, 2005, our outstanding consolidated indebtedness was approximately $7.1 billion. We generally will leverage our portfolio through the use of bank credit facilities, repurchase agreements, securitizations, including the issuance of CDOs, and other borrowings. The leverage we employ will vary depending on our ability to obtain credit facilities, the loan-to-value and debt service coverage ratios of our assets, the yield on our assets, the targeted leveraged return we expect from our portfolio and our ability to meet ongoing covenants related to our asset mix and financial performance. Our return on our investments and cash available for distribution to our shareholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that we can derive from the assets we acquire.

Our debt service payments will reduce our net income available for distributions. Moreover, we may not be able to meet our debt service obligations. Substantially all of our assets are pledged as collateral for our borrowings. In addition, the assets of our consolidated CDOs collateralize the debt obligations of the CDOs and are not available to satisfy other creditors. To the extent that we fail to meet our debt service obligations, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. Under repurchase agreements, our lenders could take title to our assets and may have an ability to liquidate our assets through an expedited process. Currently, neither our declaration of trust nor our bylaws impose any limitations on the extent to which we may leverage our assets.

Our financing arrangements contain covenants that restrict our operations, and any default under these arrangements would inhibit our ability to grow our business and increase revenues.

Our financing arrangements contain extensive restrictions and covenants. Failure to meet or satisfy any of these covenants could result in an event of default under these agreements. These agreements also typically contain cross-default provisions so that an event of default under any agreement will trigger an event of default under other agreements, giving the lenders the right to declare all amounts outstanding under their particular credit agreement to be immediately due and payable, and enforce their rights by foreclosing on collateral pledged under these agreements.

Our financing arrangements also restrict our ability to, among other things:

•	incur additional debt;

•	make certain investments or acquisitions; and

•	engage in mergers or consolidations.

Furthermore, certain of our repurchase agreements, for example, require that we satisfy certain covenants with respect to our financial condition and maintain our status as a REIT, and restrict our ability to make material changes to our business and to enter into transactions with affiliates.

These restrictions may interfere with our ability to obtain financing or to engage in other business activities. Furthermore, our default under any of our credit agreements could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Our hedging transactions may not completely insulate us from interest rate risk.

Subject to maintaining our qualification as a REIT, we enter into certain hedging transactions to limit our exposure to changes in interest rates and therefore may expose ourselves to risks associated with such transactions. We have entered into, and expect to continue to enter into, interest rate swap agreements. We may also utilize instruments such as forward contracts and interest rate caps, collars and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in market interest rates. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the portfolio positions should increase. Moreover, it may not be possible to hedge against an interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

The success of our hedging transactions will depend on our ability to structure and execute effective hedges for the assets we hold. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

For accounting purposes, our interest in our warehouse facilities is reflected in our financial statements as a non-hedge derivative and is recorded at fair value in our financial statements. Changes in the fair value of this non-hedge derivative are reflected in our earnings. Changes in fair value can be caused by changes in interest rates that are not fully hedged. To the extent that we fail to hedge fully against fluctuations in interest rates, our earnings will be impacted.

Accounting for hedges under GAAP is extremely complicated. We may fail to qualify for hedge accounting in accordance with GAAP, which could have a material effect on our earnings. The interest rate hedge agreements that we used to hedge fluctuations in interest rates associated with CDO notes payable did not qualify for hedge accounting during the period from April 28, 2005 through December 31, 2005. Although we had an unrealized gain of $19.6 million on such hedges during the period from our inception through December 31, 2005, which had a positive impact on our earnings, such gains can quickly reverse based on movements in interest rates.

While we use hedging to mitigate some of our interest rate risk, our failure to completely insulate our portfolio from interest rate risk may cause greater volatility in our earnings.

Hedging against interest rate exposure may adversely affect our earnings, which could adversely affect cash available for distribution to our shareholders.

Our hedging activity varies in scope based on the level and volatility of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by U.S. federal tax provisions applicable to REITs;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the party owing money in the hedging transaction may default on its obligation to pay.

Our hedging activity may adversely affect our earnings, which could adversely affect cash available for distribution to our shareholders.

Our failure to manage future growth effectively may have a material adverse effect on our business, financial condition, liquidity and results of operations.

Our ability to achieve our investment objective will depend on our ability to grow and to identify and invest in assets and businesses that meet our investment and financing criteria. Accomplishing this result on a cost-effective basis will be largely a function of how we structure the investment process and our access to financing on acceptable terms. In order to grow, we will need to hire, train, supervise and manage new employees. We may not be able to manage growth effectively or to achieve growth at all. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Our ability to utilize TRSs, and consequently our ability to grow our fee-generating businesses and invest in CDOs, will be limited by our intention to qualify as a REIT, which may adversely affect returns to our shareholders.

Overall, no more than 20% of the value of a REIT’s assets may consist of securities of one or more TRSs. Taberna Capital, Taberna Securities, Taberna Funding and our non-U.S. corporate subsidiaries are TRSs. We expect to own interests in additional TRSs in the future, particularly in connection with our CDO transactions. However, our ability to invest in CDOs that are structured as TRSs and to grow or expand the fee-generating businesses of Taberna Capital and Taberna Securities, as well as the business of Taberna Funding and future

TRSs we may form, will be limited by our need to meet this 20% test, which may adversely affect returns to our shareholders. As of December 31, 2005, the aggregate estimated fair value of our investments in TRSs was approximately 7.0% of the value of our gross assets.

If we fail to achieve adequate operating cash flow, our ability to make distributions will be adversely affected.

As a REIT, we must distribute at least 90% of our REIT taxable income to our shareholders, determined without regard to the deduction for dividends paid and excluding net capital gain. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, operating expense levels and certain restrictions imposed by Maryland law. Some of the factors are beyond our control and a change in any such factor could affect our ability to pay future distributions. No assurance can be given as to our ability to pay distributions. See “Distribution Policy.” From time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries and (2) the inclusion of items in our income for U.S. federal income tax purposes. If we do not have sufficient cash available to pay required distributions, we might have to borrow funds or sell assets to raise funds, which could adversely impact our business.

We operate in a highly competitive market which may have a material adverse effect on our business, financial condition, liquidity and results of operations.

We are subject to significant competition in seeking opportunities to provide financing to REITs and other real estate companies and in making other real estate-related investments. We compete with many third parties engaged in finance and real estate investment activities, including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, governmental bodies and other entities. We are aware that third parties have recently raised substantial funds, or are seeking to raise funds, in order to offer TruPS products to our target customers. These third parties include firms that have traditionally offered TruPS products to banks and insurance companies. We expect that competition, particularly in our TruPS business, will continue to increase, and that other companies and funds with investment objectives similar to ours may be organized in the future. Some of these competitors have, or in the future may have, substantially greater financial resources than we do and generally may be able to accept more risk. They may also enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, competition may lead us to pay a greater portion of the origination fees that we expect to collect in our future origination activities to third-party investment banks and brokers that introduce TruPS issuers to us in order to continue to generate new business from these sources.

Competition may limit the number of suitable investment opportunities offered to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms and reducing the fee income we realize from the origination, structuring and management of CDOs. In addition, competition for desirable investments could delay the investment of proceeds from this offering in desirable assets, which may in turn reduce our earnings per share and negatively affect our ability to maintain our distributions.

We may not be able to acquire eligible securities for another CDO issuance or other securitization on favorable economic terms, may not be able to structure CDOs and other securitizations on attractive terms. The assets acquired by our warehouse providers at our direction or financed using repurchase agreements may not be suitable for a future CDO transaction, which may require us to seek more costly financing for our investments or to liquidate assets.

We acquire real estate securities and mortgage loans and finance them on a long-term basis through the issuance of CDOs and other types of securitizations. Under our TruPS warehouse facilities, we direct the acquisition of securities by banks that are our warehouse providers. However, our warehouse providers have the right to decline to acquire the securities we identify. We deposit cash and other collateral, which is held in escrow by the warehouse providers to cover our share of losses in the event that such securities need to be liquidated. The warehouse providers then purchase the securities and hold them on their balance sheet. Our lenders have the right to liquidate assets acquired under our warehouse facilities upon the occurrence of certain events, such as a default or a decline in credit quality that may lead to a default. We will share in losses suffered by our lenders in the event of a liquidation, generally up to the value of the collateral we maintain with the lenders, and our ability to replace short-term debt financing of our assets with more permanent long-term financing may be impaired. We are subject to the risk that, during the period that our financing arrangements are available, a sufficient amount of eligible assets cannot be acquired to maximize the efficiency of a CDO issuance or other securitization and the risk that the assets acquired by our warehouse providers may not be suitable for a CDO issuance. In addition, disruptions in the capital markets generally, or in the securitization markets, specifically, may make the issuance of a CDO or another securitization transaction less attractive or even impossible. If we are unable to securitize our assets, or if doing so is not economical, we may be required to seek other forms of potentially less attractive financing or to liquidate the assets at a price that could result in a loss of all or a portion of the cash and other collateral backing our purchase commitment.

We could suffer losses beyond our committed capital under our warehouse facilities in certain circumstances.

Certain of our warehouse facilities provide that if the warehouse provider experiences losses upon the liquidation of assets and we or an affiliate have engaged in intentional misconduct or fraud, or become insolvent, then we are liable for all losses suffered by the warehouse providers. Any such losses could harm our business, financial condition, liquidity and results of operations.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow and may trigger certain termination provisions in the related collateral management agreements.

The terms of the CDOs we structure generally provide that the principal amount of assets must exceed the principal balance of the related securities issued by them by a certain amount, commonly referred to as “over-collateralization.” The CDO terms provide that, if certain delinquencies and/or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the CDO securities, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. In addition, a failure by a CDO in which we hold equity interests to satisfy an over-collateralization test typically results in accelerated distributions to the holders of the senior debt securities issued by the CDOs. Our equity holdings are subordinate in right of payment to the debt securities issued by the CDOs in which we invest. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive cash distributions from assets collateralizing the CDO securities. We cannot assure you that the performance tests will be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on our future CDOs, we cannot assure you of the actual terms of the CDO delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. In addition, collateral management agreements typically provide that if certain over-collateralization tests are failed, the collateral management agreement may be terminated by a vote of the security holders. If the assets held by CDOs fail to perform as anticipated, our earnings may be adversely affected, and our over-collateralization or other credit enhancement expenses associated with our CDO financings will increase.

Our future CDOs and other securitizations will be collateralized with real estate securities, and any adverse market trends that affect these real estate securities are likely to adversely affect our CDOs and other securitizations.

We expect that our future CDO issuances and other securitizations will be backed by TruPS and mortgage loans and, possibly, other preferred securities, RMBS, CMBS or other real estate-related securities. Any adverse market trends that affect the value of these types of securities will adversely impact the value of our interests in our CDOs and other securitizations. Such trends could include declines in real estate values in certain geographic markets or sectors, underperformance of real estate securities issued in a particular year, or changes in U.S. federal income tax laws that could affect the performance of securities issued by REITs and other real estate operating companies.

An increase in our borrowing costs relative to the interest we receive on our investments may adversely affect our profitability, which may decrease the amount of cash available for distribution to our shareholders.

As our warehouse facilities or other short-term borrowing instruments mature, we will be required either to enter into new financing arrangements or to sell certain of our portfolio investments. An increase in short-term interest rates at the time that we seek to enter into new financing arrangements would reduce the spread between returns on our portfolio investments and the cost of our borrowings. This change in interest rates would adversely affect returns on our portfolio investments that are subject to prepayment risk, including our mortgage-backed securities investments, which might reduce earnings and, in turn, cash available for distribution to our shareholders.

Representations and warranties made by us in loan sales and securitizations may subject us to liability that could result in loan losses and could harm our operating results.

In connection with securitizations, we make representations and warranties regarding the mortgage-related assets transferred into securitization trusts. The trustee in the securitizations has recourse to us with respect to the breach of the representations and warranties regarding the loans made at the time such mortgage-related assets are transferred. While we generally have recourse to our loan originators for any such breaches, there can be no assurance of the originators’ abilities to honor their respective obligations. We attempt to generally limit the potential remedies of the trustee to the potential remedies we have against the originators from whom we acquired the mortgage loans. However, in some cases, the remedies available to the trustee may be broader than those available to us against the originators of the mortgage-related assets and, in the event the trustee enforces its remedies against us, we may not always be able to enforce whatever remedies are available to us against our originators. Furthermore, if we discover, prior to the securitization of a loan, that there is any fraud or misrepresentation with respect to the mortgage and the originator fails to repurchase the mortgage, then we may not be able to sell the mortgage or may have to sell the mortgage at a discount.

Loss of our management team or the ability to attract and retain key employees could result in a material adverse effect on our business.

Our future success depends to a significant extent on the continued services of our management team. We do not maintain “key person” life insurance for any of our personnel. The loss of the services of any of our senior managers could have a material adverse effect on our business, financial condition, liquidity and results of operations.

The real estate finance business is very labor-intensive. We depend on our management team to attract customers for our financing by, among other things, developing relationships with issuers, financial institutions and others. These relationships can lead to repeat and referral business. The market for skilled personnel is highly competitive and has historically experienced a high rate of turnover. Due to the nature of our business, we compete for qualified personnel not only with companies in our business, but also in other sectors of the financial services industry. Competition for qualified personnel may lead to increased hiring and retention costs. We cannot guarantee that we will be able to attract or retain qualified personnel at reasonable costs or at all. If we are unable to attract or retain a sufficient number of skilled personnel at manageable costs, it could harm our business, financial condition, liquidity and results of operations.

We are highly dependent on information systems and third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common shares and our ability to pay distributions.

Our business is highly dependent on communications and information systems. Any failure or interruption of our systems could cause delays or other problems in our activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common shares and our ability to pay distributions. As of the date of this prospectus, we have not experienced a material system failure interruption.

We receive collateral management fees for services provided by Taberna Capital in connection with the Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V CDOs and we expect to receive similar fees for future CDO transactions. If a collateral management agreement is terminated or if the securities serving as collateral for a CDO are prepaid, the collateral management fees will be reduced or eliminated.

Taberna Capital receives collateral management fees for acting as the collateral manager of CDOs, including Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V. If all the notes issued by a CDO for which Taberna Capital acts as collateral manager are redeemed, or if the collateral management agreement is otherwise terminated, we will no longer receive collateral management fees. In general, a collateral management agreement may be terminated both with and without cause at the direction of holders of specified supermajority principal amount of the notes issued by the CDO. This is the case with the Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V collateral management agreements. See “Business—Principal Operating Activities—Structuring, Managing and Investing in CDOs and Other Asset Securitizations.” Furthermore, such fees are based on the total amount of collateral held by the CDOs. If the securities serving as collateral for a CDO are prepaid or go into default, we will receive lower collateral management fees than expected.

An increase in current interest rates could make our TruPS product a less attractive financing option for REITs and real estate operating companies.

The pricing of our TruPS product is based on LIBOR, which is a variable rate. We believe that this LIBOR-based pricing is currently attractive to mid-size REITs and real estate operating companies, in part, because it results in lower funding costs for issuers, based upon current interest rates. However, an increase in current interest rates would have a corresponding increase in funding costs and could make our LIBOR-based TruPS less attractive to REITs and real estate operating companies as compared to other financing alternatives. A decrease in the demand for our TruPS product would have a material adverse effect on our business, financial condition, liquidity and results of operations.

Conflicts of Interests

We did not receive independent third-party appraisals, valuations or fairness opinions in connection with the acquisition of Taberna Capital from a wholly-owned subsidiary of Cohen Bros.’ parent company and Taberna Securities from Cohen Bros. Therefore, the terms of these acquisitions may have been more favorable to us than if we had acquired Taberna Capital and Taberna Securities from unaffiliated third parties because the consideration paid for Taberna Capital and Taberna Securities may have exceeded their respective fair market values.

We acquired Taberna Capital from a wholly-owned subsidiary of Cohen Bros.’ parent company and Taberna Securities from Cohen Bros. in exchange for an aggregate of 2.0 million of our common shares with a value of $20.0 million, based upon a per share price equal to the initial offering price of our common shares in our initial private placement. These acquisitions were not negotiated at arm’s length, and the terms may not have been as favorable to us as they would have been if we had acquired Taberna Capital and Taberna Securities from unaffiliated parties due to possible conflicts of interest. In addition, we did not receive any independent third-party appraisals, valuations or fairness opinions in connection with these acquisitions, and the consideration paid for Taberna Capital and Taberna Securities may have exceeded their respective fair market values.

We depend upon Cohen Bros. and its affiliates to provide us with various services and if our shared facilities and services agreement with Cohen Bros. is terminated, we may not be able to timely replace these services on terms favorable to us.

Under the shared facilities and services agreement that we entered into with Cohen Bros., Cohen Bros. agreed to provide us, directly or through its subsidiaries, with office space and common facilities at Cohen Bros.’ corporate offices and various services, including assistance with structuring and managing our investments in mortgage loans and other mortgage-backed securities, accounting support and cash management services, administrative services and other transitional services as necessary in the short term following the consummation of our initial private placement. We rely on Cohen Bros. to provide these facilities and services, and we have no in-house capability to handle these services independent of Cohen Bros. We may also sub-lease space from Cohen Bros. in the long term. The shared facilities and services agreement provides that, in respect of services relating to structuring and managing our investments in mortgage loans and other mortgage-backed securities, we will pay Cohen Bros. an annual fee of 10 basis points on the amount of the investments, subject to a minimum fee of $250,000 per year and a maximum fee of $750,000 per year. In respect of other services, we will pay Cohen Bros. for the cost of providing those services plus 10% of such cost, including a monthly rental fee of $17,500 for office space and facilities. Through December 31, 2005, we incurred $891,000 of expenses under the shared facilities and services agreement.

If the shared facilities and services agreement is terminated, we will have to obtain such services on our own or hire employees to perform them. We may not be able to replace these services or hire such employees in a timely manner or on terms, including cost and level of expertise, that are as favorable as those we received from Cohen Bros.

Certain agreements with Cohen Bros. and its affiliates were negotiated in the context of our formation and were not the result of arm’s length negotiations between independent parties.

The shared facilities and services agreement with Cohen Bros., our broker-dealer services agreement with CB&C and our non-competition agreement with Cohen Bros., as well as the Taberna Capital and Taberna Securities acquisition agreements, were negotiated in the context of our formation. At the time these agreements were negotiated, Cohen Bros. was our sole shareholder, and these agreements were therefore not the result of arm’s length negotiations between independent parties. As a result, the terms of these agreements may not have been as favorable to us as they would have been if we had negotiated these agreements with unaffiliated third parties due to possible conflicts of interests. Through December 31, 2005, CB&C had retained $31.0 million of origination fees pursuant to the broker-dealer services agreement. In addition, as of December 31, 2005, CB&C had earned $2.0 million of other fees in connection with the placement of debt and equity securities issued by Taberna I, Taberna II, Taberna III and Taberna IV. As discussed above, we have also paid substantial fees and consideration pursuant to the shared facilities and services agreement and the Taberna Capital and Taberna Securities acquisition agreements, and expect that substantial fees will continue to be paid pursuant to the shared facilities and services agreement.

We are subject to potential conflicts of interest in our relationship with Cohen Bros. and its affiliates and with our management team, in particular relating to the time such individuals may devote to other matters for Cohen Bros. and Alesco and our conflicts of interest policies may not successfully eliminate the influence of such conflicts.

Some members of our senior management are not exclusively dedicated to our affairs. Our chairman of the board and chief executive officer also serves as the chairman of Cohen Bros. and of Alesco, a recently-formed private REIT that invests in highly rated RMBS and CMBS, residential mortgage loans, TruPS issued by banks and insurance companies and collateralized loans issued by companies in a variety of industries. Our chairman of the board and chief executive officer has entered into an employment agreement with us under which he has agreed to devote only such time to our affairs as is reasonably necessary to perform his duties. Our vice chairman of the board serves as the chief operating officer of Cohen Bros. and as the chief executive officer of Alesco.

We may compete with Alesco for certain investment opportunities. A wholly-owned subsidiary of Cohen Bros. is the manager of Alesco, and members of our management team beneficially own, in the aggregate, approximately 5.0% of Alesco’s outstanding common shares of beneficial interest. While Alesco is prohibited, as an affiliate of Cohen Bros., from engaging in the businesses related to TruPS issued by REITs and real estate operating companies covered by our non-competition agreement with Cohen Bros., we and Alesco both intend to invest in residential mortgage loans, RMBS and CMBS in the foreseeable future, and we may have other overlapping investment categories in the future. The interests of members of our management in Alesco may create potential conflicts of interest to the extent that we compete with Alesco for investment opportunities in assets other than TruPS issued by REITs and real estate operating companies. Our conflict of interest policies may not successfully eliminate the influence of such conflicts.

In addition, pursuant to our shared facilities and services agreement with Cohen Bros., certain employees of Cohen Bros. are co-employed by Cohen Bros. and us for the duration of that agreement. There may be conflicts in prioritizing work that would not exist if such employees were exclusively employed by us.

Under our non-competition agreement with Cohen Bros., Cohen Bros. has agreed not to, directly or through controlled entities, compete with us in the business of purchasing TruPS or other preferred equity securities from, or acting as placement agent for, REIT and real estate operating company issuers of TruPS or other preferred equity securities and not to act as collateral manager for securitizations or CDOs involving such securities. To the extent we invest in, act as placement agent for or act as collateral manager for securitizations or CDOs involving securities other than TruPS or other preferred equity securities of REITs and real estate operating companies, we may compete with Cohen Bros. or other Cohen Bros. investment vehicles with similar or overlapping investment or financing strategies and members of our management may face conflicts of interest in allocating such opportunities between us, on the one hand, and Cohen Bros. and its affiliates, on the other hand.

In the future, we may enter into additional transactions with Cohen Bros. with the approval of the independent trustees of our board. We may not negotiate with Cohen Bros. terms that are as favorable to us as they would be if such transactions were negotiated with independent third parties. Although Maryland law addresses certain conflicts of interest situations and our board has adopted certain policies relating to conflicts of interest requiring, among other things, that all transactions in which trustees or executive officers have a material conflicting interest to our interests be approved by a majority of our disinterested trustees, our policies or Maryland law requirements may not be successful in eliminating the influence of such conflicts.

There are potential conflicts of interest in our relationships with certain of our underwriters. These underwriters have interests in the successful completion of this offering beyond the underwriting discounts and commissions and these interests may make it more difficult for the underwriters to conduct an objective due diligence evaluation of our business.

We have had prior business dealings with certain of our underwriters. FBR, one of our underwriters, acted as the initial purchaser and placement agent for our prior private placements, in connection with which FBR received approximately $29.8 million in fees. FBR also has issued $202.5 million of TruPS that were acquired by Taberna I, Taberna II, Taberna III, Taberna IV or our warehouse providers under our existing warehouse facilities or were acquired by CDOs managed by affiliates of Cohen Bros. Since January 1, 2004, FBR and/or its affiliates have received approximately $5.7 million of origination fees for introducing issuers of TruPS to CB&C.

Since January 1, 2004, Piper Jaffray and RBC Capital Markets, other underwriters of this offering, have also received approximately $900,000 and $10.2 million, respectively, of fees from CB&C and us in respect of the origination of TruPS for CDOs managed by us or affiliates of CB&C.

FBR, Piper Jaffray, and/or their respective affiliates have performed other investment banking services from time to time on behalf of companies affiliated with Cohen Bros., our chairman of the board and chief executive officer, Daniel Cohen, and/or his immediate family members. Since January 1, 2004, FBR and its affiliates have received approximately $20.6 million of fees in exchange for such services. Piper Jaffray and its affiliates also have received approximately $1.5 million of fees in exchange for their services.

In addition, FBR and its affiliates own 990,070 of our common shares, or 2.3% of our outstanding common shares prior to this offering.

These circumstances create potential conflicts of interest because these underwriters have interests in the successful completion of this offering in addition to the underwriting discounts and commissions they will receive, and these interests may make it more difficult for them to conduct an objective due diligence evaluation of our business.

Regulatory and Legal Risks of Our Business

Maintenance of our Investment Company Act exemption imposes limits on our operations.

Section 3(a)(1)(C) of the Investment Company Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Because we organized our company as a holding company that conducts its businesses primarily through majority-owned subsidiaries, the securities issued to us by our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. None of our subsidiaries is an investment company or is currently relying on the exemptions provided under Section 3(c)(1) or 3(c)(7), and therefore our ownership interests in our subsidiaries will not be deemed investment securities for purposes of the 40% test. We must monitor our holdings to ensure that the value of our investment securities does not exceed 40% of our total assets (exclusive of government securities and cash items) on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through these subsidiaries.

A majority of our subsidiaries are limited by the provisions of the Investment Company Act and the rules and regulations promulgated thereunder with respect to the assets in which they can invest to avoid being regulated as an investment company. For instance, our subsidiaries that issue CDOs (e.g., Taberna II, Taberna III, Taberna IV and Taberna V) generally will rely on Rule 3a-7, an exemption from the Investment Company Act provided for certain structured financing vehicles. This exemption limits the ability of these subsidiaries to sell their assets and reinvest the proceeds from asset sales. Our subsidiaries that hold real estate assets (e.g., Taberna Realty Holdings Trust and the mortgage loan securitization trusts that are wholly owned by Taberna Loan Holdings I, LLC) rely on the exemption from registration provided by Section 3(c)(5)(C) of the Investment Company Act. In order to qualify for this exemption, at least 55% of a subsidiary’s portfolio must be comprised of mortgages and other liens on and interests in real estate (collectively, “qualifying assets”) and at least 80% of the subsidiary’s portfolio must be comprised of real estate-related assets. Qualifying assets include mortgage loans, mortgage-backed securities that represent the entire ownership in a pool of mortgage loans and other interests in real estate. Accordingly, these restrictions will limit the ability of these subsidiaries to invest directly in TruPS, mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, unsecured debt and preferred securities issued by REITs and real estate companies or in assets not related to real estate. Our subsidiaries that engage in operating businesses (e.g., Taberna Securities and Taberna Capital) are not subject to the Investment Company Act.

If the combined value of the investment securities issued to us by our subsidiaries that are excepted by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, exceeds 40% of our total assets on an unconsolidated basis, we may be deemed to be an investment company. If we fail to maintain an exemption, exception or other exclusion from registration as an investment company, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on us and the market price of our common shares. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration and other matters.

We may become subject to liability and incur increased expenditures as a result of our prior restatement of our unaudited consolidated financial statements.

In November 2005, we determined, following consultation with our independent registered public accounting firm, to correct our accounting policy with respect to the treatment of fees paid to us for services rendered in structuring CDOs that we consolidate as part of our financial statements and, in connection with this correction, to restate our unaudited financial statements for the period from April 28, 2005 through June 30, 2005. Under our corrected accounting policy, we eliminate in consolidation both the fees paid to us by consolidated CDO issuers for structuring services and the deferred costs associated with those fees. Prior to this determination, we had made available, to purchasers in our second private placement and on our website, unaudited financial statements for the period ended June 30, 2005 that included in consolidation these fees and associated deferred costs.

The effects of this correction of our policy are that we neither recognize CDO structuring fees as revenue nor do we record the associated deferred costs as an asset that would have been amortized as interest expense over the estimated life of the respective consolidated CDO, although Taberna Capital will be subject to income taxes on structuring fees in the year in which the fees are received. The restatement decreased our net income for the period ended June 30, 2005 from net income of $0.24 per common share to a net loss of $0.04 per common share, but it did not impact our estimated REIT taxable income.

The restatement of our previously issued financial statements could expose us to liabilities if we were unable to successfully defend any claims relating to such restatement brought against us. For example, purchasers in our second private placement, or qualified institutional buyers that purchased our shares in The PORTAL Market®, or PORTAL, during the period when our prior financial statements were made available on our website, may seek to bring claims against us alleging a violation of Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. While we would vigorously defend any claims, defense of such claims could cause the diversion of management’s attention and resources, and we could be required to pay damages to settle such claims if any such claims are not resolved in our favor. It is not possible at this time to project whether any claim will be made or the amount of liability, if any, we might incur in connection with the restatement. Even if resolved in our favor, such claims could cause us to incur significant legal and other expenses. Moreover, we may be the subject of negative publicity relating to the financial statement inaccuracies and resulting restatement and negative reactions from our shareholders, creditors or others with whom we do business.

The accounting rules applicable to certain of our transactions are highly complex and require the application of significant judgment and assumptions by our management. In addition, changes in accounting interpretations or assumptions could impact our financial statements. We have undertaken remediation efforts for deficiencies in our internal controls over financial reporting.

Accounting rules for transfers of financial assets, hedging transactions, securitization transactions, consolidation of variable interest entities, or VIEs, and other aspects of our operations are highly complex and require the application of judgment and assumptions by management. These complexities could lead to delay in preparation of financial information. In addition, changes in accounting interpretations or assumptions could impact our financial statements.

In connection with its audit of our consolidated financial statements for the year ended December 31, 2005, we and our independent registered public accounting firm identified deficiencies in our internal controls over financial reporting that are “material weaknesses” as defined by standards established by the Public Company Accounting Oversight Board. The deficiencies related to (i) our and the predecessor entities’ accounting for hedging arrangements and (ii) the predecessor entities’ accounting for a tax election made by them prior to the consummation of our initial private placement. We have restated the financial statements of our predecessor entities to correct the accounting for the tax election and the hedging matter. We have engaged an unaffiliated firm that specializes in hedging activity to assist in the execution and documentation of our hedging activities; however, we cannot assure you that our internal controls over financial reporting will not be subject to material weaknesses in the future.

Our failure to maintain a broker-dealer license in the various jurisdictions in which we do business could have a material adverse effect on our business, financial condition, liquidity and results of operations.

The NASD has granted our membership application for a broker-dealer license for Taberna Securities. We also are required to maintain licenses with state securities regulators. Failure to maintain Taberna Securities’ licenses as a broker-dealer with the NASD and applicable state regulators would prevent us from originating securities and supplementing our revenue with origination fees paid to Taberna Securities by the issuers of TruPS. In that event, we may need to re-engage CB&C or a third-party broker-dealer to act as an originator and to permit CB&C or a third-party broker-dealer to retain origination fees as CB&C has previously done under our broker-dealer services agreement. If Taberna Securities is unable to receive origination fees, we would have less cash available for distributions to our shareholders.

Compliance with proposed and recently enacted changes in securities laws and regulations are likely to increase our costs.

The Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the SEC have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices for both public and private companies. We believe that these rules and regulations will make it more costly for us to operate our business in general and to obtain trustee and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of management and our board of trustees, particularly to serve on our Audit Committee.

Upon the effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting requirements of the Exchange Act and the other complex rules and regulations associated with being a public company, including the Sarbanes-Oxley Act of 2002. We have not previously been subject to these rules and regulations and have no experience operating as a public company. Furthermore, we expect that complying with the reporting requirements of the Exchange Act and otherwise operating as a public company will increase our administrative costs relative to operating a privately held company. Any failure to comply with the reporting requirements of the Exchange Act and the other rules and regulations governing public companies could subject us to civil and criminal action which could have a material adverse effect our business, financial condition, liquidity and results of operations.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our shareholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Risks Related to Our Investments

We may not realize gains or income from our investments and may realize losses.

We seek to generate both current income and capital appreciation. However, our investments may not appreciate in value and, in fact, may decline in value, and the financings that we originate and the securities that we invest in may default on interest and/or principal payments. Accordingly, we may not be able to realize gains or income from our investments and may realize losses. Any gains that we do realize may not be sufficient to offset any other losses we experience. Any income that we realize may not be sufficient to offset our expenses.

Increases in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our shareholders.

While we seek to match-fund the interest rates of our assets with liabilities as much as possible, changes in the general level of interest rates may affect our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense incurred on our interest-bearing liabilities. Changes in the level of interest rates also can affect, among other things, our ability to successfully implement our investment strategy and the value of our assets.

Currently, U.S. interest rates remain very low. In the event of a significant rising interest rate environment and/or economic downturn, defaults on our assets may increase and result in losses that would adversely affect our liquidity and operating results. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control.

Our operating results depend in large part on differences between the income from our assets, net of credit losses, and our financing costs. We anticipate that, in most cases, for any period during which our assets are not match-funded with our liabilities, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us.

As of December 31, 2005, the aggregate principal amount of our variable rate debt was approximately $2.4 billion, or 33% of our total liabilities, exclusive of the impact of our interest rate hedging activities. For a detailed discussion of our exposure to interest rate risk, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk.”

Some of our investments may be recorded at fair value as determined in good faith by our management and, as a result, there may be uncertainty as to the value of these investments.

Some of our investments may be in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We will value these investments quarterly at fair value as determined in good faith by our management. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common shares could be adversely affected if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

The lack of liquidity in our investments may adversely affect our business.

We may make investments in securities issued by private companies or other illiquid investments. A portion of these securities may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need arises.

A prolonged economic slowdown, a recession or declining real estate values could impair our investments and harm our operating results.

Many of our investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.

Our investment portfolio of residential mortgage loans has, and our future investments may have, material geographic concentrations. Any adverse market or economic conditions in those regions may have a disproportionately adverse effect on the ability of our customers to make their loan payments.

As of December 31, 2005, approximately 43.4% of our investment portfolio of residential mortgage loans, based on outstanding principal balances, represented loans secured by properties located in California. In the future, we may acquire other investments that also have material geographic concentrations. The risk of foreclosure and losses are likely to be correlated between our residential and our commercial real estate investments and the correlation may be exacerbated by our geographic concentrations.

Adverse market or economic conditions in a particular state or region where we have significant investments may disproportionately increase the risk that borrowers in that region are unable to make their mortgage payments. In addition, the market value of the real estate securing those mortgage loans could be adversely affected by adverse market and economic conditions in that region. Also, the properties securing our loans in California may be adversely affected by natural disasters that occur in that state, such as earthquakes, wildfires, floods and mudslides. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions or natural disasters in that state or geographic region could adversely affect our net interest income from loans in our investment portfolio and our ability to make distributions to our shareholders.

Preferred equity investments in REITs and real estate operating companies may involve a greater risk of loss than traditional debt financing and specific risks relating to particular issuers.

We may invest in preferred securities, other than TruPS, of REITs and real estate operating companies, depending upon our ability to finance such assets in accordance with our financing strategy. As of the date of this prospectus, we have made no such preferred equity investments. Preferred equity investments involve a higher degree of risk than traditional debt financing due to a variety of factors, including that such investments are subordinate to debt and are not secured by property underlying the investment. Furthermore, should an issuer of preferred equity default on our investment, we would only be able to proceed against the issuer, and not the property owned by the issuer and underlying our investment. In most cases, a preferred equity holder has no recourse against an issuer for a failure to pay stated dividends; rather, unpaid dividends typically accrue and the preferred shareholder maintains a liquidation preference in the event of a liquidation of the issuer of the preferred securities. There can be no assurance that an issuer would have sufficient assets to satisfy any liquidation preference to which we may be entitled. As a result, we may not recover some or all of our investments in preferred equity securities.

Our investments in REIT securities involve special risks relating to the particular REIT issuer of the securities, including the qualification of the issuer as a REIT, and the financial condition and business outlook of the issuer. Investments in preferred equity securities of REITs would represent qualifying real estate assets for purposes of the REIT asset tests we must meet on a quarterly basis and would generate income which represents qualifying income for purposes of the 75% REIT gross income test which we must meet on an annual basis in order to maintain our qualification as a REIT, but only if the issuer of those securities is itself a qualified REIT. If the issuer fails to maintain its qualification as a REIT, the securities issued by that issuer will no longer be qualifying real estate assets, and the income will no longer be qualifying income for purposes of the 75% REIT gross income test, in each case for purposes of maintaining our REIT qualification, subjecting our REIT qualification to risk.

Our investments in unsecured REIT securities are subject to the risks of investing in subordinated real estate-related securities, which may result in losses to us.

REITs generally are required to invest substantially in operating real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this prospectus. Our investments in TruPS and other REIT securities are also subject to the risks described below with respect to mortgage-backed securities and similar risks, including (i) risks of delinquency and foreclosure, and the resulting risks of loss, (ii) the dependence upon the successful operation of and net income from real property, (iii) risks generally incident to interests in real property, and (iv) risks that may be presented by the type and use of a particular property. Unsecured REIT securities are generally subordinated to other obligations of the issuer and are not secured by property underlying the investment.

Investments in REIT securities are also subject to risks of: (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the prior claims of banks and other senior lenders to the issuer, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets, (v) the possibility that earnings of the REIT issuer may be insufficient to meet its debt service and dividend obligations and (vi) the declining creditworthiness and potential for insolvency of the issuer of such REIT securities during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding REIT securities and the ability of the issuers of such securities to repay principal and interest or make dividend payments.

Our investments in the equity securities of CDOs involve various significant risks, including that CDO equity holders receive distributions from the CDO only if the CDO generates enough income to first pay the holders of its debt securities and its expenses.

We currently invest in the equity securities of four CDOs, Taberna II, Taberna III, Taberna IV and Taberna V and we may invest in the equity securities of other CDOs. A CDO is a special purpose vehicle that purchases collateral (such as bank loans or asset-backed securities) that is expected to generate a stream of interest or other income. The CDO issues various classes of securities that participate in that income stream, typically one or more classes of debt instruments and a class of equity securities. The equity is usually entitled to all of the income generated by the CDO after the CDO pays all of the interest and principal due on the debt securities and its expenses. However, little or no income will be available to the holders of the CDO equity if there are defaults by the issuers of the underlying collateral and those defaults exceed a certain amount. If sufficient defaults occur, the value of our investment in the CDO’s equity could decrease substantially or be eliminated entirely. In addition, the equity securities of CDOs are generally illiquid, and because these equity securities represent a leveraged investment in the CDO’s assets, the value of the equity securities will generally have greater fluctuations than the values of the underlying collateral.

Prepayment rates on TruPS, mortgage loans or mortgage-backed securities could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our shareholders.

The value of the TruPS, mortgage loans, mortgage-backed securities and, possibly, other securities in which we invest may be adversely affected by prepayment rates. For example, higher than expected prepayment rates will likely result in interest-only securities retained by us in our mortgage loan securitizations and securities that we acquire at a premium to diminish in value. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty.

Borrowers tend to prepay their financings faster when interest rates decline. In these circumstances, we would have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, borrowers tend not to prepay on their financings when interest rates increase. Consequently, we would be unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our investment portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our shareholders. As of the date of this prospectus, none of our CDOs has experienced any prepayments of the underlying collateral and approximately 2% of our residential mortgage loans have been prepaid.

The guarantees of principal and interest related to the mortgage-backed securities in which we may invest provided by the Federal National Mortgage Association, or Fannie Mae, the Federal Home Loan Mortgage Corporation, or Freddie Mac, or the Government National Mortgage Association, or Ginnie Mae, do not protect investors against prepayment risks.

The mortgage loans in which we invest and the mortgage loans underlying the mortgage and asset-backed securities in which we invest are subject to delinquency, foreclosure and loss, which could result in losses to us.

As of December 31, 2005, we held investments in residential mortgage loans that had an aggregate unpaid principal balance of approximately $4.5 billion. Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency, foreclosure and loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. Asset-backed securities are bonds or notes backed by loans and/or other financial assets. The ability of a borrower to repay these loans or other financial assets is dependent upon the income or assets of these borrowers.

Commercial mortgage loans are secured by multi-family or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. RMBS evidence interests in or are secured by pools of residential mortgage loans and CMBS evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the mortgage-backed securities we invest in are subject to all of the risks of the underlying mortgage loans. In addition, residential mortgage borrowers are not typically prevented by the terms of their mortgage loans from prepaying their loans in whole or in part at any time. Borrowers prepay their mortgages for many reasons, but typically, when interest rates decline, borrowers tend to prepay at faster rates. To the extent that the underlying mortgage borrowers in any of our mortgage loan pools or the pools underlying any of our mortgage-backed securities prepay their loans, we will likely receive funds that will have to be reinvested, and we may need to reinvest those funds at less desirable rates of return.

Although we intend to focus on real estate-related asset-backed securities, there can be no assurance that we will not invest in other types of asset-backed securities to the extent such investments would be consistent with maintaining our qualification as a REIT.

Our investments in CDOs and other securitizations are exposed to greater uncertainty and risk of loss than investments in higher grade securities in these CDOs and securitizations.

When we securitize assets such as TruPS and residential mortgage loans, the various tranches of investment grade and non-investment grade debt obligations and equity securities have differing priorities and rights to the cash flows of the underlying assets being securitized. We structure our CDO and other securitization transactions to enable us to place debt and equity securities with investors in the capital markets at various pricing levels based on the credit position created for each tranche of debt and equity securities. The higher rated debt tranches have priority over the lower rated debt securities and the equity securities issued by the particular securitization vehicle to payments of interest and principal using the cash flows from the collateral assets. The relative cost of capital increases as each tranche of capital becomes further subordinated, as does the associated risk of loss if cash flows from the assets are insufficient to repay fully interest and principal or pay dividends.

Since we invest in the “BBB,” “BB,” “B” and unrated debt and equity classes of CDOs and other securitizations, we are in a “first loss” position because the rights of the securities that we hold are subordinate in right of payment and in liquidation to the rights of higher rated debt securities issued by the securitization vehicles. Accordingly, we may incur significant losses on our investments in these securities. As of December 31, 2005, we owned $100.3 million of CDO preference shares, $81.9 million of CDO debt securities rated “BBB” or “BB,” and $79.7 million of subordinated debt and equity in our residential mortgage loan securitizations. Our aggregate investments in these securities represented approximately 64% of our beneficiaries’ equity at December 31, 2005. These investments bear a greater risk of loss than the senior debt securities that have been sold to third-party investors in each of our CDOs and other securitizations. In the event of default, we may not be able to recover all of our investment in these securities. In addition, we may experience significant losses if the underlying portfolio has been overvalued or if the values subsequently decline and, as a result, less collateral is available to satisfy interest, principal and dividend payments due on the related securities. The prices of lower credit quality securities are generally less sensitive to interest rate changes than higher rated investments, but are more sensitive to economic downturns or developments specific to a particular issuer. An economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors on the underlying assets to make principal, interest and dividend payments may be impaired. In such an event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal or equity in these securities.

We may be exposed to environmental liabilities with respect to properties to which we take title.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Investments in mezzanine loans involve greater risks of loss than senior loans secured by income-producing properties.

We may invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of investments involve a higher degree of risk than long-term senior mortgage lending secured by income producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investments. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal.

We may make investments in non-U.S. dollar denominated securities, which will be subject to currency rate exposure and the uncertainty of foreign laws and markets.

As of the date of this prospectus, we have not invested in securities denominated in foreign currencies. We may, however, purchase these securities in the future, including TruPS issued by foreign issuers. We expect that our exposure, if any, would be principally to the British pound, the Euro and the Canadian dollar. A change in foreign currency exchange rates may have an adverse impact on returns on our non-dollar denominated investments. Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations.

We may enter into derivative contracts that could expose us to contingent liabilities in the future.

Part of our investment strategy involves entering into derivative contracts like the interest rate swaps we use to limit our exposure to interest rate movements. Most of our derivative contracts require us to fund cash payments upon the early termination of a derivative agreement caused by an event of default or other early termination event. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. In addition, some of our derivative arrangements require that we maintain specified percentages of cash collateral with the counterparty to fund our potential liabilities under the derivative contract. We may have to make cash payments in order to maintain the required percentage of collateral with the counterparty. These economic losses would be reflected in our results of operations, and our ability to fund these obligations would depend on the liquidity of our assets and access to capital at the time. The need to fund these obligations could adversely impact our financial condition.

Our due diligence may not reveal all of an entity’s liabilities and may not reveal other weaknesses in their business.

Before originating an investment for, or making an investment in, an entity, we will assess the strength and skills of the entity’s management and other factors that we believe will determine the success of the investment. In making the assessment and otherwise conducting customary due diligence, we expect to rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. As a result, there can be no assurance that our due diligence processes will uncover all relevant facts or that any investment will be successful.

Risks Related to This Offering

There is no public market for our common shares and a market for our common shares may never develop, which could result in purchasers in this offering being unable to monetize their investment.

Prior to this offering, there has been no public market for our common shares. The initial public offering price for our common shares will be determined by negotiations between the underwriters and us. We cannot assure you that the initial public offering price will correspond to the price at which our common shares will trade in the public market subsequent to this offering or that the price of our common shares available in the public market will reflect our actual financial performance.

We intend to apply to list our common shares on the NYSE under the symbol “TBR.” Listing on the NYSE would not ensure that an actual market will develop for our common shares. Accordingly, no assurance can be given as to:

•	the likelihood that an active market for the shares will develop;

•	the liquidity of any such market;

•	the ability of our shareholders to sell their common shares; or

•	the price that our shareholders may obtain for their common shares.

Even if an active trading market develops, the market price of our common shares may be highly volatile and could be subject to wide fluctuations after this offering. Some of the factors that could negatively affect our share price include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates, which may lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Common shares eligible for future sale may have adverse effects on our share price.

We cannot predict the effect, if any, of future sales of our common shares, or the availability of shares for future sales, on the market price of our common shares. Upon the completion of this offering, we will have              common shares outstanding, or              common shares if the underwriters’ over-allotment option is exercised in full.

In general, the shares sold in this offering will be freely transferable without restriction under the Securities Act. Subject to the resale restrictions described in the following paragraph, with respect to the remaining              common shares that will be outstanding immediately after completion of this offering (including approximately common shares held by our trustees, executive officers and other related parties), certain of our shareholders may be eligible to sell all or some these shares by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a shareholder (or shareholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding common shares or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our shareholders that are non-affiliates that have satisfied a two-year holding period. For shares acquired in our initial private placement or in connection with the formation transactions, the one-year holding period will expire in April 2006 and, for shares acquired in our second private placement, the one-year holding period will expire in August 2006. Furthermore, immediately after completion of this offering, approximately              common shares will be held by persons who were shareholders prior to this offering and who are entitled to certain rights under the registration rights agreement that we entered into in connection with our prior private placements. Pursuant to the registration rights agreement, we filed a shelf registration statement with the SEC on November 23, 2005 that will permit these shareholders, subject to the resale restrictions described below, to sell their shares in the public market from time to time. Accordingly, our shareholders may sell substantial amounts of common shares in the public market following this offering, both pursuant to this shelf registration statement and Rule 144 under the Securities Act, which could depress the market price of our common shares.

Subject to certain exceptions, we, our trustees and executive officers and Cohen Bros. have agreed with the underwriters to be bound by lock-up agreements that prohibit us and them from selling, pledging, transferring or otherwise disposing of any of our common shares, or any securities convertible into or exercisable for any of our common shares, for a period commencing 30 days prior to the effective date of the registration statement of which this prospectus is a part until 180 days after the closing of this offering. In addition, the underwriters of this offering will require that all of our shareholders, other than our trustees and executive officers and Cohen Bros., agree pursuant to the registration rights agreement not to sell or otherwise dispose of any of our common shares that they are not selling in this offering for a period commencing 30 days prior to the effective date of the registration statement of which this prospectus is a part until 60 days following the effective date. The underwriters may, at any time, release all or a portion of the securities that are subject to the foregoing resale restrictions. Upon the expiration or, if applicable, release of the foregoing resale restrictions,                 shares will become eligible for sale in the public markets, which could depress the market price of our common shares.

We also may issue from time to time additional common shares in connection with the acquisition of investments and we may grant additional demand or piggyback registration rights in connection with such issuances.

Sales of substantial amounts of common shares or the perception that such sales could occur may adversely affect the prevailing market price for our common shares.

Future offerings of debt securities, which would rank senior to our common shares upon our liquidation, and future offerings of equity securities, which would dilute the holdings of our existing shareholders and may be senior to our common shares for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common shares.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities. Upon liquidation, holders of our debt securities and holders of our preferred shares and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares, or both. Our preferred shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a distribution to the holders of our common shares. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common shares bear the risk of our future offerings reducing the market price of our common shares and diluting their holdings of shares in us.

We have not established a minimum distribution payment level, and there can be no assurance of our ability to pay distributions in the future.

On July 11, 2005, our board of trustees declared an initial distribution of $0.24 per common share that was paid on July 29, 2005 to shareholders of record as of July 21, 2005. On October 21, 2005, our board of trustees declared a quarterly distribution of $0.30 per common share that was paid on November 8, 2005 to shareholders of record as of October 31, 2005. On January 20, 2006, our board of trustees declared a quarterly distribution of $0.30 per common share that was paid on February 9, 2006 to shareholders of record as of January 30, 2006. We intend to pay quarterly distributions and to pay distributions to our shareholders in amounts such that all or substantially all of our net taxable income each year, subject to certain adjustments, is distributed. As is true of our distributions paid to date, we may pay future distributions on a quarterly basis that substantially exceed our net income, as determined in accordance with GAAP, because our REIT taxable income will likely exceed our GAAP net income for the foreseeable future. We have not established a minimum distribution payment level, and our ability to pay distributions may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of trustees and will depend on our earnings, our financial condition, maintenance of our REIT qualification and such other factors as our board of trustees may deem relevant from time to time. There can be no assurance of our ability to pay distributions in the future. Furthermore, our prior distributions are not indicative of our ability to pay distributions in the future, especially in light of the fact that our prior distributions were paid prior to our election and qualification to be taxed as a REIT and our becoming a public company. To the extent that we make distributions in excess of our current and accumulated tax earnings and profits, such distributions would generally be considered a return of capital for U.S. federal income tax purposes. A return of capital distribution is not taxable, but rather reduces the holder’s adjusted tax basis in its investment.

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price of our common shares is substantially higher than what our net tangible book value per share will be immediately after this offering. Purchasers of our common shares in this offering will incur immediate dilution of approximately $         in net tangible book value per share of our common shares, based upon the midpoint of the price range set forth on the cover page of this prospectus.

Risks Related to Our Organization and Structure

Certain provisions of Maryland law and our declaration of trust and bylaws could hinder, delay or prevent a change of control of us.

Certain provisions of Maryland law and our declaration of trust and bylaws could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of us, and may have the effect of entrenching our management and members of our board of trustees, regardless of performance. These provisions include the following:

•	Issuances of authorized shares and classification of shares without shareholder approval. Our board of trustees may, without any action by the shareholders, cause us to issue additional authorized but unissued common or preferred shares. In addition, the board may classify or reclassify any unissued common shares or preferred shares and set the preferences, rights and other terms of the classified or reclassified shares, including preferred shares that have preference rights over the common shares with respect to dividends, liquidation, certain class voting rights and other matters.

•	Removal of trustees. Under our declaration of trust, subject to the possible rights of one or more future classes or series of preferred shares to elect one or more trustees, a trustee may be removed, but only for cause (as defined in our declaration of trust), by an affirmative vote of at least a majority of all votes entitled to be cast by shareholders generally in the election of trustees. This provision of our declaration of trust limits the ability of our shareholders to remove incumbent trustees.

•

Number of trustees, board vacancies and term of office. Our bylaws provide that the number of trusteeships that may be established by our board of trustees may not be fewer than one. Our declaration of trust and bylaws provide that any vacancy may be filled, at any regular meeting or special meeting called for that purpose, only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, and such vacancy shall be filled until the end of the term of the trusteeship in which it occurred.

•	Limitation on shareholder requested special meetings. Our bylaws provide that our shareholders have the right to call a special meeting only upon the written request of the shareholders entitled to cast not less than a majority of all the votes entitled to be cast by the shareholders at such meeting.

•	Advance notice provisions for shareholder nominations and proposals. Our bylaws require advance written notice for shareholders to nominate persons for election as trustees at, or to bring other business before, any meeting of our shareholders. This bylaw provision limits the ability of our shareholders to nominate persons for election as trustees or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

•	Shareholder nominations of trustees may only be made at an annual meeting, or at a special meeting at which our board of trustees has determined trustees shall be elected. Our bylaws provide that shareholder nominations of trustees may only be made at annual meetings or at special meetings at which our board of trustees has determined trustees shall be elected. This bylaw provision limits the ability of our shareholders to nominate persons for election as trustees at special meetings.

•	Exclusive authority of our board to amend our bylaws. Our bylaws provide that our board of trustees has the exclusive power to adopt, alter or repeal any provision of the bylaws or to make new bylaws. Thus, our shareholders may not effect any changes to our bylaws.

•	Maryland Business Combination Act. The Maryland Business Combination Act provides that unless exempted, a Maryland real estate investment trust may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, certain issuances of shares and other specified transactions, with an “interested shareholder” or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder became an interested shareholder, and thereafter imposes special shareholder voting requirements on these combinations. An interested shareholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding shares of a Maryland real estate investment trust or an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of the real estate investment trust. Our board of trustees has adopted a resolution providing that any business combination between us and any other person is exempted from this statute. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

•	Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a Maryland real estate investment company acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. “Control shares” are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, would entitle the acquiror to exercise, or direct the exercise of, voting power in electing trustees within one of the following ranges of the voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a shareholders’ meeting, then, subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. Our bylaws contain a provision exempting acquisitions of our shares from the Maryland Control Share Acquisition Act. However, our board of trustees may amend our bylaws in the future to repeal or modify this exemption, in which case the Maryland Control Share Acquisition Act will apply to us.

Tax Risks

Complying with REIT requirements may cause us to forgo otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our common shares. In order to satisfy these tests, we may be required to forgo investments we might otherwise make. Accordingly, compliance with the REIT requirements may hinder our investment performance.

In particular, at least 75% of our assets at the end of each calendar quarter must consist of real estate assets, government securities, cash or cash items. For this purpose, “real estate assets” generally include interests in real property, such as land, buildings, leasehold interests in real property, stock of other entities that qualify as REITs, interests in mortgage loans secured by real property, investments in stock or debt instruments during the one-year period following the receipt of new capital and regular or residual interests in a Real Estate Mortgage Investment Conduit, or REMIC. In addition, the amount of securities of a single issuer that we hold must generally not exceed either 5% of the value of our gross assets or 10% of the vote or value of such issuer’s outstanding securities.

Certain of the assets that we hold or intend to hold, including TruPS and unsecured loans to REITs or other entities, will not be qualified real estate assets for the purposes of the REIT asset tests. In addition, although preferred equity securities of REITs (which would not include TruPS) should generally be treated as qualified real estate assets, this will require that (i) they are treated as equity for U.S. tax purposes, and (ii) their issuers maintain their qualification as REITs. CMBS and RMBS securities should generally qualify as real estate assets. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by corporations that are not secured by mortgages on real property, those securities will likely not be qualifying real estate assets for purposes of the REIT asset tests.

We generally will be treated as the owner of any assets that collateralize a securitization transaction to the extent that we retain all of the equity of the securitization vehicle and do not make an election to treat such securitization vehicle as a TRS, as described in further detail below.

As noted above, in order to comply with the REIT asset tests and 75% gross income test, at least 75% of our assets and 75% of our gross income must be derived from qualifying real estate assets, whether or not such assets would otherwise represent our best investment alternative. For example, since neither TruPS nor equity in corporate entities that hold TruPS, such as CDOs, will be qualifying real estate assets, we must hold substantial investments in qualifying real estate assets, including mortgage loans and CMBS and RMBS securities, which typically have lower yields than TruPS.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including any mortgage loans, held in inventory or primarily for sale to customers in the ordinary course of business. The prohibited transaction tax may apply to any sale by us of assets to a CDO and to any sale by us of CDO securities, and therefore may limit our ability to sell assets to or equity in CDOs and other assets.

It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for purposes of the REIT asset tests by conducting certain activities, holding non-qualifying REIT assets or engaging in CDO transactions through our TRSs, subject to certain limitations as described below. To the extent that we engage in such activities through TRSs, the income associated with such activities may be subject to full U.S. federal corporate income tax.

Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the issuers of the REIT securities in which we invest maintaining their REIT qualifications and the accuracy of legal opinions rendered to or statements by the issuers of securities, including CDOs, in which we invest.

When purchasing securities issued by REITs, we may rely on opinions of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such issuer qualifies as a REIT for U.S. federal income tax purposes and such securities represent debt or equity securities for U.S. federal income tax purposes, and therefore to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% REIT gross income test. In addition, when purchasing CDO equity, we may rely on opinions of counsel regarding the qualification of the CDO for exemption from U.S. corporate income tax. The inaccuracy of any such opinions or statements may adversely affect our REIT qualification and/or result in significant corporate-level tax. In addition, if the issuer of any REIT equity securities in which we invest were to fail to maintain its qualification as a REIT, the securities of such issuer held by us will fail to qualify as real estate assets for purposes of maintaining our REIT qualification and the income generated by such securities will not represent qualifying income for purposes of the 75% REIT gross income test and therefore could cause us to fail to qualify as a REIT.

The “taxable mortgage pool” rules may subject us to U.S. federal income tax, increase the tax liability of our shareholders and limit the manner in which we effect securitizations.

We have entered, and will likely continue to enter, into transactions that result in us or a portion of our assets being treated as a “taxable mortgage pool” for U.S. federal income tax purposes. Specifically, we have securitized portfolios of mortgage loans and will likely in the future securitize RMBS or CMBS assets that we acquire and such securitizations will result in us owning interests in a taxable mortgage pool. We have entered, and expect to continue to enter, into such transactions at the REIT level. To the extent that all or a portion of our company is treated as a taxable mortgage pool, or we make investments or enter into financing and securitization transactions that give rise to us being considered to own an interest in one or more taxable mortgage pools, a portion of our REIT taxable income may be characterized as “excess inclusion income” and allocated to our shareholders, generally in the same manner as if the taxable mortgage pool were a REMIC. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC, during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long-term federal tax rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). The U.S. Treasury Department has not yet issued regulations governing the tax treatment of shareholders of a REIT that owns an interest in a taxable mortgage pool.

Although the law on the matter is unclear, we might be taxable at the highest corporate income tax rate on the excess inclusion income arising from a taxable mortgage pool that is allocable to the percentage of our shares held by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on unrelated business taxable income, or UBTI, under Section 512 of the Internal Revenue Code. We expect that disqualified organizations will own our shares. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool.

If a shareholder is a tax-exempt entity and not a disqualified organization, then this excess inclusion income would be fully taxable as UBTI. If a shareholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the shareholder is a REIT, regulated investment company (“RIC”) or common trust fund, its allocable share of our excess inclusion income would be considered excess inclusion income of such entity. In addition, to the extent we realize excess inclusion income and allocate it to shareholders, this income cannot be offset by net operating losses of our shareholders. Accordingly, shareholders should be aware that we expect to engage in transactions that will likely result in a significant portion of our dividend income being considered excess inclusion income.

Moreover, if we sell equity interests in a taxable mortgage pool securitization (or debt securities that might be considered to be equity interests for tax purposes), such securitization would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and would adversely affect our compliance with those requirements. The tax consequences of such a characterization could effectively prevent us from using certain techniques to maximize our returns from securitization transactions.

Finally, if we fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes.

The tax treatment of income inclusions from our foreign TRSs or other corporations that are not REITs or qualified REIT subsidiaries for purposes of the gross income requirements for REITs is unclear.

We likely will be required to include in our income, in certain cases, even without the receipt of actual distributions, earnings from our foreign TRSs or other foreign corporations that are not REITs or qualified REIT subsidiaries, including from our contemplated equity investments in CDOs. We intend to treat certain of these income inclusions as qualifying income for purposes of the 95% gross income test applicable to REITs but not for purposes of the REIT 75% gross income test. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, we cannot assure you that the Internal Revenue Service, or IRS, will not assert a contrary position. In the event that such income was determined not to qualify for the 95% gross income test, we could fail to qualify as a REIT. Even if such income does not cause us to fail to qualify as a REIT because of relief provisions, we would be subject to a penalty tax with respect to such income because we expect that such income, together with other non-qualifying income earned by us, will exceed 5% of our gross income. In addition, if such income was determined not to qualify for the 95% gross income test, we would need to invest in sufficient qualifying assets, or sell some of our interests in our foreign TRSs or other foreign corporations that are not REITs or qualified REIT subsidiaries to ensure that the income recognized by us from our foreign TRSs or such other foreign corporations does not exceed 5% of our gross income. See “Material U.S. Federal Income Tax Considerations.”

If we fail to qualify as a REIT, our dividends will not be deductible by us, and we will be subject to corporate level tax on our net taxable income. This would reduce the cash available to make distributions to our shareholders and may have significant adverse consequences on the value of our common shares.

We believe that we have been organized and operated in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions, for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may also affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and sources of our gross income. Also, we must make distributions to shareholders aggregating annually at least 90% of our net taxable income, excluding net capital gains. We will earn income including, without limitation, in connection with our investments in CDOs, the qualification of which may be uncertain for purposes of the REIT gross income tests due to a lack of authority directly on point. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership or REIT for U.S. federal income tax purposes. As an example, to the extent we invest in preferred equity securities of other REIT issuers, our qualification as a REIT will depend upon the continued qualification of such issuers as REITs under the Internal Revenue Code. Accordingly, unlike an investment in other REITs, an investment in our company may be subject to additional risk regarding our ability to qualify and maintain our qualification as a REIT. We cannot assure you that we will be successful in operating in a manner that will allow us to qualify as a REIT. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for U.S. federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

If we fail to qualify as a REIT or lose our qualification as a REIT at any time, we will face serious tax consequences that would substantially reduce the funds available for distribution to our shareholders for each of the years involved because:

•	we would not be allowed a deduction for distributions to shareholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we also could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will not be required to make distributions to shareholders, and all distributions to shareholders will be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. This means that our U.S. shareholders, as such term is defined under “Material U.S. Federal Income Tax Considerations—Taxation of Shareholders,” who are taxed as individuals would be taxed on our dividends at long-term capital gains rates through 2008 and that our corporate shareholders generally would be entitled to the dividends received deduction with respect to such dividends, subject, in each case, to applicable limitations under the Internal Revenue Code. Finally, if we fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital and would adversely affect the value of our common shares.

We will pay taxes.

Even if we qualify as a REIT for U.S. federal income tax purposes, we will be required to pay U.S. federal, state and local taxes on our income and property. In addition, our domestic TRSs are fully taxable corporations that will be subject to taxes on their income, and they may be limited in their ability to deduct interest payments made to us. We also will be subject to a 100% penalty tax on certain amounts if the economic arrangements among us and our TRSs are not comparable to similar arrangements among unrelated parties or if we receive payments for inventory or property held for sale to customers in the ordinary course of business. We may be taxable at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool that is allocable to our shares held by “disqualified organizations.” In addition, under certain circumstances we could be subject to a penalty tax if we fail to meet certain REIT requirements but nonetheless maintain our qualification as a REIT. For example, we may be required to pay a penalty tax with respect to income earned by us in connection with our CDO equity in the event such income is determined not to be qualifying income for purposes of the REIT 95% gross income test but we are otherwise able to remain qualified as a REIT. To the extent that we or our TRSs are required to pay U.S. federal, state or local taxes, we will have less cash available for distribution to our shareholders.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our shareholders.

In order to qualify as a REIT, we must distribute to our shareholders each calendar year at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our net taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	100% our undistributed taxable income from prior years.

We intend to distribute our net income to our shareholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. There is no requirement that our domestic TRSs, such as Taberna Capital, Taberna Securities and Taberna Funding, distribute their after-tax net income to us and such TRSs may, to the extent consistent with maintaining our qualification as a REIT, determine not to make any current distributions to us. However, our non-U.S. TRSs, such as Taberna Equity Funding, Ltd., Taberna II, Taberna III, Taberna IV and, upon making the necessary TRS election, Taberna V, will generally be deemed to distribute their earnings to us on an annual basis for U.S. federal income tax purposes, regardless of whether such TRSs actually distribute their earnings.

Our taxable income may substantially exceed our net income as determined by GAAP because, for example, expected capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets including the equity of CDO entities that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as phantom income. Although some types of phantom income are excluded to the extent they exceed 5% of our net income in determining the 90% distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax in that year.

If our CDOs that are TRSs are subject to U.S. federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to distribute to us and that we would have available to pay their creditors.

Our CDOs Taberna II, Taberna III, Taberna IV and Taberna V are organized as Cayman Islands companies. There is a specific exemption from U.S. federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We intend that Taberna II, Taberna III, Taberna IV, Taberna V and any other of our non-U.S. CDOs that are TRSs will rely on that exemption or otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income at the entity level. If the IRS were to succeed in challenging that tax treatment, it could greatly reduce the amount that those CDOs would have available to distribute to us and to pay to their creditors.

The ownership limitation may restrict change of control or business combination opportunities in which our shareholders might receive a premium for their shares.

In order for us to qualify as a REIT for each taxable year after 2005, no more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To assist us in preserving our REIT qualification, our declaration of trust generally prohibits any person from directly or indirectly owning more than 8.1% in value or in number of shares, whichever is more restrictive, of our outstanding common shares or our outstanding shares of beneficial interest. Our board has approved an exception to our ownership limit for Daniel G. Cohen and his affiliates, who are permitted to own up to 17.5%, in value or in number of shares, whichever is more restrictive, of our common shares, our board of trustees has also approved an exception to our ownership limit for Eton Park Capital Management, L.P., Mercury Real Estate Advisors LLC and Omega Advisors, Inc., who will be permitted to own up to 7,540,000, 4,082,500, and 3,250,000 common shares, respectively, representing 17.27%, 9.35% and 7.45%, respectively of our common shares before giving effect to this offering.

The ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common shares might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Our ownership of and relationship with our TRSs will be limited, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Taberna Capital, Taberna Securities and Taberna Funding will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but will not be required to be distributed to us. For the period from April 28, 2005 through December 31, 2005, our TRSs paid $5.0 million of after-tax distributions of net income to us.

The value of the securities that we hold in our TRSs may not be subject to precise valuation. Accordingly, there can be no assurance that we will be able to comply with the 20% limitation discussed above or avoid application of the 100% excise tax discussed above.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code limit our ability to hedge mortgage-backed securities, preferred securities and related borrowings. Except to the extent provided by the regulations promulgated by the U.S. Treasury Department, or the Treasury regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in the Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through TRSs. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

Dividends payable by REITs do not qualify for the reduced tax rates under tax legislation enacted in 2003.

The maximum U.S. federal income tax rate for corporate dividends payable to domestic shareholders that are individuals, trusts and estates is 15% (through 2008). Dividends payable by REITs, however, generally are not eligible for the 15% rate. Although the lower U.S. federal income tax rates applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares.

If we make distributions in excess of our current and accumulated earnings and profits, those distributions will be treated as a return of capital, which will reduce the adjusted basis of your common shares, and to the extent such distributions exceed your adjusted basis, you will recognize a capital gain.

Unless you are a tax-exempt entity, distributions that we make to you generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. If the amount we distribute to you exceeds your allocable share of our current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your common shares, which will reduce your basis in your common shares but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of our current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset. During the period from April 28, 2005 through December 31, 2005, we distributed a total of $0.54 per common share to our shareholders, of which $0.09 was treated as a return of capital for U.S. federal income tax purposes.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Distribution Policy,” “Business” and elsewhere in this prospectus constitute forward-looking statements. These forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negative of these terms or other comparable terminology. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business strategy;

•	our ability to use effectively the proceeds of this offering and manage our anticipated growth;

•	our ability to obtain future financing arrangements;

•	our ability to access the securitization markets;

•	estimates relating to, and our ability to make, future distributions;

•	our ability to compete in the marketplace;

•	market trends;

•	projected capital and operating expenditures; and

•	the impact of technology on our operations and business.

Our beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors” and “Business;”

•	general volatility of the capital markets and the market price of our common shares;

•	changes in our business strategy;

•	the level of interest of REITs and real estate operating companies in our finance products;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy;

•	changes in accounting principles and interpretations;

•	increased rates of default and/or decreased recovery rates on our investments;

•	increased prepayments of our assets; and

•	the degree and nature of our competition.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of                      of our common shares in this offering will be approximately $                  million (or approximately $                  million if the underwriters fully exercise their over-allotment option), in each case after deducting underwriting discounts and commissions of approximately $                  million (or approximately $                  million if the underwriters fully exercise their over-allotment option) and estimated offering expenses of approximately $                  million payable by us. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.

We intend to use $                  million of the net proceeds of this offering to repay a portion of the indebtedness that we expect to be outstanding at the time of this offering under the following two repurchase agreements and other repurchase agreements that we expect to enter into:

Amount Outstanding as of December 31, 2005	Weighted Average Borrowing Rate	Weighted Average Maturity
(dollars in thousands)
$220,507	4.7%	July 2006, renewable in 30 day increments

$83,250	5.1%	July 2006, renewable in 30 day increments

$303,757	4.8%

Amounts repaid may be reborrowed from time to time, subject to compliance with borrowing conditions. The proceeds of the repurchase agreements set forth above were used to finance the interests we have acquired in residential mortgage loans.

We will use the remaining portion (if any) of the net proceeds for general corporate purposes, including for additional investments in mortgage loans and other real estate-related assets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for any such remaining net proceeds. Our management will have sole discretion in the application of any such remaining net proceeds and may change the proposed uses without shareholder approval. Investors will therefore be relying on the judgment of our management regarding the application of any remaining net proceeds of this offering.

INSTITUTIONAL TRADING OF OUR COMMON SHARES

Prior to this initial public offering, there has been no public trading market for our common shares. Our common shares issued to qualified institutional buyers in connection with our April 2005 and August 2005 private placements are eligible for reporting in The PORTAL Market®, or PORTAL, a subsidiary of The NASDAQ Stock Market, Inc., which facilitates secondary sales of eligible unregistered securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act. Adopted under the Securities Act, PORTAL provides regulatory review of securities in connection with the clearance and settlement thereof via The Depository Trust Company. We have been advised that, as of March 31, 2006, the last sale of our common shares that was eligible for PORTAL had occurred on March 2, 2006, at a price of $13.25 per common share. The following table shows the high and low sales prices for our common shares since our common shares became eligible for trading on PORTAL during the periods indicated below:

	High Sales Price	Low Sales Price
April 28, 2005 to June 30, 2005	$10.25	$10.00	(1)
July 1, 2005 to September 30, 2005	$12.50	$10.25
October 1, 2005 to December 31, 2005	$12.50	$12.00
January 1, 2006 to March 31, 2006	$13.35	$12.00

(1)	Represents the price at which we sold common shares to investors in our initial private placement on April 28, 2005.

The information above regarding PORTAL prices may not be complete since we have access only to information regarding trades reported by FBR and not trades reported by other broker-dealers. Moreover, broker-dealers are not required to report all trades to PORTAL.

As of March 14, 2006, we had 43,653,272 common shares issued and outstanding which were held by one holder of record. The one holder of record is Cede & Co., which holds shares as nominee for The Depository Trust Company, which itself holds shares on behalf of approximately 555 beneficial owners of our common shares.

DISTRIBUTION POLICY

We intend to elect and qualify to be treated as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2005. U.S. federal income tax law requires that a REIT distribute with respect to each year at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will be required to pay distributions with respect to the taxable income generated through the activities of Taberna Securities, Taberna Capital and Taberna Funding to the extent that such income is paid to us as a dividend. We will generally be required to include in income and distribute the earnings of our non-U.S. corporate TRSs on an annual basis, regardless of whether such TRSs have distributed such earnings to us.

For more information, please see “Material U.S. Federal Income Tax Considerations—Taxation of REITs in General” beginning on page 128.

To satisfy the requirements to qualify as a REIT and to avoid paying federal income and excise tax on our income, we generally intend to pay regular quarterly distributions of all or substantially all of our net income to holders of our shares out of assets legally available for that purpose. Any distributions we make will be at the discretion of our board of trustees and will depend upon our earnings and financial condition, maintenance of our REIT qualification, restrictions on making distributions under Maryland law and such other factors as our board of trustees deems relevant. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see “Risk Factors” beginning on page 23.

We anticipate that our distributions generally will be taxable as ordinary income to our shareholders, although a portion of the distributions may be designated by us as qualified dividend income, capital gain or may constitute a return of capital. We will furnish annually to each of our shareholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gains.

On July 11, 2005, our board of trustees declared an initial distribution of $0.24 per common share that was paid on July 29, 2005 to shareholders of record as of July 21, 2005. On October 21, 2005, our board of trustees declared a quarterly distribution of $0.30 per common share that was paid on November 8, 2005 to shareholders of record as of October 31, 2005. On January 20, 2006, our board of trustees declared a quarterly distribution of $0.30 per common share that was paid on February 9, 2006 to shareholders of record as of January 30, 2006. Through December 31, 2005, we distributed a total of $0.54 per common share to our shareholders, of which $0.09 was treated as a return of capital for U.S. federal income tax purposes. We cannot assure you that we will have sufficient cash available for future quarterly distributions at this level, or at all.

CAPITALIZATION

The following table sets forth (1) our actual capitalization at December 31, 2005 and (2) our capitalization as adjusted to reflect the sale of our common shares in this offering at an offering price of $         per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of net proceeds as described in “Use of Proceeds.” You should read this table together with “Use of Proceeds” included elsewhere in this prospectus.

	As of December 31, 2005
	Actual	As Adjusted
	(dollars in thousands)
Indebtedness	$7,101,944	$
Minority interest	$139,001	$

Beneficiaries’ equity:
Preferred shares, par value $0.01 per share, 30,000,000 shares authorized and none issued and outstanding before this offering; none issued and outstanding, as adjusted	$—	$
Common shares (including restricted common shares granted under our 2005 equity incentive plan), par value $0.01 per share, 100,000,000 shares authorized and 43,653,272 shares issued and outstanding before this offering; shares outstanding, as adjusted(1)	428
Additional paid in capital(1)	418,994
Accumulated other comprehensive loss	(5,181)
Cumulative earnings	16,853
Cumulative distributions	(18,599)

Total beneficiaries’ equity	$412,495	$

Total capitalization	$7,653,440	$

(1)	Does not reflect the exercise of the underwriters’ option to purchase an additional shares to cover over-allotments.

DILUTION

If you invest in our common shares, your interest will be diluted to the extent of the difference between the price you pay per share for our common shares in this offering and our net tangible book value per share after the offering. Our net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of our common shares outstanding. Our net tangible book value as of December 31, 2005 was approximately $364.3 million or approximately $8.35 per common share.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common shares in this offering and the net tangible book value per common share as adjusted for:

•	the sale of common shares by us in this offering at an offering price of $ per share and our receipt of the net proceeds of that sale after deducting the underwriters’ discounts and estimated offering expenses payable by us; and

•	application of the net proceeds as described under “Use of Proceeds.”

Based on the foregoing, our as adjusted net tangible book value as of December 31, 2005 would be approximately $            , or approximately $              per common share. This amount represents an immediate increase in net tangible book value of approximately $              per share to our shareholders as of December 31, 2005, and an immediate dilution in net tangible book value of approximately $              per common share to purchasers in this offering. The following table illustrates this per share dilution:

Offering price		$
Net tangible book value as of December 31, 2005	$
Increase in net tangible book value per common share attributable to this offering	$

Pro forma, as adjusted net tangible book value after this offering		$

Dilution in pro forma net tangible book value to new investors		$

If the underwriters exercise in full their option to purchase or place additional common shares, dilution per share to new investors would be approximately $            , based on the assumptions set forth above.

The following table summarizes, as of December 31, 2005, on the as adjusted basis described above, the differences between existing shareholders, the new investors and trustees, officers and affiliates with respect to the number of common shares purchased from us, the total consideration paid and the average price per share paid before deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

	Shares Purchased		Total Consideration			Average Price
	Number	Percentage	Amount		Percentage	Per Share

Trustees, officers and affiliates		%		$	%	$

Existing shareholders, other than trustees, officers and affiliates		%		$	%	$

New investors in this offering		%		$	%	$

Total		%	$		%

SELECTED FINANCIAL DATA

The following selected financial data for the period from April 28, 2005 through December 31, 2005 (relating to our operations) and for the period from March 3, 2005 (inception) through April 27, 2005 (relating to the operations of our predecessors, Taberna Capital and Taberna Securities) are derived from audited financial statements contained elsewhere in this prospectus, except other operating data which are derived from unaudited data. In the opinion of management, such information reflects all adjustments necessary for a fair statement of the results of operations for such periods. Financial data as of and for the periods shown below are not necessarily indicative of results of operations or financial condition to be expected as of any future date or for any future period. The selected financial data should be read in conjunction with the more detailed information contained in the financial statements and notes thereto and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

	Taberna Realty Finance Trust	Predecessor Entities
	For the period from April 28, 2005 through December 31, 2005	For the period from March 3, 2005 (inception) through April 27, 2005 (As Restated)
	(dollars in thousands, except share and per share data)
Income statement data:
Revenue:
Net investment income (loss)	$22,207	$(2,102)
Asset management fees	1,792	367
Structuring fees	—	4,263

Total revenue	23,999	2,528
Expenses:
Compensation expense	7,465	310
Shared services expenses	891	—
General and administrative	2,511	241

Total expenses	10,867	551

Income before interest and other income, minority interest and taxes	13,132	1,977
Interest and other income	5,308	7
Unrealized gain on interest rate hedges	19,608	—

Income before minority interest and taxes	38,048	1,984
Minority interest	(11,392)	—

Income before taxes	26,656	1,984
Provision for income taxes	(9,803)	(986)

Net income	$16,853	$998

Earnings per share—basic	$0.50

Weighted-average common shares—basic	33,835,490

Earnings per share—diluted	$0.50

Weighted-average common shares—diluted	34,003,545

Distributions paid per common share	$0.54

Cash flow data:
Cash flow from operating activities	$53,761	$4,653
Cash flow from investing activities	(7,482,372)	(5,000)
Cash flow from financing activities	7,524,489	347

Other operating data:
Principal amount of TruPS funded through December 31, 2005(1)	$3,141,030

As of December 31, 2005
Balance sheet data:
Investments in securities	$2,786,038
Investment in residential mortgages and mortgage-related receivables	4,464,703
Total assets	7,721,335
Total indebtedness	7,101,944
Minority interest	139,001
Beneficiaries’ equity	412,495
Common shares outstanding at period-end	43,653,272

(1)	Includes $609,000 of TruPS acquired by Taberna I. We do not own any debt or equity interests in Taberna I. The balance of these TruPS is held by our consolidated CDO entities or by warehouse providers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our historical consolidated financial statements and related notes included elsewhere in this prospectus.

General

Our Company

We are a Maryland real estate investment trust that was formed on March 3, 2005. Accordingly, we have had a limited operating history prior to this offering.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2005. We generally do not expect to be subject to federal income tax on our income to the extent we distribute that income to our shareholders and maintain our qualification as a REIT. We make and hold our investments and conduct our other operations through our subsidiaries, including TRSs, three of which TRSs are subject to U.S. federal, state and local income taxes on their earnings.

We are a self-managed and self-advised real estate investment trust that focuses on three primary activities:

•	originating financing for REITs and other real estate operating companies, primarily in the form of TruPS, subordinated debt and, possibly, other securities;

•	investing in mortgage loans, CMBS, RMBS and other real estate-related senior and subordinated debt securities; and

•	structuring, managing and investing in CDO transactions and other asset securitizations that will enable us to match-fund certain of our assets with liabilities through our established financing strategy. Our investments in the equity securities of CDO entities are junior in right of payment and in liquidation to the collateralized debt securities issued by the CDO entities.

We may also invest opportunistically from time to time in other types of investments such as mezzanine real estate loans, participations in mortgage loans, corporate tenant leases and equity interests in real estate. Our investment guidelines do not impose any limitations on the types of assets in which we may invest.

Set forth below is a discussion of certain aspects of our financial condition and results of operations that may be important to an investor in our common shares.

Sources of Operating Revenue

The principal sources of our operating revenue include:

•	interest and dividend income from our investments, including debt and equity interests that we purchase in CDOs;

•	management fee revenue that we receive through Taberna Capital for structuring and managing CDOs; and

•	origination fee revenue that we receive through Taberna Securities for originating TruPS, and, possibly in the future, other debt and preferred security financing arrangements, for REITs and real estate operating companies.

An important part of our operating strategy is to identify, originate and acquire assets, such as TruPS, for possible sale or contribution to CDOs and to acquire other assets, such as mortgage loans and mortgage-backed securities, for investment. As of December 31, 2005, we had two warehouse facilities in an aggregate amount of $700 million relating to the acquisition of TruPS. Merrill Lynch International, or Merrill Lynch, and an affiliate of Bear, Stearns & Co. Inc., or Bear Stearns, are the warehouse providers. Subsequent to December 31, 2005, we entered into additional warehouse facilities. As of March 29, 2006, our warehouse facilities had an aggregate availability of up to $950 million. During a warehouse accumulation period, the warehouse providers under the TruPS warehouse facilities purchase the TruPS and hold them on their balance sheet. We deposit cash and other collateral, generally representing between 3% and 10% of the amount available under the facility, to be held in escrow by the warehouse providers and pledge other collateral to cover our share of losses should any TruPS need to be liquidated before being securitized through a CDO. We have engaged affiliates of the warehouse providers to assist us in structuring the future CDOs that may acquire the collateral held by the warehouse providers. The warehouse providers have the right to dispose of the securities in the event that a CDO is not formed or if an underlying security experiences a default or a decline in credit quality that may lead to a default. We are paid the difference between the interest earned on the securities and the interest charged by the warehouse provider from the respective dates on which the securities are acquired. During the warehouse period, participation in our warehouse agreements is reflected in our financial statements as a non-hedge derivative, which is reflected at fair value, and any unrealized gain or loss is included in our results of operations.

As of December 31, 2005, we had approximately $303.8 million of indebtedness outstanding under various repurchase agreements. We used the proceeds from the repurchase agreements to finance additional investments in our mortgage loan portfolio and to purchase securities issued in our mortgage loan securitizations. Our repurchase agreements generally have terms of 30 days. We typically expect to renew our short-term arrangements or put new arrangements in place upon the expiration of existing agreements; however, there can be no assurance that we will be able to do so.

Our earnings are affected by a variety of industry and economic factors. These factors include:

•	interest rate trends,

•	rates of prepayment on mortgages underlying our mortgage portfolio,

•	competition, and

•	other market developments.

In addition, a variety of factors relating to our business may also impact our financial condition and operating performance. These factors include:

•	our leverage,

•	our access to funding and borrowing capacity,

•	our borrowing costs,

•	our hedging activities,

•	changes in the credit performance of the loans, securities and other assets we own, and

•	the REIT requirements and our intention to qualify for exemption from registration as an investment company under the Investment Company Act.

Our investment income is generated primarily from the net spread, or difference, between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. Our net investment income will vary based upon, among other things, the difference between the interest rates earned on our various assets and the borrowing and hedging costs of the liabilities used to finance those investments. We leverage our investments in an effort to enhance our potential returns. Leverage can enhance returns but also magnify losses.

The yield on our assets may be affected by actual prepayment rates on the assets, which may differ from our expectations of prepayment rates. Prepayments on loans and securities may be influenced by changes in market interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, prepayment rates cannot be predicted with certainty. To the extent we have acquired assets at a premium or discount, a change in prepayment rates may further impact our anticipated yield. Under certain interest rate and prepayment scenarios, we may fail to recoup fully our cost of acquisition of certain assets.

In periods of declining interest rates, prepayments on our residential mortgage portfolio will likely increase. If we are unable to reinvest the proceeds of prepayments at comparable yields, our net investment income is likely to decline. In periods of rising interest rates, prepayment rates on our residential mortgage portfolio will likely decrease, causing the expected duration of these investments to be extended. If we have appropriately match-funded our assets with liabilities related to our residential mortgage portfolio, an increase in interest rates should not materially impact our net investment income. However, if we have not sufficiently match-funded these assets with liabilities, a rise in interest rates could cause our net investment income to decrease as our borrowing and hedging costs increase while our interest income on those assets remains relatively constant during the fixed-rate periods of the hybrid adjustable rate mortgages. Depending on how close our adjustable rate mortgages are to their interest rate reset date during their fixed-rate periods, a change in interest rates may not impact prepayment as expected.

While we use hedging to mitigate some of our interest rate risk, we do not hedge all of our exposure to changes in interest rates and prepayment rates, as there are practical limitations on our ability to insulate our portfolio from all of the negative consequences associated with these changes.

Trends That May Affect Our Business

The following trends may affect our business:

Rising interest rate environment. Interest rates have been increasing since we began operations in April 2005 and may continue to increase. With respect to our existing residential mortgage portfolio, which is heavily concentrated in 5/1 and 7/1 hybrid adjustable rate mortgages that bear fixed interest rates for an initial period of five or seven years and thereafter bear floating interest rates, we do not expect interest rate increases to materially impact our net investment income, as we have financed these investments through the issuance of mortgage-backed securities that bear fixed interest rates and then floating interest rates during periods corresponding to the fixed and floating interest rate periods of the underlying residential mortgage loan assets. Our investments in securities are comprised of TruPS, subordinated debentures, unsecured debt securities and CMBS held by our consolidated CDO entities. These securities bear fixed and floating interest rates. A large portion of these fixed-rate securities is hybrid instruments, which convert to floating rate securities after a five or ten year fixed-rate period. We have financed these securities through the issuance of floating rate and fixed-rate CDO notes payable. A large portion of the CDO notes payable are floating rate instruments, and we use interest rate swaps to effectively convert this floating rate debt into fixed-rate debt during the period in which our investments in securities are paid at a fixed rate. By using this hedging strategy, we believe we have effectively match-funded our assets with liabilities during the fixed-rate period of our investments in securities. An increase or decrease in interest rates will generally not impact our net investment income generated by our investments in securities. However, an increase or decrease in interest rates will affect the fair value of our investments in securities, which will generally be reflected in our financial statements as changes in other comprehensive income unless impairment of an investment occurs that is not temporary, in which case the impairment would be reflected as a charge against our earnings. See “Risk Factors—Risks Related to Our Business—Our hedging transactions may not completely insulate us from interest rate risk” and “Risk Factors—Tax Risks—Complying with REIT requirements may limit our ability to hedge effectively.”

Prepayment rates. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates on our assets also may be affected by other factors, including, without limitation, conditions in the housing, real estate and financial markets, general economic conditions and the relative interest rates on adjustable-rate and fixed-rate mortgage loans. Because interest rates may continue to increase, prepayment rates may fall. If interest rates begin to fall, triggering an increase in prepayment rates in our current residential mortgage portfolio, which is heavily weighted towards hybrid adjustable rate mortgages, our net investment income relating to our residential mortgage portfolio would decrease.

Competition. We expect to face increased competition for our targeted investments, particularly in the origination and acquisition of TruPS. We are aware that third parties have recently raised substantial funds, or are seeking to raise funds, in order to offer TruPS products to our target customers. While we expect that the size and growth of the market for the TruPS product will continue to provide us with a variety of investment opportunities, competition may have adverse effects on our business. Competition may limit the number of suitable investment opportunities offered to us. Competition may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms and reducing the fee income we realize from the origination, structuring and management of CDOs. In addition, competition may lead us to pay a greater portion of the origination fees that we expect to collect in our future origination activities to third-party investment banks and brokers that introduce TruPS issuers to us in order to continue to generate new business from these sources.

REIT Status

Our qualification as a REIT will have a significant impact on our capital allocation between various investment categories. The primary REIT rules that will impact our investment activities include the following:

•	at least 75% of the value of our total assets must be represented by real estate assets, cash, government securities and, under certain circumstances, shares or debt instruments purchased with new capital;

•	at least 75% of our gross income for each taxable year, excluding gross income from “prohibited transactions,” must be derived from investments relating to real property, dividends from REITs, mortgages on real property or, under certain circumstances, income received or accrued with respect to stock or debt instruments purchased with new capital;

•	at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from a combination of income that qualifies under the 75% gross income test described above (other than income received or accrued with respect to a stock or debt instrument purchased with new capital), as well as other dividends, including dividends paid by TRSs, interest and gain from the sale or disposition of shares or securities, which need not have any relation to real property held for investment; and

•	the aggregate value of all securities of TRSs held by Taberna Realty Finance Trust may not exceed 20% of the value of Taberna Realty Finance Trust’s gross assets.

We must invest in a sufficient amount of qualifying real estate assets directly or through disregarded subsidiaries so that the value of those assets and the amount of gross income they generate, when compared to the value of the securities we hold in TRSs and the dividends paid and other income includable by us in our gross income as a result of our TRS investments, together with any other non-qualifying REIT income we earn, will enable us to continue to satisfy the REIT requirements. In addition, the REIT rules provide that the value of securities we hold in our TRSs cannot exceed 20% of the value of Taberna Realty Finance Trust’s gross assets. As of December 31, 2005, the aggregate estimated fair value of our investments in TRSs was approximately 7.0% of the value of Taberna Realty Finance Trust’s gross assets. Our ability to operate and grow the businesses of, and investments made by, our TRSs while continuing to qualify as a REIT will depend on our ability to continue to make sufficient investments in qualifying real estate assets. Qualifying real estate investments typically are lower yielding than our expected yields from our TruPS-related activities. If we are unable to identify and make sufficient investments in qualifying real estate assets, we may be forced to slow the growth of the businesses conducted by our TRSs or, in the case of Taberna Securities, to re-engage CB&C or a third-party broker-dealer to perform broker-dealer related activities, such as originating TruPS, and permit CB&C or a third-party broker-dealer to retain fees for these activities under our broker-dealer services agreement. In addition, we may be forced to dispose of a portion of our investments in TRSs, including investments in CDOs. If we were to dispose of CDO securities, we may be subject to the tax on prohibited transactions. See “Risk Factors—Risks Related to Our Business—Neither TruPS nor equity in corporate entities, such as CDOs, that hold TruPS will qualify as real estate assets for purposes of the REIT asset tests and the income generated by such investments generally will not qualify as real estate-related income for the REIT gross income tests. We must invest in qualifying real estate assets, such as mortgage loans and debt securities secured by real estate, to maintain our REIT qualification, and these assets typically have less attractive returns than TruPS.”

Critical Accounting Policies

We consider the accounting policies discussed below to be critical to an understanding of how we report our financial condition and results of operations because their application places the most significant demands on the judgment of our management. With regard to these accounting policies, we caution that future events rarely develop exactly as expected and that management’s estimates may routinely require adjustments.

Our financial statements are prepared on the accrual basis of accounting in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition for Investment Income. We recognize interest income from our investments in debt securities and, to the extent we hold preferred equity securities, dividend income, and recognize revenue on the accrual basis of accounting over the estimated life of the underlying financial instrument investments on a yield to maturity basis.

In accordance with Emerging Issues Task Force Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets,” we recognize interest income from purchased interests in financial assets on an estimated effective yield to maturity basis. Our management team estimates the current yield on the amortized cost of the investment based on estimated cash flows after considering prepayment and credit loss experience. The adjusted yield is then applied prospectively to recognize interest income for the next quarterly period.

Revenue Recognition for Loan Origination Fees. We intend to originate investments in TruPS, real estate debt and, possibly, preferred equity securities through Taberna Securities. We recently completed the licensing process for Taberna Securities to become a broker-dealer. The origination fees are a direct cost of the issuers of the underlying securities. These origination fees will be deferred and amortized as a component of net investment income using the effective interest method over the life of the related investments in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans.”

Revenue Recognition for CDO Structuring Fees. Taberna Capital receives structuring fees for services rendered in connection with the formation of CDO securitization entities. The structuring fee is a contractual fee that is paid when the related services are completed. The structuring fee is a fee negotiated with the investment bank acting as placement agent for the CDO securities and is capitalized by the CDO securitization entity as a deferred financing cost. From time to time, we may decide to invest in the debt or equity securities issued by CDO securitization entities. We evaluate our investment in these CDO entities under Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Investment Entities,” or FIN 46R, to determine whether the entity is a VIE and whether we should consolidate the CDO entity. Upon consolidation, we would eliminate the structuring fees earned by Taberna Capital as intercompany transactions. Through December 31, 2005, the consolidated CDO entities had paid Taberna Capital $13.4 million in structuring fees that have been eliminated in consolidation.

Revenue Recognition for Asset Management Fees. We provide ongoing management services to CDO investment portfolios under cancelable management agreements. The management fees are an administrative cost of the CDO entity and are paid by the CDO administrative trustee on behalf of its investors. We recognize these management fees in income when earned and the fees are paid quarterly. Asset management fees from consolidated CDOs are eliminated in consolidation. Through December 31, 2005, Taberna Capital earned $4.2 million in asset management fees, of which we eliminated $2.4 million upon consolidation of CDOs of which we are the primary beneficiary.

Consolidation of Variable Interest Entities. When we obtain an explicit or implicit interest in an entity, we evaluate the entity to determine if the entity is a VIE, and, if so, whether or not we are deemed to be the primary beneficiary of the VIE, in accordance with FIN 46R. Generally, we consolidate VIEs where we are deemed to be the primary beneficiary or non-VIEs which we control. The primary beneficiary of a VIE is the variable interest holder that absorbs the majority of the variability in the expected losses or receives the majority of the residual returns of the VIE. When determining the primary beneficiary of a VIE, we consider the aggregate of our explicit and implicit variable interests as a single variable interest of the VIE. If our single variable interest absorbs the majority of the variability in the expected losses of the VIE or receives the majority of the VIE’s residual returns, we are considered the primary beneficiary of the VIE. In the case of non-VIEs or VIEs where we are not deemed to be the primary beneficiary and we do not control the entity, but have the ability to exercise significant influence over the entity, we account for our investment under the equity method (i.e., at cost), increased or decreased by our share of the earnings or losses, less distributions. We reconsider our determination of whether an entity is a VIE and whether we are the primary beneficiary of such VIE if certain events occur.

We have determined that certain special purpose trusts formed by issuers of TruPS to issue such securities are VIEs, which we refer to as Trust VIEs, and that the holder of the majority of the TruPS issued by the Trust VIEs would be the primary beneficiary of, and would consolidate, the Trust VIEs. In most instances, we are the primary beneficiary of the Trust VIEs because we hold, either explicitly or implicitly, the majority of the TruPS issued by the Trust VIEs. Certain TruPS issued by Trust VIE entities are initially financed directly by CDOs or through our warehouse facilities. Under the warehouse agreements, we are required to deposit cash collateral with the investment bank providing the warehouse facility and as a result, we bear the first dollar risk of loss up to our collateral amount if an investment held under the warehouse facility is liquidated at a loss. This arrangement causes us to hold an implicit interest in the Trust VIEs that have issued the TruPS held by our warehouse providers. The primary assets of the Trust VIEs are subordinated debentures issued by the sponsors of the Trust VIEs in exchange for the TruPS proceeds. These subordinated debentures have terms that mirror the TruPS issued by the Trust VIEs. Upon consolidation of the Trust VIEs, these subordinated debentures, which are assets of the Trust VIE, are included in our financial statements and the related TruPS are eliminated. In accordance with Emerging Issues Task Force Issue No. 85-1: “Classifying Notes Received for Capital Stock,” subordinated debentures issued to Trust VIEs as payment for common equity securities issued by Trust VIEs are recorded net of the common equity securities issued.

Transfers of Financial Assets and Extinguishment of Liabilities. We account for transfers of financial assets and the extinguishment of related liabilities in accordance with Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” as amended and interpreted, or SFAS No. 140, as either sales or financings. To the extent we acquire assets that are treated as financings under SFAS No. 140, we record our investment at amortized cost and categorize the investment as either a security-related receivable or mortgage–related receivable in our financial statements. One of the criteria that must be met for a transfer of financial assets to be treated as a sale is that the transferor must relinquish effective control over the assets and retain no continuing involvement with the assets. If we are the primary beneficiary of a VIE that issues TruPS, and thereby consolidate the VIE, upon a subsequent transfer of the TruPS to a CDO entity in which we invest or that we manage, we may not qualify for sale accounting. In that event, we would continue to consolidate the VIE assets. Although the warehouse obligations would be extinguished by the CDO’s purchase of the TruPS, the CDO debt obligations would be recorded in consolidation.

We purchase portfolios of mortgage loans and finance the acquisition through short-term repurchase agreements pending the eventual transfer of these assets to wholly-owned, special purpose trust subsidiaries in an asset-backed mortgage securitization transaction that is treated as a financing under SFAS No. 140. If the initial purchase is financed by a repurchase agreement provided by the same financial institution that sold us the portfolio, the assets and repurchase obligations are recorded net of the indebtedness and we reflect a residential mortgage derivative in our financial statements, with changes in the fair value of such derivative included in earnings on a quarterly basis. Upon securitization and sale of the investment grade portions of the securitized bonds, we retain the subordinated and non-rated interests, as well as 100% of the equity ownership, and reflect the gross assets and securitized debt obligations in our consolidated financial statements pursuant to FIN 46R.

Investments. We invest primarily in debt securities, residential mortgage portfolios and mortgage-related receivables and may invest in other types of real estate-related assets. We account for our investments in securities under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as amended and interpreted, or SFAS No. 115, and designate each investment as a trading security, an available-for-sale security, or a held-to-maturity security based on management’s intent at the time of acquisition. Under SFAS No. 115, trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are also recorded at their fair value with changes in their fair value reported as a component of other comprehensive income. Fair value is based primarily on our management’s estimate of fair value, determined based upon quoted market prices from independent pricing sources when available for actively traded securities or discounted cash flow analyses developed by management using current interest rates and other market data for securities without an active market. Our management’s estimate of fair value is subject to a high degree of variability based upon market conditions and management assumptions. Upon the sale of an available-for-sale security, the realized gain or loss on the sale will be recorded as a component of earnings in the respective period. Held-to-maturity investments are carried at historical cost at each reporting period.

We account for our investments in subordinated debentures owned by Trust VIEs that we consolidate as available-for-sale securities. These VIEs have no ability to sell, pledge, transfer or otherwise encumber the trust or the assets of the trust until such subordinated debenture’s maturity. If we make an investment in securities and determine that the transfer of the securities to us meets the criteria established by SFAS No. 140, we account for the investment as a financing at amortized cost. Our investments in security-related receivables represent securities that were transferred to CDO securitization entities by transferors that maintain some level of continuing involvement with the securities.

We account for our investments in residential mortgages and mortgage-related receivables at amortized cost. The carrying value of these investments are adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income on a level yield basis over the terms of the loans.

Investments in mortgage-related receivables represent our investments in residential mortgages, the legal title to which is held by our trust subsidiaries. Under SFAS No. 140, these residential mortgages are to be treated as a financing by the transferor. Mortgage-related receivables maintain all of the economic attributes of the underlying residential mortgages. All benefits or risks of that ownership inure to the trust subsidiary.

We maintain an allowance for mortgage and mortgage-related loan losses based on our management’s evaluation of known losses and other factors management considers to be relevant, including historical and industry loss experience, economic conditions and trends, estimated fair values and the quality of collateral.

We use our judgment to determine whether an investment has sustained an other-than-temporary decline in value. If we determine that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings, and we establish a new cost basis for the investment. If a security that is available for sale sustains an other-than-temporary impairment, the identified impairment is reclassified from accumulated other comprehensive income to earnings, thereby establishing a new cost basis. Our evaluation of an other-than-temporary decline depends on the specific facts and circumstances involved. Factors that we consider in determining whether an other-than-temporary decline in value has occurred include: the estimated fair value of the investment in relation to its cost basis; the financial condition of the related entity; and our intent and ability to retain the investment for a sufficient period of time to allow for recovery in the fair value of the investment.

Accounting for Residential Mortgage Derivatives. We invest in residential mortgage loans prior to securitization and use variable rate repurchase agreements provided by investment banks to finance our investment. During 2005, our repurchase agreements were provided by the same investment bank that sold the residential mortgage loans. Under our repurchase agreements, these residential mortgage loans are transferred to the investment bank in exchange for short-term financing. Under SFAS No. 140, the initial transfer of residential mortgage loans from the investment bank to us and subsequent transfer under the repurchase agreement financing provided by the same investment bank would not result in the mortgage loans being legally isolated from the investment bank. As a result, we have accounted for our investment in residential mortgage loans net of the related repurchase agreement financing during 2005. The fair value of this derivative includes all changes in the fair value of the residential mortgage loans and changes in the credit component of the repurchase agreements, net of changes in the fair value of interest rate hedging contracts, and our net earnings from the residential mortgage loans prior to securitization are included in the statement of income as a change in the fair value of residential mortgage derivatives. As of December 31, 2005, we had invested $1.6 million in residential mortgage derivatives.

Accounting for Off-Balance Sheet Arrangements. We maintain warehouse financing arrangements with various investment banks and engage in CDO securitizations. Prior to the completion of a CDO securitization, our warehouse providers acquire investments in accordance with the terms of the warehouse facilities. We are paid the difference between the interest earned on the investments and the interest charged by the warehouse providers from the dates on which the respective investments were acquired. We bear the first dollar risk of loss, up to our warehouse deposit amount, if (i) an investment funded through the warehouse facility becomes impaired or (ii) a CDO is not completed by the end of the warehouse period, and in either case, the warehouse provider is required to liquidate the securities at a loss. These off-balance sheet arrangements are not consolidated by us because our risk of loss is generally limited to the cash collateral held by the warehouse providers. However, since we hold an implicit variable interest in many entities funded under our warehouse facilities, we often do consolidate the Trust VIEs while the TruPS they issue are held on the warehouse lines. We account for the cash deposit as restricted cash in our financial statements. The economic return earned from these warehouse facilities is considered a non-hedge derivative and is recorded at fair value in our financial statements. Changes in fair value are reflected in earnings in the respective period.

Accounting for Derivative Financial Instruments and Hedging Activities. We may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with our borrowings, consistent with our intention to qualify as a REIT. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with our operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which we and our affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, we are potentially exposed to credit loss. However, because of the high credit ratings of our counterparties, we do not anticipate that any of the counterparties will fail to meet their obligations.

In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, or SFAS No. 133, we measure each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record it in the balance sheet as either an asset or liability. For derivatives designated as fair value hedges and derivatives not designated as hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For a derivative designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income. Amounts included in accumulative other comprehensive income will be reclassified to earnings in the period the underlying hedged item affects earnings. Changes in the ineffective portions of hedges are recognized in earnings.

Income Taxes. We intend to elect and qualify to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code. Accordingly, we generally will not be subject to U.S. federal income tax to the extent of our current distributions to shareholders and as long as certain asset, income and share ownership tests are met. If we were to fail to meet these requirements, we would be subject to U.S. federal income tax which could have a material adverse impact on our results of operations and amounts available for distribution to our shareholders. Management believes that all of the criteria to maintain our REIT qualification has been met for the applicable periods in 2005, but there can be no assurance that these criteria have been met for these periods or will continue to be met in subsequent periods.

We maintain various TRSs which may be subject to U.S. federal, state and local income taxes. From time to time, these TRSs generate taxable income from intercompany transactions. The TRS entities generate taxable revenue from fees for services provided to CDO entities. Some of these fees paid to the TRS entities are capitalized as deferred costs by the CDO entities. In consolidation, these fees are eliminated when the CDO entity is included in the consolidated group. Nonetheless, all income taxes are expenses and are paid by the TRSs in the year in which the taxable revenue is received. These income taxes are not eliminated when the related revenue is eliminated in consolidation.

Prior to April 28, 2005, the predecessor entities were single member limited liability companies wholly owned by Cohen Bros. or a subsidiary of Cohen Bros.’ parent company. Each of the predecessor entities elected to be treated as a corporation for local, state and U.S. federal income tax purposes. As a result, each predecessor entity was subject to U.S. federal and state income tax during the period from March 3, 2005 through April 27, 2005.

REIT Taxable Income

To qualify as a REIT for U.S. federal income tax purposes, we are required to annually make distributions to our shareholders in an amount at least equal to 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In addition, to avoid certain U.S. federal excise taxes, we are required to annually make distributions to our shareholders in an amount at least equal to certain designated percentages of our net taxable income. Because we expect to make distributions based on the foregoing requirements, and not based on our earnings computed in accordance with GAAP, we expect that our distributions may at times be more or less than our reported earnings as computed in accordance with GAAP.

Total taxable income and REIT taxable income are non-GAAP financial measurements, and do not purport to be an alternative to reported net income determined in accordance with GAAP as a measure of operating performance or to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Our total taxable income represents the aggregate amount of taxable income generated by us and by our domestic and foreign TRSs. REIT taxable income is calculated under federal tax laws in a manner that, in certain respects, differs from the calculation of net income pursuant to GAAP. REIT taxable income excludes the undistributed taxable income of our domestic TRSs, which is not included in REIT taxable income until distributed to us. Subject to certain TRS value limitations, there is no requirement that our domestic TRSs distribute their earnings to us. REIT taxable income, however, generally includes the taxable income of our foreign TRSs because we will generally be required to recognize and report their taxable income on a current basis. Since we are structured as a REIT and the Internal Revenue Code requires that we distribute substantially all of our net taxable income in the form of distributions to our shareholders, we believe that presenting investors with the information management uses to calculate our net taxable income is useful to investors in understanding the amount of the minimum distributions that we must make to our shareholders so as to comply with the rules set forth in the Internal Revenue Code. Because not all companies use identical calculations, this presentation of total taxable income and REIT taxable income may not be comparable to other similarly titled measures prepared and reported by other companies. The table below reconciles the differences between reported net income and total taxable income and REIT taxable income for the period from April 28, 2005 through December 31, 2005:

Amount
(dollars in thousands)
Reported GAAP net income	$16,853
Domestic TRS book-to-total taxable income differences:
Add: Provision for income taxes	9,803
Add: Domestic TRS fees eliminated in GAAP consolidation, net of amortization	14,391
Less: Stock compensation deductions	(5,543)
Residential mortgage investments book-to-total taxable income differences:
Add: Book-to-tax differences for amortization of residential mortgage original issue discounts	496
Add: Provision for loan losses	641
Less: Residential mortgage derivative effects(1)	(511)
CDO investments aggregate book-to-total taxable income differences:(2)
Less: Reported GAAP net income from CDOs, including $19,608 of unrealized gains on interest rate hedges	(13,712)
Add: Our share of taxable income from CDOs for the 2005 tax year	3,114

Total taxable income	25,532
Less: Taxable income attributable to domestic TRS entities	(15,132)
Plus: Dividends paid by domestic TRS entities	5,000

Estimated REIT Taxable income (prior to deduction for dividends paid)	$15,400

(1)	Represents the book-to-tax accounting differences associated with our investment in unsecuritized residential mortgages during 2005 that we purchased using financing provided by the investment bank that sold us the mortgages. In accordance with SFAS 140, we account for such investments as a net residential mortgage derivative in our consolidated financial statements. The amount above is primarily comprised of the change in fair value of our investment in our unsecuritized residential mortgages, net of the change in fair value of our repurchase agreements used to finance such investments and related interest rate hedging arrangements.

(2)	Amounts reflect the aggregate book-to-total taxable income differences and are primarily comprised of (a) unrealized gains on interest rate hedges within CDO entities that we consolidated, (b) amortization of original issue discounts and debt issuance costs and (c) differences in tax year-ends between us and our CDO investments.

During the period from April 28, 2005 through December 31, 2005, we distributed a total of $0.54 per common share, or an aggregate of $18.6 million, to our shareholders. Our distributions had the following tax characteristics for the period from April 28, 2005 through December 31, 2005: ordinary income—$0.30, qualified income—$0.15 and return of capital—$0.09.

Results of Operations

We commenced operations on April 28, 2005 upon the completion of our initial private placement of common shares and the completion of the formation transactions. For the period from March 3, 2005 through April 27, 2005, Taberna Capital was wholly owned by a subsidiary of Cohen Bros.’ parent company, and Taberna Securities was wholly owned by Cohen Bros. Each of Taberna Capital and Taberna Securities initiated its operations on March 3, 2005 and was operated by Cohen Bros. or a wholly-owned subsidiary of Cohen Bros.’ parent company until we acquired them on April 28, 2005. We refer to the period of their operations from March 3, 2005 until April 27, 2005 as the predecessor period, and we refer to Taberna Capital and Taberna Securities during this period as the predecessor entities.

Through December 31, 2005, we used approximately $311.8 million of our initial capital as follows: we invested approximately $78.9 million for the purchase of residential mortgage loans and other securities, approximately $172.9 million for the purchase, net of discounts, of common shares, preference shares and junior debt securities issued by the Taberna II, Taberna III and Taberna IV CDOs and we used approximately $60.0 million as collateral for warehouse facilities.

For the period from April 28, 2005 through December 31, 2005

Net income. Our net income for the period totaled $16.9 million, or $0.50 per diluted common share. Our net income was generated through an unrealized gain on our interest rate hedge contracts totaling $19.6 million, our investments in the Taberna II, Taberna III and Taberna IV CDOs and through net interest income from our residential mortgage portfolio.

Net investment income. Our net investment income was $22.2 million during the period and was primarily derived from investments in the Taberna II, Taberna III and Taberna IV CDOs and residential mortgages. Net investment income included $10.2 million that represents the change in the fair value of a non-hedge derivative relating to our interests in our warehouse facilities. This non-hedge derivative is generated by the difference between the interest earned on the investments and the interest charged by the warehouse providers from the dates on which the respective investments were acquired. Net investment income earned by investment type is as follows for the period from April 28, 2005 through December 31, 2005:

Investment Type	Investment Interest Income	Investment Interest Expense	Net Investment income
	(dollars in thousands)
Investments held by CDO entities and Trust VIEs	$64,738	$(54,413)	$10,325
Investments in residential mortgages and other securities	36,982	(36,434)	548
Change in fair value of non-hedge derivatives	10,206	—	10,206
Change in fair value of residential mortgage derivatives	1,769	—	1,769
Provision for loan losses	(641)	—	(641)

Total	$113,054	$(90,847)	$22,207

Asset management fees. During the period, we generated $1.8 million of asset management fees for managing the collateral of the Taberna I CDO.

Expenses. During the period, our non-investment expenses totaled $10.9 million and were comprised of employee compensation expenses of $7.5 million, expenses under our shared facilities and services agreement with CB&C of $0.9 million and general and administrative expenses of $2.5 million. Our employee compensation expenses included approximately $2.4 million of restricted share amortization expenses related to restricted shares that were awarded during the period. We expect that our non-investment expenses will increase as we continue to increase our operations and add personnel.

Interest and other income. During the period, we generated $5.3 million of interest earned from cash held on deposit with financial institutions.

Unrealized gain on interest rate hedges. Our unrealized gain on interest rate hedges totaling $19.6 million includes the change in fair value, from inception through December 31, 2005, on our interest rate hedge contracts. The interest rate hedge agreements that we used to hedge fluctuations in interest rates associated with CDO notes payable did not qualify for hedge accounting under SFAS No. 133 during the period from April 28, 2005 through December 31, 2005. We expect to re-designate the interest rate hedges during 2006 in order to qualify them as effective hedges pursuant to SFAS No. 133.

Minority interest. Minority interest represents the portion of net income generated by consolidated entities that is not attributable to our shareholders. Minority interest during the period was $11.4 million.

Provision for income taxes. Our domestic TRSs are subject to U.S. federal and state income and franchise taxes. For the period, our consolidated financial statements reflect a provision for income taxes of $9.8 million, based on our TRSs’ effective income tax rate. Our TRSs’ estimated annual effective tax rate was based on management’s estimate of taxable income, deductions and the projected effective annual tax rates for the period to date and for the tax period ended December 31, 2005. Such estimates are subject to change as these components become probable in magnitude and timing. Our effective tax rate is primarily based on a federal statutory income tax rate of 35.0% and a state and local effective income tax rate, net of federal benefit, of 11.2%.

For the period from March 3, 2005 (inception) through April 27, 2005

Net income. Our predecessor entities’ net income for the period totaled $1.0 million. The majority of this net income was generated through structuring fees generated by the Taberna I CDO that was completed on March 15, 2005, offset by a loss of the change in fair value of our free-standing derivatives of $2.1 million and a provision for income taxes of $0.9 million.

Net investment income. Our predecessor entities’ net investment loss was $2.1 million during the period and was primarily derived from the change in the fair value of a non-hedge derivative relating to the predecessor entities’ participation in warehouse facilities from March 15, 2005 through April 27, 2005, the day we acquired the predecessor entities.

Asset management and structuring fees. During the period, our predecessor entities generated $0.4 million of asset management fees for managing the collateral of the Taberna I CDO and $4.3 million in structuring fees from structuring the Taberna I CDO.

Expenses. During the period, our predecessor entities’ expenses totaled $0.6 million and were comprised of employee compensation and general and administrative expenses.

Provision for income taxes. Each of the predecessor entities elected to be taxed as a corporation for local, state and U.S. federal income tax purposes. During the predecessor period, the provision for income taxes was $1.0 million based on each predecessor entity’s effective rate, which is primarily based on a federal statutory income tax rate of 35.0% and a state and local effective income tax rate, net of federal benefit, of 12.1%.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, pay distributions and other general business needs. We believe our available cash balances, funds available under our warehouse facilities and other financing arrangements, and cash flows from operations will be sufficient to fund our liquidity requirements for the next 12 months. We may use short-term repurchase agreements, corporate lines of credit, term debt and other forms of generic financing to finance our operations. As of December 31, 2005, we had an aggregate of $700 million of financing available under two warehouse facilities to finance the acquisition of TruPS. Subsequent to December 31, 2005, we entered into additional warehouse facilities. As of March 29, 2006, our warehouse facilities had an aggregate availability of up to $950 million. Should our liquidity needs exceed our available sources of liquidity, we believe that the securities in which we have invested could be sold as part of CDO transactions, other securitizations or directly to raise additional cash. We expect to continue to grow our business and may have to arrange for additional sources of capital through the issuance of debt or equity or additional bank borrowings to fund that growth. We may not be able to obtain any additional financing at the times required and on terms and conditions acceptable to us. If we fail to obtain additional financing, the pace of our growth could be adversely affected. In the event that we are unable to obtain additional sources of capital, we believe that we will be able to meet our cash requirements for the next 12 months from cash flow from operations.

Our primary cash requirements are as follows:

•	to distribute a minimum of 90% of our net REIT taxable income and to make investments in REIT qualifying assets to maintain our qualification as a REIT;

•	to provide cash collateral for our warehouse agreements;

•	to make investments in CDOs or other securities;

•	to repay our indebtedness under our repurchase agreements;

•	to pay costs associated with future borrowings, including interest, incurred to finance our investment strategies;

•	to pay employee salaries and incentive compensation; and

•	to pay U.S. federal, state, and local taxes of our TRSs.

We intend to meet these short-term liquidity requirements through the following:

•	the use of our cash and cash equivalent balances of $95.9 million as of December 31, 2005;

•	cash generated from operating activities, including net investment income from our investment portfolio, fee income received by Taberna Capital through its collateral management agreements and CDO structuring fees, and origination fees received by Taberna Securities. Taberna Capital earned $4.6 million in collateral management fees for the year ended December 31, 2005 for acting as the collateral manager of our CDOs, of which approximately $0.4 million was paid to Cohen Bros. for the predecessor period. The collateral management fees as well as the structuring fees paid by our CDO entities, although eliminated for financial reporting purposes with respect to the consolidated CDOs, represent cash inflows to Taberna Capital, and, after the payment of income taxes, the remaining cash may be used for Taberna Capital’s operating expenses or distributions to us;

•	proceeds from future borrowings; and

•	proceeds from this offering and possible future offerings.

Cash Flows

As of December 31, 2005, we maintained cash and cash equivalents of approximately $95.9 million. Our cash and cash equivalents were generated from the following activities:

Activity	For the period from April 28, 2005 through December 31, 2005	For the period from March 3, 2005 through April 27, 2005 (As Restated)
	(dollars in thousands)
Net cash flows from operating activities	$53,761	$4,653
Net cash flows from investing activities	(7,482,372)	(5,000)
Net cash flows from financing activities	7,524,489	347

Net cash flows	$95,878	$—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$95,878	$—

Our principal source of cash flows since our inception on April 28, 2005 has been through financing activities. During the period ended December 31, 2005, we raised $413.3 million through our private placements. Proceeds from the sale of preference shares to third parties by our consolidated CDO entities have raised $86.8 million and debt securities issued to finance our investments in securities and residential mortgages have raised $4.3 billion. Since inception, we have used our cash flows principally to fund:

•	investments in securities totaling $2.8 billion;

•	investments in residential mortgages totaling $4.6 billion;

•	warehouse deposits totaling $60.4 million, to increase restricted cash held by CDO entities to be used for the purchase of investment securities in the future; and

•	deferred financing costs incurred to issue CDO notes payable and mortgage-backed securities totaling $82.9 million and to pay declared distributions totaling $18.6 million to our shareholders.

Capitalization

Indebtedness. The following table summarizes our indebtedness as of December 31, 2005.

Description	Principal	Unamortized Discount	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Contractual Maturity
	(dollars in thousands)
Repurchase agreements(1)	$220,507	$—	$220,507	LIBOR + a weighted average spread of 5 bps to 62 bps	4.7%	July 2006
Mortgage-backed securities issued, unpaid principal balance(1)	4,261,582	(30,315)	4,231,267	4.6% to 5.5%(2)	5.0%	2035
Trust preferred obligations	600,470	—	600,470	Various	7.1%	2035
CDO notes payable(1)	2,049,700	—	2,049,700	4.5% to 9.2%	5.2%	2035

Total borrowings	$7,132,259	$(30,315)	$7,101,944

(1)	Excludes mortgage-backed securities and debt securities purchased by us in consolidated CDO transactions, which are eliminated in consolidation. Also excludes $83.3 million of indebtedness outstanding under repurchase agreements at December 31, 2005, which is reflected in our financial statements as a component of our residential mortgage derivatives. Accordingly, the aggregate principal amount of our outstanding borrowings under repurchase agreements at December 31, 2005 was approximately $303.8 million.
(2)	Rates generally follow the terms of the underlying mortgages, which are fixed for a period of time and variable thereafter.

Repurchase agreements. We use repurchase agreements to finance investments in mortgaged-backed securities. As these investments incur prepayments or change in fair value, we are required to ratably reduce our borrowings outstanding under repurchase agreements. If the initial purchase is financed by a repurchase agreement provided by the same financial institution that sold us the portfolio of assets, the assets and repurchase obligations are recorded net of the indebtedness, and we reflect a residential mortgage derivative in our financial statements, with changes in the fair value of such derivative included in earnings on a quarterly basis.

Mortgage loan securitizations. We finance our investments in residential mortgages through securitizations of the mortgages. Through December 31, 2005, we completed five securitizations of residential mortgage loans, which had aggregate unpaid principal balances of approximately $595.0 million, $1.1 billion, $1.1 billion, $927.4 million and $760.1 million, respectively, at the date of each securitization. We contribute the mortgage loans to trusts that are wholly-owned by Taberna Loan Holdings I, LLC, one of our wholly-owned subsidiaries. Each trust issued debt securities rated “AAA” by Standard & Poor’s in the public capital markets. Each trust also issued classes of debt securities rated below “AAA,” all of which we acquired and continue to hold. The securities that we hold include all of the ownership certificates in the trusts and all of the securities rated from “AA” through “B,” together with non-rated and interest-only securities issued by the securitization vehicles. Our securities represent the first-dollar loss position in these securitizations, meaning that we would suffer losses on our investment before the holders of the “AAA”-rated securities. We will treat these securitizations and similar securitizations that we expect to complete in the future as consolidated, secured borrowings for financial reporting and U.S. federal income tax purposes. We record no gain on our transfer of the loans to the trusts.

Trust preferred obligations. Trust preferred obligations finance subordinated debentures acquired by Trust VIEs that are consolidated by us for the portion of the total TruPS that are owned by entities outside the consolidated group. These trust preferred obligations bear interest at either variable or fixed rates until maturity, generally 30 years from the date of issuance. The Trust VIE entity has the ability to prepay the trust preferred obligation at any time, without prepayment penalty, after five years. We do not control the timing or ultimate payment of the trust preferred obligations.

CDO notes payable. CDO notes payable represent notes payable issued by consolidated CDO entities that are used to finance the acquisition of TruPS, unsecured REIT notes and CMBS securities. Generally, CDO notes payable are comprised of various classes of notes payables, with each class bearing interest at variable or fixed rates.

On June 28, 2005, we closed the Taberna II CDO, which provides up to 30-year financing for REITs and real estate operating companies. Taberna II received commitments for $953.8 million of CDO notes, all of which were issued to investors as of December 31, 2005. Taberna II also issued $89.0 million of preference shares upon closing. We retained $15.5 million of subordinated notes and $47.0 million of common and preference shares of Taberna II, the issuer of the Taberna II CDO securities, excluding discounts.

The notes payable issued by Taberna II consist of 12 classes of notes bearing interest at spreads over the 90-day LIBOR ranging from 43 to 500 basis points or at fixed rates ranging from 4.7% to 7.2%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from five to ten years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over LIBOR ranging from 43 to 290 basis points.

On September 29, 2005, we closed the Taberna III CDO, which provides up to 30-year financing for REITs and real estate operating companies. Taberna III received commitments for $724.5 million of CDO notes, all of which were issued to investors as of December 31, 2005. Taberna III also issued $55.1 million of preference shares upon closing. We retained $40.0 million of subordinated notes and $30.3 million of common and preference shares of Taberna III, the issuer of the Taberna III CDO securities, excluding discounts.

The notes payable issued by Taberna III consist of 11 classes of notes bearing interest at spreads over the 90-day LIBOR ranging from 40 to 450 basis points or at fixed rates ranging from 4.8% to 5.9%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from five to ten years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over LIBOR ranging from 40 to 160 basis points.

On December 23, 2005, we closed the Taberna IV CDO, which provides up to 30-year financing for REITs and real estate operating companies. Taberna IV received commitments for $630.2 million of CDO notes payable, of which $453.3 million were issued to investors as of December 31, 2005. Taberna IV also issued $43.0 million of preference shares upon closing. We retained $26.4 million of the subordinated CDO notes payable and $23.0 million of common and preference shares of Taberna IV, the issuer of the Taberna IV CDO securities, excluding discounts.

The notes payable issued by Taberna IV consist of 10 classes of notes bearing interest at spreads over the 90-day LIBOR ranging from 37 to 425 basis points or at fixed rates ranging from 5.9% to 7.7%. Some of the fixed rate notes bear interest at a fixed-rate for an initial period (ranging from five to ten years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over 90-day LIBOR of 145 basis points.

As of December 31, 2005, the CDO notes payable are collateralized by $1.9 billion aggregate principal amount of TruPS and $260.0 million of principal amount of unsecured REIT notes and CMBS. A portion of the

TruPS that collateralize CDO notes payable eliminate upon the consolidation of various Trust VIE entities that we consolidate. The corresponding subordinated debentures of the Trust VIE entities are included as investments in securities in our consolidated balance sheet.

Equity Financing. On April 28, 2005 and May 25, 2005, we completed the sale of 19,861,940 common shares at an offering price of $10.00 per share in a private placement. Additionally, we issued 2,000,000 common shares to Cohen Bros. as consideration for Taberna Capital. We received proceeds from this private placement of $183.2 million, net of placement fees and offering costs, including approximately $5.0 million in cash acquired from Taberna Capital.

On August 11, 2005 and August 12, 2005, we completed the sale of 20,700,000 common shares at an offering price of $12.00 per share in a private placement. We received proceeds from this private placement of $230.1 million, net of placement fees and offering costs.

On July 11, 2005, our board of trustees declared an initial distribution of $0.24 per common share totaling $5.5 million that was paid on July 29, 2005 to shareholders of record as of July 21, 2005.

On October 21, 2005, our board of trustees declared a quarterly distribution of $0.30 per common share totaling $13.1 million that was paid on November 8, 2005 to shareholders of record as of October 31, 2005.

On January 20, 2006, our board of trustees declared a quarterly distribution of $0.30 per common share totaling $13.1 million that was paid on February 9, 2006 to shareholders of record as of January 30, 2006.

Off-Balance Sheet Arrangements and Commitments

We maintain arrangements with various investment banks regarding CDO securitizations and warehouse facilities. Prior to the completion of a CDO securitization, our warehouse providers acquire investments in accordance with the warehouse facilities. Pursuant to the terms of the warehouse agreements, we receive the difference between the interest earned on the investments acquired under the warehouse facilities and the interest accrued on the warehouse facilities from the date of the respective acquisitions. Under the warehouse agreements, we are required to deposit cash collateral with the warehouse providers, and as a result, we bear the first dollar risk of loss up to our warehouse deposit if an investment held under the warehouse facility is liquidated at a loss. Upon the completion of a CDO securitization, the cash collateral held by the warehouse provider is returned to us. The duration of a warehouse facility is generally at least nine months. These arrangements are deemed to be derivative financial instruments and are recorded by us at fair value in each accounting period with the change in fair value recorded in earnings.

The $700 million of TruPS warehouse facilities we had in place as of December 31, 2005 constituted our material off-balance sheet arrangements as of that date. As of December 31, 2005, affiliates of Merrill Lynch and Bear Stearns had acquired, and were holding, $193.0 million and $461.5 million, respectively, of TruPS pursuant to warehouse facilities.

A summary of our warehouse facilities as of December 31, 2005 is as follows:

Warehouse Facility	Warehouse Availability	Funding as of December 31, 2005	Remaining Availability	Maturity
	(dollars in thousands)
Merrill Lynch	$200,000	$193,000	$7,000	June 2006
Bear Stearns	500,000	461,500	38,500	March 2006

Total Weighted Average	$700,000	$654,500	$45,500

The financing costs of these warehouse facilities are based on one-month LIBOR plus a spread ranging from 50 to 87.5 basis points.

Subsequent to December 31, 2005, we entered into additional warehouse facilities. As of March 29, 2006, our warehouse facilities had an aggregate availability of $950 million.

During the period from April 28, 2005 through December 31, 2005 and for the predecessor period, the changes in fair values of our warehouse financing arrangements were $10.2 million of income and $2.1 million of loss, respectively, and were recorded as a component of net investment income in the consolidated statements of income contained elsewhere in this prospectus.

We own a majority of the preference shares, a majority of the common shares and debt securities rated “BBB” or “BB” issued by Taberna II, Taberna III and Taberna IV. We also own a majority of the preference shares and common shares issued by Taberna V and have committed to purchase debt securities rated “BB” by Standard & Poor’s issued by this entity. Each of Taberna II, Taberna III, Taberna IV and Taberna V is a VIE, as defined by FIN 46R, of which we are a primary beneficiary, and, as a result, we consolidate each of these CDO entities for financial reporting purposes. We do not own any portion of the debt or equity securities issued by Taberna I, are not the primary beneficiary of this CDO entity, and, accordingly, we do not consolidate the accounts of Taberna I for financial reporting purposes.

Inflation

We believe that inflationary increases in operating expenses will generally be offset by future revenue increases from originating new securities and structuring and managing additional CDO transactions. We believe that the risk that market interest rates may have on our floating rate debt instruments as a result of future increases caused by inflation is primarily offset by our financing strategy to match the terms of our investment assets with the terms of our liabilities and, to the extent necessary, through the use of hedging instruments.

Contractual Commitments

The table below summarizes our contractual obligations as of December 31, 2005.

Contractual Commitments

	Payments due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(dollars in thousands)
Repurchase agreements(1)	$220,507	$220,507	$—	$—	$—
Mortgage-backed securities issued, unpaid principal balance	4,261,582	—	—	—	4,261,582
Trust preferred obligations	600,470	—	—	—	600,470
CDO notes payable	2,049,700	—	—	—	2,049,700
Shared service facilities	320	320	—	—	—
Operating lease agreements	8,438	550	1,650	2,520	3,718

Total	$7,141,017	$221,377	$1,650	$2,520	$6,915,470

(1)	Excludes $83.3 million of repurchase agreements associated with unsecuritized residential mortgages that are presented as a component of our residential mortgage derivatives. These repurchase agreements mature in less than one year.

Quantitative and Qualitative Disclosures About Market Risk

Our exposure to market risk results primarily from changes in interest rates and equity security prices. We are exposed to credit risk and interest rate risk related to our investments in debt instruments, TruPS, subordinated debentures, other debt securities and real estate securities.

Our primary market risk is that we are exposed to interest rate risk. Interest rates may be affected by economic, geo-political, monetary and fiscal policy, market supply and demand and other factors generally outside our control, and such factors may be highly volatile. Our interest rate risk sensitive assets and liabilities and financial derivatives will be typically held for long-term investment and not held for sale purposes. Our intent in structuring CDO transactions and other securitizations is to limit interest rate risk through our financing strategy of matching the terms of our investment assets with the terms of our liabilities and, to the extent necessary, through the use of hedging instruments. We intend to reduce interest rate and funding risk, allowing us to focus on managing credit risk through our rigorous credit analysis and disciplined underwriting process.

We make investments that are either floating rate or fixed rate. Our floating rate investments will generally be priced at a fixed spread over an index such as LIBOR that reprices either quarterly or every 30 days. Given the frequency of future price changes in our floating rate investments, changes in interest rates are not expected to have a material effect on the value of these investments. Increases or decreases in LIBOR will have a corresponding increase or decrease in our interest income and the match-funded interest expense, thereby mitigating the net earnings impact on our overall portfolio. In the event that long-term interest rates increase, the value of our fixed-rate investments would be diminished. We may consider hedging this risk in the future if the benefit outweighs the cost of the hedging strategy. Such changes in interest rates would not have a material effect on the income of these investments, which generally will be held to maturity.

Through December 31, 2005, we entered into various interest rate swap agreements to hedge variable cash flows associated with CDO notes payable and repurchase agreements. These cash flow hedges have an aggregate notional value of $1.4 billion and are used to swap the variable cash flows associated with variable rate CDO notes payable and repurchase agreements into fixed-rate payments for five and ten year periods. As of December 31, 2005, the interest rate swaps had an aggregate asset fair value of $3.9 million. Changes in the fair value of the ineffective portions of interest rate swaps and interest rate swaps that were not designated as hedges under SFAS No. 133 are recorded in earnings.

The following table summarizes the change in net investment income for a 12-month period, and the change in the net fair value of our investments and indebtedness assuming an instantaneous increase or decrease of 100 basis points in the LIBOR interest rate curve, both adjusted for the effects of our interest rate hedging activities:

	100 Basis Point Increase	100 Basis Point Decrease
	(dollars in thousands)
Net investment income from variable rate investments and indebtedness	$92	$(92)
Net fair value of fixed rate investments and indebtedness	$8,367	$(15,677)

We seek to manage our credit risk through the underwriting and credit analysis processes that we perform in advance of acquiring an investment. The TruPS and other investments that we consider for future CDO transactions and other securitizations will be subject to a similar credit analysis process and will require the approval of Taberna Capital’s investment committee prior to funding.

We make investments that are denominated in U.S. dollars, or if made in another currency we will enter into currency swaps to convert the investment into a U.S. dollar equivalent. We may be unable to match the payment characteristics of the investment with the terms of the currency swap to fully eliminate all currency risk and such currency swaps may not be available on acceptable terms and conditions based upon a cost/benefit analysis.

BUSINESS

Overview

We are a recently formed, self-managed and self-advised real estate company. We provide financing for REITs and other real estate operating companies and invest in real estate-related assets with the objective of generating attractive risk-adjusted returns and cash distributions for our shareholders. Future distributions and capital appreciation are not guaranteed, however, and we have only a limited operating history and limited experience operating as a REIT upon which you can base an assessment of our ability to achieve our objectives.

We focus our activities in the following areas:

•	originating financing for REITs and other real estate operating companies, primarily in the form of TruPS, subordinated debt and, possibly, other securities;

•	investing in mortgage loans, RMBS, CMBS and other real estate-related senior and subordinated debt securities; and

•	structuring, managing and investing in CDO transactions and other asset securitizations that will enable us to match-fund certain of our assets with liabilities through our established financing strategy. Our investments in the equity securities of CDO entities are junior in right of payment and in liquidation to the collateralized debt securities issued by the CDO entities.

We also invest opportunistically from time to time in other types of investments such as mezzanine real estate loans, participations in mortgage loans, corporate tenant leases and equity interests in real estate. Our investment guidelines do not impose any limitations on the types of assets in which we may invest.

We were formed in March 2005 as a Maryland real estate investment trust. We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2005. We generally will not be subject to U.S. federal corporate income tax on our net taxable income to the extent we annually distribute that income to our shareholders. We generally make and hold our investments and conduct our other operations through our direct and indirect subsidiaries, including Taberna Capital and Taberna Securities. We have jointly elected with Taberna Capital, Taberna Securities, Taberna Funding and certain other non-U.S. corporate subsidiaries to treat such subsidiaries as TRSs. Our domestic TRSs are generally subject to U.S. federal, state and local income tax on their assets and earnings.

We expect to supplement earnings from our investments with fees from the origination of financing transactions, structuring fees for the structuring of CDOs and collateral management fees for acting as the collateral manager of CDOs. These fees will be received by our TRSs. Origination fees are paid by the issuers of the TruPS to the third-party investment banks or brokers that introduce the TruPS issuers to us, and we expect to share in a portion of those fees. These fees are paid at the time the TruPS are issued. Structuring fees and collateral management fees are paid by the CDO entity that is formed to acquire the TruPS that have been originated. Structuring fees are paid at the closing of the CDO transaction. Collateral management fees are paid on a quarterly basis during the term of the CDO. Structuring fees and collateral management fees paid to Taberna Capital by CDOs that we consolidate for financial reporting purposes will be eliminated in consolidation; however, Taberna Capital will be subject to income taxes on such fees in the year in which the fees are received.

The table below summarizes our investment portfolio as of December 31, 2005:

	Amortized Cost (2)	Estimated Fair Value(3)	Percentage of Total Portfolio	Weighted- Average Coupon
	(dollars in thousands)
Investment in Securities:
Investments in available-for-sale securities
TruPS and subordinated debentures(1)	$2,171,751	$2,154,197	29.9%	7.4%
Other securities, at fair value	63,747	63,719	0.9%	4.5%

	2,235,498	2,217,916	30.8%	7.3%
Investment in security-related receivables
TruPS and subordinated debentures(1)	308,791	302,781	4.2%	7.8%
Unsecured REIT note receivables	188,819	182,606	2.5%	5.3%
CMBS receivables	70,512	69,470	1.0%	5.3%

	568,122	554,857	7.7%	6.7%

Total investment in securities	2,803,620	2,772,773	38.5%	7.1%
Residential mortgages and mortgage-related receivables(4)	4,463,735	4,421,616	61.5%	5.6%

Total Portfolio/Weighted Average	$7,267,355	$7,194,389	100.0%	6.2%

(1)	Subordinated debentures represent the loans made by special purpose trust subsidiaries to their parent REITs and real estate operating companies of the proceeds of TruPS issuances. In a typical TruPS transaction, a parent REIT or real estate operating company forms a special purpose trust subsidiary to issue TruPS. The special purpose trust loans the proceeds from its sale of TruPS to its parent company and the loan is represented by a subordinated debenture. The terms of the subordinated debenture mirror the terms of the TruPS issued by the trust. The assets of the trust consist of subordinated debentures and deferred financing costs. We have determined that, for purposes of GAAP, we are the primary beneficiary of the trust, and therefore consolidate the assets and liabilities of the trust in our financial statements, if we or our warehouse providers acquire a majority of the TruPS issued by the particular trust. We do not consider ourselves to be the primary beneficiary in cases where we or our warehouse providers do not acquire a majority of the TruPS issued by the trust. If we do not consider ourselves to be the primary beneficiary of the issuer of the TruPS, we record the TruPS as “TruPS and subordinated debentures” in our consolidated financial statements.
(2)	Amortized cost reflects the cost incurred by us to acquire or originate the asset, net of discount.
(3)	The fair value of our investments represents our management’s estimate of the price that a willing buyer would pay a willing seller for such assets. Our management bases this estimate on the underlying interest rates and credit spreads for fixed-rate securities and, to the extent available, quoted market prices.
(4)	Our investments in residential mortgages and mortgage-related receivables at December 31, 2005 consisted of investments in 3/1, 5/1, 7/1 and 10/1 adjustable rate mortgages. These mortgages bear interest rates that are fixed for three, five, seven and ten year periods, respectively, and reset periodically thereafter at fixed intervals. We financed our investment in these assets through short-term repurchase agreements and long-term securitizations.

The principal sources of our consolidated operating revenue through December 31, 2005 were the net interest and dividend income we earned from our investment portfolio, meaning the interest and dividend income we earned on our investment portfolio less the cost of financing our portfolio, and the management fee revenue that we earned through Taberna Capital for structuring and managing CDOs. From inception through December 31, 2005, we derived a majority of our consolidated net income from investments in TruPS and unrealized gains on interest rate hedges.

Our ability to make and maintain future investments in TruPS or in corporate entities, such as CDO issuers that hold TruPS, is subject to limitations because we conduct our business so as to qualify as a REIT and not be required to register as an investment company under the Investment Company Act. In particular, TruPS, as typically structured, will not qualify as real estate assets for purposes of the REIT asset tests we must satisfy on a quarterly basis to maintain our REIT qualification. The income received from our investments in TruPS or in corporate entities holding TruPS will not generally qualify as real estate-related income for purposes of the REIT gross income tests. In order to comply with the various REIT tests, we intend to balance our investments in TruPS and in CDOs that are substantially collateralized by TruPS, with our investments in RMBS, CMBS, mortgage loans, REIT equity securities, real estate and other types of qualifying real estate-related debt investments, which typically have lower yields than TruPS. In order to preserve our REIT qualification, we will likely continue to hold TruPS-related investments through TRSs. See “Risk Factors—Risks Related to Our Business—Neither TruPS nor equity in corporate entities, such as CDOs, that hold TruPS will qualify as real estate assets for purposes of the REIT asset tests and the income generated by such investments generally will not qualify as real estate-related income for the REIT gross income tests. We must invest in qualifying real estate assets, such as mortgage loans and debt securities secured by real estate, to maintain our REIT qualification, and these assets typically have less attractive returns than TruPS” and “Risk Factors—Regulatory and Legal Risks of Our Business—Maintenance of our Investment Company Act exemption imposes limits on our operations.”

Our Strategy

Our strategy is to build upon the experience of our management team of providing capital to REITs and other real estate operating companies and investing in real estate-related assets based on rigorous credit analysis and applying proven financing techniques to enhance the returns generated from our investments. We believe that our management team’s established network in the real estate and financial communities, including relationships with regional and national investment banking firms, provides us with a significant source of funding opportunities. While at Cohen Bros., our management team developed this network and used it to originate approximately $7.8 billion of financing in the form of TruPS for REITs, real estate operating companies, banks and insurance companies from 2002 through December 31, 2005. We continue to target REITs and real estate operating companies as customers for TruPS and other financing products.

We also rely on our expertise in analyzing real estate fundamentals and our financing capabilities to invest in a leveraged portfolio of mortgage loans, RMBS, CMBS and other real estate-related fixed income investments.

We use a sophisticated and disciplined underwriting process and credit analysis of prospective investments. Our underwriting and credit assessment processes are overseen by the investment committees consisting of key members of either Taberna Capital’s or Taberna Funding’s management and independent members, each of whom has significant experience investing in, and financing, real estate-related assets. See “Management—Investment Committees.”

We believe our strategy will permit us to achieve our objective of generating attractive risk-adjusted returns and cash distributions for our shareholders.

Business Strengths

We believe the following combination of attributes of our company distinguishes us from our competitors:

Experienced Management Team. Our management team began our business at Cohen Bros., a diversified financial services company. Our principal executives have an average of more than 17 years of experience in the fields of real estate and non-real estate-related investing and finance, capital markets, transaction structuring and risk management. Our management team, through its association with Cohen Bros., has originated approximately $7.8 billion of TruPS financing since 2002. Prior to our formation, our management team had structured 20 CDOs since 2002, including the Taberna I CDO formed in the first quarter of 2005. Since our formation, our management team has structured the Taberna II CDO, formed in June 2005, the Taberna III CDO, formed in September 2005, the Taberna IV CDO, formed in December 2005 and the Taberna V CDO formed in March 2006. The securities issued by the Taberna I, Taberna II, Taberna III and Taberna IV CDOs were collateralized as of December 31, 2005 by approximately $609.00 million, $880.0 million, $639.4 million and $358.1 million, respectively, of principal amount of TruPS issued by 26, 30, 25 and 17 REITs and real estate operating companies, respectively, as well as other debt issued by REITs and CMBS. The securities issued by the Taberna V CDO were collateralized as of March 29, 2006 by approximately $508.8 million principal amount of TruPS issued by 21 REITs and real estate operating companies as well as other debt issued by REITs and CMBS. The securities issued by the CDOs other than the Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V CDOs were collateralized by TruPS issued by banks and insurance companies.

We believe that Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V are the first CDOs collateralized principally with TruPS issued by REITs. Taberna Capital is the collateral manager for the Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V CDO transactions and earns management fees from this activity. We expect to continue to leverage our management team’s experience in growing our business. Cohen Bros. has agreed not to compete with us for a three-year period, beginning on April 28, 2005, the closing date of our initial private placement, in our business of purchasing from, or acting as placement agent for, REIT and real estate operating company issuers of TruPS or other preferred equity securities and acting as collateral manager for securitizations of such securities. See “Certain Relationships and Related Party Transactions—Formation Transactions— Non-Competition Agreement.” In addition, our independent trustees must approve in advance any investment we may make in which Cohen Bros. or one of its affiliates will also participate. See “Investment, Financing and Certain Other Policies—Interested Trustee, Officer and Employee Transactions.”

Extensive Network with Established Track Record of Originations. Our management team has a network of contacts in the real estate and financial communities, including relationships with regional and national investment banking firms that assist us in our origination activities. We believe that our origination network and capabilities are business advantages because they serve as a pipeline of financing opportunities for us. As a result of referrals from this origination network and our success with Taberna I, Taberna II, Taberna III and Taberna IV, as of December 31, 2005, our warehouse providers, under our direction, had acquired approximately $654.5 million of TruPS issued by 24 REITs and real estate operating companies pending securitization by us through a CDO. Some of these TruPS were subsequently acquired by Taberna V.

Experience in Credit Analysis. Our business of originating preferred securities and investing in real estate-related debt securities utilizes a sophisticated and disciplined underwriting process and credit analysis of prospective issuers and underlying collateral. Our management team has significant expertise in analyzing the operations and financial statements of companies to determine their suitability for investment. As of December 31, 2005, the 20 CDOs that our management team has structured and managed since 2002, including while at Cohen Bros., have experienced no defaults and have had only two issuers of underlying collateral securities exercise their right to defer dividend or interest payments on the securities held by those CDOs. The two issuers that exercised deferral rights were both insurance companies and the underlying TruPS are held by CDOs that we do not manage and in which we own no interest. One of these issuers subsequently resumed making current payments and fully repaid all deferred amounts. The other issuer first exercised its deferral right in December 2005. Deferrals may cause the over-collateralization test in CDO transactions to fail, resulting in accelerated debt payments, reduced equity returns and, in certain cases, triggering rights to terminate the collateral manager of such CDO.

Additional Sources of Cash Flow. Our management team expects to continue generating origination fees, CDO structuring fees and quarterly CDO asset management fees. Taberna Securities’ membership application for registration as a broker-dealer was granted by the NASD in December 2005, and Taberna Securities began to originate TruPS for us during the first quarter of 2006. We also expect to charge CDO structuring fees and quarterly CDO asset management fees for the CDOs that we structure and expect to charge management fees for CDOs that we may manage in the future for third parties. The origination fees will be paid to Taberna Securities. Taberna Capital receives the structuring fees and asset management fees.

Principal Operating Activities

Our principal operating activities include the following:

Originating Financing for REITs and Real Estate Operating Companies. As of December 31, 2005, our management team had directed the funding of approximately $3.1 billion of subordinated financing arrangements in the form of TruPS issued by REITs and real estate operating companies. We believe we are currently the largest provider in the United States of subordinated financing arrangements to REITs and real estate operating companies in the form of TruPS that are financed through CDOs. The TruPS funded through December 31, 2005 were financed through the Taberna I, Taberna II, Taberna III and Taberna IV CDOs and through warehouse facilities. In the four CDO transactions completed in 2005, special purpose vehicles named Taberna Preferred Funding I, Ltd., Taberna Preferred Funding II, Ltd., Taberna Preferred Funding III, Ltd. and Taberna Preferred Funding IV, Ltd. issued $728.8 million, $1,043 million, $779.6 million and $673.2 million, respectively, of debt and equity securities collateralized primarily by TruPS. In March 2006, we structured and completed Taberna V, which issued $718.7 million of debt and equity securities. We own a majority of the preference shares and common shares issued by the CDO entities in each of the Taberna II, Taberna III, Taberna IV and Taberna V CDO transactions. The equity securities that we own are junior in right of payment and in liquidation to the collateralized debt securities issued by the CDO issuers. We have also purchased some of the collateralized debt securities issued in these transactions, as discussed below. We own no interests in the Taberna I CDO, which was completed prior to our formation. Taberna Capital is the collateral manager of each of our consolidated CDO entities and is the collateral manager of Taberna I.

As of December 31, 2005, we had two warehouse facilities in place under which our warehouse providers could acquire up to an aggregate of $700 million of TruPS. Subsequent to December 31, 2005, we entered into additional warehouse facilities. As of March 29, 2006, our warehouse facilities had an aggregate availability of up to $950 million. We use warehouse facilities to fund the issuance of TruPS and to acquire other securities that may be included in future CDOs or other securitizations. When a sufficient amount of suitable investments under the warehouse facility is acquired, we intend to finance them on a more permanent basis through a CDO or other securitization. We expect to incur leverage of 9 to 15 times to finance investments in TruPS.

The table below describes certain characteristics of the TruPS collateralizing Taberna I, Taberna II, Taberna III and Taberna IV, as well as the TruPS held by our warehouse providers, as of December 31, 2005, some of which were subsequently acquired by the Taberna V CDO entity. Taberna II, Taberna III and Taberna IV are the only CDO transactions that we consolidated into our financial results as of that date because they are the only CDOs in which we owned a beneficial interest as of that date.

					Issuer Statistics(3)
		Interest Rate Range			Total Capitalization		Ratio of Debt to Total Capitalization		Interest Coverage
Classifications of TruPS Issuers(1)	Aggregate Carrying Amount	Low	High	Average S&P Credit Rating(2)	Low	High	Low	High	Low	High
	(dollars in thousands)
Equity REITs or real estate operating companies	$1,422,280	5.5%	9.6%	BB-	$72,000	$5,758,000	13.3%	80.8%	1.2	11.5
Hybrid REITs or real estate operating companies	505,000	5.7%	8.2%	B+	$236,000	$10,871,000	32.7%	91.9%	1.1	4.8
Mortgage or specialty finance REITs	1,213,750	6.7%	8.5%	B+	$284,000	$39,830,000	47.8%	93.2%	1.0	4.4

Total	$3,141,030

(1)	“Classifications of TruPS Issuers” includes classifications established by NAREIT. NAREIT defines an “equity REIT” as a REIT that has 75% or greater of its gross invested book assets in income-producing real estate and a “mortgage REIT” as a REIT that has 75% or greater of its gross invested book assets in mortgages. A REIT that does not fall into one of these two categories is considered a “hybrid REIT.”
(2)	“Average S&P Credit Rating” refers to the average unpublished corporate credit rating assigned at our request by Standard & Poor’s for the TruPS issuers based upon due diligence information compiled by us and provided to Standard & Poor’s.
(3)	All figures provided reflect amounts prior to the issuance of TruPS by the issuers.

TruPS are typically issued by a special purpose trust that lends the proceeds from the issuance of the TruPS to its parent company. The loan to the parent company is represented by a subordinated debenture with terms mirroring the terms of the TruPS. The special purpose trust uses the payments of interest and principal it receives on the debenture to pay interest, dividends and redemption amounts to the holders of the TruPS. The TruPS that were included in the Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V CDOs mature between 10 to 30 years from the date of issuance. TruPS are generally not callable by the issuer within five years of issuance. If the parent company of an issuer of TruPS defaults on payments due on the debenture that correspond to the TruPS, the trustee under the indenture governing the debenture has the right to accelerate the entire principal amount of the debenture. If the trustee fails to do so, holders of the TruPS may accelerate the indebtedness. In certain circumstances where a subsidiary company issues the debenture that corresponds to the applicable TruPS, the obligations of such subsidiary under the debenture are guaranteed by its parent company. TruPS are not secured by any collateral and generally rank junior to an issuer’s existing senior debt securities in right of payment and in liquidation. In the future, we may also originate or acquire other types of preferred securities, including preferred equity securities, for REITs and other real estate operating companies. We would expect such securities to pay a fixed dividend and rank senior to common shares, but junior to unsecured debt.

The membership application of Taberna Securities for registration as a broker-dealer was granted by the NASD in December 2005. Taberna Securities began to originate TruPS during the first quarter of 2006. Taberna Securities will receive origination fees paid by TruPS issuers and will pay fees to third-party investment banks or brokers unrelated to it that introduce TruPS issuers to us. We intend to monitor continually the value of our interest in Taberna Securities in order to ensure that the value of our holdings in Taberna Securities, together with the value of our holdings in all other TRSs, does not exceed 20% of our gross assets in violation of the REIT rules.

Prior to Taberna Securities’ becoming licensed as a broker-dealer, a substantial majority of the TruPS funded through our warehouse facilities and the Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V CDOs were originated by CB&C. CB&C is a wholly-owned subsidiary of Cohen Bros., which is indirectly controlled by our chairman of the board and chief executive officer, Daniel G. Cohen. Under a broker-dealer services agreement we entered into with CB&C in connection with our formation, CB&C is entitled to retain any origination fees paid by the issuers of TruPS which CB&C originates; provided, however, that CB&C agrees that it will not retain origination fees from an issuer of TruPS exceeding 1.5% of the gross proceeds to such issuer per transaction. CB&C typically pays a portion of the gross origination fees paid by the TruPS issuers to third-party investment banks or brokers that introduced the TruPS issuer to CB&C. Through December 31, 2005, CB&C had retained $31.0 million in origination fees in respect of TruPS that were funded through our warehouse facilities and the Taberna I, Taberna II, Taberna III and Taberna IV CDOs. In addition, third-party investment banks and brokers unrelated to CB&C received $48.6 million in origination fees. Because Taberna Securities is now licensed to act as a broker-dealer, we anticipate that CB&C will provide significantly fewer services under this agreement. However, if the value of our investment in Taberna Securities or our other TRSs becomes too high, we may be precluded by the REIT rules from expanding or maintaining the business of Taberna Securities, and we may re-engage CB&C, or engage a third-party broker-dealer, to act as an originator. We have and we may from time to time continue to utilize the services of CB&C to sell securities issued by our CDO entities and CB&C will earn customary market commissions for such services. From our inception through December 31, 2005, CB&C earned $2.0 million in connection with the placement of debt and equity securities issued by Taberna I, Taberna II, Taberna III and Taberna IV.

We target a diverse group of investments in terms of identity of issuer, type of issuer (e.g., mortgage REITs, hybrid REITs, equity REITs and other real estate operating companies) and asset class (e.g., office, storage, multifamily, apartments, etc.).

Investing in Real Estate Debt, Real Estate Debt Securities and Real Estate-Related Debt Securities. We have invested, and will continue to invest, in mortgage loans secured by income producing properties, RMBS and CMBS. In the future we may invest in other real estate debt interests. We believe that investing in these types of assets is complementary to our business of originating financing to REITs and real estate operating companies because these assets rely on common real estate fundamentals and enable us to use our financing expertise to enhance returns. Members of our management team have significant experience in real estate structured finance and real estate debt investments. In addition, we have access to the expertise of Cohen Bros. personnel to assist us with structuring and managing our portfolio of RMBS and CMBS under the shared facilities and services agreement. See “Certain Relationships and Related Party Transactions—Formation Transactions—Shared Facilities and Services Agreement.” Cohen Bros.’ services in this regard are provided by a team of people that is led by Alex P. Cigolle, a vice president of Cohen Bros. Mr. Cigolle has been responsible for managing investments of approximately $2.0 billion of asset-backed securities and whole loans while at Cohen Bros.

We acquire mortgage loans with the intention of holding them for investment, rather than for sale. As of December 31, 2005, we owned, through our wholly-owned subsidiaries, Taberna Realty Holdings Trust and Taberna Loan Holdings I, LLC, residential mortgage loans having an aggregate carrying amount of approximately $4.5 billion. These mortgage loans have an average FICO score (a credit score developed by Fair Isaac & Co.) of 737, an average principal balance of approximately $466,000 and an average loan-to-value ratio of approximately 74.6%. As of December 31, 2005, these residential mortgage loans had a weighted-average interest rate of approximately 5.6%. We also expect to invest in and originate commercial mortgage loans either directly or through third-party brokers. We focus on loans that are secured by either a first or second interest in real property and are approximately $5.0 million to $25.0 million in total size. We target loans that have a minimum of ten years to maturity. We may invest in these loans either as part of a syndicate, or as a side-by-side participant in a loan originated by a bank, insurance company or other owner. We underwrite our investments in these assets through our established underwriting process.

Set forth below is certain information with respect to the loans owned as of December 31, 2005.

	Aggregate Carrying Amount	Number of Loans	Weighted- Average Interest Rate (%)(1)	Weighted- Average FICO Score(2)
	(dollars in thousands)
3/1 Adjustable rate mortgages and mortgage-related receivables	$177,567	438	5.7%	731
5/1 Adjustable rate mortgages and mortgage-related receivables	3,521,096	7,584	5.5%	736
7/1 Adjustable rate mortgages and mortgage-related receivables	684,460	1,485	5.7%	736
10/1 Adjustable rate mortgages and mortgage-related receivables	80,612	89	5.7%	747

Total residential mortgages and mortgage-related receivables	$4,463,735	9,596	5.6%	737

(1)	Does not include servicing fees.
(2)	FICO score refers to the credit score developed by Fair Isaac & Co.

The chart below describes the geographic breakdown and certain other information with respect to the residential mortgage loans owned by our subsidiary as of December 31, 2005.

State	Average Principal Balance(1)	Number of Loans	Average Coupon	Average FICO Score	Average Loan to Value	Aggregate Carrying Amount	Percentage of Total
	(dollars in thousands)
California	$541	3,592	5.5%	736	71.3%	$1,937,201	43.4%
Florida	372	809	5.9%	732	76.8%	299,751	6.7%
Virginia	457	532	5.4%	742	76.0%	241,974	5.4%
New Jersey	480	338	5.5%	740	73.7%	161,407	3.6%
Arizona	363	416	5.8%	732	75.1%	150,462	3.4%
Nevada	424	325	5.6%	731	75.7%	137,426	3.1%
Maryland	483	285	5.5%	737	74.6%	137,115	3.1%
New York	566	243	5.5%	725	72.3%	136,972	3.1%
Illinois	452	265	5.5%	733	74.0%	119,314	2.7%
Washington	404	288	5.5%	736	76.7%	115,889	2.6%
Colorado	431	239	5.5%	738	74.2%	102,702	2.3%
Massachusetts	526	194	5.6%	740	72.8%	101,818	2.3%
Georgia	340	222	5.5%	732	77.8%	75,176	1.7%
Minnesota	423	162	5.4%	741	75.4%	68,207	1.5%
Connecticut	665	101	5.4%	746	71.4%	66,884	1.5%
North Carolina	422	155	5.5%	739	76.3%	65,104	1.5%
Michigan	289	209	5.8%	727	75.8%	60,204	1.3%
Texas	409	130	5.5%	745	75.0%	52,937	1.2%
Oregon	328	146	5.6%	740	75.7%	47,760	1.1%
Hawaii	624	73	5.7%	735	71.5%	45,465	1.0%
All other states	402	872	5.5%	739	75.1%	339,966	7.6%

Total	$466	9,596	5.6%	737	74.6%	$4,463,735	100.0%

(1)	Average Principal Balance means the average outstanding unpaid principal balance of the loans as of December 31, 2005.

CMBS generally are multi-class debt or pass-through certificates secured or backed by single loans or pools of mortgage loans on commercial real estate properties. We held approximately $72.0 million principal amount of CMBS through CDOs as of December 31, 2005. We expect to continue to invest in senior, subordinated and unsecured debt, including the subordinated tranches of CMBS issuances. Our investments are expected to include loans and securities that are rated investment grade by one or more nationally-recognized rating agencies, as well as both unrated and non-investment grade loans and securities. We expect that a material amount of the CMBS in which we invest will be rated between “A1/A+” and “B2/B” and will have an explicit rating from at least one nationally-recognized rating agency.

We expect to continue to invest in RMBS, which will principally consist of adjustable rate and hybrid adjustable rate RMBS and loans. Adjustable rate mortgage-backed securities and loans have interest rates that reset periodically, typically every six months or on an annual basis. Hybrid adjustable rate mortgage-backed securities and loans bear interest rates that have an initial fixed period (typically three, five, seven or ten years) and thereafter reset at regular intervals in a manner similar to adjustable rate mortgage-backed securities.

Agency-backed securities are mortgage-backed securities which represent the entire ownership interest in pools of mortgage loans secured by residential real property guaranteed as to principal and interest by federally chartered entities such as Fannie Mae, Freddie Mac, and, in the case of Ginnie Mae, the U.S. government. We expect that a material amount of the RMBS in which we invest will consist of three-and five-year agency and “AAA”-rated hybrid adjustable rate mortgage-backed securities, although we may also invest in non-agency RMBS.

Non-agency RMBS are not guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae because they do not meet the agency criteria due to documentation deficiencies, high loan-to-value ratios or credit quality issues. Non-agency RMBS typically represent interests in pools of residential loans, rather than the entire ownership. We may invest in the mezzanine tranches of the debt underlying the pools of residential loans. The debt tranches are typically rated based on portfolio quality, diversification and structural subordination. We would expect to purchase the tranches rated “BBB” through “BB.”

We expect to continue to finance our investments in real estate debt and real estate-related debt securities with future secured lines of credit. We expect to continue to finance these investments with leverage of 10 to 25 times, in the case of residential mortgage loans, 4 to 8 times, in the case of CMBS, and 15 to 25 times, in the case of RMBS. We may also contribute some of our investments in real estate debt and real estate-related securities to a CDO or other securitization vehicle.

Structuring, Managing and Investing in CDOs and Other Asset Securitizations. We apply our expertise in structured finance to our investments by financing them on a long-term basis principally through CDOs. A CDO is a securitization structure in which multiple classes of debt and equity are issued to finance a portfolio of assets. Cash flow from the portfolio of assets is used to repay the CDO liabilities sequentially, in order of seniority. The most senior classes of debt typically have credit ratings of “AAA” through “BBB–” and therefore can be issued at yields that are lower than the average yield of the securities backing the CDO.

We intend to structure CDOs collateralized by TruPS, CMBS, RMBS and other securities. As of December 31, 2005, our management team had structured the Taberna I, Taberna II, Taberna III and Taberna IV CDOs, all of which we manage. In March 2006, we structured the Taberna V CDO, which we also manage. Set forth below is certain information about each CDO as of December 31, 2005 or March 31, 2006 in the case of Taberna V.(1)

CDO Issuer	Principal Amount of TruPS Acquired by CDO	Number of Issuers of TruPS	CDO Equity and Debt Securities Held by Us
	(dollars in thousands)
Taberna I	$609,000	26	None

Taberna II	$880,000	30	Majority of common and preference shares; approximately $15,500 of debt securities rated “BB”

Taberna III	$639,405	25	Majority of common and preference shares; approximately $40,000 of debt securities rated “BB” and “BBB”

Taberna IV	$358,125	17	Majority of common and preference shares; approximately $26,375 of debt securities rated “BB” and “BBB”

Taberna V	$508,750	21	Majority of common and preference shares; and have committed to purchase approximately $14,500 of debt securities rated “BB”

(1)	Information is given as of March 31, 2006 for Taberna V because that CDO was completed on March 29, 2006.

The equity securities that we own in the CDOs shown in the table are subordinate in right of payment and in liquidation to the collateralized debt securities issued by the CDOs. The debt securities shown in the table above are subordinate in right of payment and in liquidation to the higher rated classes of debt securities issued by the CDOs.

The investors that acquire interests in our CDOs include large, international financial institutions, funds, high net worth individuals and private investors. We own no equity or debt securities issued by the Taberna I CDO and the assets, liabilities and financial results of Taberna I are not part of our consolidated financial information. We acquired a majority of the preference shares and common shares (which are sometimes referred to as the non-economic residual) and $62.3 million principal amount of debt securities rated “BB” by Standard & Poor’s issued by the Taberna II, Taberna III and Taberna IV CDOs. We also acquired a majority of the preference shares and common shares issued by the Taberna V CDO and have committed to purchase debt securities rated “BB” by Standard & Poor’s issued by this entity. We consolidate Taberna II, Taberna III,

Taberna IV and Taberna V for financial reporting purposes. As of December 31, 2005, our consolidated indebtedness included approximately $1.9 billion of debt securities issued by Taberna II, Taberna III and Taberna IV. Since December 31, 2005, our consolidated indebtedness has increased by approximately $578.5 million due to the issuance of debt securities by Taberna V.

Through December 31, 2005, we completed five securitizations of residential mortgage loans, which had aggregate unpaid principal balances of approximately $595.0 million, $1.1 billion, $1.1 billion, $927.4 million and $760.1 million, respectively, at the date of each securitization. The loans are owned by trusts that are wholly owned by Taberna Loan Holdings I, LLC, one of our wholly-owned subsidiaries. Each trust issued debt securities rated “AAA” by Standard & Poor’s in the public capital markets. Each trust also issued classes of debt securities rated below “AAA,” all of which we acquired and continue to hold. The securities that we hold include all of the ownership certificates in the trusts and all of the securities rated from “AA” through “B,” together with non-rated and interest-only securities issued by the securitization vehicles. Our securities represent the first-dollar loss position in these securitizations, meaning that we would suffer losses on our investment before the holders of the “AAA” rated securities. We will treat these securitizations and similar securitizations that we expect to complete in the future as consolidated, secured borrowings for financial reporting and U.S. federal income tax purposes. We recorded no gain on our transfer of the loans to the trusts. The trusts that we formed for the purposes of these securitizations are different from the entities that were formed to issue collateralized debt securities in the Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V CDO transactions.

We intend to structure future CDOs and other securitizations collateralized by TruPS, mortgage loans, CMBS, RMBS and other securities. In future CDOs or securitizations we structure, we may acquire some or all of the equity or debt securities issued in the transaction and earn a spread between the yield on our assets and the yield on the securities issued by the CDO or securitization vehicle. We are subject to funding risks (risks associated with higher funding costs or lack of availability of funding), interest rate risks (risks arising from the movement of interest rates that adversely affects our investments and liabilities that are sensitive to interest rates) and credit risks (risks associated with our counterparties defaulting on their payment obligations to us). By financing our investments through CDOs and other securitizations, we seek to match the payment terms of our investment assets with the payment terms of our liabilities. We believe this match funding both reduces our funding risks because, as our assets prepay, our debt is repaid proportionately, and mitigates our interest rate risks since the interest rates of our assets correspond to the liabilities in the securitization structure.

Taberna Capital is the collateral manager of Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V. Each of the Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V collateral management agreements have a term of 30 years, subject to an auction process, described below, that begins in year ten of each of the Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V CDOs. Taberna Capital, as the collateral manager of each CDO, will be paid a quarterly fee at an annualized rate of 0.40% of the total collateral held by the CDO, 50% of which is a base management fee and 50% of which is subordinated to payments to the noteholders of the CDO. If on, or prior to a specified distribution date in April 2015 with respect to Taberna I, August 2015 with respect to Taberna II, November 2015 with respect to Taberna III, February 2016 with respect to Taberna IV or February 2016 with respect to Taberna V, the notes issued by the CDO are not redeemed in full the collateral manager will conduct an auction selling the collateral debt securities in order to redeem such notes. The auction must be conducted no later than the date that is ten business days prior to such distribution date, and if the notes are not redeemed in full by the distribution date, the collateral manager will conduct auctions on a quarterly basis until the notes are fully redeemed. Upon liquidation of the collateral debt securities and the final distribution of the proceeds, the collateral management agreements will terminate. The collateral management agreements for each of the Taberna I, Taberna II, Taberna III, Taberna IV or Taberna V securitizations may be terminated without cause upon 90 days’ prior written notice, at the direction of the holders of (i) 66 2/3% of each class of notes and more than 66 2/3% in aggregate voting percentages of preferred shares issued by the CDO or (ii) 75% in aggregate outstanding principal amount of certain classes of the CDO notes then outstanding. Similarly, the collateral management agreement may be terminated and the collateral manager may be removed with cause upon 10 days’ prior written notice at the direction of the holders of (i) 66 2/3% in aggregate outstanding principal amount of the most senior class of the CDO notes then outstanding or (ii) more than 66 2/3% in aggregate voting percentages of the CDO preferred shares. In the event that an optional redemption occurs on or prior to a specified date in April 2010 with respect to Taberna I, August 2010 with respect to Taberna II, November 2010 with respect to Taberna III or February 2011 with respect to Taberna IV, the collateral manager will be entitled to a collateral management fee for services rendered payable on the date of such redemption equal to the difference between (i) $5,000,000 and (ii) the aggregate amount of fees received by the collateral manager prior to the date of such redemption.

We will manage future CDOs for ourselves and possibly for third parties, and we expect to earn management and structuring fees for doing so.

We will buy and hold securities in the secondary marketplace, either for our own account or to hold in anticipation of securitizing them in a CDO transaction. Rating agencies typically require that our CDOs acquire some amount of assets other than TruPS, such as CMBS.

We use our warehouse facilities and other financing arrangements to fund the issuance of TruPS and to acquire other securities that may be included in a future CDO or other securitization. Prior to a new CDO issuance, there will be a period during which securities are identified and acquired for potential inclusion in a CDO, known as the warehouse accumulation period. Under our TruPS warehouse facilities, we direct the acquisition of securities by a bank that will be the lead manager of the CDO, subject to the warehouse provider’s right to decline our desired acquisition of securities. The warehouse providers then purchase these securities and hold them on their balance sheet. We direct the acquisition of securities by the warehouse providers during this period, but do not anticipate that we will earn any fees for providing this service to either the warehouse providers or the issuer of the CDO, which will receive such securities upon the closing of the CDO. We deposit cash and other collateral, which is held in escrow by the warehouse providers to cover our share of losses should securities default or need to be liquidated. We receive the difference between the interest earned on the securities acquired under the warehouse facilities and the interest charged by the warehouse providers from the respective dates on which the securities are acquired. We also will share losses, if any, with the warehouse providers up to the amount of our cash collateral.

Market Opportunity

We believe that TruPS offer the REITs and real estate operating companies that issue them the ability to raise subordinated debt capital on terms that may be more attractive than alternative sources of long-term capital. We believe that our TruPS product is attractive to REITs and other real estate operating companies as a source of financing because TruPS are long-term instruments, with maturities ranging from 10 to 30 years, which are priced based on short-term variable rates, such as the three-month LIBOR. TruPS are also unsecured and contain minimal financial and operating covenants. We provide an issuer with rapid funding through our warehouse facilities and attractive pricing based upon our ability to finance the securities as part of a diversified pool of assets in CDOs. In addition, TruPS are non-dilutive to an issuer’s common shareholders, and the size of a particular TruPS issuance can be customized to accommodate an issuer’s desired capital requirement. Because of these characteristics, we believe that TruPS compare favorably, from the perspective of the REITs and real estate operating companies that issue TruPS, with other types of financing, such as repurchase agreements, which typically have significantly shorter terms; secured or unsecured credit lines and unsecured notes or debentures, which typically contain restrictive covenants and may require pledges of collateral; and perpetual preferred stock, which is typically priced based on fixed, long-term interest rate benchmarks.

We believe that REITs and real estate operating companies in general have favorable credit profiles. According to Standard & Poor’s, during the period from 1981 through 2003, of the 65 REITs whose debt securities were rated by Standard & Poor’s, only one issuer defaulted on its outstanding debt securities and only two issuers defaulted on their outstanding series of preferred stock. In addition, based upon our review of publicly available SEC filings, many publicly traded equity REITs maintain policies limiting their ratio of debt to total market capitalization to

50%. The issuers of TruPS and senior debt securities in the Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V CDOs were primarily mid-size REITs and real estate operating companies which we define as entities with market capitalizations between $100.0 million and $2.0 billion.

As of December 31, 2005, according to NAREIT, there were 197 publicly traded REITs with an equity market capitalization of approximately $330.7 billion. The aggregate equity market capitalization of publicly traded equity REITs has grown more than 54 times from approximately $5.6 billion in 1990 to approximately $301.5 billion as of December 31, 2005, according to NAREIT. The equity market capitalization of publicly traded mortgage and hybrid REITs, according to NAREIT, has grown more than 9 times from approximately $3.2 billion in 1990 to approximately $29.2 billion as of December 31, 2005. Based on market capitalization, our management team believes that mid-size REITs comprise approximately 67% of these publicly traded REITs and an equal or greater percentage of private REITs and other privately owned and operated real estate companies.

Credit Analysis and Risk Management

The cornerstone of our investment process is our ability to select what we believe are quality investments through a rigorous credit analysis and a disciplined underwriting process. Virtually all of our employees have some role in the credit assessment process and each of our investment committees that oversee our underwriting and credit assessment processes on behalf of Taberna Capital and Taberna Funding is comprised of members with extensive experience in real estate and credit evaluation which we believe will enable us to source investments effectively and make sound credit decisions. Taberna Funding’s investment committee is responsible for evaluating assets that will be acquired by our warehouse providers. Taberna Capital’s investment committee is responsible for evaluating assets that will be acquired by CDOs that we structure. The CDOs that our management team has structured and managed since 2002, including while at Cohen Bros., have experienced no defaults and have had only two issuers of underlying collateral securities exercise their right to defer dividend or interest payments on the securities held by those CDOs. Deferrals may cause the over-collateralization test in CDO transactions to fail, resulting in accelerated debt payments, reduced equity returns and, in certain cases, triggering rights to terminate the collateral manager of such CDO.

Daniel G. Cohen, our chairman of the board and chief executive officer, and Scott Schaeffer are the members of Taberna Capital’s investment committee. Jack E. Salmon, our chief financial officer, and Adam Kauffman are the members of Taberna Funding’s investment committee. Mr. Salmon has been involved in the real estate and public accounting industries for over 25 years. Mr. Kauffman is a seasoned investor and manager of real estate properties with over 35 years of relevant experience. Mr. Schaeffer is the president and chief operating officer of RAIT Investment Trust, a publicly traded mortgage REIT. Daniel G. Cohen’s mother is the chief executive officer of RAIT Investment Trust.

Each of the investment committees meets regularly to review allocations of capital to specific investment strategies and to establish and review guidelines for specific investment decisions.

Taberna Funding’s investment process is summarized below:

Step 1: Sourcing and Screening

Potential investments are sourced through a variety of channels, including commercial and investment banks, mortgage brokers, other financial sponsors and other intermediaries. We screen investment opportunities considered for our portfolio and assign preliminary credit scores based on our initial review.

Step 2: Extensive Due Diligence

Our credit assessment team applies various due diligence and quantitative analysis techniques to prospective investments including the following, depending upon asset class:

•	requiring the prospective issuer to complete a comprehensive due diligence questionnaire;

•	reviewing general market conditions and cyclical real estate trends;

•	reviewing valuations of the underlying collateral prepared by the prospective issuer and third parties;

•	reviewing the prospective issuer’s historical performance and the level and stability of its anticipated cash flow; and

•	discussing the prospective issuer’s financing and operating strategies.

Financial modeling and stress testing is used to assess the performance of each specific investment under adverse conditions. The analysts are responsible for testing the data under multiple interest rate scenarios, prepayment and, where applicable, underlying collateral default assumptions to help in the relative value assessment of an investment.

Step 3: Credit Write-Up

After assessing an investment’s relative value, the results of our credit analysis are summarized in a credit report and submitted to the investment committee for review.

Step 4: Investment Committee Review

The investment committee further evaluates a potential investment by following guidelines we have developed based upon our management team’s experience. The investment committee meets at least monthly, or more frequently as necessary, so that we can be responsive to attractive and time-sensitive opportunities. The committee meets frequently as we approach the time to structure and complete a CDO. Both members of the investment committee review prospective investments and provide input into the investment decision. Approvals of investments by the investment committee are by a unanimous vote of the investment committee members entitled to vote.

Step 5: Continued Monitoring

Our credit analysts continually monitor our assets for potential credit impairment. The monitoring process includes a daily review of market conditions and credit risk, a monthly review of collateral statistics and performance, investment committee meetings to discuss credit performance and a watch list. If we identify a particular asset exhibiting deterioration in credit, the investment committee will meet to discuss the creditworthiness of the underlying asset and assess our management’s outlook and valuation estimates.

In making decisions regarding the acquisition of assets for CDO transactions, Taberna Capital’s investment committee utilizes a similar process for reviewing the creditworthiness of the assets at the time a CDO is being formed and thereafter applies a similar monitoring process.

We also rely on the services of Cohen Bros. and its affiliates under our shared facilities and services agreement to assist us in performing due diligence and credit review of potential investments in mortgage loans and mortgage-backed securities.

Investment Company Act Exemption

We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines as an investment company any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Because we have organized our company as a holding company that conducts its businesses primarily through majority-owned subsidiaries, the securities issued to us by our subsidiaries that are excepted from the definition of “investment company” in Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. None of our subsidiaries is an investment company or is currently relying on the exemptions provided under Section 3(c)(1) or Section 3(c)(7), and therefore our ownership interests in our subsidiaries will not be deemed to be investment securities for purposes of the 40% test.

Specifically, we intend to operate certain of our majority-owned subsidiaries (e.g., Taberna Realty Holdings Trust and the mortgage loan securitization trusts that are wholly owned by Taberna Loan Holdings I, LLC) so that they qualify for the exemption from registration under the Investment Company Act provided by Section 3(c)(5)(C) of the Investment Company Act and will monitor their portfolios periodically and prior to each investment to confirm that they continue to qualify for the exemption. In order to qualify for this exemption, at least 55% of the subsidiary’s portfolio must be comprised of qualifying assets and at least 80% of its portfolio must be comprised of real estate-related assets. We generally expect that investments in CMBS will be considered qualifying assets and real estate-related assets under Section 3(c)(5)(C) of the Investment Company Act. The treatment of CDOs, asset-backed securities, bank loans and stressed and distressed debt securities as qualifying assets and real estate-related assets will be based on the characteristics of the underlying collateral and the particular type of loan, including whether we have unilateral foreclosure rights with respect to the underlying real estate collateral. Moreover, we intend for certain of our subsidiaries (e.g. Taberna Loan Holdings I, LLC) that own subsidiaries that qualify for the Section 3(c)(5)(C) exemption to rely on the exemption from registration provided by Section 3(c)(6), a provision designed for companies that do not issue redeemable securities and are primarily engaged, directly or through subsidiaries, in the business of acquiring mortgages and other liens on and interests in real estate.

In addition, we intend to operate other majority-owned subsidiaries (e.g., Taberna II, Taberna III, Taberna IV and Taberna V) so that they qualify under the structured finance vehicle exemption set forth in Rule 3a-7 under the Investment Company Act. See “Risk Factors—Regulatory and Legal Risks of Our Business—Maintenance of our Investment Company Act exemption imposes limits on our operations.” Certain other subsidiaries (e.g., Taberna Equity Funding, Ltd. and Taberna Funding) are operated in a manner similar to our company’s operations described below so that they do not hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities and the investment securities owned by such subsidiaries do not have a combined value in excess of 40% of their respective total assets (exclusive of government securities and cash items). Furthermore, our subsidiaries that engage in operating businesses (e.g., Taberna Securities and Taberna Capital) are not subject to the Investment Company Act.

We organized our company so that it will not be considered an investment company under the Investment Company Act because it will satisfy the 40% test of Section 3(a)(1)(C) in that the value of our investments in majority-owned subsidiaries that qualify for the Section 3(c)(5)(C) exemption or other exemptions from the Investment Company Act (except Section 3(c)(1) or 3(c)(7)) will exceed 60% of the value of our total assets (exclusive of government securities and cash items) on an unconsolidated basis. We monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe our company will not be considered an investment company under Section 3(a)(1)(A) because it does not engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, our company, through its majority-owned subsidiaries, is primarily engaged in the non-investment company businesses of those subsidiaries.

If the combined value of our investments in subsidiaries that are excepted by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, exceeds 40% of our total assets on an unconsolidated basis, or if one or more of our subsidiaries fail to maintain their exceptions or exemptions from the Investment Company Act, we may have to register under the Investment Company Act and become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

Qualification for these exemptions will limit our ability to make certain investments. See “Risk Factors—Regulatory and Legal Risks of Our Business—Maintenance of our Investment Company Act exemption imposes limits on our operations.”

Competition

We are subject to significant competition in seeking opportunities to provide financing to REITs and other real estate companies and in making other real estate-related investments. We compete with many third parties engaged in finance and real estate investment activities, including other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, governmental bodies and other entities. We are aware that third parties have recently raised substantial funds, or are seeking to raise funds, in order to offer TruPS products to our target customers. These third parties include firms that have traditionally offered TruPS products to banks and insurance companies. We expect that competition, particularly in our TruPS business will continue to increase, and that other companies and funds with investment objectives similar to ours may be organized in the future. Some of these competitors have, or in the future may have, substantially greater financial resources than we do and generally may be able to accept more risk. They may also enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, competition may lead us to pay a greater portion of the origination fees that we expect to collect in our future origination activities to third-party investment banks and brokers that introduce TruPS issuers to us in order to continue to generate new business from these sources.

Competition may limit the number of suitable investment opportunities available to us. It may also result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms and may reduce the fee income we realize from the origination, structuring and management of CDOs. In addition, competition for desirable investments could delay the investment of proceeds from this offering in desirable assets, which may in turn reduce our earnings per share and negatively affect our ability to maintain our distributions.

Insurance

If we make investments that are secured by real properties or if we make equity investments in real property, we will seek to ensure that the properties are covered by adequate insurance provided by reputable companies, with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties. There are, however, certain types of losses that may be either uninsurable or not economically insurable, such as losses due to floods, riots, terrorism or acts of war. If an uninsured loss occurs, we could lose our invested capital in, and anticipated profits from, the investment.

Employees

We have 17 employees.

Legal Proceedings

There are no legal proceedings pending against us.

Properties

We lease the office space for our headquarters in Philadelphia under our shared facilities and services agreement. We lease our office space in New York pursuant to a lease agreement that has a ten year term and was assigned to us from Cohen Bros. in November 2005. We intend to share this office space with Cohen Bros. and will bill Cohen Bros. for its ratable portion of the monthly rent and other charges. Total rent expense during the period from April 28, 2005 to December 31, 2005 relating to this lease was $135,000. The minimum cash payments due under this lease are as follows by fiscal year: 2006—$550,000, 2007 through 2010—$825,000 per year and $4.6 million for the remaining term of the lease. We were required to place a letter of credit totaling $1.1 million with the landlord as collateral for this lease agreement. Our New York lease expires in March 2016. See “Certain Relationships and Related Party Transactions— Formation Transactions—Shared Facilities and Services Agreement.”

INVESTMENT, FINANCING AND CERTAIN OTHER POLICIES

The following is a discussion of certain of our investment, financing and other policies.

Investment Policies

Investment Objective

Our investment objective is to make investments that produce attractive risk-adjusted returns and cash flow for distribution to our shareholders. We pursue our investment objective primarily through our operating activities.

Investment Guidelines

We have no prescribed limitation on any particular investment type. We pursue diverse investments that have the potential to generate favorable risk-adjusted returns, consistent with maintaining our qualification as a REIT for U.S. federal income tax purposes and our intention not to be required to register under the Investment Company Act. Our board of trustees has adopted general guidelines for our investments and borrowings to the effect that:

•	no investment shall be made which would cause us to fail to qualify as a REIT; and

•	no investment shall be made which would cause us to be regulated as an investment company.

The independent trustees will review transactions on a quarterly basis to ensure compliance with the investment guidelines. In such a review, the independent trustees will rely primarily on information provided by our executive officers. Any investment guidelines adopted by our board of trustees may be changed by our board of trustees without the approval of our shareholders.

Securities or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Subject to the percentage of ownership limitations and the asset and gross income tests necessary for REIT qualification, we have invested and/or may invest in equity or debt securities of other REITs, other entities engaged in real estate activities or securities of other issuers. We have invested and will continue to invest in various types of securities of or interests in persons primarily engaged in real estate activities, including REITs and real estate operating companies involved in various real estate sectors such as the office, industrial, retail, apartment, finance and mortgage sectors. Our investments in securities of these persons may include TruPS, preferred equity securities, RMBS, CMBS, fixed income securities issued by REITs or real estate CDOs.

Investments in Real Estate Mortgages

We have invested and will continue to invest in mortgages and other types of real estate interests consistent with maintaining our qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under these mortgages and that the collateral securing them may not be sufficient to enable us to recoup our full investment. See “Business—Principal Operating Activities—Investing in Real Estate Debt, Real Estate Debt Securities and Real Estate-Related Debt Securities.”

Investment in Real Estate or Interests in Real Estate

We may make direct or indirect equity investments in real estate. We may also participate with third parties in property ownership through joint ventures or other forms of co ownership. These investments may permit us to own interests in larger assets without unduly restricting diversification and to add flexibility in structuring our portfolio.

Equity investments may be subject to existing mortgage financing and other indebtedness or other financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to our common shares. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act.

Financing Policies

Our investment guidelines do not restrict the amount of indebtedness that we may incur. We seek to use leverage judiciously to enhance overall investment returns while maintaining appropriate levels of leverage relative to our asset base, cost of financing and structure of available financing. Assets such as rated CMBS, which are relatively secure and highly liquid, would generally be financed with higher levels of leverage than we would use to finance less liquid mezzanine loans. We also seek, where possible, to match the terms and interest rates of a substantial part of our assets and liabilities to minimize the differential between overall asset and liability maturities. We limit our funded recourse liabilities to an amount no greater than our capital base, measured as the sum of the market value of all of our issued and outstanding common and preferred equity.

In utilizing leverage, our objectives are to improve risk-adjusted equity returns and, where possible, to lock in, on a long-term basis, a spread between the yield on our assets and the cost of our financing.

Hedging Policies

We use hedging transactions in order to protect the value of our real estate securities portfolio prior to the execution of long-term financing transactions such as the issuance of CDOs. We also use hedging transactions to manage the risk of interest rate fluctuations with respect to liabilities. We use interest rate swaps, interest rate caps, short sales of securities, options or other hedging instruments in order to implement our hedging strategy. In general, income from hedging transactions does not constitute qualifying income for purposes of the REIT 75% and 95% gross income requirements. To the extent, however, that we enter into a hedging contract to manage the risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred to acquire or carry real estate assets, which is clearly identified as such before the close of the day on which the asset was acquired, any income that we derive from the contract, including any gain from the disposition of such a contract, would be excluded income for purposes of calculating the REIT 95% gross income test, but would not be excluded and would not be qualifying income for purposes of calculating the REIT 75% gross income test. See “Material U.S. Federal Income Tax Considerations—Gross Income Tests—Hedging Transactions.”

Conflicts of Interest Policies

Any investments and borrowings (including co investments) with Cohen Bros. and its affiliates must be approved by a majority of our independent trustees. In addition, our board of trustees is subject to policies, in accordance with provisions of Maryland law, which are designed to eliminate or minimize conflicts, including the requirement that all transactions in which trustees or executive officers have a material conflicting interest to our interests be approved by a majority of our disinterested trustees. However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders. For further information regarding these conflicts, see “Risk Factors—Conflicts of Interests.”

Interested Trustee, Officer and Employee Transactions

We have adopted a policy that, unless such action is approved by a majority of the disinterested trustees, we will not:

•

acquire from or sell to any of our trustees, officers or employees, or any entity in which one of our trustees, officers or employees has an economic interest of more than five percent or a controlling interest, or acquire from or sell to any affiliate of any of the foregoing, any of our assets or other property;

•	make any loan to or borrow from any of the foregoing persons; or

•	engage in any other transaction with any of the foregoing persons, including, without limitation, participating in any investment opportunity in which Cohen Bros. or one of its affiliates will also participate.

Notwithstanding the foregoing, we will not make loans to any such persons if such loans are prohibited by law.

However, our board of trustees has exempted any business combinations between us and any person from the five-year prohibition and the super-majority vote requirements imposed by Maryland law. In addition, our bylaws do not prohibit any of our trustees, officers, employees or agents, in his personal capacity or in a capacity as an affiliate, employee or agent of any other person, or otherwise, from having business interests and engaging in business activities similar to or in addition to or in competition with those of or relating to us.

Pursuant to Maryland law, a contract or other transaction between a company and a trustee or between the company and any other company or other entity in which a trustee serves as a trustee or has a material financial interest is not void or voidable solely on the grounds of such common trusteeship or interest, the presence of such trustee at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the trustee’s vote in favor thereof if (1) the material facts relating to the common trusteeship or interest and as to the transaction are disclosed to the board of trustees or a committee of the board, and the board or committee authorizes the transaction or contract by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum, (2) the material facts relating to the common trusteeship or interest of the transaction are disclosed to the shareholders entitled to vote thereon, and the transaction is approved by vote of the shareholders, or (3) the transaction or contract is fair and reasonable to the company at the time it is authorized, ratified or approved.

Policies with Respect to Other Activities

We have the authority to offer common shares, debt securities, preferred shares or options to purchase shares in exchange for property and to repurchase or otherwise acquire our common shares or other securities in the open market or otherwise, and we may engage in such activities in the future. We may issue preferred shares from time to time, in one or more series, as authorized by the board of trustees without the need for shareholder approval. See “Description of Shares.” We do not intend to engage in trading, underwriting or agency distribution or sale of securities of other issuers other than through Taberna Securities. We have not in the past, but we may in the future, invest in the securities of other issuers for the purpose of exercising control over such issuers. We engage in the purchase and sale of investments. We intend to make investments which will enable us to qualify as a REIT, unless our board of trustees determines that it is no longer in our best interest to qualify as a REIT because of circumstances or changes in the Internal Revenue Code or the Treasury regulations. Except as described in this prospectus, we have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the Investment Company Act.

We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Our board of trustees may change any of these policies without prior notice to you or a vote of our shareholders.

MANAGEMENT

Trustees and Executive Officers

Our board of trustees consists of seven trustees. Our board has determined that our trustees, other than Messrs. Cohen and McEntee, are considered independent in accordance with the requirements of the NYSE. Our trustees will be elected at each annual meeting of shareholders to serve until the next annual meeting of shareholders, or until their successors are elected and qualify.

Our trustees and executive officers, their ages and positions as of April 1, 2006, are as follows:

Name	Age	Title
Daniel G. Cohen	36	Chairman of the Board; Chief Executive Officer; Trustee
Mitchell Kahn	33	Executive Vice President; President of Taberna Capital Management, LLC
Jack E. Salmon	51	Executive Vice President; Chief Financial Officer; Treasurer
Plamen Mitrikov	32	Executive Vice President—Asset Management
Raphael Licht	38	Executive Vice President; Chief Administrative Officer; Chief Legal Officer; Secretary
James J. Sebra	30	Vice President and Chief Accounting Officer
James J. McEntee, III	48	Vice Chairman; Trustee
Frank A. Farnesi	58	Trustee
Karen Finkel	48	Trustee
John F. Quigley, III	43	Trustee
Thomas J. Reilly, Jr.	66	Trustee
Murray Stempel, III	51	Trustee

Biographical Information

Executive and Senior Officers

Daniel G. Cohen. Mr. Cohen has been our chairman of the board and chief executive officer since March 2005 and serves as a member of our Taberna Capital investment committee. He has also served as the chairman of the board of Cohen Bros. and of Alesco since 2001 and 2006, respectively. Mr. Cohen has been chairman of the board of directors of The Bancorp, Inc., a publicly traded bank holding company, since 2000, served as chief executive officer for The Bancorp, Inc. from 1999 to 2000 and has served as a member of the board of directors of TRM Corporation, a consumer services company, since 2000 and as its chairman since 2003. From 1998 to 2000, Mr. Cohen served as the chief operating officer of Resource America Inc., a publicly traded asset management company with interests in energy, real estate and financial services. From 1997 to 1999, Mr. Cohen was a director of Jefferson Bank of Pennsylvania, a commercial bank acquired by Hudson United Bancorp in 1999.

Mitchell Kahn. Mr. Kahn has been our executive vice president and the president of Taberna Capital since March 2005. Prior to joining our company, Mr. Kahn was a managing director at Cohen Bros. from 2004 to 2005. Prior to joining Cohen Bros., Mr. Kahn was a senior associate at Cadwalader, Wickersham & Taft LLP from 1998 to 2004 where he specialized in real estate finance, acquisitions and dispositions and representation of REITs and real estate operating companies.

Jack E. Salmon. Mr. Salmon has been our executive vice president, chief financial officer and treasurer since March 2005. Mr. Salmon was employed by Cohen Bros. from January 2005 until we commenced operations in April 2005. Mr. Salmon also serves as a member of our Taberna Funding investment committee. From 2003 until joining Cohen Bros., he was a vice president and chief accounting officer of The Rubenstein

Company, L.P., a diversified privately owned real estate company that owned a portfolio of office buildings with assets of approximately $1.0 billion. From 1975 to 2003, Mr. Salmon worked in public accounting serving a variety of real estate and financial services companies, including public and privately held REITs, major real estate opportunity funds, developers and institutional investors in real estate. From 2002 to 2003, Mr. Salmon was a partner with KPMG LLP. Mr. Salmon was a partner with Arthur Andersen LLP from 1989 to 2002. As a partner with Arthur Andersen LLP, Mr. Salmon had lead partner responsibility for REIT initial public offerings, due diligence engagements and SEC matters. He also advised multiple REITs on acquisitions, mergers and portfolio transactions involving over $2.0 billion of debt and equity offerings. Mr. Salmon is a real estate expert and has lectured on various real estate matters on behalf of industry-sponsored programs.

Plamen Mitrikov. Mr. Mitrikov has been our executive vice president—asset management since April 4, 2006. From April 2003 to February 2006, Mr. Mitrikov held various positions, including that of vice president and director, in the Structured Credit Products Group at Merrill Lynch specializing in trust preferred and asset-backed securities CDOs. Prior to joining Merrill Lynch, Mr. Mitrikov worked at Credit Suisse First Boston and Prudential Securities Asset Finance. While at Credit Suisse First Boston, Mr. Mitrikov worked on structuring home-equity transactions in the Asset Finance Group until 2002, when he joined the CDO group and concentrated on trust preferred CDOs.

Raphael Licht. Mr. Licht has been our chief legal officer and secretary since March 2005 and our executive vice president and chief administrative officer since April 2006. Mr. Licht also served as the chief legal officer of Cohen Bros. from 2001 until April 2006. From 2000 until 2001, Mr. Licht served as general counsel at iATM global.net Corporation, an ATM software joint venture between TRM Corporation (affiliated with Mr. Cohen) and NCR Corporation. From 1997 until 2000, Mr. Licht was an associate with the law firm of Morgan Lewis & Bockius LLP specializing in structured finance and securitizations. From 1996 until 1997, Mr. Licht was an associate at Ledgewood Law Firm specializing in real estate and securities law.

James J. Sebra. Mr. Sebra has been our vice president and chief accounting officer since June 2005. Prior to joining us, Mr. Sebra was the Controller of Brandywine Realty Trust, a multi-billion dollar office and industrial property REIT, from 2004 through 2005. From 1998 through 2004, Mr. Sebra worked in public accounting at various levels with Arthur Andersen LLP and KPMG LLP, most recently as manager, serving a variety of publicly traded and privately held real estate companies and professional service firms. During his career, Mr. Sebra helped his clients and companies raise in excess of $3.0 billion in debt and equity capital.

Trustees

James J. McEntee, III. Mr. McEntee has been our vice chairman of the board since March 2005. Mr. McEntee serves as the chief operating officer of Cohen Bros., a position he has held since 2003 and as the chief executive officer of Alesco, a position he has held since February 2006. He also serves as a director of The Bancorp, Inc., a bank holding company that operates the Bancorp Bank, an FDIC-insured commercial bank. Prior to joining Cohen Bros., Mr. McEntee was the co-founder and co-managing partner of Harron Capital, LP, a $100.0 million private equity fund, from 1999 to 2002. Mr. McEntee held various positions as a lawyer in private practice with the law firm of Lamb, Windle & McErlane, P.C. from 1990 to 2003, including as a partner and chairman of the firm’s Business Department. Mr. McEntee has been a director of Pegasus Communications Corporation since October 8, 1996.

Frank A. Farnesi. Mr. Farnesi has been a member of our board of trustees since April 2005. Mr. Farnesi is a retired partner of the international accounting firm of KPMG LLP. Mr. Farnesi worked at KPMG from 1969 to 2001, and was partner at KPMG from 1980 to 2001. Before retiring from KPMG, he was the Pennsylvania Business Unit Partner in Charge of Tax. He also served as National Partner in Charge of Tax Compliance and worked with a wide variety of clients in the banking, real estate, technology and private equity fields. He currently serves on the Board of Education of the Archdiocese of Philadelphia and the Board of Trustees of Immaculata University. He also serves on the Board of Managers of Beneficial Savings Bank, where he chairs the audit committee.

Karen Finkel. Ms. Finkel has been a member of our board of trustees since April 2005. From 2000 to 2001, Ms. Finkel served as head of the private banking advisory function for Europe and the Middle East at JPMorgan Chase & Co. Ms. Finkel worked at Paine Webber, Inc. from 1984 to 1999, where she was a portfolio manager for several equity mutual funds consisting of financial services companies, including REITs. Ms. Finkel is currently a private investor based in New York.

John F. Quigley, III. Mr. Quigley has been a member of our board of trustees since April 2005. Since February 2006, he has been a vice president with Patriarch Management Company, a commercial real estate company in suburban Philadelphia. From 2004 to January 2006, he was the chief financial officer and chief administrative officer of Storecast Merchandising Corp., an in-store merchandising services company. From 2003 to 2004, Mr. Quigley was a financial consultant with LeBus Bakery, Inc. and Patriarch Management Company. From 1999 to 2003, Mr. Quigley was the co-founder and co-managing partner of Harron Capital, LP. From 1998 to 2003, Mr. Quigley was co-founder, principal and chief financial officer of Metrocast Cablevision of New Hampshire, LLC, a cable television company. From 1991 to 1999, Mr. Quigley served in various capacities, including chief financial officer, vice president of finance/administration and treasurer of Harron Communications Corp., a privately held cable television, broadcast television and direct broadcast satellite company.

Thomas J. Reilly, Jr. Mr. Reilly has been a member of our board of trustees since April 2005. From 1965 to 1996, Mr. Reilly worked in public accounting at Arthur Andersen LLP, providing audit and consulting services to multinational companies in the manufacturing, professional services, construction and distribution industries. Mr. Reilly was a partner at Arthur Andersen from 1976 to 1996 and was head of the Philadelphia office audit division from 1979 to 1986. Mr. Reilly currently serves as director and audit committee chair of Astea International, Inc., director and audit committee chair for inTEST Corporation, audit committee chair of World Affairs Council of Philadelphia, and president and director of Center City Residents Association. He is also director of three privately held corporations.

Murray Stempel, III. Mr. Stempel has been a member of our board of trustees since April 2005. From 2000 to 2004, he was a senior vice president at Royal Bank America, a wholly-owned subsidiary of the bank holding company, Royal Bancshares of Pennsylvania, Inc. He is currently an executive vice president and senior lender at Royal Bank America, responsible for the day-to-day management of the bank. Mr. Stempel is a director of Royal Bancshares of Pennsylvania, Inc.

Investment Committees

The role of each of the investment committees is to oversee investment policies and procedures and investment guidelines, to review and approve our investment portfolio holdings and to assess and monitor compliance with our investment policies and guidelines. Taberna Funding’s investment committee is responsible for evaluating assets that will be acquired by our warehouse providers. Taberna Capital’s investment committee is responsible for evaluating assets that will be acquired by CDOs that we structure. Each of the investment committees meets regularly. Taberna Capital’s investment committee consists of Daniel G. Cohen and Scott Schaeffer. Taberna Funding’s investment committee consists of Jack E. Salmon and Adam Kauffman. Biographical information for Messrs. Kauffman and Schaeffer is set forth below.

Adam Kauffman. Mr. Kauffman has been a member of Taberna Funding’s investment committee since its inception. Since 1991, Mr. Kauffman has been the president of Brandywine Construction & Management, Inc., or BCMI, a full service real estate services company that he founded. Prior to forming BCMI, Mr. Kauffman, together with Edward Cohen (the father of Daniel G. Cohen) founded and managed Dover Historic Properties, Inc., a Philadelphia-based public real estate syndication and development company.

Scott Schaeffer. Mr. Schaeffer has been a member of Taberna Capital’s investment committee since its inception. Since 2000, he has been the President and Chief Operating Officer of RAIT Investment Trust, a mortgage REIT. Daniel G. Cohen’s mother is the chief executive officer of RAIT Investment Trust.

Mr. Schaeffer served as the Vice Chairman of Resource America Inc. from 1998 to 2000 and prior to that held the positions of Senior Vice President and Executive Vice President of Resource America Inc. from 1995 to 1998. Daniel G. Cohen’s brother is the president and chief executive officer of Resource America, Inc. and his father is the chairman.

As compensation for their services on the investment committees, Messrs. Kauffman and Schaeffer will each receive a fee of $25,000 and 5,000 restricted common shares annually.

Promoters

Messrs. Cohen, McEntee, Kahn, Salmon and Licht, each of whom currently serves in the positions described under “—Trustees and Executive Officers,” acted as promoters of our company, which means they took initiative in founding and organizing our business.

Board Committees

Our board of trustees has appointed an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted charters for each of these committees. Each of these committees has three trustees and is composed exclusively of independent trustees, as defined by the listing standards of the NYSE. Moreover, the Compensation Committee is composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Exchange Act, non-employee trustees and will, at such times as our company is subject to Section 162(m) of the Internal Revenue Code, qualify as outside trustees for the purposes of Section 162(m) of the Internal Revenue Code.

Audit Committee

The Audit Committee consists of Thomas J. Reilly, Jr., Frank A. Farnesi and John F. Quigley, III, each of whom is an independent trustee. Thomas J. Reilly, Jr. chairs our Audit Committee and serves as our Audit Committee financial expert, as that term is defined by the SEC and NYSE. The Audit Committee’s primary responsibilities are engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The Compensation Committee consists of John F. Quigley, III, Frank A. Farnesi and Murray Stempel, III, each of whom is an independent trustee. John F. Quigley, III chairs our Compensation Committee. The Compensation Committee recommends compensation of our executive officers and administers our 2005 equity incentive plan.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Karen Finkel, Thomas J. Reilly, Jr. and Murray Stempel, III, each of whom is an independent trustee. Karen Finkel chairs our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the annual meeting. The committee also will periodically prepare and submit to the board of trustees for adoption the committee’s selection criteria for trustee nominees. The committee reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and will annually recommend to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of trustees’ performance as a whole and of the individual trustees and reports the assessment to the board.

Trustee Compensation

No member of our board of trustees who is also our employee or an employee of our affiliates, whom we refer to as an excluded trustee, will receive additional compensation for serving on our board of trustees, except for James J. McEntee, III, our vice chairman, who will receive an annual $150,000 retainer fee. Each non-excluded trustee will receive an annual retainer of $20,000 ($25,000 in the case of the audit committee chairman), a fee of $1,250 for each full board meeting attended in person or telephonically and a fee of $750 for each committee meeting attended in person or telephonically that occurs on a date different from a full board meeting date. We will also reimburse all of our trustees for their travel expenses incurred in connection with their attendance at full board and committee meetings.

Our non-excluded trustees are eligible to receive restricted common shares, options and other share-based awards under our 2005 equity incentive plan. Our initial non-excluded trustees each received awards of 10,186 restricted common shares since joining our board. Mr. McEntee received awards of 56,332 restricted common shares since the closing date of our initial private placement. Such awards will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant, assuming a trustee is continuing in his service as a trustee of our company at such date. Subsequent awards equivalent to the initial awards are expected to be granted to our non-excluded trustees on an annual basis upon their election as trustees, subject to formal grant by the compensation committee of our board of trustees.

Executive Compensation

The following table sets forth the compensation paid to our chief executive officer and our four other most highly compensated officers for our fiscal year ended December 31, 2005:

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary(1)	Bonus	Other Annual Compensation	Restricted Share Award(s)	Number of Securities Underlying Options/SARs	All Other Compensation
Daniel G. Cohen, Chairman of the Board and Chief Executive Officer and Chairman of the Board of Managers of Taberna Capital Management, LLC	2005	$400,000	—	—	$5,786,504	—	—
Mitchell Kahn, Executive Vice President and President and Member of the Board of Managers of Taberna Capital Management, LLC	2005	250,000	$1,400,000	—	1,652,908	—	—
Jack E. Salmon, Executive Vice President, Chief Financial Officer and Treasurer and Member of the Board of Managers of Taberna Capital Management, LLC	2005	250,000	562,500	—	996,716	—	—
Raphael Licht, Chief Legal Officer and Secretary(2)	2005	150,000	250,000	—	307,114	—	—
James J. Sebra, Vice President and Chief Accounting Officer	2005	150,000	150,000	—	252,000	—	—

(1)	Each of Messrs. Cohen’s, Kahn’s, Salmon’s and Licht’s employment by us commenced on April 28, 2005, and Mr. Sebra’s employment by us commenced on June 27, 2005. During our fiscal year ended December 31, 2005, we paid Messrs. Cohen, Kahn, Salmon, Licht and Sebra salaries at the annualized rate shown above.
(2)	Effective April 1, 2006, Mr. Licht will also serve as our executive vice president and chief administrative officer.

The compensation committee of the board of trustees may grant annual bonuses to our executives in such amounts and on such terms as it shall determine in its sole discretion. Although the compensation committee will obtain advice from an independent compensation consultant regarding the compensation paid by companies that are considered peer companies, the compensation committee has not established objective criteria to be used in determining whether an individual may be eligible for an annual bonus. In making such determination, the compensation committee may take into consideration such factors as an individual’s contribution to the business, general economic conditions and such other factors as the compensation committee may deem relevant.

Employment Agreements

We entered into an employment agreement with each of Messrs. Cohen, Kahn, Salmon and Licht in connection with the consummation of our initial private placement. These executive officers are eligible to participate in the 2005 equity incentive plan, as described under “—2005 Equity Incentive Plan.”

These employment agreements are each for a three-year term and provide the following initial annual base salaries: Daniel G. Cohen, $400,000; Mitchell Kahn, $250,000; Jack E. Salmon, $250,000; and Raphael Licht, $150,000. The employment agreements provide that each officer may be eligible for an annual bonus which will be awarded by the compensation committee in its discretion. Any increase in salary will also be subject to the discretion of the compensation committee; provided, however, that on January 1, 2006 and January 1, 2007, the salaries for each of Messrs. Cohen, Kahn and Licht shall be increased by no less than 10%. On December 21, 2005, the compensation committee approved the following annual salaries for our chief executive officer and three other most highly compensated officers under employment agreements for our fiscal year ending December 31, 2006: Daniel G. Cohen, $600,000; Mitchell Kahn, $400,000; Jack E. Salmon, $400,000; and Raphael Licht, $150,000. In January 2006 and April 2006, respectively, we entered into an employment agreement with each of James J. Sebra and Plamen Mitrikov, under which Mr. Sebra will receive an annual base salary of $200,000 and Mr. Mitrikov will receive an annual base salary of $300,000. Under the agreement with Mr. Mitrikov, Mr. Mitrikov is also entitled to receive a minimum bonus of $400,000 by February 1, 2007, provided that he has not been terminated by us for cause prior to that date, and he will be awarded 200,000 restricted shares under our 2005 equity incentive plan during his first year of employment with us, which shares will vest as to one-twelfth of the total amount granted as of the end of each quarter until all of such shares are fully vested. On April 1, 2006, we amended and restated Mr. Licht’s employment agreement, under which Mr. Licht will be entitled to receive an annual base salary of $350,000 and an annual bonus of not less than $400,000 during the first year of the agreement. The increase in Mr. Licht’s salary reflects the fact that he will be exclusively dedicated to our business during the term of the amended and restated employment agreement.

The employment agreements provide that the executive officers agree to devote substantially all of their business time to our operations, except for Mr. Cohen, who has agreed to devote such time as is reasonably necessary to perform his duties. At the end of the three-year term for the executive officers, the employment agreements automatically extend for additional one-year periods unless either party terminates the agreement not later than 90 days prior to its expiration.

The employment agreements referred to above also provide that the executive officers are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of those benefit plans as in effect from time to time.

If an executive’s employment ends for any reason, we will pay accrued salary, bonuses and incentive payments already determined, and other existing obligations. In addition, if we terminate an executive’s employment without “cause” (as defined in the applicable employment agreement) or if an executive terminates his employment for good reason, we will be obligated to pay (i) for Messrs. Kahn, Mitrikov, Salmon and Sebra, a lump sum payment of severance equal to 1.5 times the annual salary and any bonus payable under the agreement, and for Messrs. Cohen and Licht, a lump sum payment equal to 3.0 times the sum of (x) the highest bonus earned in the one year period preceding the date of termination plus (y) the greater of (a) the average of the annual salary over the three calendar years prior to the date of termination or, (b) if less than three years have elapsed from the date of employment to termination, the highest annual salary in any calendar year prior to the date of termination or (c) if less than 12 months have elapsed from the date of employment to termination, the highest annual salary received in any month times 12, (ii) the incentive bonus prorated for the year in which the termination occurred, and (iii) certain other benefits as provided for in the employment agreement. Additionally, in the event of a termination by us for any reason other than for cause, all of the options and restricted shares granted to the executive will become fully vested, and the executive will have a period of two years in which to exercise all vested options.

Upon a “change of control” (as defined in the applicable employment agreement), the named executive officers will become fully vested in their options and restricted shares. In addition, if an executive’s employment terminates within six months after a change of control, the termination will be deemed to be for good reason. If payments become due as a result of a change of control and the excise tax imposed by Section 4999 of the Internal Revenue Code applies, the terms of the employment agreements require us to gross up the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

For an 18 month period, or 12 months in the case of Mr. Kahn, after termination of an executive’s employment, the executives under these employment agreements, other than Mr. Cohen, have agreed not to compete with us by working with or investing in (subject to certain limited exceptions) any enterprise engaged in a business substantially similar to our business during the period of the executive’s employment with us. The executive will not be subject to these restrictions for greater than this 18 or 12 month period, as applicable, if the executive’s employment is terminated by us without cause or by the executive for good reason. Mr. Cohen’s employment agreement provides that if Mr. Cohen terminates his employment with us without good reason, he will not engage in the business of originating TruPS for REITs and real estate operating companies for a period of 12 months after termination of his employment.

401(k) Plan

We have established a retirement savings plan under Section 401(k) of the Internal Revenue Code to cover our eligible employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We will match each eligible employee’s annual contributions of up to 4% of the employee’s annual salary. Our matching contributions will vest immediately. All of our full time employees are eligible to participate in the 401(k) plan, subject to eligibility requirements defined within the plan.

2005 Equity Incentive Plan

Our board of trustees adopted a 2005 equity incentive plan immediately before the closing of our initial private placement. The purpose of our 2005 equity incentive plan is to provide us with the flexibility to use stock options and other awards as part of an overall compensation package to provide incentives to our employees, our non-employee trustees, and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. Key employees, non-employee trustees, employee trustees, officers, advisors, consultants or other personnel of ours and subsidiaries are eligible for awards under the 2005 equity incentive plan. The 2005 equity incentive plan is administered by the compensation committee of our board of trustees.

Available Shares. Unless terminated earlier, our 2005 equity incentive plan will terminate in 2015 but will continue to govern unexpired awards. A maximum of                      awards, representing approximately 7.5% of the shares that will be outstanding following the completion of this offering (excluding plan awards), may be issued during the plan’s life. However, awards granted during the 12 months following completion of this offering, together with awards outstanding on the date of completion of this offering, may not exceed 5.0% of the shares that will be outstanding following the completion of this offering (excluding plan awards). We intend to award              restricted common shares, representing     % of our outstanding common shares upon completion of this offering, to executive officers and employees in connection with the closing of this offering. The amount of awards available under the plan shall be increased by 50,000 shares on an annual basis to provide for annual awards of restricted shares to our non-excluded trustees. The maximum number of shares permitted to be issued under the plan will be subject to further proportionate increase in the event that the underwriters’ option to purchase additional common shares to cover over-allotments is exercised. Unless previously terminated by our board of trustees, no new award may be granted under the 2005 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our board of trustees. No award may be granted under our 2005 equity incentive plan to any person who, assuming exercise of all options and payment of all awards held by such person would own or be deemed to own more than 8.1% of our outstanding common shares, except for Daniel G. Cohen.

Stock Options. Our 2005 equity incentive plan permits the granting of options to purchase up to 1,128,056 common shares intended to qualify as “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code. We may also issue other stock options that are not intended to qualify as incentive stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our common shares on the date of grant or, in the case of an incentive stock option granted to a 10% shareholder, 110% of the fair market value of our common shares on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% shareholder, if permitted under the plan). The compensation committee will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments, and the exercisability of options may be accelerated by the compensation committee.

Restricted Shares. Our 2005 equity incentive plan also permits the grant of common shares in the form of restricted shares. A restricted share award is an award of common shares that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the compensation committee may impose at the date of grant. The shares may vest and the restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our compensation committee may determine. Unless otherwise provided, distributions will be paid on restricted shares from and after the date of grant, regardless of whether the shares are vested. Unrestricted common shares, which are common shares awarded at no cost to the participant or for a purchase price determined by the compensation committee, may also be issued under our 2005 equity incentive plan.

We have awarded to our officers, trustees and employees and non-employee members of each of our investment committees an aggregate of 1,091,232 restricted shares, representing             % of the shares that will be outstanding following the completion of this offering (excluding plan awards). Such awards will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant, assuming in the case of a trustee that the trustee is continuing in his service as a trustee at such date. Restricted share awards are subject to earlier vesting upon a change of control of our company.

Other Compensation. The compensation committee may also grant common shares, share appreciation rights, dividend equivalent rights, performance awards, phantom shares and other share and non-share-based awards under the 2005 equity incentive plan. These awards may be subject to such conditions and restrictions as the compensation committee may determine, including, but not limited to, the achievement of certain performance goals or continued employment with us through a specific period. Each award under the plan may not be exercisable more than ten years after the date of grant.

Administration of the Plan. Our 2005 equity incentive plan provides that the compensation committee has the discretion to provide that all or any outstanding options and share appreciation rights will become fully exercisable, all or any outstanding share awards will become vested and transferable and all or any outstanding performance shares and incentive awards will be earned, all or any outstanding awards may be cancelled in exchange for payment of cash and/or all or any outstanding awards may be substituted for awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2005 equity incentive plan if there is a change of control of us.

From and after the closing of this offering, the 2005 equity incentive plan will be administered by a compensation committee consisting of two or more non-employee trustees, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee trustee and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the plan will be administered by the board of trustees. Our compensation committee may, among other things, establish performance goals that must be met in order for awards under the 2005 equity incentive plan to be granted or to vest and provide for predetermined awards to those participants (who continue to meet all applicable eligibility requirements) with respect to whom the applicable performance goals are satisfied. Any and all references to our compensation committee include a reference to the board of trustees for those periods in which the board is acting in lieu of a separate compensation committee.

Amendment and Termination. Our board of trustees may at any time amend, alter or discontinue the 2005 equity incentive plan, but cannot, without a participant’s consent, take any action that would impair the rights of such participant under any award granted under the plan. To the extent required by law, the board of trustees will obtain approval of the shareholders for any amendment that would:

•	other than through adjustment as provided in the 2005 equity incentive plan, increase the total number of common shares reserved for issuance under the 2005 equity incentive plan;

•	change the class of eligible participants under the 2005 equity incentive plan; or

•	otherwise require such approval.

Adjustments in General; Certain Change of Control Provisions. In the event of certain corporate reorganizations or other events, our compensation committee generally may make certain adjustments in its discretion to the manner in which the 2005 equity incentive plan operates (including, for example, to the number of shares available under the plan), and may otherwise take actions which, in its judgment, are necessary to preserve the rights of plan participants. Upon a change of control (as defined in the plan), our compensation committee generally may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change of control, if our compensation committee determines that the adjustments do not have an adverse economic impact on the participants, and certain other special provisions may apply.

Equity Compensation Plan Information. The following table provides information as of December 31, 2005 with respect to compensation plans under which our equity securities are authorized for issuance:

	A. Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Rights	B. Weighted-Average Exercise Price of Outstanding Options, Warrants or Rights	C. Number of Securities Available for Future Issuance Under Equity Compensation Plans, Excluding Securities Included in Column A
Equity compensation plans approved by security holders	—	—	36,824
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	36,824

PRINCIPAL SHAREHOLDERS

The following table presents information regarding the beneficial ownership of our common shares as of March 15, 2006, with respect to:

•	each of our trustees;

•	each of our named executive officers;

•	each person who, to our knowledge, is the beneficial owner of more than five percent of our outstanding common shares; and

•	all trustees and executive officers as a group.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting power and investment power with respect to such shares.

	Common Shares Beneficially Owned Prior to This Offering(1) (2)		Common Shares Beneficially Owned After This Offering(1) (2)
Name and Address(3)	Number	Percentage(4)	Number	Percentage(4)
Trustees and Executive Officers:
Daniel G. Cohen(5)	2,963,205	6.8%
James J. McEntee, III(6)	163,790	*
Mitchell Kahn(7)	272,594	*
Jack E. Salmon(8)	185,285	*
Plamen Mitrikov(9)	200,000	*
Raphael Licht(10)	55,507	*
James J. Sebra(11)	25,500	*
Frank A. Farnesi(12)	10,186	*
Karen Finkel(12) (13)	15,186	*
John F. Quigley, III(12)	10,186	*
Thomas J. Reilly, Jr.(12) (14)	11,186	*
Murray Stempel, III(12) (15)	20,186	*
All trustees and executive officers as a group	3,932,711	9.0%

5% Beneficial Owners:
Eton Park Capital Management, L.P.(16)	7,540,000	17.3%
Mercury Real Estate Advisors LLC(17)	4,082,500	9.35%
Omega Advisors, Inc.(18)	3,250,000	7.4%
Caisse de dépôt et placement du Québec(19)	2,750,000	6.3%
Trafelet & Company, LLC(20)	2,250,000	5.2%

(1)	Assumes 43,653,272 of our common shares outstanding immediately before completion of this offering on a fully diluted basis and common shares outstanding immediately after the completion of this offering on a fully diluted basis and assumes the over-allotment option is not exercised.
(2)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any common shares if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. “Voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(3)	The address for each of our trustees and named executive officers is 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104.
(4)	Beneficial ownership of 1% or less of all of the outstanding common shares is indicated with an asterisk.
(5)

Includes 942,073 common shares received in connection with the formation transactions (representing a portion of the shares issued to Cohen Bros. in connection with the acquisitions of Taberna Capital and Taberna Securities), 700,000 common shares purchased for cash in our prior private placements and 573,854 restricted common shares that will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant. Includes 11,600 common shares issued in the formation transactions that are being held by Cohen Bros. pending distribution to certain individuals.

(6)	Includes 95,958 common shares received in the formation transactions (representing a portion of the shares issued to Cohen Bros. in connection with the acquisitions of Taberna Capital and Taberna Securities). Includes 11,500 common shares purchased for cash in our prior private placements and 56,332 restricted common shares that will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant.
(7)	Includes 104,303 common shares received in the formation transactions (representing a portion of the shares issued to Cohen Bros. in connection with the acquisitions of Taberna Capital and Taberna Securities), 5,000 common shares purchased for cash in our prior private placements and 163,291 restricted common shares that will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant.
(8)	Includes 76,488 common shares received in the formation transactions (representing a portion of the shares issued to Cohen Bros. in connection with the acquisitions of Taberna Capital and Taberna Securities), 10,000 common shares purchased for cash in our prior private placements and 98,797 restricted common shares that will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant.
(9)	Includes 200,000 restricted common shares that will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant.
(10)	Includes 21,000 common shares issued in the formation transactions (representing a portion of the shares issued to Cohen Bros. in connection with the acquisitions of Taberna Capital and Taberna Securities). Includes 4,396 common shares purchased for cash in our prior private placements (including 896 common shares beneficially owned by his father, Robert A. Licht, and attributed to Raphael Licht) and 30,111 restricted common shares that will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant.
(11)	Includes 500 common shares purchased for cash in our prior private placements and 25,000 restricted common shares that will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant.
(12)	Includes 10,186 restricted shares that will vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant.
(13)	Includes 5,000 common shares purchased for cash in our prior private placements.
(14)	Includes 1,000 common shares purchased for cash in our prior private placements.
(15)	Includes 10,000 common shares purchased for cash by a trust for the benefit of this individual’s spouse.
(16)	Purchased on behalf of Eton Park Fund, L.P. and Eton Park Master Fund, Ltd. Eton Park Capital Management, L.P. is the investment manager for Eton Park Fund, L.P. and Eton Park Master Fund, Ltd.; Eton Park Capital Management, L.L.C. is the general partner of Eton Park Capital Management, L.P.; and Eric Mindich is the managing member of Eton Park Capital Management, L.L.C. The address of this beneficial owner is 825 Third Avenue, New York, New York 10022.
(17)	David R. Jarvis and Malcolm F. MacLean IV are the managing members of Mercury Real Estate Advisors LLC. The address of this beneficial owner is 100 Field Point Road, Greenwich, Connecticut, 06830.
(18)	Purchased on behalf of Omega Capital Investors, L.P., Omega Capital Partners, L.P., Omega Equity Investors, L.P., Omega Overseas Partners, Ltd., Beta Equities, Inc., Goldman, Sachs & Co. Profit Sharing Master Trust, Permal LGC Ltd., SPhinX Long/Short Equity Fund SPC, Long-Short Equity Fund Portfolio Company, Ltd., Presidential Life Corporation, Lyxor/Odyssey Value Fund Ltd. and Ministers & Missionaries Benefit Board of American Baptist Churches. Excludes 150,000 common shares purchased on behalf of The Leon and Toby Cooperman Family Foundation by its trustee, Leon Cooperman. Leon Cooperman is the CEO and majority shareholder of Omega Advisors, Inc. Leon Cooperman controls Omega Advisors, Inc. The address of this beneficial owner is 88 Pine Street, New York, New York 10005.
(19)	Includes 1,000,000 shares issued to CDP Investissements Inc., a wholly-owned subsidiary of Caisse de dépôt et placement du Québec. Caisse de dépôt et placement du Québec is a crown agent for the government of Québec that manages funds primarily for public and private pension and insurance plans. The address of this beneficial owner is 1000 Place Jean-Paul-Riopelle, Montreal (Québec), Canada H2Z 2B3.
(20)	Purchased on behalf of Delta Onshore, LP, Delta Pleiades, LP, Delta Offshore, Ltd. and Delta Institutional, LP. Remy W. Trafelet is the managing member of Trafelet & Company, LLC. The address of this beneficial owner is 900 Third Avenue, 5th Floor, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Formation Transactions

At the time of the approval of the formation transactions, each of our chairman of the board and chief executive officer, our vice chairman of the board and our chief legal officer also served in a similar capacity at Cohen Bros. Our other executive officers, other than our chief accounting officer, were employees of Cohen Bros. until the consummation of our initial private placement on April 28, 2005, at which time they ceased to serve in such capacity. At the time of the approval of the formation transactions, Cohen Bros. was our sole shareholder. As a result of these relationships, certain matters relating to our organization were not negotiated at arm’s length, and their terms may not have been as favorable to us as they would have been if we had negotiated these matters with an unaffiliated third party.

Non-Competition Agreement

On April 28, 2005, we entered into a non-competition agreement with Cohen Bros. pursuant to which Cohen Bros. agreed not to engage in purchasing from, or acting as placement agent for, issuers of TruPS or other preferred equity securities issued by REITs and other real estate operating companies. Cohen Bros. also agreed not to act as collateral manager for such CDOs or securitizations of such securities. Unless otherwise terminated, the non-competition agreement is for a period of three years following the initial closing date of our initial private placement. In addition, Cohen Bros. agreed not to solicit our executive officers to do anything that would violate Cohen Bros.’ non-competition covenant or to terminate their employment with us or become employed by Cohen Bros., if not already so employed, during the term of the agreement. The non-competition agreement does not prevent Cohen Bros. from:

•	owning less than 5% of any class of voting securities of any company engaged in any of the competitive businesses, unless it has a controlling equity interest in such a company; or

•	acquiring a business which, as a component of its business, is engaged in any of the competitive businesses, provided that Cohen Bros. disposes of such competitive business within one year of its acquisition and first offers to us the right to acquire such competitive business before offering to sell such competitive business to a third party.

The non-competition agreement may be terminated (1) upon mutual agreement of Cohen Bros. and Taberna Capital, (2) by either party upon a change of control of Taberna Capital or our company including (a) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of our assets; (b) the approval by our equity owners of any plan or proposal for our liquidation or dissolution; (c) a change of control where any person becomes the owner, directly or indirectly, beneficially or of record, of equity shares representing more than 50% of our aggregate ordinary voting power; and (d) the replacement of a majority of our board of trustees over a two-year period from the trustees who constituted the board of trustees at the beginning of such period, that is not approved by a majority of the board of trustees, or (3) the date that Daniel G. Cohen’s employment as our chief executive officer is terminated by us without cause. Although this offering is not specifically excluded from the definition of change of control, this offering will not constitute a change of control as defined in the non-competition agreement.

Purchase of Shares

On April 28, 2005 and August 11, 2005, Daniel G. Cohen, our chairman of the board and chief executive officer, purchased for $7.4 million in cash an aggregate of 700,000 of our common shares at the offering prices of our common shares in our prior private placements, without payment of any placement fee to the placement agent. Our other executive officers and trustees, and other affiliated parties, purchased for approximately $1.6 million in cash an aggregate of 171,885 of our common shares, at the respective offering prices less the placement fee, in our prior private placements. In the aggregate, the shares purchased by Mr. Cohen, our other executive officers and trustees, and other affiliated parties, have a value of $                 based upon the midpoint of the price range set forth on the cover page of this prospectus.

Agreements and Plans of Merger

On April 28, 2005, we acquired from Cohen Bros. or a wholly-owned subsidiary of Cohen Bros.’ parent company 100% of the ownership interests in each of Taberna Capital and Taberna Securities. We consummated the acquisitions through mergers. Each of Taberna Capital and Taberna Securities separately merged with wholly owned subsidiaries of ours. Each of Taberna Capital and Taberna Securities survived the respective mergers as our wholly-owned subsidiaries, and we, together with Taberna Capital and Taberna Securities, respectively, elected to treat Taberna Capital and Taberna Securities as TRSs. In the mergers, Cohen Bros. received an aggregate of 2.0 million of our common shares with a value of $20.0 million, based upon a per share price equal to the initial offering price of our common shares in our initial private placement, in exchange for its interests in Taberna Capital and Taberna Securities. At the time of the mergers, Taberna Capital’s and Taberna Securities’ assets consisted primarily of $5.0 million of cash which was pledged as collateral under our initial TruPS warehouse facility, the collateral management agreement for Taberna I, and other intangible assets. Taberna Capital acts as the collateral manager for Taberna I, Taberna II, Taberna III, Taberna IV and Taberna V under the terms of five separate collateral management agreements and receives an annual fee of approximately $2.8 million, $4.0 million, $3.0 million, $2.6 million and $2.8 million, respectively, for its services in these capacities for so long as the relevant collateral management agreement remains in effect. The fees payable under these agreements are based upon the amount of collateral held by the CDOs. Accordingly, these fees will decline if underlying collateral assets are prepaid. See “Business—Principal Operating Activities—Structuring, Managing and Investing in CDOs and Other Asset Securitizations.”

No single factor was given greater weight than any other in valuing Taberna Capital and Taberna Securities. We did not obtain independent appraisals, valuations or fairness opinions in connection with the acquisition of Taberna Capital and Taberna Securities. As a result, the consideration we gave in exchange for the acquisition of Taberna Capital and Taberna Securities may have exceeded their respective fair market values. However, our management believes that the consideration we paid for Taberna Capital and Taberna Securities was equal to their fair market value. The value of the consideration we delivered in exchange for Taberna Capital and Taberna Securities was ultimately based on the initial offering price of our common shares in our initial private placement.

Shared Facilities and Services Agreement

On April 28, 2005, we entered into the shared facilities and services agreement with Cohen Bros. pursuant to which Cohen Bros. agreed to provide us, directly or through its subsidiaries, with the following facilities and services:

•	fully furnished office space for our employees at Cohen Bros.’ corporate offices;

•	use of common facilities and office equipment, supplies and storage space at Cohen Bros.’ corporate offices;

•	assistance with structuring and managing our investments in mortgage loans and other mortgage-backed securities;

•	accounting support and cash management services;

•	other administrative services; and

•	other transitional services necessary in the short term following the consummation of our initial private placement.

The initial term of the shared facilities and services agreement is one year. We have an option to renew the agreement for additional one-year periods with the approval of the majority of our independent trustees. After the initial one-year term, we may elect to discontinue receiving any of the above facilities or services upon specified terms of notice. We and Cohen Bros. expect to renew this agreement through December 31, 2006.

The shared facilities and services agreement provides that, in respect of services relating to structuring and managing our investments in mortgage loans and other mortgage-backed securities, we will pay Cohen Bros. an annual fee of 10 basis points on the amount of the investments, subject to a minimum fee of $250,000 per year and a maximum fee of $750,000 per year. In respect of other services, we pay Cohen Bros. for the cost of providing those services plus 10% of such cost, including a monthly rental fee of $17,500 for office space and facilities. The shared facilities and services agreement also contains provisions relating to termination, adjustment of fees and other customary matters. Cohen Bros. may only terminate the shared facilities and services agreement upon the expiration of the term of the agreement or if we fail to materially perform our obligations under the agreement. Through December 31, 2005, we had incurred $891,000 of expenses under the shared facilities and services agreement, which amount includes the annual fee on the amount of investments.

Broker-Dealer Services Agreement

On April 28, 2005, we entered into the broker-dealer services agreement with CB&C, a registered broker-dealer, under which CB&C agreed to perform, at our request, any activities related to our investment activities that could be performed only by a registered broker-dealer. Under this agreement, CB&C is entitled to retain any origination fees paid by third parties in respect of investments we make; provided, however, that CB&C will not charge origination fees exceeding 1.5% of the gross proceeds to such issuer per transaction. In addition, CB&C may engage third-party investment banks to originate collateral, and these banks will also receive a portion of the origination fees. This agreement may be terminated by us at any time by giving CB&C 30 days written notice thereof. CB&C may terminate this agreement at any time after April 28, 2006 upon 30 days written notice to us. CB&C may not originate any investment on our behalf except pursuant to the request and approval of a majority of our independent trustees. Through December 31, 2005, CB&C had retained $31.0 million of origination fees pursuant to this agreement. Because Taberna Securities is now licensed to act as a broker-dealer, we anticipate that CB&C will provide significantly fewer services under this agreement. We have and we may from time to time continue to utilize the services of CB&C to sell securities issued by our CDO entities, and CB&C will earn customary market commissions for such services. As of December 31, 2005, CB&C had earned $2.0 million in connection with the placement of debt and equity securities issued by Taberna I, Taberna II, Taberna III and Taberna IV.

Benefits to Related Parties

Members of our senior management, our trustees and affiliated parties received material benefits as a result of the formation transactions, as discussed below.

Benefits to Cohen Bros.

Cohen Bros. received the following material benefits in connection with the formation transactions:

•	We issued an aggregate of 2.0 million common shares to Cohen Bros. in connection with our acquisition of Taberna Capital and Taberna Securities. These shares have a value of $ based upon the midpoint of the price range set forth on the cover page of this prospectus.

•	Through December 31, 2005, CB&C retained $31.0 million of origination fees under the broker-dealer services agreement, and $2.0 million of other fees in connection with the placement of debt and equity securities issued by Taberna I, Taberna II, Taberna III and Taberna IV.

•	Through December 31, 2005, we paid Cohen Bros. $891,000 under the shared facilities and services agreement.

Daniel G. Cohen, our chairman of the board and chief executive officer, indirectly owns approximately 60% of the ownership interests in Cohen Bros., James J. McEntee, III, our vice chairman of the board, owns approximately 7.7% of the ownership interests in Cohen Bros. and Raphael Licht, our executive vice president, chief administrative officer, chief legal officer and secretary, owns approximately 0.75% of the ownership interests in Cohen Bros.

Transactions with Trustees and Officers

Grant of Restricted Shares to Trustees and Officers. Of the                  shares available under our 2005 equity incentive plan, we have granted, prior to the consummation of this offering, an aggregate of 1,091,232 restricted common shares to our trustees, officers and employees, including certain members of each of our investment committees. These shares have a value of $             based upon the midpoint of the price range set forth on the cover page of this prospectus. See “Management—2005 Equity Incentive Plan.”

Employment Agreements. On April 28, 2005, we entered into three-year employment agreements with each of Daniel G. Cohen, Mitchell Kahn, Raphael Licht and Jack E. Salmon. In January 2006, we entered into a three-year employment agreement with James J. Sebra, and in April 2006, we entered into a three-year employment agreement with Plamen Mitrikov. See “Management—Employment Agreements.”

Indemnification Agreements. We have entered into indemnification agreements with each of our trustees, executive officers and members of each of our investment committees which require us to indemnify such persons to the maximum extent permitted by Maryland law and pay such persons’ expenses in defending any civil or criminal proceedings in advance of final disposition of such proceeding.

The Bancorp, Inc. We maintain cash balances in The Bancorp, Inc. Daniel G. Cohen, our chairman of the board and chief executive officer, is also the chairman of the board of directors of The Bancorp, Inc. As of December 31, 2005, we had $15.0 million of our cash and cash equivalents in accounts with The Bancorp, Inc. Most of our cash and cash equivalents are held in savings accounts bearing interest at 2.4%, which earned $144,000 of interest during 2005, and the remaining amount is held in non-interest bearing checking accounts. In addition, we have paid an officer of The Bancorp, Inc. $69,500 for due diligence services associated with our purchase of certain pools of residential mortgages during 2005.

Cohen Bros. In March 2006, we received $2,450,000 from Cohen Bros. for income taxes incurred during the predecessor period.

Lease Agreement

In November 2005, we assumed the lease for our office space in New York from Cohen Bros. This lease agreement has a ten-year term. We intend to share this office space with Cohen Bros. and will bill Cohen Bros. for its ratable portion of the monthly rent and other charges. Total rent expense during the period from April 28, 2005 to December 31, 2005 relating to this lease was $135,000. The minimum cash payments due under this lease are as follows by fiscal year: 2006—$550,000, 2007 through 2010—$825,000 per year and $4.6 million per year for the remaining term of the lease. We were required to place a letter of credit totaling $1.2 million with the landlord as collateral for this lease agreement. Our New York lease expires in March 2016.

SELLING SHAREHOLDERS

The following table sets forth information, as of                             , 2006, with respect to the selling shareholders and common shares beneficially owned by the selling shareholders that they propose to offer pursuant to this prospectus. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that the shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

The common shares offered by the selling shareholders pursuant to this prospectus were originally issued and sold by us in our April 2005 and August 2005 private placements. The term selling shareholders includes the holders of our common shares listed below and the beneficial owners of these common shares and their transferees, pledgees, donees or other successors.

If the lead underwriters advise us that the number of shares requested to be included in this offering exceeds the number which can be sold, we will first include in this offering all of the common shares we proposed to sell and then the common shares held by those shareholders (other than the management holders) requesting to include their shares in this offering will be included. We will then include the common shares held by the management holders requesting to include their shares in this offering. The shares will be allocated pro rata among such shareholders in accordance with the number of shares requested to be registered by such shareholders. In accordance with notices that we received from these shareholders, we expect to include              common shares to be sold by selling shareholders in this offering.

Any selling shareholder that is identified as a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling shareholder obtained the shares as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling shareholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, direct or indirect, with any person to distribute the shares. As a result, any profits on the sale of the common shares by selling shareholders who are deemed to be “underwriters” and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be “underwriters” could be deemed to be underwriting discounts and commissions under the Securities Act. Selling shareholders who are deemed to be “underwriters” will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Selling Shareholders	Common Shares Beneficially Owned Before Resale	Common Shares Offered by this Prospectus	Common Shares Beneficially Owned After Resale	Percentage of Class Beneficially Owned After Resale(1)(2)

(1)	Assumes that each selling shareholder sells all of the common shares it is offering for sale under this prospectus and neither acquires nor disposes of any other shares, or rights to purchase other shares, after the date as of which we obtained information regarding its holdings.
(2)	Beneficial ownership of 1% or less of all of the outstanding common shares is indicated with an asterisk.

Except as indicated above, no selling shareholder has, or has had since our inception, any position, office or other material relationship with us or any of our predecessors or affiliates. The selling shareholders may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information regarding their securities in transactions exempt from the registration requirements of the Securities Act.

The selling shareholders will each agree, with limited exceptions, for a period commencing 30 days prior to the effective date of the registration statement of which this prospectus is a part until 60 days following the effective date that, without the prior written consent of FBR, they will not, directly or indirectly, offer to sell, sell or otherwise dispose of any of our common shares or any securities convertible into, or exercisable or exchangeable for, our common shares or our other capital stock, other than the common shares sold by them in this offering.

DESCRIPTION OF SHARES

The following summary description of our capital shares does not purport to be complete and is subject to and qualified in its entirety by reference to our declaration of trust and our bylaws, copies of which are available from us upon request. See “Where You Can Find More Information.”

General

Our declaration of trust provides that we may issue up to 130,000,000 shares of beneficial interest. Of the total shares authorized, 100,000,000 shares are classified as common shares with a par value of $0.01 per share and 30,000,000 shares are classified as preferred shares with a par value of $0.01 per share. As of March 15, 2006, we had 43,653,272 common shares and no preferred shares outstanding. Under Maryland law, shareholders generally are not liable for our debts or obligations.

Common Shares

Our Maryland counsel, Venable LLP, will deliver an opinion that all of our common shares offered by this prospectus will be duly authorized and, upon our receipt of the full consideration therefor, will be validly issued, fully paid and non-assessable, subject to the limitations, qualifications and assumptions stated therein. Holders of our common shares have no sinking fund, conversion or redemption rights and have no preemptive rights to subscribe for any of our securities.

Under the Maryland statute governing real estate investment trusts formed under the laws of that state, referred to as the Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast by the shareholders on the matter) is set forth in the real estate investment trust’s declaration of trust. Our declaration of trust provides that any such action shall be effective and valid if taken or authorized by our shareholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except that our dissolution must be approved by our shareholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter.

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Holders of our common shares are not entitled to cumulate their votes in the election of trustees, which means that holders of a majority of the outstanding common shares can elect all of our trustees, and holders of less than a majority of such shares will be unable to elect any trustee.

Subject to the rights of any other class or series of shares and to the provisions of our declaration of trust regarding the restrictions on transfer of shares, holders of our common shares are entitled to receive distributions on their shares if, as and when authorized by our board of trustees and declared by us out of assets legally available therefor. They also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Preferred Shares

Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued shares of any class or series of preferred shares previously authorized by our board of trustees. Prior to the issuance of shares of each class or series of preferred shares, our board of trustees is required by the Maryland REIT Law and our declaration of trust to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board of trustees could authorize the issuance of preferred shares with priority over the common shares with respect to distributions and rights upon liquidation and with other terms and conditions that may delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders. As of the date of this prospectus, no preferred shares are outstanding, and we have no current plans to issue any preferred shares.

Power to Issue Additional Common Shares and Preferred Shares

We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our common shares may be listed or traded. The listing requirements of the NYSE require shareholder approval of certain issuances of 20% or more of the then outstanding voting power of the outstanding number of common shares. Although we have no current intention of doing so, we could issue a class or series of shares that could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Transfer Restrictions

In order to qualify as a REIT under the Internal Revenue Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which our election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which our election to be a REIT has been made). Our declaration of trust, subject to certain exceptions, contains restrictions on the number of shares that a person may own. Our declaration of trust contains a share ownership limit which prohibits any person from acquiring or holding, directly or indirectly, applying attribution rules under the Internal Revenue Code, shares in excess of 8.1% of the total number or value of our outstanding common shares, whichever is more restrictive (the common share ownership limit), or 8.1% of the total number or value of our outstanding shares of beneficial interest, whichever is more restrictive (the aggregate share ownership limit). We refer to the common share ownership limit and the aggregate share ownership limit collectively as the “ownership limit.” Our declaration of trust further prohibits (1) any person from beneficially or constructively owning our shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the shares are owned during the last half of a taxable year) or otherwise failing to qualify as a REIT, and (2) any person from transferring shares if such transfer would result in our shares being owned by fewer than 100 persons (determined under Section 856(a)(5) of the Internal Revenue Code). Unless exempted by our board of trustees, no person may own more than the ownership limit. Pursuant to our declaration of trust, our board of trustees has approved an exception to our ownership limit for Daniel G. Cohen and his affiliates, who are permitted to own up to 17.5%, in value or in number of shares, whichever is more restrictive, of our common shares. Our board of trustees has also approved an exception to our ownership limit for Eton Park Capital Management, L.P., Mercury Real Estate Advisors LLC and Omega Advisors, Inc., who will be permitted to own up to 7,540,000, 4,082,500 and 3,250,000 common shares, respectively, representing 17.27%, 9.35% and 7.45%, respectively of our common shares before giving effect to this offering. However, our board of trustees may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of the ownership limit that would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT.

The person seeking an exemption must represent to the satisfaction of our board of trustees that the exemption will not result in us failing to qualify as a REIT. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to a trust as described below. In connection with a request for an exemption, our board of trustees may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of trustees in its sole discretion, to determine or ensure our qualification as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares in a manner that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares that resulted in a transfer of shares to the trust in the manner described below, will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on us.

Any attempted transfer of our shares which, if effective, would result in our shares being owned by fewer than 100 persons will be null and void. If any transfer of our shares occurs which, if effective, would result in any person beneficially or constructively owning our shares in excess or in violation of the above transfer or ownership limitations, then that number of shares, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share), shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares held in the trust shall be issued and outstanding shares. The prohibited owner shall not benefit economically from ownership of any shares held in the trust, shall have no rights to dividends or other distributions or other rights attributable to the shares held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or distribution paid prior to the discovery by us that shares have been transferred to the trustee shall be paid by the recipient of such distribution to the trustee upon demand, and any dividend or distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares held in the trust and, subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion) (1) to rescind as void any vote cast by a prohibited owner prior to the discovery by us that such shares have been transferred to the trust, and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible trust action with respect to any such vote, then the trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that our shares have been transferred to the trust, the trustee shall sell the shares held in the trust to a person whose ownership of the shares will not violate any of the ownership limitations set forth in our declaration of trust. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of (1) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in our declaration of trust, of such shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust, in each case reduced by the costs incurred to enforce the ownership limits as to the shares in question. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary. If, prior to the discovery by us that our shares have been transferred to the trust, such shares are sold by a prohibited owner, then (1) such shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.

In addition, our shares held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the trustee has sold the shares held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

All certificates evidencing our common shares and preferred shares, if issued, will bear a legend referring to the restrictions described above.

Every record holder of 5% or more (or such lower percentage as required by the Internal Revenue Code and the related Treasury regulations) of all classes or series of our shares, including our common shares on any distribution record date during each taxable year, within 30 days after the end of the taxable year, shall be required to give written notice to us stating the name and address of such record holder, the number of shares of each class and series of our shares which the record holder beneficially owns and a description of the manner in which such shares are held. Each such record holder shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the share ownership limitations. In addition, each record holder and beneficial or constructive owner shall upon demand be required to provide to us such information as we may reasonably request in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. We may request such information after every sale, disposition or transfer of our shares prior to the date a registration statement for such shares becomes effective. A record holder who fails to supply the required information will be required to file a supplemental statement with the IRS along with such holder’s U.S. federal income tax returns.

These ownership limitations could delay, defer or prevent a change of control or other transaction of us that might involve a premium price for the common shares or otherwise be in the best interest of the shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company.

Registration Rights

We entered into a registration rights agreement in connection with our initial private placement with FBR, members of our management and certain other parties. This registration rights agreement was subsequently amended and restated in connection with our second private placement to add purchasers of our common shares in our second private placement as additional beneficiaries to this agreement. We refer to this amended and restated registration rights agreement as the Registration Rights Agreement.

The registration rights provided to purchasers of shares in our prior private placements generally require us, among other things, to:

•	file with the SEC, no later than November 24, 2005 (210 days after the initial closing date of our initial private placement), a shelf registration statement registering for resale the common shares included in our private placements, and the common shares issued in the formation transactions, including shares received by members of our management;

•	use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after its filing (although we have the right to defer causing the shelf registration statement to be declared effective until 60 days after the effective date of the registration statement of which this prospectus is a part); and

•	keep the shelf registration statement continuously effective under the Securities Act until the first to occur of:

•	the sale of all of the common shares covered by the shelf registration statement pursuant to a registration statement;

•	the sale, transfer or other disposition of all of the common shares covered by the shelf registration statement pursuant to Rule 144 under the Securities Act;

•	such time as all of the common shares covered by the shelf registration statement and not held by affiliates of us are, in the opinion of our counsel, eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act;

•	the common shares have been sold to us or any of our subsidiaries; or

•	the second anniversary of the initial effective date of the shelf registration statement.

All holders of our common shares sold in our prior private placements and their respective direct and indirect transferees may elect to participate in this offering as selling shareholders, subject to compliance with the Registration Rights Agreement, full cutback rights on the part of the underwriters and other conditions and limitations that may be imposed by the underwriters.

We will be permitted, under limited circumstances, to suspend the use, from time to time, of the prospectus that is part of the shelf registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods,” if, among other things, any of the following occurs:

•	the representative of the underwriters of an underwritten offering of primary shares by us has advised us that the sale of our common shares under the shelf registration statement would have a material adverse effect on our primary offering;

•	our board, in good faith, determines that (A) the offer or sale of any of our common shares would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving us, (B) after the advice of counsel, the sale of the shares covered by the shelf registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and (C) (x) we have a bona fide business purpose for preserving the confidentiality of the proposed transaction, (y) disclosure would have a material adverse effect on us or our ability to consummate the proposed transaction, or (z) the proposed transaction renders us unable to comply with SEC requirements; or

•	our board, in good faith, upon the advice of counsel, determines, that we are required by law, rule or regulation or that it is in our best interests to supplement the shelf registration statement or file a post-effective amendment to the shelf registration statement in order to incorporate information into the shelf registration statement for the purpose of (1) including in the shelf registration statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the shelf registration statement any facts or events arising after the effective date of the shelf registration statement (or the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth in the prospectus; or (3) including in the prospectus included in the shelf registration statement any material information with respect to the plan of distribution not disclosed in the shelf registration statement or any material change to such information.

The cumulative blackout periods in any 12-month period commencing on the closing of this offering may not exceed 45 consecutive days or an aggregate of 90 days and furthermore may not exceed 30 days in any 90-day period and no more than six separate times in any 24-month period.

A holder that sells our common shares pursuant to a shelf registration statement or as a selling shareholder pursuant to an underwritten public offering, including this offering, generally will be required to be named as a selling shareholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common shares may be required to deliver information to be used in connection with the shelf registration statement in order to have such holder’s common shares included in the shelf registration statement.

Each common share certificate may contain a legend to the effect that the holder thereof, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the Registration Rights Agreement. In that regard, each holder will be deemed to have agreed that, upon receipt of notice of occurrence of any event which makes a statement in the prospectus which is part of the shelf registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the Registration Rights Agreement, such holder will suspend the sale of our common shares pursuant to such prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common shares may be resumed.

We have agreed to use our commercially reasonable efforts to satisfy the criteria for listing or inclusion of our common shares on the NYSE or the NASDAQ National Market (including, without limitation, seeking to cure in our listing or inclusion application any deficiencies cited by the exchange or market), and thereafter maintain the listing.

The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Registration Rights Agreement filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF

OUR DECLARATION OF TRUST AND BYLAWS

The following summary of certain provisions of Maryland law and our declaration of trust and bylaws contains the material terms of our declaration of trust and our bylaws and is subject to, and qualified in its entirety by, reference to Maryland law and to our declaration of trust and our bylaws.

Our declaration of trust became effective on March 3, 2005 and was amended and restated on April 27, 2005. Our board of trustees adopted our bylaws on March 3, 2005.

Size and Election of Board of Trustees

Our declaration of trust and bylaws provide that the number of trustees may be established, increased or decreased by our board of trustees but may not be fewer than the minimum number required by Maryland law (which currently is one). Our declaration of trust and bylaws currently provide that our trustees will be elected at each annual meeting of shareholders to serve until the next annual meeting of shareholders or until their successors are elected and qualify. Except as may be provided by the board of trustees in setting the terms of any class or series of preferred shares, any and all vacancies on the board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until a successor is elected and qualify.

Removal of Trustees

Our declaration of trust provides that a trustee may be removed only for cause (as defined in our declaration of trust) by the affirmative vote of at least a majority of the votes entitled to be cast by our shareholders generally in the election of our trustees. This provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, will preclude shareholders from removing incumbent trustees except upon a substantial affirmative vote.

Limitation of Liability and Indemnification

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our declaration of trust permits and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a trustee or officer of our company, or while a trustee or officer of our company is or was serving, at our request, as a trustee, officer, agent, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our declaration of trust and bylaws shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding. Our bylaws also permit us to indemnify and advance expenses to any employee or agent of us.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law for directors and officers of Maryland corporations. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Indemnification Agreements

We have entered into indemnification agreements with each of our trustees, executive officers and members of each of our investment committees. The indemnification agreements require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover our trustees, executive officers and members under our trustees’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to our trustees, executive officers and members of each of our investment committees that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by our board of trustees or the shareholders to eliminate the rights it provides.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Maryland Business Combination Act

The Maryland Business Combination Act prohibits certain “business combinations” between a Maryland real estate investment trust and “interested shareholders” (and affiliates of interested shareholders) for five years after the most recent date in which the interested shareholder becomes an interested shareholder, unless various exemptions permitted by the Act are applicable. An interested shareholder is any person who beneficially owns, directly or indirectly, 10% or more of the voting power of a Maryland real estate investment trust’s then-outstanding voting shares or an affiliate or associate of the Maryland real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% percent or more of the voting power of the then-outstanding voting shares. After the five year prohibition, any business combination between a Maryland real estate investment trust and an interested shareholder must be generally recommended by the board of trustees of the real estate investment trust and be approved by at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares; and

•	two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested shareholder or an affiliate of the interested shareholder with whom the business combination is to be effected.

These supermajority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares. Pursuant to the Maryland Business Combination Act, our board of trustees has adopted a resolution exempting our company from the provisions of this statute relating to business combinations between us and any other person. However, such resolution can be altered or repealed, in whole or in part, at any time by our board of trustees. This permits the board of trustees to determine whether alteration or repeal is in our best interest and the best interest of our shareholders without the delay inherent in taking such a determination to a shareholder vote. If such resolution is repealed, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating these offers, even if our acquisition would be in our shareholders’ best interests.

Maryland Control Share Acquisition Act

The Maryland Control Share Acquisition Act provides that “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by trustees who are employees of the real estate investment trust. “Control shares” are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (1) one-tenth or more, but less than one-third; (2) one-third or more, but less than a majority; or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. This means that a shareholder would be able to force us to redeem such shareholder’s shares for fair value. Under Maryland law, the fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, or (ii) to acquisitions approved or exempted by our declaration of trust or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. We cannot assure you that such provision will not be amended or eliminated at any time in the future. If such provision is eliminated, the control share acquisition statute could have the effect of discouraging offers to acquire us and increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders’ best interests.

Amendment to the Declaration of Trust and Bylaws

Subject to certain exceptions, our declaration of trust, including its provisions on removal of trustees, may be amended only if declared advisable by our board and approved by our shareholders by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter. Our bylaws provide that our board of trustees has the exclusive power to adopt, alter or repeal the bylaws or make new bylaws.

Term and Termination

Our declaration of trust provides for us to have a perpetual existence. Our termination must be approved by our shareholders by the affirmative vote of not less than two-thirds of all of the votes entitled to be cast on the matter. This provision of the declaration may be amended only by the affirmative vote of the holders of not less than two-thirds the votes entitled to be cast on the matter.

Unsolicited Takeovers

The “unsolicited takeover” provisions of the Maryland General Corporation Law, as applicable to a Maryland real estate investment trust, permit the board of trustees, without shareholder approval and regardless of what is currently provided in the declaration of trust or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not yet have. These provisions may have the effect of inhibiting a third party from making a proposal to acquire us or of delaying, deferring or preventing a change of control of our company under circumstances that otherwise could provide the holders of common shares with the opportunity to realize a premium over the then current market price.

Meeting of Shareholders

Under our bylaws, annual meetings of shareholders are to be held on proper notice on a date and at such time as determined by our board of trustees. Our bylaws provide that special meetings of shareholders may be called by our board of trustees, the chairman of our board, our chief executive officer or president. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and information requirements by the shareholders requesting the meeting, a special meeting of shareholders must be called by our secretary upon the written request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees, or (3) by any shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws. Our bylaws provide that with respect to special meetings of our shareholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our board of trustees may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of our board of trustees, or (c) provided that our board of trustees has determined that trustees shall be elected at the meeting, by any shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although the bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, we have 43,653,272 common shares outstanding. Upon the completion of this offering, we will have              common shares outstanding. The common shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless the shares are acquired by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The              common shares issued to non-affiliates in connection with our prior private placements and not sold in this offering and all              of our common shares held by our affiliates, including our trustees and officers, are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

In general, under Rule 144 as currently in effect, if one year has elapsed since the date of acquisition of restricted shares from us or any of our affiliates, and we have been a public reporting company under the Exchange Act for at least 90 days, the holder of such restricted shares can sell the shares, provided that the number of shares sold by such person within any three-month period cannot exceed the greater of:

•	1% of the total number of our common shares then outstanding; or

•	the average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which will require us to file periodic reports under the Exchange Act). If two years have elapsed since the date of acquisition of restricted shares from us or any of our affiliates and the holder is not one of our affiliates at any time during the three months preceding the proposed sale, such person can sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

No assurance can be given as to (i) the likelihood that an active market for our common shares will develop, (ii) the liquidity of any such market, (iii) the ability of the shareholders to sell the securities or (iv) the prices that shareholders may obtain for any of the securities. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common shares, or the perception that such sales could occur, may affect adversely prevailing market prices of our common shares. See “Risk Factors—Risks Related to This Offering.”

Registration Rights

Pursuant to a Registration Rights Agreement, we filed a shelf registration statement on November 23, 2005 to register for resale the common shares from our prior private placements. See “Description of Shares—Registration Rights.”

Lock-Up Agreements

Subject to certain exceptions, we, our trustees and executive officers and Cohen Bros. have agreed with the underwriters to be bound by lock-up agreements that prohibit us and them from selling, pledging, transferring or otherwise disposing of any of our common shares, or any securities convertible into or exercisable for any of our common shares, for a period commencing 30 days prior to the effective date of the registration statement of which this prospectus is a part until 180 days after the closing of this offering.

The underwriters of this offering will require that all of our shareholders, other than our trustees and executive officers and Cohen Bros., agree pursuant to the Registration Rights Agreement not to sell or otherwise dispose of any of our common shares that they are not selling in this offering for a period commencing 30 days prior to the effective date of the registration statement of which this prospectus is a part until 60 days following the effective date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common shares. For purposes of this section, under the heading “Material U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only Taberna Realty Finance Trust and not our subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the Treasury regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common shares through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. shareholders (as defined below).

This summary assumes that shareholders will hold our common shares as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT

OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON SHARES FOR ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON SHARES.

Taxation of the Company

We intend to elect and qualify to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2005. We believe that we have been organized and operated in a manner that will allow us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2005, and we intend to continue to be organized and operated in such a manner.

The law firm of Clifford Chance US LLP has acted as our tax counsel in connection with this offering. We expect to receive the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ended December 31, 2005, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants made by our management team, board of trustees and affiliated entities, regarding our organization, assets, present and future conduct of our business operations, the fair market value of our investments in TRSs and other assets, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. In addition, to the extent we make certain investments such as investments in preferred equity securities of REITs or whole loan mortgage, CMBS, or RMBS securitizations, the accuracy of such opinion will also depend on the accuracy of certain opinions rendered to us in connection with such transactions. While we believe that we are organized and operated so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, applicable law, or interpretations thereof, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common shares of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law or interpretations thereof. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which could include entities that have made elections to be taxed as REITs, the status of which will not have been reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the shareholder level, upon a distribution of dividends by the REIT.

For tax years through 2008, shareholders who are individual U.S. shareholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. shareholders (as defined below) from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the shareholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “—Taxation of Shareholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal income tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the REIT asset tests, as described below, other than in the case of a de minimis failure of the 5% or 10% asset tests, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below in “—Requirements for Qualification—General.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and our TRSs (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in REMICs to the extent our shares are held by specified tax-exempt organizations not subject to tax on UBTI. Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Effect of Subsidiary Entities—Taxable Mortgage Pools” and “—Excess Inclusion Income.”

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder’s basis in our common shares.

•	We may have subsidiaries or own interests in other lower-tier entities that are C corporations, including our domestic TRSs, the earnings of which will be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, property and other taxes on assets, income and operations. As further described below, Taberna Securities, Taberna Capital and Taberna Funding will be subject to U.S. federal corporate income tax on their taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7)	which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our declaration of trust provides restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares, in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A shareholder that fails or refuses to comply with the demand is required by the Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, the Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of its capital interest in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is wholly owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.” We expect that we will hold our assets and conduct our operations, in part, through qualified REIT subsidiaries and disregarded subsidiaries, including Taberna Realty Holdings Trust. Accordingly, all assets, liabilities, and items of income, deduction and credit of each such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries. A REIT may jointly elect with a non-REIT subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our shareholders.

We have made TRS elections with respect to Taberna Capital, Taberna Securities, Taberna Funding, Taberna Equity, Taberna II, Taberna III and Taberna IV, and anticipate that we will make TRS elections with respect to Taberna V and other non-U.S. entities that issue equity interests to us pursuant to CDO securitizations. The Internal Revenue Code and the Treasury regulations provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Certain U.S. shareholders (as defined below) of such a non-U.S. corporation are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. Taberna Equity Funding, Ltd., Taberna II, Taberna III, Taberna IV and, we expect, Taberna V and certain additional CDO entities in which we may invest and with which we will jointly make a TRS election will be organized as Cayman Islands companies and will either rely on such exemption or otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income. Therefore, despite such contemplated CDO entities’ status as TRSs, such entities should generally not be subject to U.S. federal corporate income tax on their earnings. However, we will likely be required to include in our income, on a current basis, the earnings of such a TRS. This could affect our ability to comply with the REIT gross income tests and distribution requirement. See “—Gross Income Tests” and “—Annual Distribution Requirements.”

A REIT is not considered the owner of the assets of a TRS or other subsidiary corporation or (until dividends are paid by the TRS to the REIT) the recipient of any income that a domestic TRS earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from a domestic TRS. However, a REIT will generally be required to include in its income on a current basis the earnings of a non-U.S. TRS as described in the preceding paragraph. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and, in the case of a domestic TRS, income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging or prohibited transaction income). If dividends are paid to us by one or more of our TRSs, other than a non-U.S. TRS as described in the preceding paragraph, then a portion of the dividends that we distribute to U.S. individual shareholders generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders” and “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

We have elected with each of Taberna Capital, Taberna Securities, Taberna Funding, Taberna Equity, Taberna III and Taberna IV, and expect to elect with Taberna V, for those subsidiaries to be treated as TRSs for U.S. federal income tax purposes. In addition, Taberna II, which is a subsidiary of Taberna Equity, is therefore also a TRS of ours. We may form additional TRSs in the future. To the extent that any such TRSs pay any taxes, they will have less cash available for distribution to us. If dividends are paid by a taxable domestic TRS, such as Taberna Capital, Taberna Securities or Taberna Funding, to us, then the dividends we designate and pay to our shareholders who are individuals, up to the amount of dividends we receive from such entities, generally will be eligible to be taxed at the reduced 15% maximum U.S. federal rate applicable to qualified dividend income. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders.” Currently, we anticipate that each of Taberna Capital, Taberna Securities and Taberna Funding will retain its after tax income, if any, subject to compliance with the 20% asset test applicable to our aggregate ownership of TRSs. See “—Asset Tests.”

The shares that we hold in Taberna Capital have a tax basis below the basis such shares would have had if we purchased such shares at their agreed value in the formation transactions. If we were to sell these shares, the gain that we would recognize would be in excess of the amount of gain that would have been recognized had we purchased such shares in a taxable transaction. Accordingly, such a sale could result in the generation of a significant amount of income that would not qualify for the REIT 75% gross income test and an increased distribution requirement and, accordingly, could adversely affect our ability to qualify as a REIT. See the discussion under “—Gross Income Tests” and “—Annual Distribution Requirements.” In addition, such a sale would result in a larger portion of our dividend being subject to tax as a capital gain dividend as opposed to a return of capital.

Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

Our securitizations of mortgage loans through December 31, 2005 are classified as taxable mortgage pool securitizations. As we continue to make significant investments in mortgage loans, CMBS or RMBS securities, we will likely continue to engage in securitization structures, similar to these securitizations whereby we convey one or more pools of real estate mortgage loans to a trust, which issues several classes of mortgage-backed bonds having different maturities, and the cash flow on the real estate mortgage loans will be the sole source of payment of principal and interest on the several classes of mortgage-backed bonds. As with our securitizations through December 31, 2005, we would not likely make a REMIC election with respect to such securitization transactions, and, as a result, each such similar transaction would also be a taxable mortgage pool securitization.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interest in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the parent REIT for U.S. federal income tax purposes and would not generally affect the qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s shareholders. See “—Excess Inclusion Income.”

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool or fail to qualify as a REIT, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We do not expect that we would form any subsidiary in which we own some, but less than all, of the ownership interests that would become a taxable mortgage pool, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Gross Income Tests

In order to maintain our qualification as a REIT, we must satisfy two gross income tests annually. First, at least 75% of our gross income for each taxable year, excluding gross income from “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of shares or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest Income. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC.

Among the assets we may hold are mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test. To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test.

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage-related securities generally will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Dividend Income. We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will generally be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests. We intend to treat certain income inclusions received with respect to our equity investments in non-U.S. TRSs as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. See “—Effect of Subsidiary Entities—Taxable REIT Subsidiaries.” Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, no assurance can be given that the IRS will not assert a contrary position. In the event that such income was determined not to qualify for the 95% gross income test, we could fail to qualify as a REIT. See “—Failure to Qualify.” Even if such income does not cause us to fail to qualify as a REIT because of relief provisions, we would be subject to a penalty tax with respect to such income because such income, together with other non-qualifying income we receive, will exceed 5% of our gross income. See “—Failure to Satisfy the Gross Income Tests.” In addition, if such income was determined not to qualify for the 95% gross income test, we would need to invest in sufficient qualifying assets, or sell some of our interests in our foreign TRSs or other corporations that are not REITs or qualified REIT subsidiaries to ensure that the income recognized by us from our foreign TRSs or other such corporations does not exceed 5% of our gross income.

Hedging Transactions. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by the Treasury regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in the Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Rents from Real Property. We currently do not intend to acquire any real property, but we may acquire real property or interests therein in the future. To the extent that we acquire real property or interests therein, rents we receive will qualify as “rents from real property” in satisfying the gross income tests described above only if several conditions are met, including the following. If rent attributable to personal property leased in connection with real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent. Moreover, we are permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants for purposes of the REIT gross income tests.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, shares possessing 10% or more of the total combined voting power of all classes of shares entitled to vote, or 10% or more of the total value of shares of all classes of shares of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Failure to Satisfy the Gross Income Tests. We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “ —Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test multiplied by a fraction intended to reflect our profitability.

Asset Tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, shares or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which: (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets and mortgage-related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. In addition, to the extent we own the equity of a TruPS securitization and do not make a TRS election with respect to such entity, we will be deemed to own such TruPS, which will not be a qualifying real estate asset for purposes of the 75% asset test described above. We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. Moreover, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, if we were to make an investment in preferred securities or other equity securities of a REIT issuer that were determined by the IRS to represent debt securities of such issuer, such securities would also not qualify as real estate assets. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to make distributions, other than capital gain dividends, to our shareholders in an amount at least equal to:

(a)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to shareholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to provide us with a tax deduction, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares within a particular class and is in accordance with the preferences among different classes of shares as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our shareholders would then increase the adjusted basis of their shares in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes including the inclusion of items of income from CDO entities in which we hold an equity interest. See “—Effect of Subsidiary Entities—Taxable REIT Subsidiaries.” In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Excess Inclusion Income

If we own a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See “—Effect of Subsidiary Entities—Taxable Mortgage Pools.” If all or a portion of our company is treated as a taxable mortgage pool, our qualification as a REIT generally should not be impaired. However, to the extent that all or a portion of our company is treated as a taxable mortgage pool, or we make investments or enter into financing and securitization transactions, such as our five mortgage loan securitizations through December 31, 2005, that give rise to us being considered to own an interest in one or more taxable mortgage pools, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our shareholders, generally in a manner set forth under the applicable Treasury regulations. We expect that such financing and securitization transactions will result in a significant portion of our income being considered excess inclusion income. The U.S. Treasury Department has not yet issued regulations governing the tax treatment of shareholders of a REIT that owns an interest in a taxable mortgage pool. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our shareholders. A shareholder’s share of any excess inclusion income:

•	could not be offset by net operating losses of a shareholder;

•	in the case of a shareholder that is a REIT, RIC or common trust fund, would be considered excess inclusion income of such entity;

•	would be subject to tax as UBTI to a tax-exempt holder;

•	would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. shareholders (as defined below); and

•	would be taxable (at the highest corporate tax rates) to us, rather than our shareholders, to the extent allocable to our shares held by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and should consult their tax advisors with respect to excess inclusion income.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a pass-through entity in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or for sale to customers in the ordinary course of business. However, whether property is held “for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property by a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or property held for sale to customers in the ordinary course of business in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause and not due to willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our shareholders will generally be taxable in the case of our shareholders who are individual U.S. shareholders (as defined below), at a maximum rate of 15%, and dividends in the hands of our corporate U.S. shareholders may be eligible for the dividends received deduction. In addition, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Shareholders

Taxation of Taxable U.S. Shareholders. This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, a U.S. shareholder is a beneficial owner of our common shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common shares should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.

Distributions. Provided that we qualify as a REIT, distributions made to our taxable U.S. shareholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction generally available to corporate U.S. shareholders. In determining the extent to which a distribution with respect to our common shares constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares, if any, and then to our common shares. Dividends received from REITs generally are not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. shareholders who receive dividends from regular corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. shareholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. shareholder has held its shares. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. shareholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. shareholders will increase their adjusted tax basis in our common shares by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal income tax rates of 15% (through 2008) in the case of U.S. shareholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. shareholders, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the U.S. shareholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. shareholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. shareholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to individual U.S. shareholders, we may elect to designate a portion of our distributions paid to such U.S. shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the U.S. shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by us during such taxable year from non-REIT corporations (including Taberna Capital and Taberna Securities which are subject to U.S. federal income tax);

(b)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic corporation (other than a REIT or a RIC), such as Taberna Capital and Taberna Securities, which are subject to U.S. federal income tax, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. We expect that any foreign corporate CDO entity in which we invest would not be a “qualifying foreign corporation,” and accordingly our distribution of any income with respect to such entities will not constitute “qualified dividend income.”

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of the Company” and “—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Shares. In general, a U.S. shareholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis in the common shares at the time of the disposition. In general, a U.S. shareholder’s adjusted tax basis will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individual U.S. shareholders upon the sale or disposition of our common shares will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2008, if our common shares are held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common shares are held for 12 months or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a U.S. federal income tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by an individual holder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Capital losses recognized by a U.S. shareholder upon the disposition of our common shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our common shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. shareholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations. Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our common shares will not be treated as passive activity income. As a result, U.S. shareholders will not be able to apply any “passive losses” against income or gain relating to our common shares. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder that elects to treat capital gain dividends, capital gains from the disposition of shares or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Shareholders. U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. shareholder has not held our common shares as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), (2) our common shares are not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that generates “excess inclusion income” (See “—Effect of Subsidiary Entities—Taxable Mortgage Pools” and “—Excess Inclusion Income”), distributions from us and income from the sale of our common shares should generally not be treated as UBTI to a tax-exempt U.S. shareholder. We expect to engage in transactions that result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is likely that a significant portion of our dividends received by a tax-exempt shareholder will be treated as UBTI.

Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our shares could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our shares, or (B) a group of pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of such shares; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that shares owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities) by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our shares, or us from becoming a pension-held REIT.

Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our shares.

Taxation of Non-U.S. Shareholders. The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares applicable to non-U.S. shareholders of our common shares. For purposes of this summary, a non-U.S. shareholder is a beneficial owner of our common shares that is not a U.S. shareholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. shareholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests, or USRPIs, and which are not effectively connected with a U.S. trade or business of the non-U.S. shareholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. shareholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we expect to engage in transactions that result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is likely that a significant portion of our dividends received by a non-U.S. shareholder will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a non-U.S. shareholder’s investment in our common shares is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and may also be subject to a 30% branch profits tax, after the application of the U.S. federal income tax, in the case of a non-U.S. shareholder-that is a corporation.

Non-Dividend Distributions. Unless (A) our common shares constitute a USRPI or (B) either (1) if the non-U.S. shareholder’s investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our company’s common shares constitute a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. shareholder’s adjusted tax basis in our common shares will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation), and the collection of the tax will be enforced by a withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the

non-U.S. shareholder and will be subject to U.S. federal income tax at the rates applicable to U.S. shareholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax when received by a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our shares which is regularly traded on an established securities market located in the United States if the non-U.S. shareholder did not own more than 5% of such class of shares at any time during the taxable year. Instead any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of Non-U.S. Shareholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. shareholder from a REIT that are not USRPI capital gains generally are not subject to U.S. federal income or withholding tax, unless either (1) if the non-U.S. shareholder’s investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Common Shares. Unless our common shares constitute a USRPI, a sale of the shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. The shares will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that more than 50% of our assets will consist of interests in real property located in the United States.

In addition, our common shares will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares is held directly or indirectly by non-U.S. shareholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common shares should not be subject to taxation under FIRPTA. However, because our shares are widely held, we cannot assure our investors that we are or will remain a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. shareholder’s sale of our common shares nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our common shares owned are of a class that is “regularly traded,” as defined by the applicable Treasury regulations, on an established securities market, and (b) the selling non-U.S. shareholder owned, actually or constructively, 5% or less of our outstanding shares of that class at all times during a specified testing period.

If gain on the sale of our common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (a) if the non-U.S. shareholder’s investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (b) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. shareholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common shares within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common shares conducted through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be claimed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

Our company and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective shareholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common shares.

UNDERWRITING

We are offering the common shares described in this prospectus through a number of underwriters. Friedman, Billings, Ramsey & Co., Inc., or FBR, is acting as the representative of the underwriters. Subject to the terms and conditions set forth in the underwriting agreement among us, the selling shareholders and FBR, we and the selling shareholders have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from us, on a firm commitment basis, the number of common shares listed next to its name in the following table:

Underwriters	Number of Common Shares
Friedman, Billings, Ramsey & Co., Inc.
Piper Jaffray & Co.
RBC Capital Markets Corporation
Flagstone Securities LLC

Total

The underwriters are obligated to take and pay for all of our common shares offered if any of our common shares are taken, other than the shares subject to the over-allotment option, described below.

The underwriters will initially offer the common shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to selected dealers a concession of not more than $         per common share. The underwriters may also allow, and any dealers may re-allow, a concession of not more than $         per common share to selected other dealers. If all of the common shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms.

Our common shares are offered pursuant to a number of conditions, including the underwriters’ right to reject orders in whole or in part. The underwriting agreement among us, the selling shareholders and FBR as representative of the underwriters provides that the obligations of the underwriters to purchase the common shares included in this offering are subject to approval of certain legal matters by their counsel and various other conditions.

We have granted the underwriters an option, exercisable in one or more installments during the 30-day period after the date of this prospectus, to purchase up to an additional              common shares at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus solely to cover over-allotments, if any.

The following table shows the amount per common share and total underwriting discount we and the selling shareholders will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional              of our common shares to cover over-allotments.

	No exercise	Full exercise
With respect to common shares sold by us

Per share	$	$
Total	$	$

With respect to common shares sold by the selling shareholders

Per share	$	$
Total	$	$

We estimate that the total expenses of this offering to be paid by us, not including the underwriting discount, will be approximately $     million.

Subject to certain exceptions, we, our trustees and executive officers and Cohen Bros. have agreed with the underwriters to be bound by lock-up agreements that prohibit us and them from selling, pledging, transferring or otherwise disposing of any of our common shares, or any securities convertible into or exercisable for any of our common shares, for a period commencing 30 days prior to the effective date of the registration statement of which this prospectus is a part until 180 days after the closing of this offering. In addition, the underwriters of this offering will require that all of our shareholders, other than our trustees and executive officers and Cohen Bros., agree pursuant to the Registration Rights Agreement not to sell or otherwise dispose of any of our common shares that they have acquired prior to the date of this prospectus, and are not selling in this offering, for a period commencing 30 days prior to the effective date of the registration statement of which this prospectus is a part until 60 days following the effective date.

We and the selling shareholders will indemnify the underwriters against various liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

We intend to apply to have our common shares listed on the NYSE under the symbol “TBR.”

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common shares, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. Stabilizing transactions may include making short sales of our common shares, which involves the sale by the underwriters of a greater number of our common shares than they are required to purchase in this offering, and purchasing common shares from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, the underwriters will purchase shares in the open market to cover the position.

The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of this offering to repay the selling concession received by them.

As a result of these activities, the price of our common shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

The representative has advised us that the underwriters do not confirm sales to accounts over which they exercise discretionary authority.

Prior to this offering, there has been no public market for our common shares. The initial public offering price will be determined by negotiations between the underwriters and us. The primary factors to be considered in determining the initial public offering price include:

•	the economic conditions in and future prospects for the industry in which we compete;

•	our past and present operating performance and financial condition;

•	our prospects for future earnings;

•	an assessment of our management;

•	the present state of our development;

•	the prevailing conditions of the equity securities markets at the time of this offering; and

•	current market valuations of publicly traded companies considered comparable to our company.

At our request, the underwriters have reserved up to              of the common shares, or     % of our common shares offered by this prospectus, for sale under a directed share program to our senior officers and certain other parties, including parties affiliated with Cohen Bros. We will determine the specific allocation of the common shares to be offered under the directed share program in our sole discretion. All of the persons purchasing the reserved shares must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of common shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Common shares committed to be purchased by directed share participants that are not so purchased will be reallocated for sale to the general public in the offering. All sales of common shares under the directed share program will be made at the initial public offering price set forth on the cover page of this prospectus, without payment of any underwriting discount.

FBR or its affiliates will, and other underwriters, selling group members or their affiliates may, make a prospectus in electronic format available on their Internet sites or through other online services. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. In addition, this prospectus may be delivered via electronic mail to certain pre-approved clients of FBR, the other underwriters or selling group members who have agreed in writing to accept delivery in that format. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriters’ or any selling group member’s web site and any information contained in any other web site maintained by the underwriters or any selling group member is not part of the prospectus or the registration statement of which this prospectus is a part, has not been approved or endorsed by us or the underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Relationships with Underwriters

We have had prior business dealings with certain of our underwriters. FBR, one of our underwriters, acted as the initial purchaser and placement agent for our prior private placements, in connection with which FBR received approximately $29.8 million in fees. FBR also has issued $202.5 million of TruPS that were acquired by Taberna I, Taberna II, Taberna III, Taberna IV or warehouse providers under our existing warehouse facilities or were acquired by CDOs managed by affiliates of Cohen Bros. Since January 1, 2004, FBR and/or its affiliates have received approximately $5.7 million of origination fees for introducing issuers of TruPS to CB&C.

Since January 1, 2004, Piper Jaffray and RBC Capital Markets, other underwriters of this offering, have also received approximately $900,000 and $10.2 million, respectively, of fees from CB&C and us in respect of the origination of TruPS for CDOs managed by us or affiliates of CB&C.

FBR, Piper Jaffray and/or their respective affiliates have performed other investment banking services from time to time on behalf of companies affiliated with Cohen Bros., our chairman of the board and chief executive officer, Daniel Cohen, and/or his immediate family members. Since January 1, 2004, FBR and its affiliates have received approximately $20.6 million of fees in exchange for these services. Piper Jaffray and its affiliates also have received approximately $1.5 million of fees in exchange for their services.

We and FBR have previously agreed that for one year following the closing of our second private placement, FBR shall have the right of first refusal to act as sole bookrunner for any offering of common shares that we complete, the economic terms of which will be the result of reasonable negotiations between us and FBR. In addition, we and FBR have agreed that FBR shall have the right of first refusal to act as a joint bookrunner for the first offering of common shares that we complete during the 12 months after the closing of this offering.

FBR and its affiliates own an aggregate of 990,070 of our common shares, or 2.3% of our outstanding common shares prior to this offering.

These circumstances create potential conflicts of interest because these underwriters have interests in the successful completion of this offering in addition to the underwriting discounts and commissions they will receive.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed on for us by Clifford Chance US LLP. Venable LLP will pass upon the validity of the common shares sold in this offering and certain other matters under Maryland law. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP. Clifford Chance US LLP and Gibson, Dunn & Crutcher LLP may rely on Venable LLP as to certain matters of Maryland law.

EXPERTS

The consolidated financial statements and schedule of Taberna Realty Finance Trust at December 31, 2005 and for the period from April 28, 2005 to December 31, 2005, and the financial statements of the predecessor entities for the period from March 3, 2005 to April 27, 2005, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

TABERNA REALTY FINANCE TRUST

Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of Taberna Realty Finance Trust:

We have audited the accompanying consolidated balance sheet of Taberna Realty Finance Trust (the “Company”) as of December 31, 2005, and the related consolidated statements of income, other comprehensive income, beneficiaries’ equity and cash flows for the period from April 28, 2005 to December 31, 2005 and the consolidated statements of income, other comprehensive loss, member equity, and cash flows of Taberna Capital Management, LLC and Taberna Securities, LLC (collectively the “Predecessor”) for the period from March 3, 2005 to April 27, 2005. Our audits also included the financial statement schedules listed in the index to consolidated financial statements. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of the Company’s internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Taberna Realty Finance Trust at December 31, 2005, and the consolidated results of its operations and cash flows for the period from April 28, 2005 to December 31, 2005, and the consolidated results of operations and cash flows of the Predecessor for the period from March 3, 2005 to April 27, 2005 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 16 to the financial statements, the accompanying financial statements for the Predecessor for the period from March 3, 2005 to April 27, 2005 have been restated for the correction of errors outlined in Note 16.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 31, 2006

Taberna Realty Finance Trust

Consolidated Balance Sheet

As of December 31, 2005

(In thousands, except share and per share information)

Assets
Investments in securities and related receivables
Available-for-sale securities	$2,217,916
Security-related receivables	568,122

Total investment in securities and related receivables	2,786,038

Investment in residential mortgages and mortgage-related receivables
Residential mortgages and mortgage-related receivables	4,463,735
Residential mortgage derivatives	1,609
Loan loss reserve	(641)

Total investment in residential mortgages and mortgage-related receivables	4,464,703
Cash and cash equivalents	95,878
Restricted cash	120,944
Warehouse deposits	60,356
Accounts receivable and accrued management fees receivable	5,362
Accrued interest receivable	49,654
Prepaid expenses and other assets	4,623
Deferred financing costs, net of accumulated amortization of $2,613	133,777

Total assets	$7,721,335

Liabilities and beneficiaries’ equity
Indebtedness
Repurchase agreements	$220,507
Mortgage-backed securities issued	4,231,267
Trust preferred obligations	600,470
CDO notes payable	2,049,700

Total indebtedness	7,101,944

Accrued interest payable	34,510
Accounts payable and accrued expenses	10,681
Due to broker and other liabilities	22,704

Total liabilities	7,169,839
Minority interest	139,001

Beneficiaries’ equity
Preferred shares, $0.01 par value per share, 30,000,000 shares authorized, no shares issued and outstanding	—
Common shares, $0.01 par value per share, 100,000,000 shares authorized, 43,653,272 issued and outstanding, including 853,011 unvested restricted share awards	428
Additional paid in capital	418,994
Accumulated other comprehensive loss	(5,181)
Cumulative earnings	16,853
Cumulative distributions	(18,599)

Total beneficiaries’ equity	412,495

Total liabilities and beneficiaries’ equity	$7,721,335

The accompanying notes are an integral part of this consolidated financial statement.

Taberna Realty Finance Trust

Consolidated Statements of Income

(In thousands, except share and per share information)

		Predecessor
	For the period from April 28, 2005 through December 31, 2005	For the period from March 3, 2005 (inception) through April 27, 2005
		(As Restated)
Revenue:
Investment interest income	$101,720	$428
Investment interest expense	(90,847)	(428)
Provision for loan loss	(641)	—
Change in fair value of free-standing derivatives	10,206	(2,102)
Change in fair value of residential mortgage derivatives	1,769	—

Net investment income (loss)	22,207	(2,102)

Asset management fees	1,792	367
Structuring fees	—	4,263

Total revenue	23,999	2,528

Expenses:
Compensation expense	7,465	310
Shared services expenses	891	—
General and administrative	2,511	241

Total expenses	10,867	551

Income before interest and other income, minority interest and taxes	13,132	1,977
Interest and other income	5,308	7
Unrealized gain on interest rate hedges	19,608	—

Income before minority interest and taxes	38,048	1,984
Minority interest	(11,392)	—

Income before taxes	26,656	1,984
Provision for income taxes	(9,803)	(986)

Net income	$16,853	$998

Earnings per share — basic:
Basic earnings per share	$0.50

Weighted-average shares outstanding — Basic	33,835,490

Earnings per share — diluted:
Diluted earnings per share	$0.50

Weighted-average shares outstanding — Diluted	34,003,545

Distributions paid per common share	$0.54

The accompanying notes are an integral part of these consolidated financial statements.

Taberna Realty Finance Trust

Consolidated Statements of Other Comprehensive Loss

(Dollars in thousands)

		Predecessor
	For the period from April 28, 2005 through December 31, 2005	For the period from March 3, 2005 (inception) through April 27, 2005
		(As Restated)
Net income	$16,853	$998
Other comprehensive loss:
Change in the fair value of cash-flow hedges	1,884	—
Realized loss on cash flow hedges reclassified to earnings	196	—
Change in the fair value of available-for-sale securities	(17,582)	—

Total other comprehensive loss before minority interest allocation	(15,502)	—
Allocation to minority interest	10,321	—

Total other comprehensive loss	(5,181)	—

Comprehensive income	$11,672	$998

The accompanying notes are an integral part of these consolidated financial statements.

Taberna Realty Finance Trust

Consolidated Statements of Beneficiaries’ and Member Equity

(Dollars in thousands, except share information)

	(Predecessor)	(Company)
	Member equity	Preferred Shares	Preferred Shares Par Value	Common Shares	Common Shares Par Value	Additional Paid In Capital	Accumulated Other Comprehensive Income	Cumulative Earnings	Cumulative Distributions	Total
Balance, March 3, 2005 (inception)	$—	—	$—	100	$—	$1	$—	$—	$—	$1
Net income	998	—	—	—	—	—	—	—	—	998
Capital contribution	2,673	—	—	—	—	—	—	—	—	2,673

Balance, April 27, 2005, as restated	3,671	—	—	100	—	1	—	—	—	3,672
Transfer of historical equity, as restated	(3,671)	—	—	—	—	3,671	—	—	—	—
Common share offering	—	—	—	21,861,940	219	183,013	—	—	—	183,232

Balance, April 28, 2005, as restated	—	—	—	21,862,040	219	186,685	—	—	—	186,904
Net income	—	—	—	—	—	—	—	16,853	—	16,853
Other comprehensive loss	—	—	—	—	—	—	(5,181)	—	—	(5,181)
Common share offering	—	—	—	20,700,000	207	229,859	—	—	—	230,066
Issuance of restricted share awards	—	—	—	1,091,232	—	—	—	—	—	—
Amortization of deferred compensation	—	—	—	—	2	2,450	—	—	—	2,452
Distributions paid ($0.54 per common share)	—	—	—	—	—	—	—	—	(18,599)	(18,599)

Balance, December 31, 2005	$—	—	$—	43,653,272	$428	$418,994	$(5,181)	$16,853	$(18,599)	$412,495

The accompanying notes are an integral part of these consolidated financial statements.

Taberna Realty Finance Trust

Consolidated Statements of Cash Flows

(Dollars in thousands)

		Predecessor
	For the period from April 28, 2005 through December 31, 2005	For the period from March 3, 2005 (inception) through April 27, 2005
		(As Restated)
Operating activities:
Net income	$16,853	$998
Adjustments to reconcile net income to cash flow from operating activities:
Minority interest	11,392	—
Provision for loan loss	641	—
Amortization of deferred compensation	2,388	—
Amortization of premiums on investments in residential mortgages	295	—
Amortization of discounts on residential mortgage-backed securities	1,104	—
Amortization of deferred costs	2,321	—
Unrealized gain on interest rate hedges	(19,608)	—
Changes in assets and liabilities:
Accounts receivable and accrued management fees receivable	(3,036)	—
Accrued interest receivable	(15,347)	—
Prepaid expenses and other assets	15,495	—
Accrued interest payable	18,421	—
Accounts payable and accrued expenses	8,419	2,326
Due to broker and other liabilities	14,423	1,329

Cash flow from operating activities	53,761	4,653

Investing activities:
Purchase of investments in securities, including accrued interest of $14,267	(2,820,395)	—
Purchase of residential mortgages and mortgage-related receivables, including accrued interest of $20,038	(4,592,838)	—
Principal repayments on residential mortgages and mortgage-related receivables	108,770	—
Investment in net mortgage derivatives	(1,609)	—
Increase in restricted cash	(120,944)	—
Increase in warehouse deposits	(55,356)	(5,000)

Cash flow from investing activities	(7,482,372)	(5,000)

Financing activities:
Borrowing (repayments) on repurchase agreements, net	220,507	—
Proceeds from issuance of residential mortgage-backed securities, net of discounts	4,319,234	—
Repayments on residential mortgage-backed securities	(72,982)	—
Proceeds from issuance of trust preferred obligations	600,470	—
Proceeds from issuance of CDO notes payable	2,049,700	—
Proceeds from the issuance of preference shares of CDOs	86,800	—
Proceeds from cash flow hedges	9,423	—
Realized gain from termination of interest rate hedges	1,568	—
Payments for deferred costs	(82,894)	—
Capital contributions	—	347
Common share issuances, net of costs incurred	413,298	—
Distributions to minority interest holders in CDOs	(2,036)	—
Distributions paid to common shareholders	(18,599)	—

Cash flow from financing activities	7,524,489	347

Net change in cash and cash equivalents	95,878	—
Cash and cash equivalents at the beginning of the period	—	—

Cash and cash equivalents at the end of the period	$95,878	$—

Supplemental cash flow information:
Cash paid for interest	$48,970	$—
Cash paid for taxes	$5,575	—
Common stock issued in acquisitions, net of warehouse deposits acquired of $5,000	$15,000	—
Deferred costs contributed to Trust VIEs	$53,166	—

The accompanying notes are an integral part of these consolidated financial statements.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

NOTE 1:    THE COMPANY

Taberna Realty Finance Trust (the “Company”) was formed as a Maryland real estate investment trust on March 3, 2005. The Company intends to elect and qualify to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2005. On April 28, 2005, the Company completed a private placement of common shares under Rule 144A, Regulation S and Regulation D under the Securities Act of 1933, as amended, completed the acquisition of Taberna Capital Management, LLC (“TCM”) and Taberna Securities, LLC (“TS”) (together the “Predecessor”) and commenced operations. Prior to April 28, 2005, TCM and TS were wholly-owned by Cohen Brothers, LLC (“Cohen Bros.”). The period from March 3, 2005 through April 27, 2005 is referred to as the Predecessor Period.

The Company is a self-managed and self-advised real estate investment trust. The Company provides financing for REITs and other real estate operating companies and invests in real estate-related assets with the objective of generating attractive risk-adjusted returns and cash distributions for its shareholders. The Company focuses its activities in the following areas:

•	originating financing for REITs and other real estate operating companies, primarily in the form of trust preferred securities (“TruPS”), subordinated debt and, possibly, other securities;

•	investing in commercial mortgage-backed securities (“CMBS”), residential mortgage-backed securities (“RMBS”), mortgage loans, and other real estate-related senior and subordinated debt securities; and

•	structuring, managing and investing in collateralized debt obligation (“CDO”) transactions and other asset securitizations that will enable it to match-fund certain of its assets with liabilities through its established financing strategy.

The Company may also invest in other types of investments.

The Company generates earnings from its investments and CDO transactions. A CDO is a securitization structure in which multiple classes of debt and equity are issued to finance a portfolio of assets. The Company expects to supplement earnings from its investments with fees received by its subsidiaries, including management fees received by TCM, which is one of the Company’s taxable REIT subsidiaries (“TRSs”), for structuring and managing CDOs, and origination fees received by TS, another domestic TRS and a registered broker-dealer, in connection with the origination of financing transactions.

NOTE 2:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Presentation

The accompanying consolidated financial statements have been prepared by the Company and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The results of operations for the period from April 28, 2005 through December 31, 2005 are not necessarily indicative of the results to be obtained for a full fiscal year.

b. Principles of Consolidation

The accompanying consolidated financial statements reflect the accounts of the Company and its majority-owned and/or controlled subsidiaries. The portions of these entities not owned by the Company are presented as minority interest as of the dates and for the periods presented in the consolidated financial statements. The Predecessor Period includes the accounts of TCM and TS. All intercompany accounts and transactions have been eliminated in consolidation.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

When the Company obtains an explicit or implicit interest in an entity, the Company evaluates the entity to determine if the entity is a variable interest entity (“VIE”), and, if so, whether or not the Company is deemed to be the primary beneficiary of the VIE, in accordance with Financial Accounting Standard Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”). Generally, the Company consolidates VIEs of which the Company is deemed to be the primary beneficiary or non-VIEs which the Company controls. The primary beneficiary of a VIE is the variable interest holder that absorbs the majority of the variability in the expected losses or the residual returns of the VIE. When determining the primary beneficiary of a VIE, the Company considers its aggregate explicit and implicit variable interests as a single variable interest. If the Company’s single variable interest absorbs the majority of the variability in the expected losses or the residual returns of the VIE, the Company is considered the primary beneficiary of the VIE. In the case of non-VIEs or VIEs where the Company is not deemed to be the primary beneficiary and the Company does not control the entity, but has the ability to exercise significant influence over the entity, the Company accounts for its investment under the equity method. The Company reconsiders its determination of whether an entity is a VIE and whether the Company is the primary beneficiary of such VIE if certain events occur.

The Company has determined that certain special purpose trusts formed by issuers of TruPS to issue such securities are VIEs (“Trust VIEs”) and that the holder of the majority of the TruPS issued by the Trust VIEs would be the primary beneficiary. In most instances, the Company is the primary beneficiary of the Trust VIEs because it holds, either explicitly or implicitly, the majority of the TruPS issued by the Trust VIEs. Certain TruPS issued by Trust VIEs are initially financed directly by CDOs or through the Company’s warehouse facilities. Under the warehouse agreements, the Company deposits cash collateral with an investment bank and bears the first dollar risk of loss, up to the Company’s collateral deposit, if an investment held under the warehouse facility is liquidated at a loss. This arrangement causes the Company to hold an implicit interest in the Trust VIEs that issued TruPS held by warehouse providers. The primary assets of the Trust VIEs are subordinated debentures issued by the sponsors of the Trust VIEs in exchange for the TruPS proceeds. These subordinated debentures have terms that mirror the TruPS issued by the Trust VIEs. Upon consolidation of the Trust VIEs, these subordinated debentures, which are assets of the Trust VIE, are included in the Company’s financial statements and the related TruPS are eliminated. Pursuant to Emerging Issues Task Force Issue No. 85-1: “Classifying Notes Received for Capital Stock,” subordinated debentures issued to Trust VIEs as payment for common equity securities issued by Trust VIEs are recorded net of the common equity securities issued.

The Company consolidates various CDO entities and residential mortgage securitizations that are VIE entities when the Company is determined to be the primary beneficiary.

c. Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

d. Cash and Cash Equivalents

Cash and cash equivalents include cash held in banks and highly liquid investments with maturities of three months or less when purchased.

e. Restricted Cash

Restricted cash represents amounts held on deposit by investment banks as collateral for derivative contracts and proceeds from the issuance of CDO notes payable by CDO securitizations that are restricted for the purpose

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

of funding additional investments in securities subsequent to the balance sheet date. As of December 31, 2005, the Company had $3,569 of restricted cash held by investment banks as collateral for derivative contracts and $117,375 held by CDO securitization entities that are consolidated by the Company.

f. Warehouse Deposits

Warehouse deposits represent amounts held by providers of warehouse facilities as collateral for the Company’s warehouse facilities. These deposits bear the first dollar risk of loss, up to the Company’s collateral amount, if an investment is liquidated from the warehouse facility at a loss.

g. Investments

The Company invests primarily in debt securities, residential mortgage portfolios and mortgage-related receivables and may invest in other types of real estate-related assets. The Company accounts for its investments in securities under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as amended and interpreted (“SFAS No. 115”), and designates each investment as a trading security, an available-for-sale security, or a held-to-maturity security based on management’s intent at the time of acquisition. Under SFAS No. 115, trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are recorded at fair value with changes in fair value reported as a component of other comprehensive income (loss). Fair value is based primarily on quoted market prices from independent pricing sources when available for actively traded securities or discounted cash flow analyses developed by management using current interest rates and other market data for securities without an active market. Management’s estimate of fair value is subject to a high degree of variability based upon market conditions and management assumptions. Upon the sale of an available-for-sale security, the realized gain or loss on the sale will be recorded as a component of earnings in the respective period. Held-to-maturity investments are carried at amortized cost at each reporting period.

The Company accounts for its investments in subordinated debentures owned by Trust VIEs that the Company consolidates as available-for-sale securities. These VIEs have no ability to sell, pledge, transfer or otherwise encumber the trust or the assets of the trust until such subordinated debenture’s maturity. The Company accounts for investments in securities where the transfer meets the criteria under Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”) as a financing at amortized cost. The Company’s investments in security-related receivable represent securities that were transferred to CDO securitization entities by the transferors that maintained some level of continuing involvement.

The Company accounts for its investments in residential mortgages and mortgage-related receivables at amortized cost. The carrying value of these investments is adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income on a level yield basis over the terms of the loans.

The Company maintains an allowance for mortgage and mortgage-related loan losses based on management’s evaluation of known losses and inherent risks in the portfolios, for example, historical and industry loss experience, economic conditions and trends, estimated fair values, the quality of collateral and other relevant factors.

Mortgage-related receivables represent loan receivables secured by residential mortgages, the legal title to which is held by trust subsidiaries of the Company. These residential mortgages were transferred to the trust

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

subsidiaries in transactions accounted for as financings under SFAS No. 140. Mortgage-related receivables maintain all of the economic attributes of the underlying residential mortgages and all benefits or risks of that ownership inure to the trust subsidiary.

The Company uses its judgement to determine whether an investment has sustained an other-than-temporary decline in value. If the Company determines that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value, by a charge to earnings, and the Company establishes a new cost basis for the investment. If a security that is available for sale sustains an other-than-temporary impairment, the identified impairment is reclassified from accumulated other comprehensive income to earnings, thereby establishing a new cost basis. The Company’s evaluation of an other-than-temporary decline is dependent on the specific facts and circumstances. Factors that the Company considers in determining whether an other-than-temporary decline in value has occurred include: the estimated fair value of the investment in relation to its cost basis; the financial condition of the related entity; and the intent and ability to retain the investment for a sufficient period of time to allow for recovery in the fair value of the investment.

h. Transfers of Financial Assets

The Company accounts for transfers of financial assets under SFAS No. 140 as either sales or financings. Transfers of financial assets that result in sales accounting are those in which (1) the transfer legally isolates the transferred assets from the transferor, (2) the transferee has the right to pledge or exchange the transferred assets and no condition both constrains the transferee’s right to pledge or exchange the assets and provides more than a trivial benefit to the transferor, and (3) the transferor does not maintain effective control over the transferred assets. If the transfer does not meet these criteria, the transfer is accounted for as a financing. Financial assets that are sold are removed from the Company’s accounts with any realized gain (loss) reflected in earnings during the period of sale. Financial assets that are treated as financings are maintained on the balance sheet with proceeds received from the legal transfer reflected as securitized borrowings.

i. Residential Mortgage Derivatives

The Company invests in residential mortgage loans prior to securitization and uses variable rate repurchase agreements provided by investment banks to finance its investment. During 2005, the Company purchased certain residential mortgage portfolios from various investment banks and financed those purchases with repurchase agreements provided by the same investment bank that sold the residential mortgage loans. Under the Company’s repurchase agreements, these residential mortgage loans are transferred to the investment bank in exchange for short-term financing. Pursuant to SFAS No. 140, the initial transfer of residential mortgage loans from the investment bank to the Company and the subsequent transfer under the repurchase agreement financing provided by the same investment bank does not meet the “legal isolation” criteria of SFAS No. 140, paragraph 9(a). As a result, the Company has recorded these residential mortgage loans, net of the related repurchase agreement financing, as residential mortgage derivatives during 2005. All changes in the fair value of the residential mortgage derivative prior to securitization are included in the statement of income as a change in the fair value of residential mortgage derivatives.

j. Deferred Costs

The Company records its deferred costs incurred in placing CDO notes payable and other debt instruments in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” (“SFAS No. 91”), and amortizes these costs over the expected life of the related debt using the effective interest method. Included in deferred costs are issuance costs of Trust VIEs that the Company consolidates. These costs include origination discounts and other legal costs associated with the issuance of TruPS by the Trust VIEs. These costs are paid by the sponsors of the Trust VIEs with no requirement to directly reimburse the sponsor of the Trust VIEs, but, pursuant to Staff Accounting Bulletin Topic 5T, these amounts are included as deferred costs and corresponding amounts are recorded in minority interest. These costs are amortized to investment interest expense over the term of the Trust VIE’s assets, with such amortization allocated entirely to minority interest in the consolidated statement of income.

k. Revenue Recognition

1)	Net investment income—the Company recognizes, and the Predecessor recognized, interest income from investments in debt and other securities and residential mortgages over the estimated life of the underlying financial instruments on a yield to maturity basis. In accordance with Emerging Issues Task Force Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets,” the Company recognizes interest income from purchased interests in certain financial assets on an estimated effective yield to maturity basis. Management estimates the current yield on the amortized cost of the investment based on estimated cash flows after considering prepayment and credit loss experience. The adjusted yield is then applied prospectively to recognize interest income for the next quarterly period. The carrying value is assessed for impairment on a recurring basis, and management will record an impairment write-down if the investment is deemed to be other than temporarily impaired.

Also included in investment income is the change in fair value for non-hedge derivatives as described in Note 7 and residential mortgage derivatives described above.

2)	Structuring fees—TCM receives, and the Predecessor earned, structuring fees for services rendered in connection with the formation of CDO securitization entities. The structuring fee is a contractual fee paid when the related services are completed. The structuring fee is a negotiated fee with the investment bank acting as placement agent for the CDO securities and is capitalized by the CDO securitization entity as a deferred financing cost. From time to time, the Company may decide to invest in the debt or equity securities issued by CDO securitization entities. The Company evaluates its investment in these entities under FIN 46R to determine whether the entity is a VIE, and, if so, whether or not the Company is the primary beneficiary. If the Company determines it is the primary beneficiary, it will consolidate the accounts of the CDO securitization entity into the Company’s consolidated financial statements. Upon consolidation, the Company eliminates intercompany transactions, specifically the structuring fees and deferred financing costs paid. Through December 31, 2005, TCM received $13,400 in structuring fees from the issuers of CDO securities that have been eliminated in consolidation.

3)	Asset management fees—the Company provides ongoing management services to CDO investment portfolios under cancelable management agreements. The management fees are an administrative cost of the CDO entity and are paid by the CDO administrative trustee on behalf of its investors. These asset management fees are recognized when earned and are paid quarterly. Asset management fees from consolidated CDOs are eliminated in consolidation. Through December 31, 2005, TCM earned $4,208 of asset management fees, of which the Company has eliminated $2,416 upon consolidation of CDOs of which the Company is the primary beneficiary.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

4)	Loan origination fees—The Company originates investments in TruPS, real estate debt and preferred securities through TS. These origination fees are deferred and amortized as a component of net investment income using the effective interest method over the life of the related investments in accordance with SFAS No. 91. The Company did not originate any securities during 2005; Cohen Bros. acted in this capacity for the Company during 2005.

l. Derivative Instruments

The Company uses derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions.

In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted (“SFAS No. 133”), the Company measures each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and records such amounts in its consolidated balance sheet as either an asset or liability. For derivatives designated as fair value hedges or for derivatives not designated as hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income. Changes in the ineffective portions of cash flow hedges are recognized in earnings.

m. Accounting for Off-Balance Sheet Arrangements.

The Company maintains warehouse financing arrangements with various investment banks. Prior to the completion of a CDO securitization, warehouse providers acquire investments in accordance with the terms of the warehouse facilities. The Company receives the difference between the interest earned on the investments under the warehouse facilities and the interest charged by the warehouse providers from the dates on which the respective investments were acquired. Under the warehouse agreements, the Company is required to deposit cash collateral with the warehouse provider and as a result, the Company bears the first dollar risk of loss, up to the warehouse deposit, if (i) an investment funded through the warehouse facility becomes impaired or (ii) a CDO is not completed by the end of the warehouse period, and in either case, the warehouse provider is required to liquidate the securities at a loss. These off-balance sheet arrangements are not consolidated because our risk of loss is generally limited to the cash held as collateral by the warehouse providers. However, since the Company holds an implicit variable interest in many entities funded under its warehouse facilities, the Company often does consolidate the Trust VIEs while the TruPS they issue are held on the warehouse facilities. The Company records the cash collateral as warehouse deposits in its financial statements. The net difference earned from these warehouse facilities is considered a non-hedge derivative and is recorded at fair value in the financial statements. Changes in fair value are reflected in earnings in the respective period.

n. Income Taxes

The Company intends to elect and qualify to be taxed as a REIT and to comply with the related provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Accordingly, the Company generally will not be subject to U.S. federal income tax to the extent of its distributions to shareholders and as long as certain asset, income and share ownership tests are met. If the Company were to fail to meet these

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

requirements, it would be subject to U.S. federal income tax, which could have a material adverse impact on its results of operations and amounts available for distributions to its shareholders. Management believes that all of the criteria to maintain the Company’s REIT qualification have been met for the applicable periods in 2005, but, there can be no assurances that these criteria will continue to be met in subsequent periods. The tax treatment of the Company’s distributions, totaling $0.54 per common share, for the period from April 28, 2005 through December 31, 2005 was as follows: ordinary distributions—$0.30, qualified distributions—$0.15, and return of capital distributions—$0.09.

The Company maintains various TRSs, which may be subject to U.S. federal, state and local income taxes. From time to time, these TRSs generate taxable income from intercompany transactions. The TRS entities generate taxable revenue from fees for services provided to CDO entities. Some of these fees paid to the TRS entities are capitalized as deferred financing costs by the CDO entities. Certain CDO entities may be consolidated in the Company’s financial statements pursuant to FIN 46R. In consolidation, these fees are eliminated when the CDO entity is included in the consolidated group. Nonetheless, all income taxes are accrued by the TRSs in the year in which the taxable revenue is received. These income taxes are not eliminated when the related revenue is eliminated in consolidation.

o. Share-Based Payment

The Company accounts for its share-based compensation in accordance with Statement of Financial Accounting Standards No. 123R “Share-Based Payment.” The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and records compensation expense over the related vesting period.

NOTE 3:    ACQUISITION

On April 28, 2005, the Company completed its acquisition of TCM and TS from Cohen Bros. in exchange for 2,000,000 common shares valued at $10.00 per common share based on the value ascribed in the Company’s private placement of common shares on April 28, 2005.

The acquisition of each of TCM and TS was accounted for as a merger of entities under common control under Staff Accounting Bulletin Topic 5G, “Transfers of Nonmonetary Assets by Promoters or Shareholders” with carryover basis for the net assets acquired from the controlling shareholder. The carryover basis in the net assets acquired from TCM and TS was $3,671 and was transferred to additional paid-in capital upon acquisition.

NOTE 4:    INVESTMENTS IN SECURITIES

The following table summarizes the Company’s investments in available-for-sale securities, as of December 31, 2005:

Investment Description	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Weighted Average Coupon	Years to Maturity
TruPS and subordinated debentures	$2,171,751	$1,421	$(18,975)	$2,154,197	7.4%	29.0
Other securities	63,747	—	(28)	63,719	4.5%	28.9

Total available-for-sale securities	$2,235,498	$1,421	$(19,003)	$2,217,916	7.3%	29.0

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

TruPS included above as available-for-sale securities includes (a) investments in TruPS issued by Trust VIEs of which the Company is not the primary beneficiary and which the Company does not consolidate and (b) transfer of investments in TruPS securities to the Company that were accounted for as a sale pursuant to SFAS No. 140. Subordinated debentures included above represents the primary assets of Trust VIEs that the Company consolidates pursuant to FIN 46R.

The following table summarizes the Company’s investments in security-related receivables, as of December 31, 2005:

Investment Description	Amortized Cost	Weighted Average Coupon	Years to Maturity	Estimated Fair Value
TruPS and subordinated debenture receivables	$308,791	7.8%	29.3	$302,781
Unsecured REIT note receivables	188,819	5.3%	12.7	182,606
CMBS receivables (1)	70,512	5.3%	32.4	69,470

Total	$568,122	6.7%	24.2	$554,857

(1)	CMBS receivables include securities with a fair value totaling $50,542 that are rated “BBB+” and “BBB-” by Standard & Poor’s and securities with a fair value totaling $18,928 that are rated between “AA” and “A-” by Standard & Poor’s.

The Company’s investments in security-related receivables represent securities owned by CDO entities that are accounted for by the Company as financings under SFAS No. 140.

The unrealized losses on the Company’s securities are primarily the result of market interest rate factors rather than credit impairment, and the Company believes that the carrying values are fully realizable over the securities’ expected holding period.

Some of the Company’s investments in securities collateralize debt issued through CDO entities. The Company’s CDO entities are static pools and prohibit the sale of such securities until the mandatory call period, typically 10 years from the CDO entity’s inception. At the mandatory auction call date, remaining securities will be offered in the general market and the proceeds from a successful sale of such securities will be used to repay outstanding indebtedness and liquidate the CDO entity. The assets of the Company’s consolidated CDOs collateralize the debt of such entities and are not available to the Company’s creditors. As of December 31, 2005, CDO notes payable were collateralized by $1,877,530 of principal amount of TruPS and $260,000 of principal amount of unsecured REIT note receivables and CMBS receivables. Some of these investments were eliminated upon the consolidation of various Trust VIEs that the Company consolidates and the corresponding subordinated debentures of the Trust VIEs are included as assets in the Company’s consolidated balance sheet.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

NOTE 5:    INVESTMENTS IN RESIDENTIAL MORTGAGES AND MORTGAGE-RELATED RECEIVABLES

The Company’s investments in residential mortgages and mortgage-related receivables are accounted for at amortized cost. The following tables summarize the Company’s investments in residential mortgages and mortgage-related receivables as of December 31, 2005:

	Unpaid Principal Balance	Unamortized (Discount)	Carrying Amount	Number of Loans and Mortgage-Related Receivables	Average Interest Rate	Average Contractual Maturity date
3/1 Adjustable rate	$177,944	$(377)	$177,567	438	5.7%	August 2035
5/1 Adjustable rate	3,534,643	(13,547)	3,521,096	7,584	5.5%	July 2035
7/1 Adjustable rate	686,139	(1,679)	684,460	1,485	5.7%	July 2035
10/1 Adjustable rate	81,131	(519)	80,612	89	5.7%	June 2035

Total	$4,479,857	$(16,122)	$4,463,735	9,596	5.6%

The estimated fair value of the Company’s residential mortgage loans and mortgage-related receivables was $4,421,616 as of December 31, 2005.

The Company maintains an allowance for loan losses on residential mortgage loans. Specific allowances for loan losses are established for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral. The allowance is increased by charges to operations and decreased by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based upon known and inherent risks in the portfolio, historical trends in adjustable rate residential mortgages, the estimated value of underlying collateral, and current and expected future economic conditions. As of December 31, 2005, the Company maintained an allowance for loan losses of $641.

As of December 31, 2005, all of the Company’s residential mortgages and mortgage-related receivables as presented were pledged as collateral through owner-trust residential mortgage securitizations and collateralized obligations issued thereby totaling $4,261,582 as of December 31, 2005. These securitization transactions occurred after the residential mortgages were acquired in whole-loan portfolio transactions. In each of these residential mortgage securitizations, the Company retained all of the subordinated and non-rated mortgage-backed securities issued. These securitization entities are non-qualified special purpose entities and are considered VIEs. Because the Company retained all of the subordinated and non-rated RMBS issued, the Company is the primary beneficiary of these entities and consolidates each of the residential mortgage securitization trusts.

As further discussed in “Note 2: Summary of Significant Accounting Policies,” the components of the Company’s residential mortgage derivatives are as follows as of December 31, 2005:

	Amount	Current Interest Rate
Fair value of residential mortgages, including accrued interest	$85,192	5.7%
Repurchase agreements, including accrued interest	(83,541)	5.1%
Fair value of interest rate hedging arrangements	(42)	N/A

Residential mortgage derivatives	$1,609

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

NOTE 6:    INDEBTEDNESS

The following table summarizes the Company’s indebtedness as of December 31, 2005:

Description	Principal	Unamortized (Discount)	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Contractual Maturity
Repurchase agreements	$220,507	$—	$220,507	Various	4.7%	July 2006
Mortgage-backed securities issued (1)	4,261,582	(30,315)	4,231,267	4.6% to 5.5%(2)	5.0%	2035
Trust preferred obligations	600,470	—	600,470	Various	7.1%	2035
CDO notes payable (1)	2,049,700	—	2,049,700	4.5% to 9.2%	5.2%	2035

Total borrowings	$7,132,259	$(30,315)	$7,101,944

(1)	Excludes mortgage-backed securities and CDO notes payable purchased by the Company which are eliminated in consolidation.
(2)	Rates generally follow the terms of the underlying mortgages, which are fixed for a period of time and variable thereafter.

(a)	Repurchase agreements

During the period from April 28, 2005 through December 31, 2005, the Company was party to repurchase agreements that had $220,507 in borrowings outstanding as of December 31, 2005. These repurchase agreements are used to finance the Company’s investments in subordinated interests in mortgage securitizations that it sponsors and other securities. As these investments incur prepayments or change in fair value, the Company is required to ratably reduce its borrowings outstanding under repurchase agreements. Borrowings under repurchase agreements during the aforementioned period bore interest at one month London Inter-Bank Offered Rate (“LIBOR”) plus a weighted average spread ranging from 5 to 62 basis points. The Company maintains additional repurchase agreements used to finance residential mortgage portfolios before the residential mortgages are securitized. These repurchase agreements were accounted for as a component of the Company’s residential mortgage derivatives during 2005.

(b)	Mortgage-backed securities issued

The Company finances its investments in residential mortgages through the issuance of mortgage-backed securities by non-qualified special purpose securitization entities that are owner trusts. The mortgage-backed securities issued maintain the identical terms of the underlying residential mortgage loans with respect to maturity, duration of the fixed-rate period and floating rate reset provision after the expiration of the fixed-rate period. Principal payments on the mortgage-backed securities issued are match-funded by the receipt of principal payments on the residential mortgage loans. Although residential mortgage loans, which have been securitized, are consolidated on our balance sheet, the non-qualified special purpose entities that hold such residential mortgage loans are separate legal entities. Consequently, the assets of these non-qualified special purpose entities collateralize the debt of such entities and are not available to the Company’s creditors. As of December 31, 2005, $4,479,857 of principal amount residential mortgages and mortgage-related receivables collateralized the Company’s mortgage-backed securities issued.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

(c)	Trust preferred obligations

Trust preferred obligations finance subordinated debentures acquired by Trust VIEs that are consolidated by the Company for the portion of the total TruPS that are owned by entities outside of the consolidated group. These trust preferred obligations bear interest at either variable or fixed rates until maturity, generally 30 years from the date of issuance. The Trust VIE has the ability to prepay the trust preferred obligation at any time, without prepayment penalty, after five years. The Company does not control the timing or ultimate payment of the trust preferred obligations.

(d)	CDO notes payable

CDO notes payable represent notes payable issued by CDO entities used to finance the acquisition of TruPS, unsecured REIT notes, and CMBS securities. Generally, CDO notes payable are comprised of various classes of notes payable, with each class bearing interest at variable or fixed rates.

On June 28, 2005, the Company closed “Taberna Preferred Funding II, Ltd.,” a CDO securitization that provides up to 30-year financing for REITs and real estate operating companies. Taberna Preferred Funding II, Ltd. received commitments for $953,750 of CDO notes, all of which were issued to investors as of December 31, 2005. Taberna Preferred Funding II, Ltd. also issued $89,000 of preference shares upon closing. The Company retained $15,500 of subordinated notes and $47,000 of common and preference shares of Taberna Preferred Funding II, Ltd., excluding discounts.

The notes payable issued by Taberna Preferred Funding II, Ltd. consist of 12 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 43 to 500 basis points or at fixed rates ranging from 4.7% to 7.2%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from 5 to 10 years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread ranging from 43 to 290 basis points.

On September 29, 2005, the Company closed “Taberna Preferred Funding III, Ltd.,” a CDO securitization that provides up to 30-year financing for REITs and real estate operating companies. Taberna Preferred Funding III, Ltd. received commitments for $724,500 of CDO notes, all of which were issued to investors as of December 31, 2005. Taberna Preferred Funding III, Ltd. also issued $55,100 of preference shares upon closing. The Company retained $40,000 of subordinated notes and $30,300 of common and preference shares of Taberna Preferred Funding III, Ltd., excluding discounts.

The notes payable issued by Taberna Preferred Funding III, Ltd. consist of 11 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 40 to 450 basis points or at fixed rates ranging from 4.8% to 5.9%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from 5 to 10 years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over LIBOR ranging from 40 to 160 basis points.

On December 23, 2005, the Company closed “Taberna Preferred Funding IV, Ltd.,” a CDO securitization that provides up to 30-year financing for REITs and real estate operating companies. Taberna Preferred Funding IV, Ltd. received commitments for $630,175 of CDO notes payable, of which $453,325 were issued to investors as of December 31, 2005. Taberna Preferred Funding IV, Ltd. also issued $43,000 of preference shares upon closing. The Company retained $26,375 of the subordinated CDO notes payable and $23,000 of common and preference shares of Taberna Preferred Funding IV, Ltd., excluding discounts.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

The notes payable issued by Taberna Preferred Funding IV, Ltd. consist of 10 classes of notes bearing interest at spreads over 90-day LIBOR ranging from 37 to 425 basis points or at fixed rates ranging from 5.9% to 7.7%. Some of the fixed-rate notes bear interest at a fixed rate for an initial period (ranging from 5 to 10 years) and a floating rate for the remaining period based on 90-day LIBOR plus a spread over 90-day LIBOR of 145 basis points.

The assets of the Company’s consolidated CDOs collateralize the debt of such entities and are not available to the Company’s creditors. As of December 31, 2005, the CDO notes payable are collateralized by $1,877,530 of principal amount of TruPS and $260,000 of principal amount of unsecured REIT note receivables and CMBS receivables. A portion of the TruPS that collateralize CDO notes payable are eliminated upon the consolidation of various Trust VIE entities that the Company consolidates. The corresponding subordinated debentures of the Trust VIE entities are included as investments in securities in the Company’s consolidated balance sheet.

NOTE 7:    DERIVATIVE FINANCIAL INSTRUMENTS

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, the Company is potentially exposed to credit loss. However, because of the high credit ratings of the counterparties, the Company does not anticipate that any of the counterparties will fail to meet their obligations.

Cash Flow Hedges

During the period from April 28, 2005 through December 31, 2005, the Company entered into various interest rate swap contracts to hedge interest rate exposure on CDO notes payable and repurchase agreements. CDO notes payable finance the Company’s investments in TruPS, REIT senior notes and CMBS. Repurchase agreements finance the Company’s investment in residential mortgages or RMBS issued from mortgage securitizations sponsored by the Company.

The Company designates interest rate hedge agreements at inception and determines whether or not the interest rate hedge agreement is highly effective in offsetting interest rate fluctuations associated with the identified indebtedness. The Company’s interest rate hedge agreements used to hedge fluctuations in interest rates associated with CDO notes payable did not qualify for hedge accounting during the period from April 28, 2005 through December 31, 2005. The Company anticipates that it will designate the interest rate hedges during 2006 in order to qualify as an effective hedge pursuant to SFAS No. 133.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

The interest rate hedge agreements are summarized as of December 31, 2005 and for the period from April 28, 2005 through December 31, 2005 as follows :

Hedge Product	Hedged Item	Aggregate Notional	Strike	Maturity	Fair Value as of December 31, 2005	Amounts Reclassified to Earnings for Effective Hedges— Gains (Losses)	Amounts Reclassified to Earnings for Ineffective Hedges— Gains (Losses)
Interest rate swaps	CDO notes payable	$653,750	4.1% to 4.9%	Aug. 2010 to Nov. 2015	$8,696	$—	$15,511
Interest rate swaps	CDO notes payable	425,500	4.6% to 5.1%	Nov. 2010 to Nov. 2015	(693)	—	4,998
Interest rate and basis swaps	CDO notes payable	218,500	4.9% to 5.6%	Feb. 2016	(4,634)	—	(901)
Interest rate swaps	Repurchase agreements	94,833	4.6% to 4.9%	Sept. 2010 to Dec. 2012	510	196	—

Total Portfolio/Weighted Average		$1,392,583			$3,879	$196	$19,608

Amounts reclassified to earnings associated with cash flow hedges are reported in investment interest expense. The fair value of cash flow hedges are reported in other assets and other liabilities.

Free-Standing Derivatives

The Company maintains arrangements with various investment banks regarding CDO securitizations and warehouse facilities. Prior to the completion of a CDO securitization, investments are acquired by the warehouse providers in accordance with the warehouse facilities. Pursuant to the terms of the warehouse agreements, the Company receives the difference between the interest earned on the investments under the warehouse facilities and the interest charged by the warehouse facilities from the dates on which the respective securities are acquired. Under the warehouse agreements, the Company is required to deposit cash collateral with the warehouse provider and as a result, the Company bears the first dollar risk of loss, up to the Company’s warehouse deposit, if (i) an investment funded through the warehouse facility becomes impaired or (ii) a CDO is not completed by the end of the warehouse period, and in either case, if the warehouse facility is required to liquidate the securities at a loss. Upon the completion of a CDO securitization, the cash collateral held by the warehouse provider is returned to the Company. The terms of the warehouse facilities are generally at least nine months. As of December 31, 2005, the Company had approximately $60,356 of cash collateral held by warehouse providers pursuant to warehouse facilities. These arrangements are deemed to be derivative financial instruments and are recorded by the Company at fair value each accounting period with the change in fair value recorded in earnings. These arrangements represent the Company’s only off-balance sheet arrangements.

A summary of these arrangements is as follows:

Warehouse Facility	Warehouse Availability	Funding as of December 31, 2005	Remaining Availability	Maturity
Merrill Lynch International	$200,000	$193,000	$7,000	June 2006
Bear, Stearns & Co., Inc.	500,000	461,500	38,500	March 2006

Total	$700,000	$654,500	$45,500

The financing costs of these warehouse facilities are based on one-month LIBOR plus a spread ranging from 50 to 87.5 basis points.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

Subsequent to December 31, 2005, the Company entered into additional warehouse facilities. As of March 29, 2006, our warehouse facilities had an aggregate availability of up to $950,000.

During the period from April 28, 2005 through December 31, 2005 and for the Predecessor Period, the changes in fair values of the Company’s warehouse financing arrangements were $10,206 of income and $2,102 of loss, respectively, and were recorded as a component of net investment income in the accompanying consolidated statements of income.

NOTE 8:    MINORITY INTEREST

Minority interest represents the interests of third-party investors in each of the Company’s consolidated CDO entities. The following summarizes the Company’s minority interest activity for the period from April 28, 2005 to December 31, 2005:

2005
Beginning Balance	$—
Contributions	86,800
Deferred costs contributed to Trust VIEs	53,166
Income and OCI Allocation—from CDO entities	1,687
Deferred cost amortization allocated to sponsors of Trust VIEs	(616)
Distributions	(2,036)

Ending Balance	$139,001

Minority interest holders are allocated their respective portion of the earnings of each CDO. Each CDO entity makes quarterly distributions to the holders of the CDO notes payable and preferred shares. The distributions to preferred shareholders are determined at each payment date, after the necessary cash reserve accounts are established and after the payment of expenses and interest on the CDO notes payable.

NOTE  9:    BENEFICIARIES’ EQUITY

On April 28, 2005 and May 25, 2005, the Company completed the sale of 19,861,940 common shares at an offering price of $10.00 per share in a private offering. Additionally, the Company issued 2,000,000 common shares to Cohen Bros. as consideration for TCM and TS. The Company received proceeds from this offering of $183,232, net of placement fees and offering costs, including approximately $5,000 in cash obtained in the TCM acquisition.

On August 11 and August 12, 2005, the Company completed the sale of 20,700,000 common shares at an offering price of $12.00 per share, in a private offering to qualified institutional buyers. The Company received proceeds from this offering of $230,066, net of placement fees and offering costs.

During the period from April 28, 2005 through December 31, 2005, the Company granted 1,091,232 restricted common shares to various employees and trustees of the Company in various awards. These restricted shares vest as to one-twelfth of the total amount granted as of the end of each quarter for the three-year vesting period of the grant. The weighted average grant date fair value of these awards was $10.09. The fair value of the awards, at each award date, was based on the recent trading history of the Company’s common shares on The PORTAL Market®, a subsidiary of The NASDAQ Stock Market, Inc. The Company is amortizing such amounts as compensation expense over the vesting period. From April 28, 2005 through December 31, 2005, the

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

Company recorded amortization expense of $2,388 related to these awards. Through December 31, 2005, 238,221 of these restricted shares had vested.

On July 11, 2005, the Company’s board of trustees declared an initial distribution of $0.24 per common share totaling $5,506 that was paid on July 29, 2005 to shareholders of record as of July 21, 2005.

On October 21, 2005, the Company’s board of trustees declared a quarterly distribution of $0.30 per common share totaling $13,093 that was paid on November 8, 2005 to shareholders of record as of October 31, 2005.

On January 20, 2006, the Company’s board of trustees declared a quarterly distribution of $0.30 per common share totaling $13,093 that was paid on February 9, 2006 to shareholders of record as of January 30, 2006.

NOTE 10:    EARNINGS PER SHARE

The following table presents a reconciliation of basic and diluted earnings per share for the period from April 28, 2005 through December 31, 2005:

	Basic	Diluted
Net income	$16,853	$16,853

Weighted-average common shares outstanding	33,835,490	33,835,490
Unvested restricted shares under the treasury stock method	—	168,055

Total weighted-average shares	33,835,490	34,003,545

Earnings per share	$0.50	$0.50

The Company includes restricted stock issued and outstanding in its earnings per share computation as follows: vested restricted shares are included in basic weighted-average common shares and unvested restricted shares are included in the diluted weighted-average shares under the treasury stock method.

NOTE 11:    INCOME TAXES

The Company intends to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code beginning with its taxable year ended December 31, 2005. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its ordinary taxable income to shareholders. As a REIT, the Company generally will not be subject to U.S. federal income tax on taxable income that it distributes to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will then be subject to U.S. federal income taxes on its taxable income at regular corporate rates, and it will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and cash available for distributions to shareholders. However, the Company believes that it will be organized and operated in such a manner as to qualify for treatment as a REIT, and it intends to operate in the foreseeable future in a manner so that it will qualify as a REIT for U.S. federal income tax purposes. The Company may be subject to certain state and local taxes.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

The TRS entities generate taxable revenue from fees for services provided to CDO entities. Some of these fees paid to the TRS entities are capitalized as deferred costs by the CDO entities. In consolidation, these fees are eliminated when the CDO entity is included in the consolidated group. Nonetheless, all income taxes are expensed and are paid by the TRSs in the year in which the taxable revenue is received. These income taxes are not eliminated when the related revenue is eliminated in consolidation.

The Predecessor entities are limited liability companies which have elected to be taxed as corporations for income tax purposes. As a result, the Predecessor entities are not pass-through entities for tax purposes and a provision for income taxes has been recorded in the Predecessor Period.

The components of the provision for income taxes as it relates to the Company’s taxable income from domestic TRSs during the period for April 28, 2005 to December 31, 2005 and for the Predecessor during the Predecessor Period were as follows:

	For the period from April 28, 2005 through December 31, 2005			Predecessor Period (As Restated)
	Federal	State and Local, net of Federal Benefit	Total	Federal	State and Local, net of Federal Benefit	Total
Current	$5,267	$1,972	$7,239	$1,612	$515	$2,127
Deferred	1,940	624	2,564	(865)	(276)	(1,141)

Provision for income taxes	$7,207	$2,596	$9,803	$747	$239	$986

A reconciliation of the statutory tax rates to the effective rates are as follows:

	For the Period from April 28, 2005 to December 31, 2005	For the Predecessor Period (As Restated)
Federal statutory rate	35.0%	35.0%
State statutory rate, net of federal benefit	11.2%	12.1%
Permanent differences	—%	2.6%
Other	1.2%	—%

Effective tax rates for domestic TRSs and the Predecessor, respectively	47.4%	49.7%

The Company’s consolidated effective tax rate was 36.8% for the period from April 28, 2005 through December 31, 2005 with the differences primarily attributable to taxable income that is eliminated in consolidation and unrealized gains on interest rate hedges.

Significant components of the Company’s deferred tax assets (liabilities) are as follows:

	As of December 31, 2005	As of April 27, 2005
Deferred Tax Assets (Liabilities)
Stock compensation	$(2,564)	$—
Non-cash change in fair value of non-hedge derivatives	1,079	1,141
Deferred rent	62	—

Total deferred tax assets (liabilities)	$(1,423)	$1,141

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

Deferred tax liabilities, net of deferred tax assets, are included in other liabilities in the accompanying financial statements.

Certain TRS entities are domiciled in the Cayman Islands and, accordingly, taxable income generated by these entities may not be subject to local income taxation, but generally will be included in the Company’s income on a current basis, whether or not distributed. Upon distribution of any previously included income to the Company, no incremental U.S. federal, state, or local income taxes would be payable by the Company. Accordingly, no provision for income taxes for the period from April 28, 2005 through December 31, 2005 has been recorded for these foreign TRS entities.

NOTE 12:    ACCUMULATED OTHER COMPREHENSIVE LOSS

The Company’s accumulated other comprehensive loss account is comprised of changes in the fair value of cash flows hedges that qualify for hedge accounting under SFAS No. 133 and the change in fair value of available for sale securities. These amounts are net of amounts reclassified to earnings during the period and amounts allocated to minority interest holders. The following is a tabular presentation of the Company’s accumulated other comprehensive loss as of and for the period from April 28, 2005 through December 31, 2005:

Description	Cash Flow Hedges	Available-for-sale securities	Total
Beginning balance	$—	$—	$—
Change in fair value during the period	1,884	(17,582)	(15,698)
Amounts reclassified to earnings during the period	196	—	196
Amounts allocated to minority interest during the period	—	10,321	10,321

Total	$2,080	$(7,261)	$(5,181)

The above items relate to activities of nontaxable consolidated entities.

NOTE 13:    RELATED PARTY TRANSACTIONS

The Company’s Chairman of the Board and Chief Executive Officer, Daniel G. Cohen, holds controlling positions in various companies with which the Company conducts business. Each transaction is described below:

a).	Cohen Bros. Shared Services—the Company shares office space and related resources with Cohen Bros., which is 100% owned by Daniel G. Cohen. The Company’s agreement with Cohen Bros. requires a fixed monthly payment of $17.5, which includes the Company’s occupancy costs, technology costs, and administrative support. For other services provided as needed, the Company pays Cohen Bros. for the cost of providing such services plus 10% of such cost. Separately, Cohen Bros. also provides certain investment management services to the Company. For these services, the Company pays Cohen Bros. a fee equal to 10 basis points on the amount of investments under management by the Company, subject to a minimum fee of $250 per year and a maximum fee of $750 per year. This agreement can be renewed for additional one-year periods with the approval of a majority of the independent members of the Company’s board of trustees.

During the period from April 28, 2005 through December 31, 2005, the Company incurred Shared Service expenses of approximately $891. Additionally, the Company reimbursed Cohen Bros. for expenses incurred on the Company’s behalf.

During the Predecessor Period, Cohen Bros. provided various management services to the Predecessor and allocated costs accordingly. As of December, the Company had a receivable from Cohen Bros. for income taxes incurred during the Predecessor Period. This receivable was collected in March 2006.

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

b).	Cohen Bros. Origination Fees—during the period from April 28, 2005 through December 31, 2005, Cohen Bros. provided origination services for investments funded by the Company’s warehouse facilities or CDOs and provided placement services for certain debt and equity securities issued by CDO securitizations. For these services, Cohen Bros. received approximately $31,020 and $2,046 in fees, respectively.

c).	The Bancorp, Inc.—the Company maintains cash balances at The Bancorp, Inc. Daniel G. Cohen is the chairman of the board of directors of The Bancorp, Inc. As of December 31, 2005, the Company had $15,023 of its cash and cash equivalents on deposit in interest and non-interest bearing accounts at The Bancorp, Inc. The Company earned approximately $144 on its deposits held in 2.4% interest-bearing accounts during the period from April 28, 2005 through December 31, 2005. The Company paid an officer of The Bancorp, Inc. $69.5 for due diligence services associated with the Company’s purchase of certain pools of residential mortgages during 2005.

NOTE 14:    COMMITMENTS AND CONTINGENCIES AND OTHER MATTERS

The Company maintains a lease agreement for office space in New York, New York and occupies office space in Philadelphia, Pennsylvania under a shared service agreement with Cohen Bros. The New York lease agreement has a 10 year term and was assigned to the Company from Cohen Bros. in November 2005. The Company will share the New York office space with Cohen Bros. and will bill Cohen Bros. its ratable portion of the monthly rent and other charges. Total rent expense during the period from April 28, 2005 to December 31, 2005 relating to this lease was $135. The minimum cash payments due under this lease are as follows by fiscal year: 2006—$550, 2007 through 2010—$825 per year and $4,588 for the remaining term of the lease. The Company was required to place a letter of credit totaling $1,193 as collateral for the New York lease agreement. Our New York lease expires in March 2016.

TCM, a wholly-owned subsidiary of the Company, maintains a 401(k) plan for employees. The 401(k) plan provides for a minimum guaranteed employer match for all participants equal to 4% of the employee’s eligible compensation and an additional 2% discretionary profit sharing match for all eligible participants. During the period from April 28, 2005 through December 31, 2005, the Company expensed approximately $73 associated with this 401(k) plan.

From time to time, the Company may be involved in litigation of various matters. To date, the Company has not been involved in or informed of any pending or threatened litigation.

NOTE 15:    NEW ACCOUNTING PRONOUNCEMENTS

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections—A Replacement of APB Opinion No. 20 and SFAS No. 3” (“SFAS No. 154”). SFAS No. 154 changes the requirements for the accounting and reporting of a change in accounting principle by requiring that a voluntary change in accounting principle be applied retrospectively with all prior periods’ financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also requires that a change in depreciation or amortization for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle, and corrections of errors in previously issued financial statements should be termed a “restatement.” SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Management believes that the adoption of SFAS No. 154 will not have a material effect on the Company’s consolidated financial statements.

In November 2005, the FASB issued FASB Staff Position FAS 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP 115-1”). FSP 115-1 addresses the

Taberna Realty Finance Trust

Notes to Consolidated Financial Statements—(Continued)

As of December 31, 2005

(Dollars in thousands, except share and per share amounts)

determination of when an investment is considered impaired, whether that impairment is other-than-temporary and the measurement of an impairment loss. In addition, FSP 115-1 includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in FSP 115-1 amends SFAS No. 115 and adds a footnote to APB Opinion No. 18 “The Equity Method of Accounting for Investments in Common Stock.” FSP 115-1 also nullifies certain requirements of Emerging Issues Task Force No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The effective date for FSP 115-1 is reporting periods beginning after December 15, 2005. Management believes that the adoption of FSP 115-1 will not have a material effect on the Company’s consolidated financial statements.

NOTE 16:	RESTATEMENT OF PREDECESSOR FINANCIAL STATEMENTS

In connection with the preparation of the December 31, 2005 financial statements, the Company determined to restate the previously issued Predecessor financial statements for the following items:

•	Provision for Income Taxes: During the Predecessor Period, TCM and TS elected to be taxed as corporations for income tax purposes. The previous financial statements did not reflect a provision for income taxes and disclosed that the Predecessor was a pass-through entity for tax purposes. The income tax provision recorded was $986 and was comprised of a current taxes payable of $2,127 and a deferred tax benefit of $1,141. The current taxes payable for the Predecessor Period of $2,127 were ultimately the responsibility of Cohen Bros., the ultimate owner of TCM and TS prior to each Predecessor’s merger with the Company on April 28, 2005. The Company recorded the income tax provision and the related receivable from Cohen Bros. The receivable was collected from Cohen Bros. in March 2006. Because this amount was reimbursed by Cohen Bros., there is no effect on the carry-over basis of the Predecessor’s net assets as of April 28, 2005. The deferred tax asset was part of the net assets of the Predecessor and was recorded at the carry-over basis upon the merger.

•	Change in Fair Value of Free-Standing Derivative Instruments: The Company has determined that the change in fair value of certain free-standing derivative instruments presented within net investment income, during the Predecessor Period, did not give effect to a difference between the timing and overall strike price of interest rate hedging arrangements entered into by the warehouse providers within warehouse facilities as compared to the timing and overall interest-rate of fixed-rate securities held in such warehouse facilities. The change in fair value of free-standing derivatives has been corrected to a loss of $2,102 from a previously reported gain of $368; resulting in an adjustment of $2,470. The basis of the Predecessor’s net assets as of April 28, 2005 has been reduced by $1,329 to reflect this change.

Taberna Realty Finance Trust

Schedule II—Valuation and Qualifying Accounts

Year	Balance at Beginning of Period	Additions Charged to Expense	Deductions	Balance at End of Period
Period from April 28, 2005 to December 31, 2005	$—	$641	$—	$641

Taberna Realty Finance Trust

Schedule IV—Mortgage Loans on Real Estate and Mortgage-Related Receivables

As of December 31, 2005

(dollars in thousands)

		Interest Rate		Maturity Date		Original Principal
Description of mortgages	Number of Loans	Lowest	Highest	Lowest	Highest	Lowest	Highest	Total Carrying Amount of Mortgages (a), (b)
Residential mortgages (c)
3/1 Adjustable Rate Mortgages 2-4 Family	4	5.9%	7.0%	7/1/35	9/1/35	$408	$829	$2,314
Condominium	73	4.8%	6.6%	5/1/35	11/1/35	94	1,000	27,308
PUD	84	4.1%	7.0%	3/1/35	11/1/35	104	1,000	29,169
Single Family	277	4.0%	7.5%	9/1/33	11/1/35	60	2,000	118,776

Subtotal	438	4.0%	7.5%	9/1/33	11/1/35	60	2,000	177,567
5/1 Adjustable Rate Mortgages
2-4 Family	157	4.9%	8.4%	10/1/32	11/1/35	59	1,350	65,546
Condominium	1,242	3.9%	8.6%	10/1/32	11/1/35	34	2,000	500,380
CO-OP	26	4.9%	6.1%	4/1/35	11/1/35	135	1,500	14,560
PUD	977	4.1%	8.5%	4/1/33	11/1/35	79	3,000	390,464
Single Family	5,182	2.4%	8.9%	8/1/32	11/1/35	41	5,500	2,550,146

Subtotal	7,584	2.4%	8.9%	8/1/32	11/1/35	34	5,500	3,521,096
7/1 Adjustable Rate Mortgages
2-4 Family	24	5.0%	7.8%	9/1/34	11/1/35	121	1,500	11,178
Condominium	209	4.3%	7.0%	11/1/33	11/1/35	85	1,000	81,474
CO-OP	9	5.1%	5.6%	6/1/35	9/1/35	69	1,302	5,905
PUD	311	4.9%	7.0%	12/1/34	11/1/35	100	1,980	161,028
Single Family	932	4.1%	8.1%	9/1/33	11/1/35	58	2,280	424,875

Subtotal	1,485	4.1%	8.1%	9/1/33	11/1/35	58	2,280	684,460
10/1 Adjustable Rate Mortgages
Condominium	2	5.0%	5.6%	8/1/35	8/1/35	300	644	938
CO-OP	1	5.4%	5.4%	7/1/35	7/1/35	655	655	651
PUD	22	5.4%	6.1%	2/1/35	9/1/35	450	2,250	22,553
Single Family	64	5.1%	6.3%	4/1/35	9/1/35	225	2,870	56,470

Subtotal	89	5.0%	6.3%	2/1/35	9/1/35	225	2,870	80,612

Total residential mortgages	9,596	2.4%	8.9%	8/1/32	11/1/35	$34	$5,500	$4,463,735

(a)	The tax basis of the residential mortgages loans is $4,548,301, including $84,276 of residential mortgages included in the residential mortgage derivatives and not included in the table above.
(b)	Reconciliation of Carrying Amount of Residential Mortgages:

	For the Period from April 28, 2005 through December 31, 2005	For the Period from March 3, 2005 through April 27, 2005
Balance, beginning of period	$—	$—
Additions during period:
New mortgage loans	4,572,800	—

Deductions during period:
Collections of principal	(108,770)	—
Amortization of premiums	(295)	—

Balance, end of period	$4,463,735	$—

(c)	Summary of Residential Mortgages by Geographic Location:

		Interest Rate		Original Principal		Total Carrying Amount of Mortgages (a)
Location by State	Number of Loans	Lowest	Highest	Lowest	Highest
California	3,592	3.9%	8.1%	$70	$3,725	$1,937,201
Florida	809	3.8%	8.9%	60	2,000	299,751
Virginia	532	3.9%	8.3%	105	1,750	241,974
Arizona	416	4.0%	7.5%	73	3,000	150,462
New Jersey	338	4.3%	8.1%	94	2,000	161,407
Nevada	325	4.1%	7.1%	76	5,500	137,426
Washington	288	3.5%	7.5%	98	2,000	115,889
Maryland	285	4.3%	8.4%	90	1,848	137,115
Illinois	265	4.1%	7.4%	75	2,000	119,314
New York	243	4.4%	8.3%	69	2,250	136,972
Colorado	239	4.5%	7.4%	34	2,000	102,702
Georgia	222	4.4%	7.3%	60	1,560	75,176
Michigan	209	4.0%	7.3%	54	2,657	60,204
Massachusetts	194	4.3%	8.4%	164	1,995	101,818
Minnesota	162	4.4%	7.3%	110	1,470	68,207
North Carolina	155	4.3%	7.8%	70	1,512	65,104
Oregon	146	4.4%	7.3%	68	1,600	47,760
Texas	130	4.1%	7.4%	55	1,549	52,937
Connecticut	101	4.1%	7.0%	114	3,195	66,884
Ohio	100	2.4%	8.6%	41	1,400	32,663
Pennsylvania	99	4.0%	7.8%	59	1,700	34,969
Hawaii	73	4.5%	7.0%	90	2,000	45,465
Utah	69	4.5%	7.3%	88	2,280	23,348
South Carolina	67	4.5%	6.9%	79	3,000	31,162
District of Columbia	66	4.4%	6.9%	150	1,181	33,095
Missouri	62	4.4%	7.4%	63	1,500	22,348
Tennessee	49	4.5%	7.0%	81	979	16,371
Idaho	47	4.8%	7.6%	58	1,100	18,545
Wisconsin	43	4.6%	7.5%	50	2,500	23,337
New Hampshire	31	4.6%	7.9%	70	1,591	11,560
Alabama	31	4.5%	6.6%	94	1,127	9,738
Indiana	29	4.0%	7.6%	92	1,000	9,206
Kentucky	28	4.3%	6.9%	111	892	9,718
Delaware	23	4.6%	7.9%	103	1,365	9,364
Rhode Island	18	4.5%	7.9%	120	1,000	8,212
Iowa	17	4.5%	7.1%	87	650	4,855
New Mexico	15	4.6%	6.9%	114	1,250	7,402
Kansas	13	4.6%	6.9%	96	1,392	5,241
West Virginia	10	5.1%	6.8%	152	452	2,975
Montana	9	5.0%	6.0%	128	1,500	5,007
Vermont	7	4.8%	5.5%	120	1,000	4,378
Wyoming	6	5.5%	6.1%	134	2,585	5,873
Arkansas	6	4.6%	5.9%	99	569	2,016
Louisiana	5	5.3%	6.5%	107	615	1,106
Maine	5	5.1%	5.9%	108	805	2,032
North Dakota	4	4.8%	5.6%	128	520	1,269
Nebraska	3	5.0%	6.0%	92	735	973
Mississippi	3	5.6%	6.5%	109	123	348
Alaska	3	4.8%	5.4%	200	700	1,293
South Dakota	2	5.3%	5.8%	133	620	748
Oklahoma	2	5.4%	5.6%	332	488	815

Total	9,596	2.4%	8.9%	$34	$5,500	$4,463,735

No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our company since the date hereof.

Dealer Prospectus Delivery Requirement

Until                     , 2006 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                     Common Shares

TABERNA REALTY FINANCE TRUST

PROSPECTUS

FRIEDMAN BILLINGS RAMSEY

PIPER JAFFRAY

RBC CAPITAL MARKETS

FLAGSTONE SECURITIES

                                         , 2006

PART II.    INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant. All expenses, except the SEC registration fee, the NASD filing fee and the NYSE listing fee, are estimated.

SEC registration fee	$40,606.50
NASD filing fee	35,000.00
NYSE listing fee	(1)
Printing and engraving fees	(1)
Legal fees and expenses	(1)
Accounting fees and expenses	(1)
Blue sky fees and expenses	(1)
Transfer Agent and Registrar fees	(1)
Miscellaneous	(1)
Total	(1)

(1)	To be added by amendment.

Item 32.	Sales to Special Parties.

See the response to Item 33 below.

Item 33.	Recent Sales of Unregistered Securities.

On March 3, 2005, in connection with the formation of Taberna Realty Finance Trust (the “Company), the Company issued 100 common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), to Cohen Brothers, LLC (“Cohen Bros.”) for $1,000. Such issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) thereof. These Common Shares were redeemed upon completion of the Company’s April 2005 private placement.

On April 28, 2005, the Company issued an aggregate of 2,000,000 Common Shares to Cohen Bros. in exchange for 100% ownership interests in Taberna Capital Management, LLC and Taberna Securities, LLC. The estimated fair value of these Common Shares was $20.0 million, based upon the offering price per share from the April 2005 private placement.

On each of April 28, 2005 and August 11, 2005, the Company sold 14,519,855 and 15,671,578 Common Shares, respectively, to Friedman, Billings, Ramsey & Co., Inc. as initial purchaser (“FBR”). The Company issued these Common Shares to FBR in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. FBR paid the Company a purchase price of $9.30 and $11.16, respectively, per share for total proceeds to the Company of $135,034,651 and $174,894,810, respectively. FBR resold all of these Common Shares to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. The offering price per Common Share to Qualified Institutional Buyers under Rule 144A and non-United States persons under Regulation S was $10.00 and $12.00, respectively, per share for gross proceeds of $145,198,550 and $188,058,936, respectively, and the aggregate initial purchaser’s discount was $10,163,898 and $13,164,125, respectively. An additional 75,000 Common Shares were sold to FBR on August 12, 2005 pursuant to an option to purchase additional shares granted to FBR in connection with the Company’s

August 2005 private placement. FBR paid the Company a purchase price of $11.16 per share for total proceeds to the Company of $837,000. The gross proceeds to the Company for such additional Common Shares was $900,000 and the aggregate initial purchaser’s discount was $63,000.

On each of April 28, 2005 and August 11, 2005, the Company sold 4,980,145 and 2,328,422 Common Shares, respectively, in private placements to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with FBR acting as placement agent. These Common Shares were sold for a purchase price of $10.00 and $12.00 per share, respectively, for gross proceeds of $49,801,450 and $27,941,064, respectively. FBR received a commission of $0.70 and $0.84 per share, respectively. The total proceeds to the Company from the private placement of these Common Shares were $46,315,348 and $25,985,189, respectively. No commission was paid with respect to 171,885 and 75,296 Common Shares, respectively, that were sold to certain of our executive officers and certain other parties, including affiliates of Cohen Bros. in these private placements. An additional 361,940 and 595,859 Common Shares were sold by the Company on May 25, 2005 and August 12, 2005, respectively, pursuant to an option to place additional shares granted to FBR in connection with the Company’s April 2005 and August 2005 private placements, respectively. Such additional Common Shares were sold for a purchase price of $10.00 and $12.00 per share, respectively, for gross proceeds of $3,619,400 and $7,150,308, respectively. FBR received a commission of $0.70 and $0.84 per share, respectively. The total proceeds to the Company for such additional Common Shares were $3,366,042 and $6,649,786, respectively.

An additional 361,940 Common Shares were sold by the Company on May 25, 2005 and an additional 2,625,000 Common Shares were sold by the Company on August 11, 2005 and August 12, 2005, respectively, pursuant to an option to place additional shares granted to FBR in connection with the Company’s April 2005 and August 2005 private placements, respectively. Such additional Common Shares were sold for a purchase price of $10.00 and $12.00 per share, respectively, for gross proceeds of $3,619,400 and $31,500,000, respectively. FBR received a commission of $0.70 and $0.84 per share, respectively. The total proceeds to the Company for such additional Common Shares were $3,366,042 and $29,295,000, respectively.

During the period from April 28, 2005 through September 30, 2005, the Company granted 691,232 restricted Common Shares to various employees and trustees of the Company, including certain investment committee members of Taberna Capital Management, LLC pursuant to the Company’s 2005 equity incentive plan (the “2005 Equity Incentive Plan”). For a more detailed description of the 2005 Equity Incentive Plan, see “Management—2005 Equity Incentive Plan” in this Registration Statement. The estimated fair value of these restricted shares was $10.00 per share, based upon the offering price per share from the April 2005 private placement. Such grants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. On June 30, 2005, 57,185 of these restricted Common Shares vested.

On July 15, 2005, the Company granted an additional 400,000 restricted Common Shares to various employees pursuant to the 2005 Equity Incentive Plan. The estimated fair value of these awards was $10.25 per common share, based on the most recent trading history of the Company’s Common Shares on The PORTAL Market®, a subsidiary of the NASDAQ Stock Market, Inc. Such grants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our declaration of trust permits and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a trustee or officer of our company, or while a trustee or officer of our company is or was serving, at our request, as a trustee, officer, agent, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our declaration of trust and bylaws shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding. Our bylaws also permit us to indemnify and advance expenses to any employee or agent of us.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law for directors and officers of Maryland corporations. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index of the financial statements and schedule included in the Registration Statement.

(b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit Number		Description
1.1	**	Form of Underwriting Agreement among Taberna Realty Finance Trust and the selling shareholders and underwriters named therein.

2.1	***	Agreement and Plan of Merger, dated April 28, 2005, by and among Taberna Realty Finance Trust, Taberna Capital Management, LLC and TCM Merger Sub, LLC.

2.2	***	Agreement and Plan of Merger, dated April 28, 2005, by and among Taberna Realty Finance Trust, Taberna Securities, LLC and TS Merger Sub, LLC.

3.1	***	Articles of Amendment and Restatement of Taberna Realty Finance Trust.

3.2	***	Bylaws of Taberna Realty Finance Trust.

Exhibit Number	Description
4.1***	Amended and Restated Registration Rights Agreement, dated August 11, 2005, by and among Taberna Realty Finance Trust, Friedman, Billings, Ramsey & Co., Inc. the parties listed in Exhibit A attached thereto, and certain purchasers of the common shares of Taberna Realty Finance Trust.

4.2**	Form of Common Share Certificate of Taberna Realty Finance Trust.

4.3***	Indenture, dated March 15, 2005, by and among Taberna Preferred Funding I, Ltd., Taberna Preferred Funding I, Inc. and JPMorgan Chase Bank, National Association.

4.4***	Indenture, dated June 25, 2005, by and among Taberna Preferred Funding II, Ltd., Taberna Preferred Funding II, Inc. and JPMorgan Chase Bank, National Association.

4.5***	Indenture, dated September 29, 2005, by and among Taberna Preferred Funding III, Ltd., Taberna Preferred Funding III, Inc. and JPMorgan Chase Bank, National Association.

4.6*	Indenture, dated December 23, 2005, by and among Taberna Preferred Funding IV, Ltd., Taberna Preferred Funding IV, Inc. and JPMorgan Chase Bank, National Association.

5.1**	Opinion of Venable LLP, Maryland counsel to Taberna Realty Finance Trust, as to the legality of the securities being registered.

8.1**	Opinion of Clifford Chance US LLP, counsel to Taberna Realty Finance Trust, as to certain U.S. federal income tax matters.

10.1***	Broker-Dealer Services Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Cohen Bros. & Company, LLC.

10.2***	Non-Competition Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Cohen Brothers, LLC.

10.3***	Shared Facilities and Services Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Cohen Brothers, LLC.

10.4***	Collateral Management Agreement, dated March 15, 2005, between Taberna Preferred Funding I, Ltd. and Taberna Capital Management, LLC.

10.5***	Collateral Management Agreement, dated June 28, 2005, between Taberna Preferred Funding II, Ltd. and Taberna Capital Management, LLC.

10.6***	Collateral Management Agreement, dated September 29, 2005, between Taberna Preferred Funding III, Ltd. and Taberna Capital Management, LLC.

10.6.1*	Collateral Management Agreement, dated December 23, 2005, between Taberna Preferred Funding IV, Ltd. and Taberna Capital Management, LLC.

10.6.2*	Collateral Management Agreement, dated March 29, 2006, between Taberna Preferred Funding V, Ltd. and Taberna Capital Management, LLC.

10.7***	Warehouse Agreement, effective as of June 29, 2005, between Bear, Stearns & Co. Inc. and Taberna Funding, LLC.

10.8***	Warehouse Agreement, dated and effective as of June 30, 2005, between Merrill Lynch International and Taberna Funding, LLC.

10.8.1*	Second Amended and Restated REIT/REOC Warehouse Agreement, dated December 7, 2005, between Merrill Lynch International and Taberna Funding LLC, amending and restating that certain Warehouse Agreement dated and effective as of June 30, 2005 between Merrill Lynch International and Taberna Funding, LLC.

10.8.2*	Amended and Restated REIT/REOC Warehouse Agreement, dated December 7, 2005, between Merrill Lynch International and Taberna Funding LLC, amending and restating that certain Warehouse Agreement dated and effective as of November 23, 2005 between Merrill Lynch International and Taberna Funding, LLC.

Exhibit Number	Description

10.8.3*	Secondary REIT Senior Debt Warehouse Agreement, dated and effective as of December 13, 2005, between Merrill Lynch International and Taberna Funding.

10.9***	Master Repurchase Agreement, dated May 31, 2005, between Taberna Realty Holdings Trust and Bear Stearns Mortgage Capital Corporation.

10.10***	Amendment No. 1, dated September 29, 2005, to the Master Repurchase Agreement, dated September 29, 2005, between Taberna Realty Holdings Trust and Bear Stearns Mortgage Capital Corporation.

10.11***	Guarantee, dated September 29, 2005, to the Master Repurchase Agreement, dated May 31, 2005, between Taberna Realty Holdings Trust and Bear Stearns Mortgage Capital Corporation.

10.12***	Master Repurchase Agreement, dated September 26, 2005, between Taberna Loan Holdings I, LLC and Bear, Stearns International Limited.

10.13***	Guarantee, dated September 26, 2005, to the Master Repurchase Agreement, dated September 26, 2005, between Taberna Loan Holdings I, LLC and Bear, Stearns International Limited.

10.14***	Master Repurchase Agreement, dated October 4, 2005, between Taberna Loan Holdings I, LLC and Bear, Stearns & Co. Inc.

10.15***	Guarantee, dated October 5, 2005, to the Master Repurchase Agreement, dated October 4, 2005, between Taberna Loan Holdings I, LLC and Bear, Stearns & Co. Inc.

10.16***	Master Repurchase Agreement, dated October 31, 2005, between Taberna Realty Holdings Trust and Countrywide Warehouse Lending.

10.17***	Guaranty, dated October 31, 2005, to the Master Repurchase Agreement, dated October 31, 2005, between Taberna Realty Holdings Trust and Countrywide Warehouse Lending.

10.18***	Master Repurchase Agreement, dated October 31, 2005, between Taberna Realty Holdings Trust and Merrill Lynch Mortgage Capital Inc.

10.19***	Guaranty, dated October 31, 2005, to the Master Repurchase Agreement, dated October 31, 2005, between Taberna Realty Holdings Trust and Merrill Lynch Mortgage Capital Inc.

10.20***	Master Repurchase Agreement, dated October 31, 2005, between Taberna Realty Holdings Trust and Citigroup Global Markets Realty Corp.

10.21***	Guaranty, dated October 31, 2005, to the Master Repurchase Agreement, dated October 31, 2005, between Taberna Realty Holdings Trust and Citigroup Global Markets Realty Corp.

10.21.1*	Amendment No. 1, dated December 8, 2005, to the Master Repurchase Agreement, dated October 31, 2005, between Taberna Realty Holdings Trust and Citigroup Global Markets Realty Corp.

10.21.2*	Master Repurchase Agreement, dated November 30, 2005, between Taberna Loan Holdings I, LLC and Countrywide Securities Corp.

10.21.3*	Master Repurchase Agreement, dated December 19, 2005, between Taberna Loan Holdings I, LLC and Merrill Lynch Government Securities Inc. and/or Merrill Lynch, Pierce, Fenner & Smith Incorporated.

10.21.4*	Guaranty, dated December 19, 2005, to the Master Repurchase Agreement, dated December 19, 2005, between Taberna Loan Holdings I, LLC and Merrill Lynch Government Securities Inc. and/or Merrill Lynch, Pierce, Fenner & Smith Incorporated.

10.21.5*	Master Repurchase Agreement, dated December 20, 2005, between Taberna Capital Management, LLC and Merrill Lynch Government Securities Inc. and/or Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Exhibit Number	Description
10.21.6*	Guaranty, dated December 20, 2005, to the Master Repurchase Agreement, dated December 20, 2005, between Taberna Capital Management, LLC and Merrill Lynch Government Securities Inc. and/or Merrill Lynch, Pierce, Fenner & Smith Incorporated.

10.21.7*	Master Repurchase Agreement, dated December 22, 2005, between Taberna Loan Holdings I, LLC and Merrill Lynch International.

10.21.8*	Annex No. 1 to the Master Repurchase Agreement, dated December 22, 2005, between Taberna Loan Holdings I, LLC and Merrill Lynch International.

10.21.9*	Guaranty, dated December 22, 2005, to the Master Repurchase Agreement, dated December 22, 2005, between Taberna Loan Holdings I, LLC and Merrill Lynch International.

10.21.10*	Master Repurchase Agreement, dated December 29, 2005, between Taberna Loan Holdings I, LLC and Citigroup Global Markets Inc. as agent for Citigroup Global Markets Ltd.

10.22†***	2005 Equity Incentive Plan of Taberna Realty Finance Trust.

10.23†***	Form of Restricted Share Award Agreement.

10.24†***	Employment Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Daniel G. Cohen.

10.25†***	Employment Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Mitchell Kahn.

10.26†***	Employment Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Jack E. Salmon.

10.27†***	Employment Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Raphael Licht.

10.28†***	Amendment No. 1 to Employment Agreement, dated July 8, 2005, between Taberna Realty Finance Trust and Raphael Licht.

10.28.1†*	Amended and Restated Employment Agreement, dated April 1, 2006, between Taberna Realty Finance Trust and Raphael Licht.

10.28.2†*	Employment Agreement, dated January 1, 2006, between Taberna Realty Finance Trust and James Sebra.

10.28.3†*	Employment Agreement, dated April 4, 2006, between Taberna Realty Finance Trust and Plamen Mitrikov.

10.29***	Form of Indemnification Agreement.

21.1*	List of Subsidiaries of Taberna Realty Finance Trust.

23.1*	Consent of Ernst & Young LLP.

23.2**	Consent of Venable LLP (included in opinion filed as Exhibit 5.1 hereto).

23.3**	Consent of Clifford Chance US LLP (included in opinion filed as Exhibit 8.1 hereto).

24.1***	Power of Attorney (included in the signature page to this Registration Statement).

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.
†	Denotes a compensatory plan or arrangement.

Item 37.	Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania on the 7th day of April, 2006.

TABERNA REALTY FINANCE TRUST

/s/ DANIEL G. COHEN
Name: Daniel G. Cohen
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DANIEL G. COHEN Daniel G. Cohen	Chairman and Chief Executive Officer (Principal Executive Officer)	April 7, 2006

/s/ JACK E. SALMON Jack E. Salmon	Chief Financial Officer and Treasurer (Principal Financial Officer)	April 7, 2006

/s/ JAMES SEBRA James Sebra	Chief Accounting Officer (Principal Accounting Officer)	April 7, 2006

* James J. McEntee	Trustee	April 7, 2006

* Frank A. Farnesi	Trustee	April 7, 2006

* Karen Finkel	Trustee	April 7, 2006

* John F. Quigley, III	Trustee	April 7, 2006

* Thomas J. Reilly, Jr.	Trustee	April 7, 2006

* Murray Stempel, III	Trustee	April 7, 2006

*By:	/S/ DANIEL G. COHEN
As Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement among Taberna Realty Finance Trust and the selling shareholders and underwriters named therein.

2.1***	Agreement and Plan of Merger, dated April 28, 2005, by and among Taberna Realty Finance Trust, Taberna Capital Management, LLC and TCM Merger Sub, LLC.

2.2***	Agreement and Plan of Merger, dated April 28, 2005, by and among Taberna Realty Finance Trust, Taberna Securities, LLC and TS Merger Sub, LLC.

3.1***	Articles of Amendment and Restatement of Taberna Realty Finance Trust.

3.2***	Bylaws of Taberna Realty Finance Trust.

4.1***	Amended and Restated Registration Rights Agreement, dated August 11, 2005, by and among Taberna Realty Finance Trust, Friedman, Billings, Ramsey & Co., Inc. and the parties listed in Exhibit A attached thereto.

4.2**	Form of Common Share Certificate of Taberna Realty Finance Trust.

4.3***	Indenture, dated March 15, 2005, by and among Taberna Preferred Funding I, Ltd., Taberna Preferred Funding I, Inc. and JPMorgan Chase Bank, National Association.

4.4***	Indenture, dated June 25, 2005, by and among Taberna Preferred Funding II, Ltd., Taberna Preferred Funding II, Inc. and JPMorgan Chase Bank, National Association.

4.5***	Indenture, dated September 29, 2005, by and among Taberna Preferred Funding III, Ltd., Taberna Preferred Funding III, Inc. and JPMorgan Chase Bank, National Association.

4.6*	Indenture, dated December 23, 2005, by and among Taberna Preferred Funding IV, Ltd., Taberna Preferred Funding IV, Inc. and JPMorgan Chase Bank, National Association.

5.1**	Opinion of Venable LLP, Maryland counsel to Taberna Realty Finance Trust, as to the legality of the securities being registered.

8.1**	Opinion of Clifford Chance US LLP, counsel to Taberna Realty Finance Trust, as to certain U.S. federal income tax matters.

10.1***	Broker-Dealer Services Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Cohen Bros. & Company, LLC.

10.2***	Non-Competition Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Cohen Brothers, LLC.

10.3***	Shared Facilities and Services Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Cohen Brothers, LLC.

10.4***	Collateral Management Agreement, dated March 15, 2005, between Taberna Preferred Funding I, Ltd. and Taberna Capital Management, LLC.

10.5***	Collateral Management Agreement, dated June 28, 2005, between Taberna Preferred Funding II, Ltd. and Taberna Capital Management, LLC.

10.6***	Collateral Management Agreement, dated September 29, 2005, between Taberna Preferred Funding III, Ltd. and Taberna Capital Management, LLC.

10.6.1*	Collateral Management Agreement, dated December 23, 2005, between Taberna Preferred Funding IV, Ltd. and Taberna Capital Management, LLC.

10.6.2*	Collateral Management Agreement, dated March 29, 2006, between Taberna Preferred Funding V, Ltd. and Taberna Capital Management, LLC.

Exhibit Number	Description
10.7***	Warehouse Agreement, effective as of June 29, 2005, between Bear, Stearns & Co. Inc. and Taberna Funding, LLC.

10.8***	Warehouse Agreement, dated and effective as of June 30, 2005, between Merrill Lynch International and Taberna Funding, LLC.

10.8.1*	Second Amended and Restated REIT/REOC Warehouse Agreement, dated December 7, 2005, between Merrill Lynch International and Taberna Funding LLC, amending and restating that certain Warehouse Agreement dated and effective as of June 30, 2005 between Merrill Lynch International and Taberna Funding, LLC.

10.8.2*	Amended and Restated REIT/REOC Warehouse Agreement, dated December 7, 2005, between Merrill Lynch International and Taberna Funding LLC, amending and restating that certain Warehouse Agreement dated and effective as of November 23, 2005 between Merrill Lynch International and Taberna Funding, LLC.

10.8.3*	Secondary REIT Senior Debt Warehouse Agreement, dated and effective as of December 13, 2005, between Merrill Lynch International and Taberna Funding.

10.9***	Master Repurchase Agreement, dated May 31, 2005, between Taberna Realty Holdings Trust and Bear Stearns Mortgage Capital Corporation.

10.10***	Amendment No. 1, dated September 29, 2005, to the Master Repurchase Agreement, dated September 29, 2005, between Taberna Realty Holdings Trust and Bear Stearns Mortgage Capital Corporation.

10.11***	Guarantee, dated September 29, 2005, to the Master Repurchase Agreement between Taberna Realty Holdings Trust and Bear Stearns Mortgage Capital Corporation.

10.12***	Master Repurchase Agreement, dated September 26, 2005, between Taberna Loan Holdings I, LLC and Bear, Stearns International Limited.

10.13***	Guarantee, dated September 26, 2005, to the Master Repurchase Agreement between Taberna Loan Holdings I, LLC and Bear, Stearns International Limited.

10.14***	Master Repurchase Agreement, dated October 4, 2005, between Taberna Loan Holdings I, LLC and Bear, Stearns & Co. Inc.

10.15***	Guarantee, dated October 5, 2005, to the Master Repurchase Agreement between Taberna Loan Holdings I, LLC and Bear, Stearns & Co. Inc.

10.16***	Master Repurchase Agreement, dated October 31, 2005, between Taberna Realty Holdings Trust and Countrywide Warehouse Lending.

10.17***	Guaranty, dated October 31, 2005, to the Master Repurchase Agreement between Taberna Realty Holdings Trust and Countrywide Warehouse Lending.

10.18***	Master Repurchase Agreement, dated October 31, 2005, between Taberna Realty Holdings Trust and Merrill Lynch Mortgage Capital Inc.

10.19***	Guaranty, dated October 31, 2005, to the Master Repurchase Agreement between Taberna Realty Holdings Trust and Merrill Lynch Mortgage Capital Inc.

10.20***	Master Repurchase Agreement, dated October 31, 2005, between Taberna Realty Holdings Trust and Citigroup Global Markets Realty Corp.

10.21***	Guaranty, dated October 31, 2005, to the Master Repurchase Agreement between Taberna Realty Holdings Trust and Citigroup Global Markets Realty Corp.

10.21.1*	Amendment No. 1, dated December 8, 2005, to the Master Repurchase Agreement, dated October 31, 2005, between Taberna Realty Holdings Trust and Citigroup Global Markets Realty Corp.

Exhibit Number	Description
10.21.2*	Master Repurchase Agreement, dated November 30, 2005, between Taberna Loan Holdings I, LLC and Countrywide Securities Corp.

10.21.3*	Master Repurchase Agreement, dated December 19, 2005, between Taberna Loan Holdings I, LLC and Merrill Lynch Government Securities Inc. and/or Merrill Lynch, Pierce, Fenner & Smith Incorporated.

10.21.4*	Guaranty, dated December 19, 2005, to the Master Repurchase Agreement, dated December 19, 2005, between Taberna Loan Holdings I, LLC and Merrill Lynch Government Securities Inc. and/or Merrill Lynch, Pierce, Fenner & Smith Incorporated.

10.21.5*	Master Repurchase Agreement, dated December 20, 2005, between Taberna Capital Management, LLC and Merrill Lynch Government Securities Inc. and/or Merrill Lynch, Pierce, Fenner & Smith Incorporated.

10.21.6*	Guaranty, dated December 20, 2005, to the Master Repurchase Agreement, dated December 20, 2005, between Taberna Capital Management, LLC and Merrill Lynch Government Securities Inc. and/or Merrill Lynch, Pierce, Fenner & Smith Incorporated.

10.21.7*	Master Repurchase Agreement, dated December 22, 2005, between Taberna Loan Holdings I, LLC and Merrill Lynch International.

10.21.8*	Annex No. 1 to the Master Repurchase Agreement, dated December 22, 2005, between Taberna Loan Holdings I, LLC and Merrill Lynch International.

10.21.9*	Guaranty, dated December 22, 2005, to the Master Repurchase Agreement, dated December 22, 2005, between Taberna Loan Holdings I, LLC and Merrill Lynch International.

10.21.10*	Master Repurchase Agreement, dated December 29, 2005, between Taberna Loan Holdings I, LLC and Citigroup Global Markets Inc. as agent for Citigroup Global Markets Ltd.

10.22†***	2005 Equity Incentive Plan of Taberna Realty Finance Trust.

10.23†***	Form of Restricted Share Award Agreement.

10.24†***	Employment Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Daniel G. Cohen.

10.25†***	Employment Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Mitchell Kahn.

10.26†***	Employment Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Jack E. Salmon.

10.27†***	Employment Agreement, dated April 28, 2005, between Taberna Realty Finance Trust and Raphael Licht.

10.28†***	Amendment No. 1 to Employment Agreement, dated July 8, 2005, between Taberna Realty Finance Trust and Raphael Licht.

10.28.1†*	Amended and Restated Employment Agreement, dated April 1, 2006, between Taberna Realty Finance Trust and Raphael Licht.

10.28.2†*	Employment Agreement, dated January 1, 2006, between Taberna Realty Finance Trust and James Sebra.

10.28.3†*	Employment Agreement, dated April 4, 2006, between Taberna Realty Finance Trust and Plamen Mitrikov.

10.29***	Form of Indemnification Agreement.

21.1*	List of Subsidiaries of Taberna Realty Finance Trust.

Exhibit Number	Description
23.1*	Consent of Ernst & Young LLP.

23.2**	Consent of Venable LLP (included in opinion filed as Exhibit 5.1 hereto).

23.3**	Consent of Clifford Chance US LLP (included in opinion filed as Exhibit 8.1 hereto).

24.1***	Power of Attorney (included in the signature page to this Registration Statement).

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.
†	Denotes a compensatory plan or arrangement.